Exhibit 4.12

Execution Version

__24__ JUNE 2021

PAYSAFE GROUP HOLDINGS II LIMITED
(as the Parent)

PAYSAFE GROUP HOLDINGS III LIMITED
(as the Company)

J.P. MORGAN SECURITIES PLC, CREDIT SUISSE AG, LONDON BRANCH  and CREDIT SUISSE LOAN FUNDING LLC
(as Arrangers and Bookrunners)

J.P. MORGAN AG
(as Agent)

LUCID TRUSTEE SERVICES LIMITED
(as Security Agent)

SENIOR FACILITIES AGREEMENT

|EU-DOCS\117433469.10||

Exhibit 4.12

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

CONTENTS

Clause Page

1.	Interpretation	4
2.	The Facilities	64
3.	Purpose	73
4.	Conditions of Utilisation	74
5.	Utilisation – Loans	78
6.	Utilisation – Letters of Credit	81
7.	Letters of Credit	87
8.	Optional Currencies	92
9.	Ancillary Facilities	93
10.	Repayment	100
11.	Illegality, Voluntary Prepayment and Cancellation	102
12.	Mandatory Prepayment	105
13.	Restrictions	115
14.	Interest	116
15.	Interest Periods	118
16.	Changes to the Calculation of Interest	120
17.	Fees	123
18.	Taxes	126
19.	Increased Costs	139
20.	Other Indemnities	143
21.	Mitigation by the Lenders	145
22.	Costs and Expenses	145
23.	Guarantees and Indemnity	146
24.	Representations and Warranties	150

i

25.	Information Undertakings	155
26.	Financial Covenant	158
27.	General Undertakings	159
28.	Events of Default	162
29.	Changes to the Lenders	170
30.	Changes to the Obligors	182
31.	Role of the Agent, the Arrangers and Others	187
32.	Conduct of Business by the Finance Parties	198
33.	Sharing among the Finance Parties	198
34.	Payment Mechanics	199
35.	Set-Off	204
36.	Notices	204
37.	Calculations and Certificates	208
38.	Partial Invalidity	208
39.	Remedies and Waivers	208
40.	Amendments and Waivers	208
41.	Confidential Information	226
42.	Confidentiality of Funding Rates	230
43.	Execution	232
44.	Governing Law	232
45.	Enforcement	232
46.	WAIVER OF RIGHT TO TRIAL BY JURY	233
47.	USA PATRIOT ACT	233
48.	Contractual Recognition of Bail-In	233
Schedule 1		235
The Original Parties

Schedule 2	238
Conditions Precedent
Schedule 3	242
Requests and Notices
Schedule 4	247
Form of Assignment Agreement
Schedule 5	252
Form of Transfer Certificate
Schedule 6	258
Form of Accession Deed
Schedule 7	261
Form of Compliance Certificate
Schedule 8	263
Form of Letter of Credit
Schedule 9	266
Timetables
Schedule 10	269
Agreed Security Principles
Schedule 11	277
Form of Increase Confirmation
Schedule 12	281
Incremental Facility Increase Notice
Schedule 13	290
Forms of Notifiable Debt Purchase Transaction Notice
Schedule 14	292
Form of Resignation Letter
Schedule 15	293
Form of Substitute Affiliate Lender Designation Notice
Schedule 16	295

INFORMATION UNDERTAKINGS	295
Schedule 17 GENERAL UNDERTAKINGS	297
Schedule 18 EVENTS OF DEFAULT	341
Schedule 19	345
Certain New York Law Defined Terms
Schedule 20	396
Compounded Rate Terms
Schedule 21	399
Daily Non-Cumulative Compounded RFR Rate
Schedule 22	401
Cumulative Compounded RFR Rate

THIS AGREEMENT (this “Agreement”) is dated 24 June 2021

BETWEEN:

(1) PAYSAFE GROUP HOLDINGS II LIMITED, a company incorporated under the laws of England with registered office at Floor 27, 25 Canada Square, London, England, E14 5LQ and registered number 10880277 (the “Parent”).

(2) PAYSAFE GROUP HOLDINGS III LIMITED, a company incorporated under the laws of England with registered office at Floor 27, 25 Canada Square, London, England, E14 5LQ and registered number 10869332 (the “Company”).

(3) THE ENTITY listed in Part 1 (The Original TLB Borrower) of Schedule 1 (The Original Parties) as original TLB borrower (the “Original TLB Borrower”).

(4) THE ENTITIES listed in Part 2 (The Original RCF Borrowers) of Schedule 1 (The Original Parties) as original RCF borrowers (the “Original RCF Borrowers”).

(5) THE ENTITIES listed in Part 3 (The Original Guarantors) of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”).

(6) J.P. MORGAN SECURITIES PLC, CREDIT SUISSE AG, LONDON BRANCH and CREDIT SUISSE LOAN FUNDING LLC as joint lead arrangers (the “Arrangers”).

(7) J.P. MORGAN SECURITIES PLC, CREDIT SUISSE AG, LONDON BRANCH and CREDIT SUISSE LOAN FUNDING LLC as bookrunners (the “Bookrunners”).

(8) BANK OF MONTREAL and GOLDMAN SACHS BANK USA as syndication agents.

(9) BANK OF AMERICA, N.A., INTESA SANPAOLO S.P.A., LONDON BRANCH, KEYBANK NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC and ROYAL BANK OF CANADA as documentation agents.

(10) THE FINANCIAL INSTITUTIONS listed in the Part 4 (The Original Lenders) (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”).

(11) J.P. MORGAN AG as agent of the other Finance Parties (the “Agent”).

(12) LUCID TRUSTEE SERVICES LIMITED as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1. Interpretation

1.1 Definitions

In this Agreement:

“Acceptable Bank” means:

(a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch

Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a rating for its short‑term unsecured and non credit-enhanced debt obligations of A-2 or higher by Standard & Poor’s Rating Services or F-3 or higher by Fitch Ratings Ltd or P-3 or higher by Moody’s Investors Service Limited, or in each case a comparable rating from an internationally recognised credit rating agency; or

(b) a Lender, an Affiliate of a Lender and any Substitute Affiliate Lender; or

(c) a Finance Party or any other bank or financial institution approved by the Agent from time to time.

“Accession Certificate” means a certificate in the form set out in Part 1 of Schedule 12 (Incremental Facility Increase Notice).

“Accession Deed” means a document substantially in the form set out in Schedule 5 (Form of Accession Deed) or in such other form agreed between the Agent and the Parent.

“Accounting Principles” has the meaning given to the term “GAAP” in Schedule 19 (Certain New York Law Defined Terms).

“Additional Borrower” means an entity which becomes a Borrower in accordance with Clause 30 (Changes to the Obligors).

“Additional Business Day” means any day specified as such in the applicable Compounded Rate Terms.

“Additional Guarantor” means an entity which becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Refinancing Lender” has the meaning given to that term in paragraph (a) of Clause 40.4 (Refinancing Amendments).

“Affiliate” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Agent’s Spot Rate of Exchange” means:

(a) the spot rate of exchange as displayed by ICE Data Services; or

(b) any other commercially available spot rate of exchange selected by the Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 am on a particular day.

“Agreed Certain Funds Obligor” means:

(a) with respect to any Agreed Certain Funds Utilisation of the Initial Revolving Facility, the proposed Borrower of the relevant Agreed Certain Funds Utilisation; or

(b) with respect to any Agreed Certain Funds Utilisation of an Incremental Facility, any member of the Group designated as an Agreed Certain Funds Obligor by the Parent and

the relevant Incremental Facility Lenders in an Agreed Incremental Facility Certain Funds Notice.

“Agreed Certain Funds Period” means:

(a) in respect of the Initial Revolving Facility, such period specified in any relevant Agreed Revolving Facility Certain Funds Notice; and

(b) in respect of any Incremental Facility, such period specified in any relevant Agreed Incremental Facility Certain Funds Notice.

“Agreed Certain Funds Utilisation” means:

(a) in respect of the Initial Revolving Facility, a Utilisation made or to be made under the Initial Revolving Facility during any Agreed Certain Funds Period; or

(b) in respect of an Incremental Facility, a Utilisation made or to be made under that Incremental Facility during any Agreed Certain Funds Period.

“Agreed Incremental Facility Certain Funds Notice” has the meaning given to that term in Clause 4.6 (Utilisations during an Agreed Certain Funds Period).

“Agreed Revolving Facility Certain Funds Notice” has the meaning given to that term in Clause 4.6 (Utilisations during an Agreed Certain Funds Period).

“Agreed Security Principles” means the principles set out in Schedule 10 (Agreed Security Principles).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility from which that Ancillary Facility has been established.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a) the principal amount under each overdraft facility and on-demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility (or similar) made available by an Ancillary Lender shall, with the prior written consent of that Ancillary Lender, be excluded);

(b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility (net of any cash cover provided in respect of that guarantee, bond or letter of credit and excluding any liability in respect of amounts of interest or fees); and

(c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case net of any Available Credit Balance.

For the purposes of this definition:

(i) in relation to any Ancillary Outstandings denominated in the Base Currency, the amount of those Ancillary Outstandings (determined as described in paragraphs (a) to (c) above) shall be used; and

(ii) in relation to any Ancillary Outstandings not denominated in the Base Currency, the equivalent in the Base Currency (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of those Ancillary Outstandings (determined as described in paragraphs (a) to (c) above) shall be used.

“Annual Financial Statements” has the meaning given to that term in paragraph (a) of Section 1 (Financial Statements) of Schedule 16 (Information Undertakings).

“Arrangement Fee Letter” means each arrangement fee letter from an Arranger to the Parent dated on or prior to the date of this Agreement in respect of fees payable in relation to the Facilities.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of assignment agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 4 (Form of assignment agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a) in relation to Facility B, the period from and including the date of this Agreement to and including the last day of the Certain Funds Period;

(b) in relation to the Initial Revolving Facility, the period from and including the date of this Agreement to the Termination Date in relation to the Initial Revolving Facility; and

(c) in relation to each Incremental Facility, the period agreed between the Parent and the relevant Incremental Facility Lender(s) and specified in the relevant notice delivered by the Parent in accordance with Clause 2.3 (Incremental Facility) for that Incremental Facility.

“Available Ancillary Commitment” means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.9 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a) the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the Base Currency Amount of the aggregate of its and its Affiliates’ Ancillary Commitments; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency Amount of its and its Affiliates’ Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available from that Revolving Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Revolving Facility:

(i) that Lender’s participation in any Revolving Facility Utilisations under that Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii) that Lender’s (or its Affiliates’) Ancillary Commitments in connection with that Revolving Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Revolving Facility Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Revolving Facility Borrower under that Ancillary Facility and in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c) in relation to the United Kingdom, the UK Bail-In Legislation.

“Base Case Model” means the base case model relating to the Group (assuming that the Closing Date has occurred).

“Base Currency” means USD.

“Base Currency Amount” means:

(a) in relation to a Utilisation for an amount in the Base Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement, and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit)); and

(b) in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of an Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Reference Bank Rate” means:

(a) in relation to LIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(i) (other than where paragraph (ii) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii) if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator;

(b) in relation to EURIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(i) (other than where paragraph (ii) below applies) as the rate at which the relevant Base Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii) if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(c) in relation to CDOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(i) (other than where paragraph (ii) below applies) as the relevant Base Reference Bank’s bid rate for the purchase of CAD denominated Canadian bankers’ acceptances with a term to maturity equal in length to the relevant period (disregarding any inconsistency arising from the last day of that period being determined pursuant to the terms of this Agreement); or

(ii) if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant period (disregarding any inconsistency arising from the last day of that period being determined pursuant to the terms of this Agreement)) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Base Reference Banks” means such entities as may be appointed (and which have accepted such appointment) from time to time by the Agent in consultation with the Parent.

“Borrower” means an Incremental Facility Borrower, a Revolving Facility Borrower or a TLB Borrower.

“Break Costs” means the amount (if any) by which:

(a) in respect of any Term Rate Loan, the amount (if any) by which:

(i) the interest (excluding the Margin and the effects of any interest rate floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; or

(b) in respect of any Compounded Rate Loans, any amount specified as such in the applicable Compounded Rate Terms.

“Brexit” means the actual withdrawal (including by way of any governmental decision to withdraw or any vote or referendum electing to withdraw) of the United Kingdom from the European Union, including as a consequence of the notification given by it on 29 March 2017 of its intention to withdraw from the European Union pursuant to Article 50 of the Treaty on European Union, or the end of any transition period in connection therewith, and, in each case, any law, regulation, treaty or agreement (or change in, or change in the interpretation, administration, implementation or application of, any law, regulation, treaty or agreement) in connection therewith.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and:

(a) (in relation to any date for payment or purchase of, or the fixing of an interest rate in relation to, a currency other than euro) the principal financial centre of the country of that currency; or

(b) (in relation to any date for payment or purchase of euro) any TARGET Day; or

(c) (in relation to:

(i) any date for payment or purchase of a Compounded Rate Currency;

(ii) the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise, or in relation to the determination of the length of such an Interest Period; or

(iii) the Lookback Period for a Compounded Rate Currency),

an Additional Business Day relating to that currency or that Loan.

“Capital Requirement” means the minimum amount of regulatory capital (however described) each Regulated Entity is required to maintain pursuant to any applicable law, licensing condition or regulation (including, without limitation, pursuant to or in connection with the Isle of Man Financial Services Rule Book 2016, the Payment Services Regulations 2009, the Payment Services Regulations 2017, the Swiss Financial Market Infrastructure Act and/or the Mauritius Financial Services Act 2007), as amended and/or replaced from time to time, or the views, guidance or interpretation of any such laws, licensing condition or regulation of any Relevant Regulator.

“Capital Stock” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Card Scheme” means any credit, debit, charge card or other similar scheme.

“Cash Equivalents” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“CDOR” means, in relation to any Loan in CAD:

(a) the applicable Screen Rate as of the Specified Time for CAD and for a period equal in length to the Interest Period of that Loan; or

(b) as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

provided that, if in either case that rate is (i) in the case of the Initial Revolving Facility, less than zero, CDOR shall be deemed to be zero and (ii) in the case of any Incremental Facility, less than the percentage rate per annum specified in the relevant Incremental Facility Increase Notice (the “CDOR Floor Rate”), CDOR shall be deemed to be the relevant CDOR Floor Rate.

“Central Bank Rate” has the meaning given to that term in the applicable Compounded Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Compounded Rate Terms.

“Certain Funds Period” means:

(a) in respect of Facility B and the Initial Revolving Facility, the period from (and including) the date of this Agreement to (and including) the date falling five Business Days after the date of this Agreement; and

(b) in respect of any Incremental Facility or the Initial Revolving Facility (after the last day of the Certain Funds Period described in paragraph (a) above), such period for certain funds agreed with the relevant Incremental Facility Lender(s) or the relevant Initial Revolving Facility Lenders (as applicable) in accordance with paragraph (b) of Clause 4.6 (Utilisations during an Agreed Certain Funds Period).

“Certain Funds Utilisation” means a Utilisation made or to be made under Facility B and/or the Initial Revolving Facility during the Certain Funds Period.

“Change of Control” has the meaning given to that term in Clause 12.1 (Change of Control).

“Charged Property” means any or all of the assets of the Obligors and any Third Party Security Provider which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the first Utilisation of Facility B occurs.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commitment” means a Facility B Commitment, Incremental Facility Commitment or Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or in any other form agreed by the Agent and the Parent and, in each case, delivered by the Parent to the Agent under Clause 25.2 (Compliance Certificates), including any Voluntary Compliance Certificate.

“Compounded Rate Currency” means GBP.

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a) is, or is scheduled to become, payable under any Finance Document; and

(b) relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Compounded Rate Currency.

“Compounded Rate Supplement” means, in relation to any currency, a document which:

(a) is agreed in writing by the Parent and the Agent (acting in accordance with paragraph (d) or (e) of Clause 40.5 (Changes to reference rates) or otherwise on the instructions of the Relevant Currency Majority Lenders under the Facilities for which the relevant currency constitutes the Base Currency or an Optional Currency (acting reasonably));

(b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c) has been made available to the Parent and each Finance Party by the Agent.

“Compounded Rate Terms” means in relation to:

(a) a currency;

(b) a Loan or an Unpaid Sum in that currency;

(c) an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in respect of that currency); or

(d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency in Schedule 20 (Compounded Rate Terms) or in any Compounded Rate Supplement.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a) the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b) the applicable Credit Adjustment Spread.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a) is agreed in writing by the Parent, the Agent (in its own capacity) and the Agent (acting in accordance with paragraph (d) or (e) of Clause 40.5 (Changes to reference rates) or otherwise on the instructions of the Relevant Currency Majority Lenders under the Facilities for which the relevant rate will be used in the calculation of interest (acting reasonably));

(b) specifies a calculation methodology for that rate; and

(c) has been made available to the Parent and each Finance Party by the Agent.

“Confidential Information” means all information relating to any Third Party Security Provider, the Group, the Parent, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of, becoming a Finance Party under the Finance Documents or a Facility from either:

(a) any Third Party Security Provider, any member of the Group, any Affiliate of any member of the Group or any of their respective advisers; or

(b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Third Party Security Provider, any member of the Group, any Affiliate of any member of the Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i) information that:

(A) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or its Affiliates of Clause 41 (Confidential Information); or

(B) is identified in writing at the time of delivery as non-confidential by any Third Party Security Provider, any member of the Group or any of their respective advisers; or

(C) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Third Party Security Provider or the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii) any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Parent and the Agent, and in any case capable of being relied upon by, and not capable of being materially amended without the consent of, the Parent.

“Consolidated Current Assets” means, as at any date of determination, the Total Assets that may properly be classified on a consolidated balance sheet of the Parent as current assets in conformity with the relevant Accounting Principles, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, any Settlement Assets and excluding the effects of adjustments pursuant to the relevant Accounting Principles resulting from the application of recapitalisation accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and the Restricted Subsidiaries on a consolidated basis that may properly be classified on a consolidated balance sheet of the Parent as current liabilities in conformity with the relevant Accounting Principles, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swing line loans and letter of credit obligations under any Revolving Facility or any other revolving credit facility, (F) in respect of any Financing Lease Obligation of any Person, the capitalised amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with the relevant Accounting Principles as in effect on the date of this Agreement, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) any Settlement Debt, Settlement Liabilities or any other liabilities in connection with Settlement Cash Balances or other Settlement Assets, (J) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to the relevant Accounting Principles resulting from the application of recapitalisation accounting or purchase accounting, as the case may be, in relation to any consummated acquisition and (K) any non-cash liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“Consolidated First Lien Net Debt” means as of any date of determination:

(a) Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the Facilities as of such date of determination; minus

(b) cash and Cash Equivalents that would be stated on the balance sheet of the Parent and its Restricted Subsidiaries as of such date of determination,

in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (and subject, for the avoidance of doubt, to Clause 1.3 (Calculations)) and as determined in good faith by Parent.

“Consolidated First Lien Debt Ratio” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Consolidated Secured Debt Ratio” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Consolidated Total Debt Ratio” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Consolidated Total Indebtedness” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with the relevant Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Constitutional Documents” means the constitutional documents of the Parent.

“Credit Adjustment Spread” means, in respect of any Compounded Rate Loan, any rate which is either:

(a) specified as such in the applicable Compounded Rate Terms; or

(b) to the extent the applicable Compounded Rate Terms specify a methodology for calculating a Credit Adjustment Spread, determined by the Agent (or by any other Finance Party which agrees with the Parent to determine that rate in place of the Agent) in accordance with that methodology.

“CTA” means the Corporation Tax Act 2009.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Parent to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 22 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Currency Equivalent” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Customary Bridge Loans” means customary bridge loans or interim indebtedness with a maturity date of no longer than one year; provided that any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is permitted by the terms of this Agreement.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Parent to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 21 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Compounded Rate Terms.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a) purchases by way of assignment or transfer;

(b) enters into any sub-participation in respect of; or

(c) enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means:

(a) in the case of an Event of Default (other than a Financial Covenant Event of Default), the occurrence of an Event of Default which has resulted in a notice by the Agent to the Parent under paragraph (a)(ii) of Clause 28.5 (Acceleration); or

(b) in the case of a Financial Covenant Event of Default, the occurrence of a Financial Covenant Event of Default which has resulted in a notice by the Agent to the Parent under both of paragraphs (b)(i) and (b)(ii) of Clause 28.5 (Acceleration), and, in each case, such notice has not been withdrawn, cancelled or otherwise ceased to have effect.

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice to the Parent or the making of any determination, in each case, provided for in Clause 28 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires any determination as to materiality before it may become an Event of Default shall not be a Default until such determination is made.

“Defaulting Lender” means any Lender:

(a) which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Parent (which is notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b) which has otherwise rescinded or repudiated a Finance Document;

(c) which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Parent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Parent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit);

(d) with respect to which an Insolvency Event has occurred and is continuing; or

(e) which became a Lender in breach of the provisions of Clause 29 (Changes to the Lenders); or

(f) which purports to assign or transfer any of its rights and obligations under this Agreement or enter into any sub-participation or sub-contract in respect thereof, in each case, in breach of the provisions of Clause 29 (Changes to the Lenders), unless, in the case of paragraph (a) above and in respect of a participation in a Loan other than a Certain Funds Utilisation or an Agreed Certain Funds Utilisation:

(i) its failure to pay, or to issue a Letter of Credit, is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

(ii) payment is made within three Business Days after its due date; or

(iii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent or the Agent.

“Derivative Instrument” means, with respect to a Lender, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Lender (or any Affiliate of such Lender that is acting in concert with such Lender in connection with such Lender’s Commitments under any Facility (other than a Screened Affiliate)) is a party (whether or not requiring further performance by such Lender or Affiliate), pursuant to which the value and/or cash flows (or any material portion thereof) are materially affected by any of the Performance References.

“Designated Gross Amount” means the amount notified by the Parent to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Net Amount” means the amount notified by the Parent to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disposition” means the sale, transfer, license tantamount to a sale, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” shall not be deemed to include any issuance by the Parent of any of its Equity Interests to another Person.

“Disqualified Lender” means:

(a) any person as designated in writing by the Parent from time to time;

(b) the Parent’s or any other member of the Group’s competitors, including any that have been specified to the Agent or the Arrangers by the Parent in writing from time to time (a “Primary Competitor”);

(c) any person that owns or controls (in either case, directly or indirectly) a Primary Competitor or any of its affiliates (a “Competitor Shareholder”) or any person that is otherwise under common control, ownership or management of a Competitor Shareholder; and

(d) as to any person referenced in paragraph (a), (b) or (c) above (each, a “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known Affiliates or Affiliates identified in writing to the Agent or the Arrangers or otherwise readily identifiable by name, in each case, other than:

(i) deposit-taking financial institutions;

(ii) Affiliates of any Primary Competitor or Competitor Shareholder that are acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a Primary Competitor or Competitor Shareholder and managed and controlled separately from the person that would otherwise constitute a Primary Competitor or Competitor Shareholder and has separate personnel responsible for its interests under the Finance Documents, such personnel being independent from the interests of the entity or division constituting the Primary Competitor or Competitor Shareholder, and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for the interests of the entity or division constituting a Primary Competitor or Competitor Shareholder; and

(iii) Affiliates of any Primary Competitor or Competor Shareholder that are Independent Debt Funds.

“Disqualified Stock” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“E-Money Directive” means Directive 2009/110/EC of the European Parliament and of the Council of 16 September 2009 on the taking up, pursuit and prudential supervision of the business of electronic money institutions amending Directives 2005/60/EC and 2006/48/EC and repealing Directive 2000/46/EC.

“EBITDA” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“End User” means any person holding or otherwise beneficially entitled to the proceeds of any e-wallet or other account provided or otherwise made available by any member of the Group (including, without limitation, any customer which has accepted the terms and conditions, from time to time, in respect of such account), but excluding any merchant selling any product and/or service which utilises the payment processing services provided by any member of the Group.

“Enforcement Event” means an Event of Default has occurred which is continuing and notice of acceleration has been given by the Agent which results in an Acceleration Event (as defined in the Intercreditor Agreement) which is continuing (provided that such Acceleration Event is not in respect of a Financial Covenant Event of Default in respect of which a Financial Covenant Cross-Default has not occurred and is not continuing).

“Equity Documents” means:

(a) the Constitutional Documents; and

(b) any document evidencing Shareholder Indebtedness owed by, or equity investment in, the Parent.

“Equity Interests” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Equityholding Vehicle” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Erroneous Payment” has the meaning given to that term in Clause 34.4 (Amounts paid in error).

“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.

“EURIBOR” means, in relation to any Term Rate Loan in euro:

(a) the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b) as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

provided that, if in either case that rate is (i) in the case of the Initial Revolving Facility, less than zero, EURIBOR shall be deemed to be zero, (ii) in the case of Facility B2, less than zero, EURIBOR shall be deemed to be zero and (iii) in the case of any Incremental Facility, less than the percentage rate per annum specified in the relevant Incremental Facility Increase Notice (the “EURIBOR Floor Rate”), EURIBOR shall be deemed to be the relevant EURIBOR Floor Rate.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default) (save for Clause 28.5 (Acceleration), Clause 28.6 (Clean Up Period) and Clause 28.7 (Excluded Matters)).

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Parent for such period; plus

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortisation) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortisation of a prepaid cash item that was paid in a prior period; plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Parent and the Restricted Subsidiaries completed during such period or the application of purchase accounting); plus

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Parent and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less

(v) (to the extent otherwise included or included in Consolidated Net Income) the proceeds of any Disposition received during that period; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in paragraph (a)(ii) above) and cash charges excluded by virtue of paragraphs (a) through (q) of the definition of “Consolidated Net Income”;

(ii) the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period by the Parent or the Restricted Subsidiaries to the extent financed with (A) internally generated cash flow or (B) the proceeds of extensions of credit under any Revolving Facility or any other revolving credit facility, in each case, of the Parent and the Restricted Subsidiaries;

(iii) an amount equal to the aggregate net non-cash gain on Dispositions by the Parent and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income;

(iv) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Parent and the Restricted Subsidiaries completed during such period or the application of purchase accounting);

(v) cash payments by the Parent and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

(vi) the amount of Investments and acquisitions made pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings), to the extent that such Investments and acquisitions were financed with internally generated cash flow or borrowings under any revolving credit facility;

(vii) the aggregate amount of expenditures actually made in cash by the Parent and the Restricted Subsidiaries from internally generated cash flow of the Parent and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed (or exceed the amount that is expensed) during such period or are not deducted in calculating Consolidated Net Income;

(viii) cash expenditures in respect of Hedging Obligations during such financial year to the extent not deducted in arriving at such Consolidated Net Income;

(ix) the aggregate amount of cash and Cash Equivalents which are Restricted Assets;

(x) the aggregate amount of cash and Cash Equivalents of the Parent or any of its Restricted Subsidiaries deposited during such financial year into cash collateral accounts or other blocked accounts established for the benefit of customers or suppliers or other commercial counterparties (other than cash or Cash Equivalent Investments held in any such accounts to support any outstanding Indebtedness);

(xi) the aggregate amount of cash and Cash Equivalents which:

(A)

(1) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Parent and the Restricted Subsidiaries (unless such appearance is related to the Finance Documents (or the Liens created thereunder) or other Indebtedness permitted under this Agreement which is permitted to be secured); or

(2) is subject to any Lien (other than as contemplated by sub-paragraph (1) above or Liens permitted by Section 3 (Liens) of Schedule 17 (General Undertakings)); and

(B) is attributable to internally generated cash flow; and

(xii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

provided that, with respect to paragraphs (b)(ii), (v), (vi) and (vii), at the option of the Parent (in its sole and absolute discretion), (1) the amount shall also include any amount committed to be paid pursuant to a binding contract in any subsequent period so long as to the extent such amount is not actually paid as committed in such subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period and (2) the amount shall also include any payment made after such period and prior to the date on which the Excess Cash Flow calculation is due so long as such amount will not be deducted in subsequent periods.

“Exchange Act” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Existing Facilities Agreement” means the senior facilities agreement entered into on 20 December 2017 (as amended and/or restated from time to time) between, amongst others, the Parent, Credit Suisse AG, London Branch as agent and Credit Suisse AG, London Branch as security agent.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Extended Revolving Facility” has the meaning given to that term in paragraph (b)(iii) of Clause 40.3 (Loan Modifications).

“Extended Revolving Facility Commitment” has the meaning given to that term in paragraph (b)(i) of Clause 40.3 (Loan Modifications).

“Extended Revolving Facility Loan” means a loan made under an Extended Revolving Facility Commitment.

“Extended Term Facility” has the meaning given to that term in paragraph (a)(iii) of Clause 40.3 (Loan Modifications).

“Extended Term Loan” has the meaning given to that term in paragraph (a)(i) of Clause 40.3 (Loan Modifications).

“Extension” means the establishment of an Extended Term Loan or Extended Revolving Facility Loan by amending a Loan pursuant to Clause 40.3 (Loan Modifications) and the applicable Extension Amendment.

“Extension Amendment” has the meaning given to that term in paragraph (d)(i) of Clause 40.3 (Loan Modifications).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Facility” means Facility B, any Revolving Facility or, following its establishment, any Incremental Facility, any Extended Term Facility or any Extended Revolving Facility and “Facilities” means Facility B, any Revolving Facility, any Incremental Facility, any Extended Term Facility and any Extended Revolving Facility together.

“Facility B” means Facility B1 and Facility B2.

“Facility B Commitment” means a Facility B1 Commitment, a Facility B2 Commitment and/or a Refinancing Term Commitment.

“Facility B Lender” means any Lender who makes available a Facility B Commitment or a Facility B Loan.

“Facility B Loan” means a loan made or to be made under Facility B, an Extended Term Loan, a Refinancing Term Loan or, in each case, the principal amount outstanding for the time being of that loan.

“Facility B1” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility B1 Commitment” means:

(a) in relation to an Original Lender, the amount in the Base Currency set out opposite its name under the heading ‘Facility B1 Commitment’ in Part 4 (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b) in relation to any other Lender, the amount in the Base Currency of any Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

(in each case, including any Extended Term Loans with respect to Facility B1), to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to paragraph (l) of Clause 29.3 (Conditions of assignment or transfer) or Clause 29.15 (Notifiable Debt Purchase Transactions).

“Facility B1 Lender” means any Lender who makes available a Facility B1 Commitment or a Facility B1 Loan.

“Facility B1 Loan” means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

“Facility B2” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility B2 Commitment” means:

(a) in relation to an Original Lender, the amount in EUR set out opposite its name under the heading ‘Facility B2 Commitment’ in Part 4 (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b) in relation to any other Lender, the amount in EUR of any Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

(in each case, including any Extended Term Loans with respect to Facility B2), to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to paragraph (l) of Clause 29.3 (Conditions of assignment or transfer) or Clause 29.15 (Notifiable Debt Purchase Transactions).

“Facility B2 Lender” means any Lender who makes available a Facility B2 Commitment or a Facility B2 Loan.

“Facility B2 Loan” means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a) in respect of a Lender or Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(b) any Substitute Facility Office; or

(c) in respect of any other Finance Party, the office in the jurisdiction in which it is incorporated.

“FATCA” means:

(a) sections 1471 to 1474 of the Code or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a) in relation to a withholdable payment described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means (i) any letter or letters dated on or prior to the date of this Agreement (in each case, to the extent such letter is still in effect or has not been replaced) between (A) all of the Arrangers and the Parent, (B) the Agent and the Parent or (C) the Security Agent and the Parent, setting out any of the fees referred to in Clause 17 (Fees); and (ii) any agreement setting out fees payable to a Finance Party, including, but not limited to, those referred to in paragraph (e) of Clause 2.2 (Increase), paragraph (b) of Clause 2.3 (Incremental Facility), Clause 17.2 (Agent and Security Agent fees), Clause 17.4 (Issuing Bank fees) or Clause 17.3 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, any Incremental Facility Increase Notice, any Accession Deed, any Resignation Letter, any Ancillary Document, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, any Selection Notice, any Transaction Security Document, any Utilisation Request, any Extension Request, any Extension Amendment, any Refinancing Amendment, any Compounded Rate Supplement, any Compounding Methodology Supplement and any other document designated as a Finance Document by the Agent and the Parent.

“Finance Party” means the Agent, each Arranger, each Bookrunner, each Issuing Bank, the Security Agent, a Lender or any Ancillary Lender.

“Financial Statements” means Annual Financial Statements, Semi-Annual Financial Statements and Quarterly Financial Statements.

“Financial Quarter” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Financial Year” means the annual accounting period of the Parent and the Group ending on the relevant Accounting Reference Date in each year.

“Financing Lease Obligation” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“First Test Date” means the first Quarter Date to occur after the third complete Financial Quarter occurring after the Closing Date.

“Fixed Charge Coverage Ratio” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Funded Debt” means, in respect of any Person, all third-party Indebtedness of such Person for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 16.5 (Cost of funds).

“German Resident” means an Obligor (and any of its directors, managers, officers, agents and employees) which qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz).

“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether state, regional, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words (net of any Available Credit Balance) in the definition of “Ancillary Outstandings” were deleted.

“Group” means the Parent and each of its Restricted Subsidiaries from time to time.

“Group Structure Chart” means the structure chart of the Group assuming the Closing Date has occurred.

“Guarantor” means an Original Guarantor or an Additional Guarantor, in each case, unless it has ceased to be a Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Guarantor and Security Coverage Requirement” means that, subject to the Agreed Security Principles, the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (“Relevant EBITDA”) (calculated on the same basis as EBITDA, taking each entity on an unconsolidated basis and excluding all intra-Group items) of the Guarantors represents not less than 80% of the EBITDA of the Group (disregarding (i) in the calculation of Relevant EBITDA of the Guarantors, the Relevant EBITDA of any Guarantor generating negative Relevant EBITDA (which shall be deemed to have zero Relevant EBITDA) and (ii) in the calculation of the EBITDA of the Group, the Relevant EBITDA of (x) to the extent positive, any Regulated Entity (unless such Regulated Entity is a Guarantor) and (y) to the extent positive, any other entity which, in each case, is not required to become a Guarantor in accordance with the Agreed Security Principles).

“Hedging Obligations” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b) the Agent otherwise rescinds or repudiates a Finance Document;

(c) (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d) an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

(ii) payment is made within three Business Days after its due date; or

(iii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Incremental Facility” means following its establishment pursuant to Clause 2.3 (Incremental Facility), any Incremental Term Facility or Incremental Revolving Facility (as the context requires).

“Incremental Facility Borrower” means any TLB Borrower and any member of the Group which is specified as a Borrower under the relevant Incremental Facility in an Incremental Facility Increase Notice or which accedes as an Additional Borrower under the relevant Incremental Facility in accordance with Clause 30 (Changes to the Obligors), unless it has ceased to be an Incremental Facility Borrower in accordance with Clause 30 (Changes to the Obligors).

“Incremental Facility Commitment” means an Incremental Revolving Facility Commitment or an Incremental Term Facility Commitment.

“Incremental Facility Increase Notice” means a notice substantially in the form set out in Part 2 (Form of Incremental Facility Increase Notice) of Schedule 12 (Incremental Facility Increase Notice) delivered by the Parent to the Agent in accordance with Clause 2.3 (Incremental Facility).

“Incremental Facility Lender” means:

(a) any Original Incremental Facility Lender; and

(b) any bank or financial institution, trust, fund or other person which has become an Incremental Facility Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Incremental Facility Loan” means an Incremental Term Facility Loan or an Incremental Revolving Facility Loan.

“Incremental Financial Covenant Revolving Facility” means an Incremental Revolving Facility which is specified to benefit from the Revolving Facility Financial Covenant in the Incremental Facility Increase Notice pursuant to which that Incremental Revolving Facility is established.

“Incremental MFN Term Facility” means an Incremental Term Facility that is:

(a) a floating rate debt facility with banks or other institutional lenders providing for term loans that is underwritten or arranged by mandated arrangers with the primary goal of being distributed and broadly syndicated to institutional investors in the international syndicated loan markets (for the avoidance of doubt excluding, without limitation, revolving credit facilities, bilateral facilities and club credit facilities provided by relationship lenders);

(b) secured by all or substantially all of the Transaction Security on a pari passu basis with Facility B; and

(c) initially incurred under paragraph (b)(i)(C) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings).

“Incremental Revolving Facility” has the meaning given to that term in Clause 2.3 (Incremental Facility).

“Incremental Revolving Facility Commitments” means, in relation to an Incremental Revolving Facility:

(a) in relation to an Original Incremental Facility Lender under such Incremental Revolving Facility, the aggregate amount of any commitments made available by it pursuant to paragraph (a)(ii) of Clause 2.3 (Incremental Facility) and identified in the relevant Incremental Facility Increase Notice and attributable to that Original Incremental Facility Lender and the amount of any other Incremental Revolving Facility Commitment under that Incremental Revolving Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the aggregate amount of any Incremental Revolving Facility Commitments under such Incremental Revolving Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

(in each case, including any Extended Revolving Facility Commitments with respect to such Incremental Revolving Facility), to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to Clause 29.15 (Notifiable Debt Purchase Transactions).

“Incremental Revolving Facility Loan” means a loan made or to be made under an Incremental Revolving Facility or the principal amount outstanding for the time being of that loan.

“Incremental Term Facility” has the meaning given to that term in Clause 2.3 (Incremental Facility).

“Incremental Term Facility Commitment” means, in relation to an Incremental Term Facility:

(a) in relation to an Original Incremental Facility Lender under such Incremental Term Facility, the aggregate amount of any commitments made available by it pursuant to paragraph (a)(i) of Clause 2.3 (Incremental Facility) and identified in the relevant Incremental Facility Increase Notice and attributable to that Original Incremental Facility Lender and the amount of any other Incremental Term Facility Commitment under that Incremental Term Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the aggregate amount of any Incremental Term Facility Commitments under such Incremental Term Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

(in each case, including any Extended Term Loans with respect to such Incremental Term Facility), to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to Clause 29.15 (Notifiable Debt Purchase Transactions).

“Incremental Term Facility Loan” means a loan made or to be made under an Incremental Term Facility or the principal amount outstanding for the time being of that loan.

“Independent Debt Fund” means, in relation to any person or any Affiliate of such person, any trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities (but which has not been formed specifically with a view to investing in the Loans or the Facilities) and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by that person or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies (and, for the avoidance of doubt, but without limitation, an entity, trust or fund shall be treated as being managed independently from all other trusts, funds or other entities managed or controlled by that person or that Affiliate, if it has a different general partner (or equivalent)).

“Initial Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

“Initial Revolving Facility Commitment” means:

(a) in relation to an Original Lender, the amount in the Base Currency set out opposite its name under the heading ‘Revolving Facility Commitment’ in Part 4 (The Original Lenders) of

Schedule 1 (The Original Parties) and the amount of any other Initial Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b) in relation to any other Lender, the amount in the Base Currency of any Initial Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

(in each case, including any Extended Revolving Facility Commitments with respect to the Initial Revolving Facility Commitments), to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to paragraph (l) of Clause 29.3 (Conditions of assignment or transfer) or Clause 29.15 (Notifiable Debt Purchase Transactions).

“Initial Revolving Facility Lender” means a Lender under the Initial Revolving Facility.

“Initial Revolving Facility Loan” means a loan made or to be made under the Initial Revolving Facility or the principal amount outstanding for the time being of that loan.

“Insolvency Event” in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, receiver and manager, interim receiver, manager, monitor, trustee, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction (all other than by way of an Undisclosed Administration) with respect to that Finance Party or that Finance Party becomes the subject of any Bail-In Action by a Resolution Authority.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, amongst others, the Parent, the Company, the Agent and the Security Agent.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Default Interest).

“Interpolated Screen Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Investments” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Investors” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“IRS” means the US Internal Revenue Service.

“Issuing Bank” means any Lender (or Affiliate of a Lender) which has notified the Agent that it has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender (or Affiliate of a Lender) has so agreed, such Lenders (and Affiliates of Lenders) shall be referred to, whether acting individually or together, as the Issuing Bank) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“ITA” means the Income Tax Act 2007.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under or in connection with this Agreement (including pursuant to Clause 30 (Changes to the Obligors)).

“Legal Reservations” means:

(a) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b) the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c) the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f) the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g) the possibility that a non-exclusive choice of jurisdiction provision in any agreement or instrument, or a provision which gives some (but not all) of the parties to the relevant agreement or instrument (or any Receiver or Delegate) a right to commence proceedings in jurisdictions other than the jurisdiction specified in that agreement or instrument as being the most appropriate and convenient forum to settle disputes, may not be enforceable;

(h) similar principles, rights and defences under the laws of any relevant jurisdiction; and

(i) any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” means:

(a) any Original Lender;

(b) any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase), 2.3 (Incremental Facility)) or Clause 29 (Changes to the Lenders); and

(c) any Additional Refinancing Lender,

which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a) a letter of credit, substantially in the form set out in Schedule 8 (Form of Letter of Credit) or in any other form requested by a Revolving Facility Borrower (or the Parent on its behalf) and agreed by the Issuing Bank; or

(b) any guarantee, indemnity or other instrument in a form requested by a Revolving Facility Borrower (or the Parent on its behalf) and agreed by the Agent and the Issuing Bank.

“LIBOR” means, in relation to any Term Rate Loan other than a Term Rate Loan in EUR:

(a) the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b) as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if, in either case, that rate is (i) in the case of the Initial Revolving Facility, less than zero, LIBOR shall be deemed to be zero, (ii) in the case of Facility B1, is less than 0.50% per annum, LIBOR shall be deemed to be 0.50% per annum and (iii) in the case of any Incremental Facility, less than the percentage rate per annum specified in the relevant Incremental Facility Increase Notice (the “LIBOR Floor Rate”), LIBOR shall be deemed to be the relevant LIBOR Floor Rate.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Limited Condition Transaction” means:

(a) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), or other transaction;

(b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock;

(c) any Restricted Payment; and

(d) any Asset Sale or a disposition excluded from the definition of “Asset Sale”.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan, a Revolving Facility Loan or an Incremental Facility Loan.

“Long Derivative Instrument” means a Derivative Instrument:

(a) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to any of the Performance References; and/or

(b) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to any of the Performance References.

“Lookback Period” means the number of days specified as such in the applicable Compounded Rate Terms.

“LTM EBITDA” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Major Event of Default” means any event or circumstance constituting an Event of Default under any of paragraphs (a) and (b) of Section 1 (Events of Default) of Schedule 18 (Events of Default) (in so far as it relates to payment of principal and/or interest only), paragraph (c) (Other obligations) of Section 1 (Events of Default) of Schedule 18 (Events of Default) insofar as it relates to a breach of any Major Undertaking in a material respect, Clause 28.2 (Misrepresentation) insofar as it relates to a breach of any Major Representation in a material respect and under any of paragraphs (f) and (g) of Section 1 (Events of Default) of Schedule 18 (Events of Default), in each case as it relates to:

(a) in the case of a Certain Funds Utilisation, the Parent only (and excluding: (x) any procurement obligations on the part of the Parent with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group); and

(b) in the case of any other acquisition permitted by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor(s) with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group).

“Major Representation” means a representation or warranty under any of Clause 24.1 (Status), Clause 24.2 (Binding obligations), Clause 24.3 (Non-conflict with other obligations) (other than paragraph (c) therein) and Clause 24.4 (Power and authority), in each case as it relates to:

(a) in the case of a Certain Funds Utilisation, the Parent only (and excluding: (x) any procurement obligations on the part of the Parent with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group); and

(b) in the case of any other acquisition permitted by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds

Obligor(s) with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group).

“Major Undertaking” means any of Section 3 (Liens), Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), Section 5 (Asset Sales) and Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings), in each case as it relates to:

(a) in the case of a Certain Funds Utilisation, the Parent only (and excluding: (x) any procurement obligations on the part of the Parent with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group); and

(b) in the case of any other acquisition permitted by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor(s) with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group).

“Majority Facility B Lenders” means Facility B Lenders whose Facility B Commitments aggregate more than 50% of the Total Facility B Commitments (or, if the Total Facility B Commitments have been reduced to zero, aggregated more than 50% of the Total Facility B Commitments immediately prior to that reduction), provided that the Commitments of any Defaulting Lenders shall in each case be excluded for the purposes of making any determination of Majority Facility B Lenders.

“Majority Financial Covenant Revolving Facility Lenders” means, at any time, a Lender or Lenders whose Revolving Facility Commitments under the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility aggregate more than 50% of the Total Financial Covenant Revolving Facility Commitments (or, if the Total Financial Covenant Revolving Facility Commitments have been reduced to zero, aggregated more than 50% of the Total Financial Covenant Revolving Facility Commitments immediately prior to that reduction) provided that the Commitments of any Defaulting Lenders shall in each case be excluded for the purposes of making any determination of Majority Financial Covenant Revolving Facility Lenders.

“Majority Incremental Term Facility Lenders” has the meaning given to that term in paragraph (d) of the definition of “Majority Lenders”.

“Majority Lenders” means:

(a) in the context of a proposed consent, amendment or waiver in relation to a proposed Utilisation of Facility B of any of the conditions in Clause 4.2 (Further conditions precedent) or Clause 4.5 (Utilisations during the Certain Funds Period) (as applicable), the Majority Facility B Lenders;

(b) in the context of a proposed consent, amendment or waiver in relation to a proposed Utilisation of the Initial Revolving Facility of any of the conditions in Clause 4.2 (Further conditions precedent), Clause 4.5 (Utilisations during the Certain Funds Period) or Clause 4.6 (Utilisations during an Agreed Certain Funds Period) (as applicable), a Lender or Lenders whose Initial Revolving Facility Commitments aggregate more than 50% of the Total Initial Revolving Facility Commitments;

(c) in the context of a proposed consent, amendment or waiver in relation to a proposed Utilisation of an Incremental Revolving Facility of any of the conditions in Clause 4.2 (Further conditions precedent) or Clause 4.6 (Utilisations during an Agreed Certain Funds Period) (as applicable), a Lender or Lenders whose Incremental Revolving Facility Commitments in respect of that Incremental Revolving Facility aggregate more than 50% of the Total Incremental Revolving Facility Commitments in respect of that Incremental Revolving Facility;

(d) in the context of a proposed consent, amendment or waiver in relation to a proposed Utilisation of an Incremental Term Facility of any of the conditions in Clause 4.2 (Further conditions precedent) or Clause 4.6 (Utilisations during an Agreed Certain Funds Period) (as applicable), a Lender or Lenders whose Incremental Term Facility Commitments in respect of that Incremental Term Facility aggregate more than 50% of the Total Incremental Term Facility Commitments in respect of that Incremental Term Facility (in relation to each such Incremental Term Facility, the “Majority Incremental Term Facility Lenders”); and

(e) otherwise a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to that reduction) (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitment shall not be reduced by the amount of its Ancillary Commitment), provided that the Commitments of any Defaulting Lenders shall in each case be excluded for the purposes of making any determination of Majority Lenders pursuant to any of paragraphs (a) to (e) above.

“Majority Revolving Facility Lenders” means Lenders whose Revolving Facility Commitments aggregate more than 50% of the Total Revolving Facility Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitment shall not be reduced by the amount of its Ancillary Commitment) provided that the Commitments of any Defaulting Lenders shall in each case be excluded for the purposes of making any determination of Majority Revolving Facility Lenders and provided further that for the avoidance of doubt any Revolving Facility Commitments established pursuant to Clause 2.3 (Incremental Facility) shall be included as Revolving Facility Commitments for the purposes of this definition.

“Management Stockholders” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Margin” means:

(a) in relation to any Facility B1 Loan, 2.75% per annum;

(b) in relation to any Facility B2 Loan, 3.00% per annum;

(c) in relation to any Initial Revolving Facility Loan, 2.25% per annum;

(d) in relation to any Incremental Facility Loan, the percentage rate per annum specified by the Parent in the relevant Incremental Facility Increase Notice;

(e) in relation to any Refinancing Term Loan or Other Revolving Facility Loan, the percentage rate per annum specified in the relevant Refinancing Amendment relating to such Refinancing Term Loan or Other Revolving Facility Loan, as applicable;

(f) in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(g) in relation to any other Unpaid Sum, the highest rate specified above,

but if:

(i) no Material Event of Default has occurred and is continuing; and

(ii) the Consolidated First Lien Debt Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under an Incremental Facility will be the percentage per annum agreed with the relevant Incremental Facility Lenders and as indicated for that range in the relevant Incremental Facility Increase Notice for those Incremental Facility Commitments, the Margin for each relevant Refinancing Term Loan or Other Revolving Facility Loan will be the percentage per annum agreed with the relevant Lenders and/or Additional Refinancing Lenders and as indicated for that range in the relevant Refinancing Amendment for those Refinancing Term Loans or Other Revolving Facility Loans, and the Margin for each Loan under Facility B and the Initial Revolving Facility will be the percentage per annum set out below in the column for the relevant Facility opposite that range (with no limit on the reduction to be effected on any date of determination):

Consolidated First Lien Debt Ratio	Facility B1 Margin % p.a.	Facility B2 Margin % p.a.	Initial Revolving Facility Margin % p.a.
Greater than 3.70:1	2.75%	3.00%	2.25%
Equal to or less than 3.70:1 but greater than 3.50:1	2.75%	2.75%	2.25%
Equal to or less than 3.50:1 but greater than 3.00:1	2.75%	2.75%	2.00%
Equal to or less than 3.00:1	2.75%	2.75%	1.75%

However:

(A) any increase or decrease in the Margin for a Loan shall take effect on the Business Day after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Compliance Certificates) (including any Voluntary Compliance Certificate).

(B) if, following receipt by the Agent of the Annual Financial Statements of the Group and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (I) the Margin should have been reduced in accordance with the above table or (II) the Margin should not have been reduced in accordance with the above table, the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent, the Lenders and the Group (but with respect to payments to Lenders, only to Lenders who were participating in the Facilities both at the time to which the adjustments relate and the time when the adjustments are actually made) in the position they should have been in had the appropriate rate of Margin been applied at the time. The Agent’s determination of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall if so requested by the Parent provide the Parent with reasonable details of the calculation of such adjustments;

(C) while a Material Event of Default is continuing, the Margin for each Loan under Facility B and the Initial Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Incremental Facility Loan, the highest percentage rate per annum set out in the Incremental Facility Increase Notice in respect of the relevant Incremental Facility Commitments) provided that, once such Material Event of Default is remedied or waived, the applicable Margin shall be recalculated on the basis of the then most recently delivered Compliance Certificate and any variation of the Margin will apply with effect from the first day after that Material Event of Default ceased to be continuing; and

(D) for the purpose of determining the Margin, the Consolidated First Lien Debt Ratio and Relevant Period shall be determined in accordance with Clause 1.3 (Calculations), Clause 26.2 (Financial calculations), Schedule 17 (General Undertakings) and Schedule 19 (Certain New York Law Defined Terms).

“Market Disruption Event” has the meaning given to that term in Clause 16.4 (Market disruption).

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Compounded Rate Terms.

“Material Adverse Effect” means any event or circumstance which, in each case (after taking into account all mitigating factors or circumstances, including any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment), has a material adverse effect on the consolidated business, assets or financial condition of the Group (taken as a whole) such that the Group (taken as a whole) would be reasonably likely to be unable to perform its payment obligations under the Finance Documents.

“Material Event of Default” means an Event of Default under paragraphs (a) and (b) of Section 1 (Events of Default) of Schedule 18 (Events of Default) (in respect of non-payment of interest or principal under this Agreement only) or paragraphs (f) and (g) of Section 1 (Events of Default) of Schedule 18 (Events of Default).

“Material Subsidiary” means:

(a) until the first set of Annual Financial Statements and accompanying Compliance Certificate are delivered, each wholly-owned Restricted Subsidiary of the Parent which has unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA taking each entity on an unconsolidated basis and excluding all intra-Group items) representing more than 5% of the EBITDA of the Group (as determined by reference to the Group’s most recently available annual audited financial statements ); and

(b) following delivery of the first set of Annual Financial Statements and accompanying Compliance Certificate, each wholly-owned Restricted Subsidiary of the Parent which has unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA taking each entity on an unconsolidated basis and excluding all intra-Group items) representing more than 5% of the EBITDA of the Group (as determined by reference to the most recent Compliance Certificate supplied by the Company or the Parent with the Annual Financial Statements in each Financial Year ending after the Closing Date, or, at the Parent’s election, any more recent financial statements delivered to the Agent shall, in the absence of manifest error, be conclusive and binding on all Parties ).

“MFN Threshold” means the greater of $430 million and 100% of LTM EBITDA (or its equivalent in other currencies) (or such other amount as agreed between the Parent and the Majority Facility B Lenders).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) other than where paragraph (b) below applies:

(i) (subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(b) in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) in a Compounded Rate Currency for which there are rules specified as “Business Day Conventions” in respect of that currency in the applicable Compounded Rate Terms, those rules shall apply.

The above rules will only apply to the last month of any period.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Net Short Lender” means any Lender which has a Net Short Position with respect to its Commitments and/or participation in any Facility, provided that:

(a) any Lender which is a deposit taking financial institution authorised by a financial services regulator; and

(b) any Original Lender having an Initial Revolving Facility Commitment as at the date of this Agreement or any of such Original Lender’s Affiliates,

shall not, in each case, be a Net Short Lender.

“Net Short Position” means, with respect to a Lender, as of a date of determination, either:

(a) the value of its Short Derivative Instruments exceeds the sum of:

(i) the value of its Commitments and/or participation in any Facility; plus

(ii) the value of its Long Derivative Instruments as of such date of determination; or

(b) it is reasonably expected that paragraph (a) above would be the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc.)) to have occurred with respect to the Parent or any other member of the Group immediately prior to such date of determination.

“New Lender” has the meaning given to that term in Clause 29.2 (Assignments by Lenders).

“New York Law Provisions” means Clause 1.3 (Calculations), Clause 1.4 (Limited Condition Transactions), paragraph (a) of Clause 12.1 (Change of Control), Schedule 16 (Information Undertakings), Schedule 17 (General Undertakings), Schedule 18 (Events of Default) and Schedule 19 (Certain New York Law Defined Terms).

“Non-Acceptable L/C Lender” means a Lender under a Revolving Facility which:

(a) other than any Original Lender and their Affiliates, is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact);

(b) is a Defaulting Lender; or

(c) has failed to make (or has notified the Agent and the Parent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 31.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of “Defaulting Lender”.

“Non-Cash Compensation Liabilities” means any non-cash liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning given to that term in Clause 40.7 (Replacement of Lender).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent as appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“Officer” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Borrower” means each Original RCF Borrower and each Original TLB Borrower.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2020.

“Original Guarantor” means each entity listed in Part 3 (The Original Guarantors) of Schedule 1 (The Original Parties).

“Original Incremental Facility Lender” has the meaning given to that term in Clause 2.3 (Incremental Facility).

“Original Obligor” means the Original Borrowers and the Original Guarantors.

“Original RCF Borrower” means each entity listed in Part 2 (The Original RCF Borrowers) of Schedule 1 (The Original Parties).

“Original Senior Secured Notes” the senior secured notes due 2029 issued by the Original Senior Secured Notes Issuers on or about the date of this Agreement.

“Original Senior Secured Notes Indenture” means the indenture governing the Original Senior Secured Notes.

“Original Senior Secured Notes Issuers” means each of Paysafe Finance PLC and Paysafe Holdings (US) Corp.

“Original TLB Borrower” means each entity listed in Part 1 (The Original TLB Borrowers) of Schedule 1 (The Original Parties).

“Other Revolving Facility Commitments” means:

(a) in relation to an Additional Refinancing Lender, the aggregate amount of any revolving facility commitments made available pursuant to Clause 40.4 (Refinancing Amendments) and identified in the relevant Refinancing Amendment relating to such Other Revolving Facility Commitments and attributable to that Additional Refinancing Lender and the amount of any other Other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b) in relation to any other Lender, the aggregate amount of any Other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to paragraph (l) of Clause 29.3 (Conditions of assignment or transfer) or Clause 29.15 (Notifiable Debt Purchase Transactions).

“Other Revolving Facility Loan” means a loan made or to be made pursuant to any Other Revolving Facility Commitments or the principal amount outstanding for the time being of that loan.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Security created thereunder.

“Performance References” means:

(a) the value and/or performance of any Facility; and/or

(b) the creditworthiness of the Parent and/or any one or more members of the Group.

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to any Incremental Term Facility Loans, an aggregate principal amount of such Incremental Term Facility Loans not exceeding the greater of $430 million and 100% LTM EBITDA may have a maturity date that is earlier than the original Termination Date applicable to Facility B, and a Weighted Average Life to Maturity that is shorter than the Facility B Loans or the latest maturity or expiration date applicable to any Term Loans outstanding at the time such Indebtedness is incurred or issued.

“Permitted Holder” has the meaning given to that term in Clause 12.1 (Change of Control).

“Permitted Indebtedness” means any Indebtedness which is permitted or not prohibited by this Agreement.

“Permitted Reorganisation” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganisation, winding up or corporate reconstruction involving the Parent or any of the Restricted Subsidiaries, including, without limitation, as set out in or contemplated by the Tax Structure Memorandum (a “Reorganisation”), that is made on a solvent basis; provided that if any shares or other assets form part of the Charged Property, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Charged Property.

“Permitted Transaction” means:

(a) any step, circumstance, payment, event, reorganisation or transaction contemplated by or relating to the Transaction Documents or the Tax Structure Memorandum and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described in each such document;

(b) any merger, reorganisation, dissolution or liquidation permitted by Section 7 (Merger, Consolidation or Sale of All or Substantially All Assets) of Schedule 17 (General Undertakings);

(c) a Permitted Reorganisation;

(d) the Transactions and any steps, payments or transactions in connection with the funding of the Facilities;

(e) any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(f) any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or any other capitalisation, forgiveness, waiver, release, distribution or other discharge of any loan, credit or other indebtedness, in each case on a cashless basis;

(g) any transfers, movements and/or write-downs of Settlement Cash Balances or other Settlement Assets in the ordinary course of trading;

(h) any “Liabilities Acquisition” (as defined in the Intercreditor Agreement);

(i) any intermediate steps or actions necessary or desirable to implement steps, circumstances, payments, events, reorganisations, activities, arrangements or transactions permitted by this Agreement; and

(j) any payment or any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent or which is a Structural Adjustment.

“Permitted Plan” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Preferred Stock” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Pro Rata Share” means, in relation to a Lender and a Facility, the proportion which a Lender’s Commitment under that Facility bears to the aggregate of all of the Commitments under that Facility.

“Quarter Date” means each of 31 December, 31 March, 30 June and 30 September or such other dates which correspond to the quarter end dates within the Financial Year.

“Quarterly Financial Statements” has the meaning given to that term in paragraph (c) of Section 1 (Financial Statements) of Schedule 16 (Information Undertakings).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a) (if the currency is euro) two TARGET Days before the first day of that period; or

(b) (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Quoted Tenor” means, in relation to the Screen Rate for EURIBOR for any Term Rate Loans in EUR, LIBOR for any Term Rate Loans in USD or CDOR for any Term Rate Loans in CAD, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Base Reference Bank.

“Refinancing” has the meaning given to that term in Clause 3.1 (Purpose).

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Parent, (b) the Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Facility Commitments or Other Revolving Facility Loans incurred pursuant thereto, in accordance with Clause 40.4 (Refinancing Amendments).

“Refinancing Term Commitments” means:

(a) in relation to an Additional Refinancing Lender, the aggregate amount of any term facility commitments made available pursuant to Clause 40.4 (Refinancing Amendments) and identified in the relevant Refinancing Amendment relating to such Refinancing Term Commitments and attributable to that Additional Refinancing Lender and the amount of any other Refinancing Term Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b) in relation to any other Lender, the aggregate amount of any Refinancing Term Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

to the extent not:

(i) cancelled, reduced or transferred by it under this Agreement; or

(ii) deemed to be zero pursuant to paragraph (l) of Clause 29.3 (Conditions of assignment or transfer) or Clause 29.15 (Notifiable Debt Purchase Transactions).

“Refinancing Term Loan” means a loan made or to be made pursuant to any Refinancing Term Commitments or the principal amount outstanding for the time being of that loan.

“Register” has the meaning given to that term in Clause 29.10 (The Register).

“Regulated Entity” means each member of the Group whose business activities are subject to licence, supervised or regulated by a Relevant Regulator.

“Related Fund” in relation to a fund (a “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Currency Facility” means, with respect to a currency, each Facility for which the relevant currency constitutes:

(a) the Base Currency; or

(b) an Optional Currency that is available for utilisation under that Facility without any requirement for further consent on the part of any Finance Party.

“Relevant Currency Lenders” means, with respect to a currency, the Lenders under each Relevant Currency Facility for that currency.

“Relevant Currency Majority Lenders” means, with respect to a currency, a Relevant Currency Lender or Relevant Currency Lenders whose Commitments under the Relevant Currency Facilities aggregate more than 50% of the aggregate Commitments under the Relevant Currency Facilities for that currency.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a) its jurisdiction of incorporation; and

(b) the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

“Relevant Market” means:

(a) subject to paragraph (b) below:

(i) in relation to euro, the European interbank market;

(ii) in relation to CAD, the market for Canadian bankers’ acceptances; and

(iii) in relation to any other currency, the London interbank market; and

(b) in relation to a Compounded Rate Currency, the market specified as such in the applicable Compounded Rate Terms.

“Relevant Period” means each period of four consecutive Financial Quarters (which for the avoidance of doubt may include periods prior to the Closing Date).

“Relevant Regulator” means the Isle of Man Financial Services Authority, the Swiss Financial Market Supervisory Authority (FINMA), the UK Financial Conduct Authority, the UK Payment Systems Regulator, the UK Competition and Markets Authority, the Financial Services Commission of Mauritius or any other entity, agency, governmental authority or person that has regulatory authority over the business or operations of any member of the Group.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” has the meaning given to that term in Clause 24.15 (Repetition).

“Reporting Day” means the day specified as such in the applicable Compounded Rate Terms.

“Reporting Entity” means the Parent or any other entity that delivers financial statements in accordance with the requirements of Clause 25 (Information Undertakings) and/or Schedule 16 (Information Undertakings).

“Reporting Time” means the relevant time (if any) specified as such in the applicable Compounded Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a resignation letter substantially in the form set out in Schedule 14 (Form of Resignation Letter) delivered in accordance with Clause 30.3 (Resignation of a Borrower) and Clause 30.5 (Resignation of a Guarantor).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Asset” means, in relation to any Regulated Entity:

(a) the regulatory capital that a Regulated Entity is required to maintain pursuant to any Capital Requirement;

(b) the Settlement Cash Balances of that Regulated Entity and any other cash held by or on behalf of that Regulated Entity for merchants, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person;

(c) any amounts held by or on behalf of that Regulated Entity (including, without limitation, in Segregated Accounts) in accordance with the terms of a licence, order, rule, principle, guideline or guidance issued by a Relevant Regulator and/or the Payment Services Directive (PSD, 2007/64/EC), the Second Payment Services Directive (PSD 2, (EU) 2015/2366) or the E-Money Directive or any relevant implementing regulation or legislation (including but not limited to the Electronic Money Regulations 2011, the Payment Services Regulations 2009 and/or the Payment Services Regulations 2017), as amended and/or replaced from time to time, for merchants, other payment service users or payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person;

(d) any sums receivable by or on behalf of that Regulated Entity from or under any End User, Card Scheme, bank, financial institution or other similar entity or person for onward transmission or remittance to a merchant;

(e) any sums receivable by or on behalf of that Regulated Entity from a merchant for onward transmission or remittance to or under any End User, Card Scheme, bank, financial institution or other similar entity or person;

(f) any right, title or interest of that Regulated Entity in or under any letter of credit, guarantee, cash collateral or other financial support or Security provided by a bank, financial institution or other similar entity (or an affiliate thereof) for its account to any End User or Card Scheme counterparty; and

(g) any bank accounts which contain or are reasonably likely to contain any of the aforementioned assets.

“Restricted Payment” has the meaning given to that term in Schedule 17 (General Undertakings).

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility and/or any Extended Revolving Facility.

“Revolving Facility Borrower” means each Original RCF Borrower and any member of the Group which accedes as an Additional Borrower under a Revolving Facility in accordance with Clause 30 (Changes to the Obligors), unless it has ceased to be a Revolving Facility Borrower in accordance with Clause 30 (Changes to the Obligors).

“Revolving Facility Commitment” means in respect of any Lender the aggregate amount of its Initial Revolving Facility Commitments, the aggregate amount of its Incremental Revolving Facility Commitments and/or the aggregate amount of its Other Revolving Facility Commitments.

“Revolving Facility Financial Covenant” has the meaning given to that term in paragraph (a) of Clause 26.1 (Financial Condition).

“Revolving Facility Financial Covenant Condition” has the meaning given to that term in paragraph (b) of Clause 26.1 (Financial Condition). “Revolving Facility Lender” means a Lender under a Revolving Facility.

“Revolving Facility Loan” means an Initial Revolving Facility Loan, an Incremental Revolving Facility Loan, an Extended Revolving Facility Loan and/or an Other Revolving Facility Loan or, in each case, the principal amount outstanding for the time being of that Loan.

“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit issued under the Initial Revolving Facility.

“RFR” means the rate specified as such in the applicable Compounded Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Compounded Rate Terms.

“Rollover Loan” means one or more Revolving Facility Utilisations under the same Revolving Facility:

(a) made or to be made on the same day that:

(i) a maturing Revolving Facility Loan under that Revolving Facility is due to be repaid; or

(ii) a payment of outstandings under an Ancillary Facility in connection with that Revolving Facility is due to be met;

(iii) a demand by the Agent pursuant to a drawing in respect of, or payment by the Group in respect of, a Letter of Credit issued in connection with that Revolving Facility is due to be met;

(b) the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan, Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c) in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)), Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit; and

(d) made or to be made to the same Revolving Facility Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Revolving Facility Borrower’s Affiliate) or the Parent for the purpose of:

(i) refinancing that maturing Revolving Facility Loan or Ancillary Facility Utilisation; or

(ii) satisfying the relevant claim in respect of that Letter of Credit.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Screen Rate” means:

(a) in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters or Refinitiv screen (or any replacement Thomson Reuters or Refinitiv page which displays that rate);

(b) in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters or Refinitiv screen (or any replacement Thomson Reuters or Refinitiv page which displays that rate); and

(c) in relation to CDOR, the average discount rates for Canadian bankers’ acceptances (with a period to maturity equal in length to the relevant period (disregarding any inconsistency arising from the last day of that period being determined pursuant to the terms of this Agreement)) displayed on page CDOR of the Thomson Reuters or Refinitiv screen (or any replacement Thomson Reuters or Refinitiv page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or Refinitiv, provided that if the agreed page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Parent.

“Screened Affiliate” means any Affiliate of a Lender:

(a) that makes investment decisions independently from such Lender and any other Affiliate of such Lender that is not a Screened Affiliate;

(b) that has in place customary information screens between it and such Lender and any other Affiliate of such Lender that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Parent or any member of the Group;

(c) whose investment policies are not directed by such Lender or any other Affiliate of such Lender that is acting in concert with such Lender in connection with its Commitment and/or participation in any Facility; and

(d) whose investment decisions are not influenced by the investment decisions of such Lender or any other Affiliate of such Lender that is acting in concert with such Lender in connection with its Commitment and/or participation in any Facility.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien, collateral assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Jurisdiction” means each of the United Kingdom, the United States and the jurisdiction of incorporation of any Borrower.

“Segregated Accounts” means a segregated, safeguarding or other similar account established by a member of the Group from time to time into which monies of merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person are paid pending payment on to the relevant merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person, in accordance with the terms of a license, order, rule, principle, guideline or guidance issued by a Relevant Regulator and/or the Payment Services Directive (PSD, 2007/64/EC), the Second Payment Services Directive (PSD 2, (EU) 2015/2366) or the E-Money Directive or any relevant implementing regulation or legislation (including but not limited to the Electronic Money Regulations 2011, the Payment Services Regulations 2009 and/or the Payment Services Regulations 2017), as amended and/or replaced from time to time.

“Selection Notice” means a notice substantially in the form set out in Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods).

“Semi-Annual Financial Statements” has the meaning given to that term in paragraph (b) of Section 1 (Financial Statements) of Schedule 16 (Information Undertakings).

“Semi-Annual Period” means each period of six months ending on 30 June in each Financial Year.

“Separate Loans” has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

“Settlement Assets” means in the case of each relevant member of the Group:

(a) any amounts owed to a member of the Group from End Users and/or cardholders of any Card Scheme after taking into account write downs for anticipated doubtful debts;

(b) any amounts due from an End User, Card Scheme, bank, financial institution or other similar entity or person under Settlement Contracts; and

(c) any Settlement Cash Balances.

“Settlement Cash Balances” means, in the case of each relevant member of the Group, cash in hand or credited to any account with a bank, financial institution or other similar entity and which has been received from an End User, Card Scheme, merchant or cardholder of a Card Scheme or a bank, financial institution or other similar entity or person under Settlement Contracts and is held by or on behalf of a member of the Group (including, without limitation, in Segregated Accounts) or by a person who has entered into a sponsorship agreement with a member of the Group and is holding such cash on behalf of that member of the Group, in each case, for onward payment to End Users, Card Schemes, merchants, cardholders, banks, financial institutions or other similar entities or persons.

“Settlement Contracts” means, in the case of each relevant member of the Group, contracts entered into between the relevant member of the Group and (i) merchants or other parties who may refer or introduce merchants for the provision of point of sale, e-commerce gateway, merchant acquiring or related payment processing services (or a combination of such services) or (ii) End Users, Card Schemes, cardholders, banks, financial institutions or other similar entities or persons for the provision of issuer services/processing activities or related issuer services/processing activities (or a combination of such services).

“Settlement Debt” means any indebtedness of a member of the Group (including, without limitation, any intra-day or clearing facility) which together with Settlement Assets are used directly or indirectly to pay Settlement Liabilities.

“Settlement Liabilities” means in the case of each relevant member of the Group:

(a) any amounts due from a member of the Group to an End User, Card Scheme, merchant, cardholder of a Card Scheme, bank, financial institution or other similar entities or persons (including, without limitation, by way of any e-wallet or other account provided or otherwise made available by any member of the Group) under Settlement Contracts; and

(b) any Settlement Payables.

“Settlement Payables” means, in the case of each relevant member of the Group, the amounts payable to an End User, Card Scheme, merchant, cardholder of a Card Scheme, bank, financial institution or other similar entities or persons under Settlement Contracts in respect of transactions which have been notified to the relevant member of the Group including, for the avoidance of doubt, amounts held as deferred settlement or withheld for any other reason from such merchants, End Users, Card Schemes, cardholders, banks, financial institutions or other similar entities or persons.

“Short Derivative Instrument” means a Derivative Instrument:

(a) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to any of the Performance References; and/or

(b) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to any of the Performance References.

“Specified Equity Contribution” means any cash contribution to the equity or capital of the Parent and/or any purchase of, or investment in, any Equity Interest in the Parent by any Holding Company of the Parent or other person, the proceeds of any Equity Offering or other rights issue or other secondary equity raised by any member of the Group or any Holding Company of any member of the Group and/or the proceeds of any Subordinated Shareholder Funding which, in each case, is made pursuant to paragraph (b) of Clause 28.1 (Financial covenant).

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Substitute Affiliate Lender” has the meaning given to that term in Clause 5.6 (Lender Affiliates and Facility Office).

“Substitute Facility Office” has the meaning given to that term in Clause 5.6 (Lender Affiliates and Facility Office).

“Super Majority Lenders” means, at any time:

(a) a Lender or Lenders whose Commitments aggregate 66⅔% or more of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment); and

(b) if the Total Commitments have been reduced to zero, whose Commitments aggregated to 66⅔% or more of the Total Commitments immediately prior to that reduction.

“Super Majority Financial Covenant Revolving Facility Lenders” means, at any time, a Lender or Lenders whose Revolving Facility Commitments under the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility aggregate 66⅔% or more of the Total Financial Covenant Revolving Facility Commitments (or, if the Total Financial Covenant Revolving Facility Commitments have been reduced to zero, aggregated 66⅔% or more of the Total Financial Covenant Revolving Facility Commitments immediately prior to that reduction) provided that the Commitments of any Defaulting Lenders shall in each case be excluded for the purposes of making any determination of Super Majority Financial Covenant Revolving Facility Lenders.

“Super Majority Revolving Facility Lenders” means Lenders whose Revolving Facility Commitments aggregate 66⅔% or more of the Total Revolving Facility Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitment shall not be reduced by the amount of its Ancillary Commitment) provided that the Commitments of any Defaulting Lenders shall in each case be excluded for the purposes of making any determination of Super Majority Revolving Facility Lenders and provided further that for the avoidance of doubt any Revolving Facility Commitments established pursuant to Clause 2.3 (Incremental Facility) shall be included as Revolving Facility Commitments for the purposes of this definition.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Structure Memorandum” means, together:

(a) the tax structure memorandum dated on or prior to the Closing Date prepared by PricewaterhouseCoopers LLP; and

(b) the corporate simplification memorandum dated on or prior to the Closing Date prepared by PricewaterhouseCoopers LLP.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means Facility B, any Incremental Term Facility and/or any Extended Term Facility.

“Term Loan” means a Facility B Loan or an Incremental Term Facility Loan.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Compounded Rate Loan.

“Termination Date” means:

(a) in respect of Facility B, the date falling 84 months after the Closing Date;

(b) in respect of the Initial Revolving Facility, the date falling 78 months after the Closing Date; and

(c) in relation to each Incremental Facility, the date specified in the relevant Incremental Facility Increase Notice,

in each case, as such date may be amended pursuant to any Extension Amendment or Refinancing Amendment relating to such Facility.

“Test Date” means the First Test Date and each subsequent Quarter Date, or if any such date is not a Business Day, the Parent may elect that such date shall be the next Business Day or the immediately preceding Business Day.

“Testing Period” means each Relevant Period ending on a Test Date.

“Third Party Security Provider” has the meaning given to that term in the Intercreditor Agreement.

“TLB Borrower” means the Original TLB Borrower and any member of the Group which accedes as an Additional Borrower under Facility B in accordance with Clause 30 (Changes to the Obligors), unless it has ceased to be a TLB Borrower in accordance with Clause 30 (Changes to the Obligors).

“Total Assets” means the total assets of the Parent and the Restricted Subsidiaries on a consolidated basis in accordance with the relevant Accounting Principles, as shown on the most recent balance sheet of the Parent delivered pursuant to Schedule 16 (Information Undertakings).

“Total Commitments” means the aggregate of the Total Facility B Commitments, the Total Initial Revolving Facility Commitments, the aggregate Other Revolving Facility Commitments, and any Total Incremental Facility Commitments.

“Total Facility B Commitments” means the aggregate of the Total Facility B1 Commitments and the Total Facility B2 Commitments.

“Total Facility B1 Commitments” means the aggregate of the Facility B1 Commitments, being $628,000,000 as at the date of this Agreement.

“Total Facility B2 Commitments” means the aggregate of the Facility B2 Commitments, being €435,000,000 as at the date of this Agreement.

“Total Financial Covenant Incremental Revolving Facility Commitments” means the aggregate of the Incremental Revolving Facility Commitments under any Incremental Financial Covenant Revolving Facility.

“Total Financial Covenant Revolving Facility Commitments” means the aggregate of the Total Initial Revolving Facility Commitments and the aggregate Total Financial Covenant Incremental Revolving Facility Commitments.

“Total Incremental Facility Commitments” means the aggregate of the Incremental Facility Commitments, being zero as at the date of this Agreement.

“Total Incremental Revolving Facility Commitments” means the aggregate of the Incremental Revolving Facility Commitments.

“Total Incremental Term Facility Commitments” means the aggregate of the Incremental Term Facility Commitments.

“Total Initial Revolving Facility Commitments” means the aggregate of the Initial Revolving Facility Commitments, being $305,000,000 as at the date of this Agreement.

“Total Revolving Facility Commitments” means the aggregate of the Total Initial Revolving Facility Commitments, the aggregate Total Incremental Revolving Facility Commitments and the aggregate Other Revolving Facility Commitments.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transfer Certificate” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Transfer Certificate) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Transaction Documents” means the Finance Documents and the Equity Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent and, where applicable, any other Finance Party, pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a) each of the security documents listed in paragraph 4 of Part 1 of Schedule 2 (Conditions Precedent); and

(b) any security document entered into by an Obligor or Third Party Security Provider required to be delivered to the Agent or the Security Agent pursuant to this Agreement,

together with any other document entered into by any Obligor or Third Party Security Provider creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any Obligor under any of the Finance Documents.

“Transactions” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Transfer Date” means, in relation to an assignment, the later of:

(a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b) the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Borrower” means a Borrower which is incorporated in the United Kingdom.

“UK Obligor” means an Obligor which is incorporated in the United Kingdom.

“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or pursuant to the law in the country where such Finance Party is subject to home jurisdiction suspension, if applicable law requires that such appointment is not to be publically disclosed.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Asset” means any asset of a Regulated Entity which is not a Restricted Asset.

“Unrestricted Subsidiary” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“US” or “United States” means the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code).

“US Guarantor” means any Guarantor that is incorporated or organized under the laws of the US or any state thereof (or the District of Columbia) or that has a place of business or property in the US.

“US Tax Obligor” means:

(a) a Borrower which is resident for tax purposes in the US; or

(b) an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of an Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests and Notices).

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, (including any goods and services tax, value added tax or consumption tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voluntary Compliance Certificate” has the meaning given to that term in paragraph (b) of Clause 25.2 (Compliance Certificates).

“Voting Stock” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Waived Amount” has the meaning given to it in paragraph (c) of Clause 12.4 (Right to refuse prepayment).

“Weighted Average Life to Maturity” has the meaning given to that term in Schedule 19 (Certain New York Law Defined Terms).

“Write-down and Conversion Powers” means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

(c) in relation to any UK Bail-In Legislation:

(i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that UK Bail-In Legislation.

“Yield” has the meaning given to that term in Clause 17.8 (Call premium).

1.2 Construction

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) a capitalised form not defined in Clause 1.1 (Definitions) has the meaning given to that term in Schedule 17 (General Undertakings);

(ii) the “Agent”, any “Arranger”, any “Bookrunner”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(iii) a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Agent and the Parent;

(iv) “assets” includes present and future properties, revenues and rights of every description;

(v) “cash” includes all cash at hand or in transit or in tills or payments made by cheques or debit cards or credit cards which are yet to be received or cleared funds;

(vi) a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii) “guarantee” means (other than in Clause 23 (Guarantees and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii) “indebtedness” includes any obligation (whether incurred as principal, guarantor, surety or otherwise) for the payment or repayment of money, whether present or future, actual or contingent;

(ix) the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(x) references to any matter being “permitted” under this Agreement or any other Finance Document or other agreement shall (other than in respect of Clause 29 (Changes to the Lenders), paragraph (c) of Clause 31.15 (Relationship with the Lenders) or any equivalent or substantially similar provision in any other Finance Document or other agreement) include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document or other agreement;

(xi) a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xii) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, grouping or partnership (whether or not having separate legal personality);

(xiii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiv) a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(xv) “sufficient available information” means financial information selected and determined by the Parent in good faith in order to test any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof or any financial ratio, test, basket or threshold or permission based on the calculation of

EBITDA, LTM EBITDA, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of a Finance Document, including information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information;

(xvi) a provision of law is a reference to that provision as amended or re-enacted; and

(xvii) a time of day is a reference to London time.

(b) The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c) Section, Clause and Schedule headings are for ease of reference only.

(d) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e) A Revolving Facility Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Revolving Facility Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of that Revolving Facility Borrower and the following conditions being met:

(i) the account is with the Security Agent, the Issuing Bank or the relevant Ancillary Lender for which that cash cover is to be provided;

(ii) subject to paragraph (b) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii) that Revolving Facility Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f) A Default (including an Event of Default) or an Enforcement Event is continuing if it has not been remedied or waived. If any Default, Event of Default or Enforcement Event has occurred but is no longer continuing (a “Cured Default”), any other Default, Event of Default or Enforcement Event which would not have arisen had the Cured Default not occurred, shall be deemed not to be continuing automatically upon, and simultaneous with, the remedy or waiver of the Cured Default. For the avoidance of doubt, any Default in respect of a failure to comply with any obligation in a Finance Document to deliver any notice, certificate or other document or information, as applicable, within a prescribed time period (including, without limitation, under Clause 25 (Information Undertakings)) shall be deemed to be cured upon performance of such obligation even though such performance is not within the prescribed period specified in any Finance Document.

(g) A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i) that Borrower providing “cash cover” for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii) the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms;

(iii) in the case of a Letter of Credit, that Letter of Credit is returned by the beneficiary with its written confirmation that it is released and cancelled;

(iv) in the case of a Letter of Credit, a bank or financial institution approved by the Issuing Bank (acting reasonably) has issued an unconditional and irrevocable guarantee, indemnity, counter indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit; or

(v) the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (g)(i) and (ii) above is the amount of the relevant cash cover or reduction or, in the case of paragraphs (g)(iii), (iv) and (v) above the full amount payable under such Letter of Credit or Ancillary Outstandings.

(h) An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility, unless a contrary indication appears.

(i) A Lender funding its participation in an Utilisation includes a Lender participating in a Letter of Credit.

(j) Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(k) An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Revolving Facility Borrower in respect of that Letter of Credit at that time.

(l) A Revolving Facility Borrower’s obligation on Utilisations becoming due and payable includes that Revolving Facility Borrower repaying any Letter of Credit in accordance with paragraph (g) above.

(m) A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i) Schedule 21 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 22 (Cumulative Compounded RFR Rate), as the case may be; or

(ii) any earlier Compounding Methodology Supplement.

(n) The definitions in this Clause 1 shall apply equally to both the singular and plural forms of the terms defined.

(o) The obligations of the Obligors and any member of the Group (including any procurement obligation), including but not limited to, the making of any payment, any representation or warranty, general undertaking, any information undertaking or financial covenant under or pursuant to the Finance Documents (other than in relation to the utilisation of the Facilities pursuant to Clause 2 (The Facilities) to Clause 9 (Ancillary Facilities)), any representation or warranty, general undertaking or event of default referred to in the definitions of Major Event of Default, Major Representation or Major Undertaking (as applicable), Clause 11.1 (Illegality), Clause 11.2 (Illegality in relation to an Issuing Bank) and Clause 15 (Interest Periods), shall not become effective or take effect until and from the date of the first Utilisation in accordance with the terms of this Agreement. This paragraph shall not apply to any term or obligation arising under Clause 20.2 (Other indemnities), Clause 20.3 (Indemnity to the Agent), Clause 20.4 (Indemnity to the Security Agent) and Clause 22.1 (Transaction expenses).

(p) Without prejudice to paragraph (o) above, neither the Existing Facilities Agreement nor any Security related thereto nor any breach of representation, warranty, undertaking or other term of (or default or event of default under) the Existing Facilities Agreement arising as a direct or indirect result of the Refinancing or the entry into or performance of obligations under the Finance Documents, shall constitute a breach of (or Default or Event of Default under) any Finance Document.

1.3 Calculations

(a) For the purposes of determining compliance with any restriction, basket, threshold or permission under this Agreement:

(i) any reference to an amount in a given currency shall be deemed to include reference to its Currency Equivalent in other currencies;

(ii) no amount incurred or utilised under any restriction, basket, threshold or permission will be deemed to be increased as a result of: (A) any change in applicable currency exchange rates after the date on which the Currency Equivalent of such incurrence or utilisation was calculated under this Agreement for the purpose of permitting such incurrence or utilisation; or (B) any election made from time to time under the definition of “GAAP” after the date on which such incurrence or utilisation was calculated under this Agreement for the purpose of permitting such incurrence or utilisation; and

(iii) for the avoidance of doubt, any restriction, basket, threshold or permission which would (but for paragraph (ii) above) above) be exceeded as a result of (A) any change in applicable currency exchange rates; or (B) any election made from time to time under the definition of “GAAP” shall be deemed not to have been exceeded and it shall be deemed that no Default, Event of Default or breach of any representation and warranty or undertaking under this Agreement has arisen in connection therewith.

(b) If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under this Agreement, the Parent shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter or amount (or a portion thereof) between such baskets, permissions or thresholds as it shall elect from time to time; provided that:

(i) if:

(A) a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to any baskets, thresholds or exceptions determined by reference to a fixed currency amount or a percentage of LTM EBITDA (a “Fixed Basket”) or the grower component of any other basket; and

(B) at a later time would subsequently be permitted under a ratio-based basket, unless otherwise elected by Parent,

such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based basket.

(ii) if:

(A) any transaction is entered into between (x) Parent or any Restricted Subsidiary and (y) any other Person which is not a Restricted Subsidiary on the date of such transaction;

(B) such transaction is permitted pursuant to a fixed basket or an incurrence-based basket; and

(C) following such transaction, such other Person becomes a Restricted Subsidiary,

such transaction shall be deemed to be reallocated to any applicable basket allowing transactions of such type to be entered into on an unlimited basis between Parent and a Restricted Subsidiary or between Restricted Subsidiaries.

(c) Notwithstanding anything to the contrary in this Agreement, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, incurred, assumed or issued, any Lien is committed, incurred, assumed or issued, any Restricted Payment is made any other transaction is undertaken (including a Limited Condition Transaction), in reliance on a Ratio-based Basket (as defined below) based on the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, (other than for the purposes of testing the Revolving Facility Financial Covenant in accordance with the terms of Clause 26.1 (Financial condition)) such ratio(s) shall be calculated without regard to the commitment or incurrence of any Indebtedness under any revolving facility or letter of credit facility (including under any Revolving Facility or Ancillary Facility) (i) immediately prior to or in connection therewith; or (ii) used to finance working capital needs of the Parent and Restricted Subsidiaries (as reasonably determined by the Parent).

(d) If any Fixed Baskets are intended to be utilised together with any baskets, thresholds or exceptions determined by reference to the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or metric (a “Ratio-based Basket”) in a single transaction or action or series of related transactions or actions (for the purposes of this paragraph (d), a “Relevant Transaction”):

(i) amounts available to be incurred under the applicable Ratio-based Baskets shall be calculated without giving effect to amounts to be incurred under the applicable Fixed Baskets in connection with such Relevant Transaction, or amounts previously incurred under such Fixed Basket and not reclassified that are being repaid in connection with such Relevant Transaction, unless otherwise elected by the Parent;

(ii) full pro forma effect shall be given to all increases to LTM EBITDA and repayments or discharges of Indebtedness in connection with such Relevant Transaction in accordance with this Agreement; and

(iii) pro forma effect shall not be given to any incurrence or drawing of any Indebtedness used to finance working capital needs of the Parent or any of its Restricted Subsidiaries in connection with the Relevant Transaction (as reasonably determined by the Parent).

(e) From the date of this Agreement until the date it becomes an Additional Guarantor, each member of the Group which is required to become an Additional Guarantor in accordance with Clause 27.1 (Covenant to guarantee obligations and give security and further assurances), or which the Parent has requested shall become an Additional Guarantor on or before the Latest Accession Date under paragraph (a) of Clause 30.4 (Additional Guarantors) and which, in each case, has been notified to the Agent, shall be deemed to be an Obligor for the purposes of the permissions under this Agreement notwithstanding the fact it is not an Obligor at such time.

(f) In ascertaining the Majority Lenders, the Majority Facility B Lenders, the Majority Revolving Facility Lenders, the Majority Financial Covenant Revolving Facility Lenders, the Super Majority Lenders, the Super Majority Revolving Facility Lenders or the Super Majority Financial Covenant Revolving Facility Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purposes of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to Commitments or any Facility B2 Loan, Facility B2 Commitments or any other Commitments not denominated in USD (“Non-Base Currency Amounts”) shall be deemed to be converted into USD at the Agent’s Spot Rate of Exchange on the day on which the relevant determination is made.

(g) If:

(i) any restriction, basket, threshold or permission is determined by reference to the greater of a fixed amount (the “Fixed Component”) and a percentage of LTM EBITDA (the “Grower Component”); and

(ii) the Grower Component of the applicable restriction, basket, threshold or permission exceeds the applicable Fixed Component at any time,

the Fixed Component shall be deemed to be increased to the highest amount of the Grower Component reached from time to time and shall not subsequently be reduced as a result of any decrease in the Grower Component.

(h) If any amount is incurred or utilised under any Ratio-based Basket, such amount shall be permitted notwithstanding any subsequent decline in the Consolidated First Lien Debt

Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or metric.

(i) If:

(i) any Indebtedness, Disqualified Stock, Preferred Stock or financing liability (a “Refinancing Amount”) is or is to be issued or incurred to refinance or replace any existing or previous Indebtedness, Disqualified Stock, Preferred Stock or financing liability; and

(ii) such refinancing or replacement would otherwise cause any applicable restriction, basket, threshold or permission to be exceeded,

such restriction, basket, threshold or permission shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Amount does not exceed the principal amount of the existing or previous Indebtedness, Disqualified Stock, Preferred Stock or financing liability being refinanced or replaced (plus all accrued, paid-in-kind, capitalised or accreted interest, prepayment premia, break costs and other fees, costs, expenses and amounts accrued thereon or incurred in connection with such refinancing or replacement).

(j) Any calculation, test or measure that is determined with reference to the financial statements of the Parent (including, without limitation, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio and Fixed Charges) may be determined with reference to the financial statements of a direct or indirect parent entity of the Parent instead, so long as such calculation, test or measure would not differ by more than an immaterial amount when using the financial statements of such direct or indirect parent entity as compared to if such calculation, test or measure were made using the Parent’s financial statements.

(k) Any ratios, tests or baskets required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(l) If the Parent or any Restricted Subsidiary takes an action which at the time of the taking of such action would in the good faith determination of the Parent be permitted under the applicable provisions of this Agreement based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting Consolidated Net Income, EBITDA or other applicable financial metric.

(m) In respect of any basket set by reference to a financial year, a fiscal year, a calendar year, a Relevant Period, a four-quarter period, a twelve-month period or any other similar annual period (each an “Annual Period”):

(i) at the option of the Parent, the maximum amount so permitted under such basket (which, for the avoidance of doubt, shall be the greater of the numerical permission and the relevant grower permission at the relevant time) during such Annual Period may be increased by:

(A) an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”); and/or

(B) an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period (the “Subsequent Annual Period”) shall be reduced by such corresponding amount (the “Carry Back Amount”), provided that, for the avoidance of doubt, if the permitted amount of any numerical permission or grower permission in such Subsequent Annual Period is greater than the amount included in the relevant Carry Back Amount, such greater amount may be used or applied by the Group in the Subsequent Annual Period (and for the avoidance of doubt, such amount shall remain available as a Carry Forward Amount pursuant to paragraph (A) above); and

(ii) to the extent that the maximum amount so permitted under such numerical permission or grower permission during such Annual Period is increased in accordance with paragraph (i) above, any usage of such basket during such Annual Period shall be deemed to be applied in the following order:

(A) first, against the Carry Forward Amount;

(B) secondly, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with paragraph (i) above; and

(C) thirdly, against the Carry Back Amount.

1.4 Limited Condition Transactions

(a) When calculating the availability under any basket, test or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”), in each case, at the option of the Parent (the Parent’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, test or ratio or whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either:

(i) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event); or

(ii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction (or any substantially equivalent announcement in any other jurisdiction),

and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”) and any related pro forma adjustments (disregarding for the purposes of such pro forma calculation any borrowing under a revolving credit, working capital or letter of credit facility) as if they had occurred at the beginning of the most recent four consecutive Financial Quarters ending prior to the LCT Test Date for which internal consolidated financial statements of a Reporting Entity are available, the Parent or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that:

(A) if financial statements for one or more subsequent Financial Quarters shall have become available, the Parent may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for the purposes of such ratios, tests or baskets;

(B) except as contemplated in sub-paragraph (A), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, and Asset Sales or any disposition, issuance or other transactions excluded from the definition of “Asset Sale”); and

(C) Consolidated Interest Expense for the purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Parent in good faith.

(b) For the avoidance of doubt, if the Parent has made an LCT Election:

(i) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Parent or the Person subject to such Limited Condition Transaction at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; provided that if such ratios, tests or baskets improve as a result of such fluctuations, such ratios, tests and/or baskets may be utilised;

(ii) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and

(iii) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment specified in a notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

(b) In connection with any action being taken in connection with a Limited Condition Transaction, for the purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Parent, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date of the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment for such Limited Condition Transaction, as applicable. For the avoidance of doubt, if the Parent has exercised an LCT Election, and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event) for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for the purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement.

1.5 Currency symbols and definitions

(a) “£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom. “€”, “EUR” and “euro” denote the single currency of the Participating Member States. “$”, “USD” and

“US dollars” denote the lawful currency of the United States of America. “CAD” denotes the lawful currency of Canada.

(b) Any amounts stated in US dollars shall also be a reference to its equivalent amount in other currencies (if applicable).

1.6 Third party rights

(a) Unless expressly provided to the contrary, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(b) Notwithstanding any term of any Finance Document, the consent of any person which is not a Party is not required to amend, rescind or vary this Agreement at any time.

1.7 Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.8 Personal Liability

No director, officer or employee of the Parent, of any other member of the Group or of any of its or their respective Affiliates shall be personally liable for any representation or statement made by it in any Finance Document, certificate or other document required to be delivered under any Finance Document save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

1.9 No Shareholder Recourse

No past, present or future member, partner or direct or indirect equityholder of the Parent or any of the Restricted Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as an Obligor) shall have any liability, for any obligations of the Obligors under the Finance Documents or this Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation.

1.10 Divisions

For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):

(a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person; and

(b) if any new person comes into existence, such new person shall be deemed to have been organised on the first date of its existence by the holders of its equity interests at such time.

2. The Facilities

2.1 The Facilities

(a) Subject to the terms of this Agreement, the Lenders make available:

(i) a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B1 Commitments;

(ii) a term loan facility in EUR in an aggregate amount equal to the Total Facility B2 Commitments; and

(iii) a multi-currency revolving credit facility in an aggregate Base Currency Amount equal to the Total Initial Revolving Facility Commitments.

(b) Facility B1 will be available to Paysafe Holdings (US) Corp.

(c) Facility B2 will be available to Paysafe Holdings (US) Corp.

(d) Each Revolving Facility will be available to the Revolving Facility Borrowers.

(e) Each Incremental Facility will be available to the Incremental Facility Borrowers as specified in the applicable Incremental Facility Increase Notice.

(f) Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Revolving Facility Borrowers in place of all or part of its Commitment under a Revolving Facility.

2.2 Increase

(a) The Parent may by giving prior notice to the Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i) the Available Commitments of a Defaulting Lender in accordance with Clause 11.9 (Right of cancellation in relation to a Defaulting Lender); or

(ii) the Commitments of a Lender in accordance with:

(A) Clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank);

(B) paragraph (a) of Clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank); or

(C) Clause 11.1 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(I) the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Parent (each of which shall not be the Parent or a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this Clause 2.2 without the prior consent of that Party);

(II) each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(III) each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(IV) the Commitments of the other Lenders shall continue in full force and effect; and

(V) any increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b) An increase in the Commitments relating to a Facility will only be effective on:

(i) the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii) in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, and the Agent shall promptly notify the Parent and the Increase Lender upon being so satisfied.

(c) Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d) The Parent shall within five Business Days after demand pay to the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them (and/or any Receiver or Delegate) in connection with any increase in Commitments under this Clause 2.2.

(e) If required by the Agent, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.5 (Assignment fee) if the increase was an assignment pursuant to Clause 29.7 (Procedure for assignment) and if the Increase Lender was a New Lender.

(f) The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(g) Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i) an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii) the New Lender were references to that Increase Lender; and

(iii) a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3 Incremental Facility

(a) Subject to this Clause 2.3 the Parent may by giving at least three Business Days’ notice (or such shorter period as the Agent may agree) by delivering to the Agent a duly completed Incremental Facility Increase Notice complying with paragraphs (b) and (c) below (signed by an Officer of the Parent):

(i) increase the commitments under an existing Term Facility and/or establish additional commitments for a new term facility (any such increased or additional commitments for a new term facility, an “Incremental Term Facility”); and/or

(ii) increase the commitments under an existing Revolving Facility and/or establish additional commitments for a new Revolving Facility (any such increased or additional commitments for a new Revolving Facility an “Incremental Revolving Facility”).

(b) Each Incremental Facility Increase Notice will not be regarded as being duly completed unless it specifies the following matters in respect of any such Incremental Facility Commitments:

(i) the Availability Period;

(ii) whether such Incremental Facility is to be provided on a ‘certain funds basis’;

(iii) whether such Incremental Facility Commitments will be used to establish an Incremental Term Facility, an Incremental Revolving Facility or used to increase the Commitments under a Term Facility or a Revolving Facility;

(iv) the identities of the Borrowers in respect of the Incremental Facility Commitments which may be an existing Borrower or another member of the Group which accedes as a Borrower in accordance with Clause 30.2 (Additional Borrowers);

(v) the amount of the Incremental Facility Commitments allocated to each Original Incremental Facility Lender;

(vi) the Margin (and any applicable margin ratchet);

(vii) the commitment fees payable to the Incremental Facility Lender(s) in connection with the provision of Incremental Facility Commitments;

(viii) the Termination Date;

(ix) the currency or currencies in which the Incremental Facility Commitments are to be committed and the currency or currencies in which the Incremental Facility Commitments are to be drawn;

(x) any applicable guarantee limitations in accordance with the Agreed Security Principles; and

(xi) the purpose of the Incremental Facility,

provided that, if the Incremental Facility Commitments are structured as an increase in the Facility B Commitments or the Initial Revolving Facility Commitments, the matters referred to in paragraphs (i) (in the case of the Initial Revolving Facility only), (vi), (vii) (in the case of the Initial Revolving Facility only), (viii), (ix) and (xi) (in the case of the Initial Revolving Facility only) shall be the same as the equivalent terms of Facility B or the Initial Revolving Facility (as applicable) at that time.

(c) An Incremental Facility Increase Notice shall only be valid if:

(i) it is served on or before the Termination Date of Facility B, or, if later, the Termination Date of any then existing Incremental Facility Commitments;

(ii) other than in relation to Customary Bridge Loans, in relation to any Incremental Term Facility Commitments incurred under an Incremental MFN Term Facility prior to the date falling six calendar months after the Closing Date and denominated in any of the currencies described in the table below, and that mature prior to the date falling one year after the relevant Termination Date (as in effect on the Closing Date) in respect of the corresponding Loans described in the table below (the “Relevant MFN Loans”) based on the currency of such Incremental Term Facility Commitments, the margin in respect of such Incremental Term Facility Commitments does not exceed 1.00% per annum higher than the Margin applicable to the Relevant MFN Loans on the Closing Date, unless the Margin applicable to such Relevant MFN Loans on the Closing Date is offered to be increased to the extent necessary so that the margin for such Incremental Term Facility Commitments does not exceed 1.00% per annum above the increased Margin for such Relevant MFN Loans on the Closing Date:

Relevant MFN Loans	Currency of Incremental Term Facility Commitment
Facility B1 Loans	USD
Facility B2 Loans	EUR

provided that this paragraph (ii) shall not apply to any Incremental Term Facility Commitments under an Incremental MFN Term Facility:

(I) that are in a principal amount equal to or less than the MFN Threshold;

(II) that are incurred in connection with the refinancing of a Term Facility in full; or

(III) that are incurred in connection with an acquisition or an Investment permitted under this Agreement;

(iii) subject to the Permitted Earlier Maturity Indebtedness Exception, while any Facility B Commitments are in place, in relation to any Incremental Term Facility Commitments under an Incremental MFN Term Facility, other than in relation to Customary Bridge Loans, such Incremental Term Facility Commitments:

(A) may amortise at a rate not greater than five per cent. per annum of the original principal amount of such Incremental Term Facility Commitment prior to the Termination Date in respect of Facility B, unless the Parent has also offered to the Facility B Lenders, in respect of the respective Facility B Loans made available by such Facility B Lenders, the same percentage amortisation prepayment per annum for the corresponding year, provided that a Facility B Lender will be automatically deemed to have rejected such offer unless such Facility B Lender notifies the Agent that it has accepted such offer by 11 a.m. on the date falling three Business Days after the date of such offer (or such later date as agreed by the Parent (in its sole and absolute discretion), and provided further that if all Facility B Loans have been repaid in full, or all Facility B Loans then outstanding would be repaid in full after giving effect to the application of proceeds from such Incremental Term Facility Commitments, any amortisation profile may apply;

(B) do not have a Weighted Average Life to Maturity shorter than the Weighted Averaged Life to Maturity then applicable to Facility B (subject to any amortisation of such Incremental Term Facility Commitments permitted by sub-paragraph (iii)(A) above); and

(C) do not have a termination date earlier than the Termination Date applicable to Facility B as at the Closing Date;

(iv) the aggregate principal amount of the Incremental Facility Commitments established thereby would (as at the time such Incremental Facility Commitments are established) constitute Permitted Indebtedness; and

(v) it is signed by the Parent, the relevant Incremental Facility Borrower and the relevant Lenders or other banks, financial institutions, trusts, funds or other Persons (which may not be the Parent, the Company or any of its Restricted Subsidiaries) and which have agreed to provide such Incremental Facility Commitments (the “Original Incremental Facility Lenders”) on the terms of that Incremental Facility Increase Notice and this Agreement.

(d) An increase in the Total Incremental Facility Commitments shall only be effective on:

(i) the execution of an Incremental Facility Increase Notice by the Parent, the relevant Incremental Facility Borrower and the relevant Original Incremental Facility Lender(s) and delivery of such executed notice to the Agent;

(ii) in relation to an Incremental Facility Lender which is not already a Lender immediately prior to the relevant increase:

(A) the Original Incremental Facility Lender acceding as a party to this Agreement as a Lender and the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement) by delivery of an Accession Certificate countersigned by the Agent and the Security Agent; and

(B) the performance by the Agent of all necessary “know your customer” or other similar checks (if any) under all applicable laws and regulations in relation to the provision of Incremental Facility Commitments by that Original Incremental Facility Lender(s), the completion of which the Agent shall promptly notify to the Parent and the Incremental Facility Lender.

(e) By signing an Incremental Facility Increase Notice as an Incremental Facility Lender, each such entity agrees to commit the Incremental Facility Commitments set out against its name in that notice and, in the case of an entity who is not already a party to this Agreement as a Lender by signing an Accession Certificate, become a Lender and a Party to this Agreement and to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

(f) Each Obligor confirms:

(i) the authority of the Parent to agree, implement and establish Incremental Facility Commitments in accordance with this Agreement; and

(ii) that its guarantee and indemnity recorded in Clause 23 (Guarantees and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it is intended, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantees and Indemnity) or any Accession Deed pursuant to which it became an Obligor, extend to include the Incremental Facility Loans and any other obligations arising under or in respect of the Incremental Facility Commitments.

(g) Each Finance Party agrees, instructs and empowers the Agent and the Security Agent to (and the relevant Obligor (or the Obligors’ Agent) shall promptly upon request by the Agent or the Security Agent in accordance with the Agreed Security Principles) execute any necessary amendments to the Finance Documents (including the Transaction Security Documents) and/or new Transaction Security Documents as may be required in order to ensure that any Incremental Facility Loans rank pari passu with the other Facilities and that the Transaction Security granted over any assets purchased with the proceeds of any Incremental Facility Loans is shared pari passu by the Finance Parties (to the extent lawful).

(h) Each Original Incremental Facility Lender, by executing the Incremental Facility Increase Notice, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(i) The Agent is authorised by the Group to disclose the terms of any Incremental Facility Increase Notice to any of the other Finance Parties and, upon request by the other Finance Parties, will promptly disclose such terms to the other Finance Parties.

(j) The provisions of this Agreement will apply to the Incremental Facility Commitments and the provisions of Clause 5 (Utilisation – Loans) will apply to all Utilisations of Incremental Facility Commitments, provided that no Utilisation Request for an Incremental Facility Loan shall be valid unless prior to (or simultaneously with) such Incremental Facility Loan the requirements of this Clause 2.3 have been satisfied.

(k) In relation to any Incremental Facility Commitments:

(i) except as agreed to the contrary by the Parent and the relevant Original Incremental Facility Lenders in accordance with this Clause 2.3, each of the Obligors and any Original Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Original Incremental Facility Lender would have assumed and/or acquired had the Original Incremental Facility Lender been an Original Lender under the Incremental Facility;

(ii) each Original Incremental Facility Lender shall become a Party as a “Lender” and any Original Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Original Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender under the Incremental Facility;

(iii) the Commitments of the other Lenders shall continue in full force and effect; and

(iv) any increase in the Total Incremental Facility Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in this Clause 2.3 are satisfied.

(l) Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in relation to an Original Incremental Facility Lender as if references in that Clause to:

(i) an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii) the New Lender were references to that Incremental Facility Lender; and

(iii) a re-transfer and re-assignment were references to respectively a transfer and assignment.

(m) The Parent may (subject to paragraph (c)(ii) above) pay to the Incremental Facility Lender a fee in the amount and at the times agreed between the Parent and the Incremental Facility Lender in a Fee Letter.

(n) Nothing in this Clause 2.3 shall oblige any Lender to provide any Incremental Facility Commitment.

(o) The Parent may specify that an Incremental Facility Increase Notice is conditional on the satisfaction of one or more conditions and/or revocable prior to the Incremental Facility Commitments to be established pursuant to such Incremental Facility Increase Notice becoming effective.

2.4 Finance Parties’ rights and obligations

(a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5 Obligors’ Agent

(a) To the extent permitted under any applicable law, each Obligor by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i) the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests, Selection Notices and prepayment and cancellation notices), to execute on its behalf any Accession Deed, Incremental Facility Increase Notice, Ancillary Document, any other Finance Document and any guarantee or security amendment, extension, transfer or assignment, ratification and/or release, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii) each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests and

Selection Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b) Every act, omission, agreement, undertaking, settlement, consent, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.6 Designated Agent Affiliate

(a) The Agent may nominate (by written notice to the Parent prior to the Closing Date, with such notice to include the identity of the proposed branch or Affiliate and confirming it will be bound as an Agent under this Agreement and as a Senior Agent (as defined in the Intercreditor Agreement) under the Intercreditor Agreement in respect of any Designated Agent Loan (as defined below)) a branch or Affiliate incorporated in the United States or any state or agency thereof (including the District of Columbia) (a “Designated Agent Affiliate”) to discharge its obligations to receive fees on its own behalf and, with respect to payments (including of interest) received on account of any Lender from:

(i) any US Borrower in respect of any Facility B Loan denominated in US Dollars; or

(ii) any US Borrower in respect of any Revolving Facility Loan denominated in US Dollars,

(a “Designated Agent Loan”).

(b) Any Designated Agent Affiliate shall:

(i) to the extent of its role set out in paragraph (a) above, comply with the terms of the Finance Documents; and

(ii) be entitled, to the extent of its role set out in paragraph (a) above, to all the rights and benefits of the Agent under the Finance Documents, provided that such rights and benefits shall be exercised on its behalf by the Agent save where law or regulation requires the Designated Agent Affiliate to do so, in each case, as if it were a party thereto.

(c) The Agent will act as the representative of any Designated Agent Affilate it nominates for all administrative purposes under this Agreement and shall remain liable and responsible for the performance of all obligations assumed by a Designated Agent Affiliate under this Clause 2.6 and non-performance of the Agent's obligations by its Designated Agent Affiliate following a nomination under this Clause 2.6 shall not relieve the Agent of its obligations under this Agreement.

(d) The Obligors, the Security Agent and the other Finance Parties will be entitled to deal only with the Agent, except that such Designated Agent Affiliate may discharge the Agent’s obligations to receive fees on its own behalf and, with respect to payments (including of interest) received on account of any Lender from a US Borrower in respect of a Designated Agent Loan.

3. Purpose

3.1 Purpose

(a) Each Original TLB Borrower shall apply all amounts borrowed by it under Facility B in or towards:

(i) the repayment, refinancing, discharge and/or acquisition of any existing indebtedness of the Group (including any indebtedness under the Existing Facilities Agreement) (the “Refinancing”) and payment of any associated fees, costs, interest and expenses in connection with the Refinancing (including related breakage costs, prepayment premiums, hedging close-out costs and other fees, costs and expenses of or in connection with that repayment, refinancing, discharge and/or acquisition);

(ii) backstopping, replacing and/or providing cash-cover in respect of any letters of credit, guarantees or similar instruments or ancillary, revolving, working capital or local facilities or other arrangements and payment of any associate fees, costs, interest and expenses (including related breakage costs, prepayment premiums, make-whole costs and other fees, costs and expenses payable in connection therewith);

(iii) for any other purpose contemplated by and/or referred to in any funds flow statement;

(iv) general corporate purposes of the Group; and

(v) other related amounts, including fees, costs, expenses, liabilities, taxes (including stamp duty) and other amounts, including those incurred in connection with the Refinancing (including any required arrangement, upfront or any original issue discount fees or similar fees, any additional original issue discount or other fees arising as a result of any market flex, and any ticking fees required to be paid in connection with, and any interest accruing on, the Transaction Documents).

(b) Without prejudice to paragraph (c) below, each Revolving Facility Borrower shall apply all amounts borrowed by it under the Initial Revolving Facility and any Utilisation of any Ancillary Facility towards:

(i) the repayment, refinancing, discharge and/or acquisition of any existing indebtedness of the Group (including any indebtedness under the Existing Facilities Agreement) or of any acquisition target which is owed to third parties and payment of any associated fees, costs, interest and expenses (including related breakage costs, prepayment premiums, hedging close-out costs and other fees, costs and expenses of or in connection with that repayment, refinancing, discharge and/or acquisition);

(ii) backstopping, replacing and/or providing cash-cover in respect of any letters of credit, guarantees or similar instruments or ancillary, revolving, working capital or local facilities or other arrangements and payment of any associate fees, costs, interest and expenses (including related breakage costs, prepayment premiums, make-whole costs and other fees, costs and expenses payable in connection therewith);

(iii) general corporate purposes of the Group; and

(iv) other related amounts, including fees, costs, expenses, liabilities, taxes (including stamp duty) and other amounts, including those incurred in connection with the Refinancing (including any required arrangement, upfront or any original issue discount fees or similar fees, any additional original issue discount or other fees arising as a result of any market flex, and any ticking fees required to be paid in connection with, and any interest accruing on, the Transaction Documents).

(c) Each Incremental Facility Borrower shall apply all amounts borrowed by it under the Incremental Facility and any utilisation of any Ancillary Facility issued under any Incremental Revolving Facility towards the purposes specified in the Incremental Facility Increase Notice relating to the relevant Incremental Facility Commitments.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. Conditions of Utilisation

4.1 Initial conditions precedent

(a) The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on or before the Utilisation Date for that Utilisation, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part 1 (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent). The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (or waived the requirement to receive) such documents and other evidence.

(b) It is hereby acknowledged and agreed (and the Agent has notified the Parent and the Lenders) that the Agent has received all of the documents and evidence referred to in Part 1 (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent), and that these are irrevocably satisfied conditions precedent to the making of any Utilisation.
4.2 Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation (other than a Certain Funds Utilisation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a) in the case of a Rollover Loan, no Declared Default is continuing; and

(b) in the case of any Utilisation (other than a Certain Funds Utilisation) other than a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation.

4.3 Conditions relating to Optional Currencies

(a) A currency will constitute an Optional Currency if it is:

(i) in relation to any Revolving Facility, USD, EUR, GBP, CAD or, in relation to any Incremental Revolving Facility, additionally such other currencies agreed with the relevant Incremental Revolving Lenders and the Agent; or

(ii) in relation to any Facility, any other currency readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation and has been approved by the Agent (acting on the instructions of all the Lenders participating in the relevant Utilisation) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b) A currency will constitute an Optional Currency in relation to an Incremental Facility if it is specified in the Incremental Facility Increase Notice relating to that Incremental Facility.

(c) If by the Specified Time the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i) whether or not the Lenders participating in the relevant Utilisation have granted their approval; and

(ii) if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4 Maximum number of Utilisations

(a) A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i) more than 20 Facility B Loans would be outstanding; or

(ii) more than 20 Initial Revolving Facility Loans would be outstanding.

(b) A TLB Borrower (or the Parent) may not request that a Facility B Loan be divided if, as a result of the proposed division, more than 20 Facility B Loans would be outstanding.

(c) Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(d) Any Separate Loan shall not be taken into account in this Clause 4.4.

(e) A Revolving Facility Borrower (or the Parent) may not request that a Letter of Credit be issued under a Revolving Facility if, as a result of the proposed Utilisation, more than 20 Letters of Credit would be outstanding.

4.5 Utilisations during the Certain Funds Period

(a) Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of Clause 4.2 (Further conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a

Certain Funds Utilisation if, on the date on which the Utilisation Request was delivered to the Agent and on the proposed Utilisation Date:

(i) no Major Event of Default is continuing;

(ii) no Change of Control has occurred; and

(iii) it has not, after the date of this Agreement (or, if later, the date on which the relevant Lender became a Party), become unlawful in any applicable jurisdiction for that Lender to fund its participation in the relevant Certain Funds Utilisation (and if that is the case that Lender must notify the Parent as soon as it becomes aware of the relevant legal issue and such Lender’s Commitment shall be cancelled or transferred pursuant to the provisions of Clause 11.1 (Illegality)), provided that such unlawfulness alone will not excuse any other Lender from participating in the relevant Certain Funds Utilisation.

(b) During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i) cancel any of its Commitments;

(ii) take any action to rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or take any action or make or enforce any claim under or in respect of any Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of a Certain Funds Utilisation;

(iii) refuse to participate in the making of a Certain Funds Utilisation;

(iv) exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(vi) declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable or on demand; or

(vii) take any other action or make or enforce any other claim (in its capacity as Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.6 Utilisations during an Agreed Certain Funds Period

(a) Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of Clause 4.2 (Further conditions precedent), during the relevant Agreed Certain Funds Period, an Initial Revolving Facility Lender or Incremental Facility Lender (as the case may be) will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if:

(i) either:

(A) the Parent has notified the Agent in writing on or prior to the date of the Utilisation Request (such notice, an “Agreed Revolving Facility Certain Funds Notice”) that the Initial Revolving Facility shall be made available on a “certain funds basis” for the purpose of financing an acquisition or investment permitted by this Agreement or for such other purpose agreed with the relevant Revolving Facility Lenders under the Initial Revolving Facility (acting reasonably), for such period as the Parent shall specify in such notice (acting reasonably, on the basis of any agreed or proposed long stop date in respect of the applicable transaction and provided that such period may not be longer than six Months unless the Majority Lenders in respect of the Initial Revolving Facility (acting reasonably) have given their prior written consent); or

(B) the Parent and each of the relevant Incremental Facility Lenders have agreed that the relevant Incremental Facility shall be made available on a “certain funds basis” for a specified purpose in connection with such agreed purpose, for such period and on such terms or conditions (if any) as the Parent and the relevant Incremental Facility Lenders shall agree and notify in writing to the Agent on or prior to the date of the Utilisation Request (such notice, an “Agreed Incremental Facility Certain Funds Notice”); and

(ii) on the proposed Utilisation Date:

(A) no Change of Control has occurred;

(B) it has not, since the date of this Agreement (or, if later, the date on which such Lender became a party to this Agreement), become unlawful for that Lender to participate in any Utilisation provided that that Lender has notified the Parent of the relevant illegality in accordance with Clause 11.1 (Illegality) prior to the date of the relevant Utilisation Request, and provided further that such illegality alone will not excuse any other Lender from participating in the relevant Certain Funds Utilisation and will not in any way affect the obligations of any other Lender;

(C) no Major Event of Default is continuing; and

(D) solely in relation to the Agreed Certain Funds Utilisation under an Incremental Facility, the additional conditions or events (if any) specified in the relevant Incremental Facility Increase Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(b) During the Agreed Certain Funds Period (save in respect of an Initial Revolving Facility Lender or relevant Incremental Facility Lender (as the case may be) in circumstances where one of the requirements described in paragraphs (a)(ii)(A), (a)(ii)(B), (a)(ii)(C) or (a)(ii)(D) above is not satisfied and accordingly that Initial Revolving Facility Lender or Incremental Facility Lender (as the case may be) is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Initial Revolving Facility Lenders or relevant Incremental Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i) cancel any of its Commitments;

(ii) take any action to rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or take any action or make or enforce any claim under or in respect of any Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii) refuse to participate in the making of an Agreed Certain Funds Utilisation;

(iv) exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(vi) declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable or on demand; or

(vii) take any other action or make or enforce any other claim (in its capacity as Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation, provided that:

(A) immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B) this Clause 4.6 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

5. Utilisation – Loans

5.1 Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2 Completion of a Utilisation Request for Loans

(a) Each Utilisation Request for a Loan will not be regarded as having been duly completed unless:

(i) it identifies the Facility to be utilised;

(ii) it identifies the relevant Borrower;

(iii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v) the proposed Interest Period complies with Clause 15 (Interest Periods).

(b) Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date falls on or prior to the Closing Date. Only one Utilisation may be requested in any other Utilisation Requests.

(c) For the avoidance of doubt, each Utilisation Request in respect of a Certain Funds Utilisation shall be considered validly submitted if completed and signed by the Parent or relevant Borrower, notwithstanding that all conditions precedent to such Certain Funds Utilisation have not been satisfied (and no funding indemnities shall be required in addition to those set out in this Agreement).

(d) Subject to Clause 20.2 (Other indemnities), a Borrower may deliver a conditional or revocable Utilisation Request for a Loan.

(e) The Initial Revolving Facility shall not be utilised unless Facility B has been utilised (or is being utilised substantially simultaneously with the initial utilisation of the Initial Revolving Facility).

5.3 Currency and amount

(a) The currency specified in a Utilisation Request must be:

(i) in relation to Facility B1, the Base Currency;

(ii) in relation to Facility B2, EUR;

(iii) in relation to a Revolving Facility, the Base Currency or an Optional Currency; and

(iv) in relation to an Incremental Facility, in the currency provided for pursuant to the terms of that Incremental Facility.

(b) The amount of the proposed Utilisation must be:

(i) for any Facility B in a minimum amount equal to $1,000,000 (or, in relation to Utilisations in EUR, €1,000,000) or, if less, the relevant Available Facility;

(ii) for a Revolving Facility in a minimum amount of $100,000 (or, in relation to Utilisations in any other currency, the Base Currency equivalent) or, if less, the Available Facility; or

(iii) for an Incremental Term Facility, in a minimum amount equal to $1,000,000 (or in relation to Utilisations in any other currency, the Base Currency equivalent) or, if less, the relevant Available Facility or any other amount agreed with the relevant Incremental Term Facility Lender(s).

5.4 Lenders’ participation

(a) If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b) Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c) If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in respect of an Ancillary Facility from the same Revolving Facility, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations, then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments in each case under that Revolving Facility.

(d) The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 34.1 (Payments to the Agent) by the Specified Time.

5.5 Cancellation of Commitment

(a) The Facility B Commitments which, at that time are unutilised, shall be immediately cancelled at the end of the Availability Period for Facility B.

(b) The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Revolving Facility.

(c) Incremental Facility Commitments which are unutilised at the end of the Availability Period for those Incremental Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Incremental Facility Commitments.

5.6 Lender Affiliates and Facility Office

(a) In respect of a Loan or Loans to a particular Borrower (the “Designated Loans”) and, in the case of an Original Lender, only following the expiry of the Certain Funds Period in respect of Facility B and the Initial Revolving Facility, a Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Agent and the Parent):

(i) a substitute Facility Office from which it will make Designated Loans (a “Substitute Facility Office”); or

(ii) nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”).

(b) A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 15 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and as a Senior Lender (as defined in the Intercreditor Agreement) under the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c) The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents

(d) Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(e) A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Parent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f) If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause 5.6:

(i) any Substitute Affiliate Lender shall be treated for the purposes of paragraph (b) of Clause 18.3 (Tax gross-up) as having become a Lender on the date that such Substitute Affiliate Lender’s designation by the Designating Lender becomes effective; and

(ii) the provisions of paragraphs (a) to (i) inclusive and (k) of Clause 29.3 (Conditions of assignment or transfer) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender. For the avoidance of doubt, paragraph (j) of Clause 29.3 shall apply mutatis mutandis in respect of the Substitute Facility Office or Substitute Affiliate Lender.

6. Utilisation – Letters of Credit

6.1 The Revolving Facilities

(a) Each Revolving Facility may be utilised by a Revolving Facility Borrower by way of Letters of Credit.

(b) Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

(c) In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2 Delivery of a Utilisation Request for Letters of Credit

A Revolving Facility Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or by such later time as the relevant Issuing Bank and the Agent may agree). Notwithstanding anything to the contrary in this Agreement, an Issuing Bank, the Agent and a Revolving Facility Borrower (or the Parent on its behalf) may agree any alternative procedure for utilising and/or renewing a Letter of Credit.

6.3 Completion of a Utilisation Request for Letters of Credit

(a) Each Utilisation Request for a Letter of Credit will not be regarded as having been duly completed unless:

(i) it identifies the Revolving Facility to be used;

(ii) it specifies that it is for a Letter of Credit;

(iii) it identifies the Revolving Facility Borrower of the Letter of Credit;

(iv) it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(v) the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility to be utilised;

(vi) the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(vii) the form of Letter of Credit is attached;

(viii) the delivery instructions for the Letter of Credit are specified; and

(ix) the identity of the beneficiary of the Letter of Credit is a beneficiary to which the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation.

(b) Subject to Clause 20.2 (Other indemnities), a Borrower may deliver a conditional or revocable Utilisation Request for a Letter of Credit.

6.4 Currency and amount

(a) The currency specified in an Utilisation Request must be the Base Currency or an Optional Currency.

(b) Unless otherwise agreed with the Issuing Bank, the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is a minimum of $1,000,000 (or in relation to Utilisations in any other currency, the Base Currency equivalent), or, if less, the Available Facility.

6.5 Issue of Letters of Credit

(a) If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b) The Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i) in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Declared Default is continuing; and

(ii) in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation.

(c) Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation, if on the proposed Utilisation Date:

(i) no Major Event Default is continuing or would result from the proposed Utilisation;

(ii) no Change of Control has occurred; and

(iii) it has not, after the date of this Agreement (or, if later, the date on which the relevant Issuing Bank became a Party as an Issuing Bank), become unlawful in any applicable jurisdiction for the Issuing Bank to issue the applicable Letter of Credit (and if that is the case the Issuing Bank must notify the Parent as soon as it becomes aware of the relevant legal issue and the provisions of Clause 11.1 (Illegality) shall apply), provided that, during the Certain Funds Period, an extension of a Letter of Credit shall be permitted unless a Declared Default is continuing.

(d) During any Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i) no Major Event Default is continuing or would result from the proposed Utilisation;

(ii) no Change of Control has occurred; and

(iii) it has not, after the date of this Agreement (or, if later, the date on which the relevant Issuing Bank became a Party as an Issuing Bank), become unlawful in any applicable jurisdiction for the Issuing Bank to issue the applicable Letter of Credit (and if that is the case the Issuing Bank must notify the Parent as soon as it becomes aware of the relevant legal issue and the provisions of Clause 11.1 (Illegality) shall apply); and

(iv) solely in relation to an Agreed Certain Funds Utilisation under an Ancillary Facility or a Revolving Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied, provided that, during an Agreed Certain Funds Period, an extension of a Letter of Credit shall be permitted unless a Declared Default is continuing.

(e) Notwithstanding anything to the contrary in this Agreement, during the Certain Funds Period or any Agreed Certain Funds Period the Issuing Bank shall not be entitled to:

(i) cancel any of its Commitments;

(ii) take any action to rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or take any action or make or enforce any claim under or in respect of any Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation or an Agreed Certain Funds Utilisation;

(iii) refuse to issue a Letter of Credit which is a Certain Funds Utilisation or an Agreed Certain Funds Utilisation;

(iv) exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Letter of Credit to the extent to do so would prevent or the making of a Letter of Credit which is a Certain Funds Utilisation or an Agreed Certain Funds Utilisation;

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Letter of Credit which is a Certain Funds Utilisation or an Agreed Certain Funds Utilisation;

(vi) declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable or on demand; or

(vii) take any other action or make or enforce any other claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation or an Agreed Certain Funds Utilisation,

provided that immediately upon the expiry of the Certain Funds Period or the relevant Agreed Certain Funds Utilisation (as applicable) all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period or the relevant Agreed Certain Funds Utilisation (as applicable).

(f) The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(g) The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(h) The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(i) The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(j) Subject to paragraph (a)(i) of Clause 31.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(k) The Issuing Bank may (with the consent of the relevant Revolving Facility Borrower or the Parent) issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

6.6 Renewal of a Letter of Credit

(a) A Revolving Facility Borrower (or the Parent on its behalf) may request that any Letter of Credit issued on behalf of that Revolving Facility Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b) The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraphs (vi) to (ix) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c) The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i) its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii) its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d) If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7 Reduction of a Letter of Credit

(a) If, on the proposed Utilisation Date of a Letter of Credit, any Lender under the relevant Revolving Facility is a Non-Acceptable L/C Lender and:

(i) that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii) either:

(A) the Issuing Bank has not required the relevant Revolving Facility Borrower to provide cash cover pursuant to Clause 7.5 (Requirement for cash cover from Borrower); or

(B) the relevant Revolving Facility Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b) The Issuing Bank shall notify the Agent and the Parent of each reduction made pursuant to this Clause 6.7.

(c) This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8 Revaluation of Letters of Credit

(a) If any Letter of Credit is denominated in an Optional Currency, the Agent shall on the last day of each Financial Year recalculate the Base Currency Amount of each such Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b) The Parent shall, if requested by the Agent within five Business Days after any calculation under paragraph (a) above, ensure that within three Business Days after such request sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) by more than five per cent. following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9 Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the relevant Revolving Facility Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them, provided that any failure to provide such details shall not constitute a Default or otherwise affect any Revolving Facility Borrower’s rights under this Agreement (including requesting further Utilisations).

6.10 Appointment of additional Issuing Banks

(a) Any Lender (or Affiliate of a Lender) which has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Parent that it has so agreed to be an Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as an Issuing Bank and on making that notification that Lender (or Affiliate of a Lender) shall become bound by the terms of this Agreement as an Issuing Bank.

(b) The Parent and any Issuing Bank may at any time and from time to time agree (at their sole discretion) any sub-limit on the amount of Letters of Credit to be issued by that Issuing Bank.

(c) Where this Agreement or any other Finance Document imposes an obligation on an Issuing Bank and the relevant Issuing Bank is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.11 Existing Letters of Credit and Ancillary Facilities

(a) The Parent may by notice in writing to the Agent request that any letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made prior to the Closing Date by any person which is a Lender under this Agreement (or an Affiliate of such a Lender) on behalf or at the request of any member of the Group be deemed to be issued under an Ancillary Facility or the Initial Revolving Facility and with effect from the later of the date specified in such notice (the “Grandfathering Date”) (being a date not less than three Business Days, or such shorter period as the Agent may agree, after the date such notice is delivered to the Agent) and the Closing Date, such instrument (the “Relevant Instrument”) shall be treated as outstanding under an Ancillary Facility or a Letter of Credit for all purposes under the Initial Revolving Facility or Ancillary Facility (as the case may be), provided that:

(i) the relevant entity that is the borrower of the Relevant Instrument or on whose behalf it has been issued will either (i) accede to this Agreement as a Revolving Facility Borrower on the Grandfathering Date in accordance with Clause 30 (Changes to the Obligors) or (ii) (in the case of a Relevant Instrument to be treated as outstanding under an Ancillary Facility) be approved as an Affiliate of a Revolving Facility Borrower by the Lender providing such Relevant Instrument in accordance with Clause 9.10 (Affiliates of Borrowers); and

(ii) the Agent receives, together with the notice specified in this Clause 6.11, a copy of the Relevant Instrument, detailing the amounts outstanding thereunder and the identity of the Lenders under the Relevant Instrument.

(b) The Lender (or as the case may be, the Affiliate of the Lender) under a Relevant Instrument will (unless it is already an Ancillary Lender, or, as the case may be, an Issuing Bank) become an Ancillary Lender or, as the case may be, an Issuing Bank with respect to each Relevant Instrument issued, undertaken or made by it, in each case subject to the Agent having received notification in writing from such Lender (or, as the case may be, the Affiliate of such Lender) that it agrees to the Relevant Instrument being treated as outstanding under an Ancillary Facility or, as the case may be, a Letter of Credit for all purposes under this Agreement.

7. Letters of Credit

7.1 Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Revolving Facility Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount promptly on demand by the relevant Issuing Bank.

7.2 Claims under a Letter of Credit

(a) Each Revolving Facility Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a claim).

(b) Each Revolving Facility Borrower shall within five Business Days after demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim or, provided that no Declared Default has occurred and is continuing, may elect that such claim be converted to a Revolving Facility Loan.

(c) Each Revolving Facility Borrower acknowledges that the Issuing Bank:

(i) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii) deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d) The obligations of a Revolving Facility Borrower under this Clause 7 will not be affected by:

(i) the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii) any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3 Indemnities

(a) Each Revolving Facility Borrower shall promptly on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Revolving Facility Borrower.

(b) Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c) The Revolving Facility Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall promptly on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit except to the extent arising out of the negligence of, wilful misconduct of, or material breach of the terms of this Agreement in relation to such Letter of Credit by, such Lender.

(d) The obligations of each Lender or Revolving Facility Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Revolving Facility Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e) If a Revolving Facility Borrower has provided cash cover in respect of a Lender’s participation in that Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (b) above.

(f) The obligations of any Lender or Revolving Facility Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i) any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v) any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii) any insolvency or similar proceedings.

7.4 Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a) If, at any time but subject to paragraph (g) below, a Lender under a Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i) the outstanding amount of a Letter of Credit; or

(ii) in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b) The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c) Subject to paragraph (f) below, withdrawals from the account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

(d) If a Revolving Facility Lender is a Non-Acceptable L/C Lender, it shall notify the Agent and the Parent:

(i) on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase), 2.3 (Incremental Facility) or Clause 29 (Changes to the Lenders); and

(ii) as soon as practicable upon becoming aware of the same,

and an indication in an Assignment Agreement, in a Transfer Certificate, in an Increase Confirmation, in an Extension Amendment or in a Refinancing Amendment to that effect will constitute a notice under paragraph (i) above to the Agent.

(e) Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f) Notwithstanding paragraph (c) above, a Lender who has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i) to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit:

(ii) if:

(A) it ceases to be a Non-Acceptable L/C Lender;

(B) its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C) an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii) if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within five Business Days after that Lender’s request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g) If the Issuing Bank sends a notice to a Lender under paragraph (a) above at a time when the Issuing Bank is a Non-Acceptable L/C Lender or, would be a Non-Acceptable L/C Lender if it were a Lender under a Revolving Facility (as the case may be), the relevant Lender to whom the notice is delivered will not be under any obligation to pay an amount requested under such notice, and it will not as a result of such non-payment become a Defaulting Lender.

(h) To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) when required in accordance with this Clause 7.4 in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Parent (with a copy to the Agent) and the relevant Revolving Facility Borrower of that proposed Letter of Credit (or the Parent) may (at its sole and absolute discretion), provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the amount of that proposed Letter of Credit.

7.5 Requirement for cash cover from Borrower

If:

(a) a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank and the Parent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b) the Issuing Bank notifies the Parent (with a copy to the Agent) that it requires the Revolving Facility Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit; and

(c) that Revolving Facility Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Revolving Facility Borrower (or the Parent) shall provide such cash cover within three Business Days after the notice referred to in paragraph (b) above.

7.6 Regulation and consequences of cash cover provided by Borrower

(a) Any cash cover provided by a Revolving Facility Borrower pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) may be funded out of a Revolving Facility Loan.

(b) Notwithstanding paragraph (e) of Clause 1.2 (Construction), the relevant Revolving Facility Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable

L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:

(i) to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Revolving Facility Borrower to the Issuing Bank in respect of a Letter of Credit;

(ii) if:

(A) the relevant Lender is not or ceases to be a Non-Acceptable L/C Lender;

(B) the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C) an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii) if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Revolving Facility Borrower within five Business Days after that Revolving Facility Borrower’s request.

(c) To the extent that a Revolving Facility Borrower has provided cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However, the relevant Revolving Facility Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d) The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Revolving Facility Borrower provides cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.7 Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8. Optional Currencies

8.1 Selection of currency

A Revolving Facility Borrower (or the Parent on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

8.2 Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a) a Lender notifies the Agent that an Optional Currency requested under paragraph (a)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) is not readily available to it in the amount required; or

(b) a Lender notifies the Agent that compliance with its obligation to participate in a Loan in an Optional Currency requested under paragraph (a)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Parent on its behalf) and the Parent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3 Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9. Ancillary Facilities

9.1 Type of Facility

An Ancillary Facility may be by way of:

(a) an overdraft, cheque clearing, automatic payment or other current account or similar facility;

(b) a guarantee, bonding, documentary or stand-by letter of credit facility;

(c) a short term loan facility;

(d) a derivatives facility;

(e) a foreign exchange facility; or

(f) any other facility or accommodation required or desirable in connection with the business of the Group and which is agreed by the Parent and the relevant Ancillary Lender.

9.2 Availability

(a) If the Parent and a Lender (or Lenders) agree and except as otherwise provided in this Agreement, the Lender (or one or more Lenders) may provide all or part of its Commitment under a Revolving Facility as an Ancillary Facility on either a fronted or bilateral basis.

(b) An Ancillary Facility shall not be made available unless, not later than three Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or such later date as may be agreed by the relevant Ancillary Lender), the Agent has received from the Parent:

(i) a notice in writing of the establishment of an Ancillary Facility and specifying:

(A) the Revolving Facility to which it relates;

(B) the proposed Revolving Facility Borrower(s) (or, subject to Clause 9.10 (Affiliates of Borrowers), Affiliates of Revolving Facility Borrowers) which may use the Ancillary Facility;

(C) the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(D) the proposed type of Ancillary Facility to be provided;

(E) the proposed Ancillary Lender(s);

(F) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(G) the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii) any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c) The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d) Subject to compliance with paragraph (b) above:

(i) the Lender(s) concerned will become an Ancillary Lender; and

(ii) the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

9.3 Terms of Ancillary Facilities

(a) Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b) Those terms:

(i) to the extent relating to the rate of interest, fees and other remuneration in respect of that Ancillary Facility, must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii) may allow only Revolving Facility Borrowers (or subject to Clause 9.10 (Affiliates of Borrowers) Affiliates of Revolving Facility Borrowers) to use the Ancillary Facility;

(iii) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv) may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment relating to the relevant Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v) must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the relevant Revolving Facility (or such earlier date as the applicable Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c) If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i) Clause 37.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d) Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.3 (Interest, commission and fees on Ancillary Facilities).

9.4 Repayment of Ancillary Facility

(a) An Ancillary Facility shall cease to be available on the Termination Date in relation to the applicable Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement unless otherwise agreed in writing with the relevant Ancillary Lender pursuant to Clause 9.14 (Continuation of Ancillary Facilities).

(b) If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c) No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility prior to the expiry date of the relevant Ancillary Facility unless:

(i) all Revolving Facility Commitments in respect of the relevant Revolving Facility have been cancelled in full, or all outstanding Utilisations under the relevant Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(ii) it has, after the date of this Agreement (or, if later, the date on which the relevant Ancillary Facility Lender became a Party as an Incremental Facility Lender), become unlawful in any applicable jurisdiction for that Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it has become unlawful for any Affiliate of the Ancillary Lender which is an Ancillary Lender under Clause 9.9 (Affiliates of Lenders as Ancillary Lenders) to do so);

(iii) where required to bring any Gross Outstandings down to the net limit;

(iv) both:

(A) the Available Commitments relating to the relevant Revolving Facility; and

(B) the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Revolving Facility Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisations under the relevant Revolving Facility and the Ancillary Lender gives sufficient notice to enable a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings; or

(v) as agreed by the Parent in writing.

(d) If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

(e) For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iv) above can be refinanced by a Utilisation of the relevant Revolving Facility:

(i) the Revolving Facility Commitment of the Ancillary Lender under that Revolving Facility will be increased by the amount of its Ancillary Commitment; and

(ii) the Utilisation may (so long as paragraph (c)(i) does not apply) be made irrespective of whether a Default is outstanding or any applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings and irrespective of whether Clause 4.2 (Further conditions precedent) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(f) On the making of a Utilisation of a Revolving Facility to refinance all or part of any Ancillary Outstandings:

(i) each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments, in each case, under that Revolving Facility; and

(ii) the relevant Ancillary Facility shall be cancelled to the extent of such refinancing.

(g) In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount the Available Credit Balance which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

9.5 Limitation on Ancillary Outstandings

The Parent shall procure that:

(a) the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b) in relation to a Multi-account Overdraft:

(i) the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii) the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

9.6 Voluntary cancellation of Ancillary Facilities

Unless otherwise agreed with the relevant Ancillary Lender, the Parent may, if it gives the Agent and the relevant Ancillary Lender not less than five Business Days’ notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.7 Adjustment for Ancillary Facilities upon acceleration

(a) In this Clause 9.7:

(i) Revolving Outstandings means, in relation to a Lender and a Revolving Credit Facility the aggregate of the equivalent in the Base Currency of:

(A) its participation in each Revolving Facility Utilisation then outstanding under that Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under that Revolving Facility); and

(B) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) under that Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii) Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b) If a Declared Default occurs, each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be)

corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under each Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments each as at the date the notice is served under paragraphs (b)(i) and (b)(ii) of Clause 28.5 (Acceleration).

(c) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d) Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 9.7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 29.12 (Pro rata interest settlement).

(e) Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f) All calculations to be made pursuant to this Clause 9.7 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(g) This Clause 9.7 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Revolving Facility Utilisation or in another currency which is acceptable to that Lender.

9.8 Information

The Parent and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.9 Affiliates of Lenders as Ancillary Lenders

(a) Subject to the terms of this Agreement, an Affiliate of a Lender under a Revolving Facility may become an Ancillary Lender. In such case, the relevant Lender or its Affiliate shall be treated for all purposes of this Agreement other than under Clause 18 (Taxes) as a single Lender whose Revolving Facility Commitment in respect of that Revolving Facility is the amount of the relevant Lender’s Revolving Facility Commitment under the relevant Revolving Facility or, as the case may be, as set out in the relevant Incremental Facility

Increase Notice and/or the amount of any Revolving Facility Commitment in respect of that Revolving Facility transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of Clause 18 (Taxes), the Affiliate shall be treated as a Lender in its own right which becomes a party to this Agreement on the date that it becomes an Ancillary Lender under the relevant Ancillary Facility.

(b) The Parent shall specify any relevant Affiliate of a Revolving Facility Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c) An Affiliate of a Revolving Facility Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as a Senior Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with Clause 19.7 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d) If a Revolving Facility Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e) Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Revolving Facility Lender which is not a party to that document, the relevant Revolving Facility Lender shall ensure that the obligation is performed by its Affiliate.

9.10 Affiliates of Borrowers

(a) Subject to the terms of this Agreement, an Affiliate of a Revolving Facility Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b) The Parent shall specify any relevant Affiliate of a Revolving Facility Borrower in any notice delivered by the Parent to the Agent pursuant to paragraph (b) of Clause 9.2 (Availability).

(c) If a Borrower ceases to be a Revolving Facility Borrower under this Agreement in accordance with Clause 30.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d) Where this Agreement or any other Finance Document imposes an obligation on a Revolving Facility Borrower under an Ancillary Facility and the relevant Revolving Facility Borrower is an Affiliate of a Revolving Facility Borrower which is not a party to that document, the relevant Revolving Facility Borrower shall ensure that the obligation is performed by its Affiliate.

(e) Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.11 Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment in respect of that Revolving Facility is not less than:

(a) its Ancillary Commitment; or

(b) the Ancillary Commitment of its Affiliate,

in each case in respect of its Revolving Facility Commitment in respect of that Revolving Facility.

9.12 Amendments and Waivers – Ancillary Facilities

No consent, amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such consent, amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 40 (Amendments and Waivers) will apply.

9.13 Adjustments required in relation to Ancillary Facilities

The Agent may, by notice in writing to the Revolving Facility Lenders, reallocate drawn and undrawn Revolving Facility Commitments at the end of an Interest Period among Revolving Facility Lenders as may be necessary to ensure that any Revolving Facility Lender that intends to enter into an Ancillary Facility has an undrawn Revolving Facility Commitment sufficient to allow it to enter into such Ancillary Facility, in each case, under the relevant Revolving Facility, provided that for the avoidance of doubt no such reallocation may increase any Revolving Facility Lender’s Revolving Facility Commitment.

9.14 Continuation of Ancillary Facilities

(a) A Revolving Facility Borrower and an Ancillary Lender may, as between themselves only, agree to continue to provide the same Ancillary Facilities following the Termination Date applicable to the relevant Facility or, as the case may be, the date the relevant Commitments are otherwise cancelled under this Agreement (the “Cancellation Date”).

(b) If any arrangement contemplated in paragraph (a) above is to occur, each relevant Revolving Facility Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon such Termination Date or, as the case may be, Cancellation Date, any such Ancillary Facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under such Ancillary Facility arising prior to such Termination Date or, as the case may be, Cancellation Date, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not secure any such Ancillary Facility after such Termination Date or, as the case may be, Cancellation Date.

10. Repayment

10.1 Repayment of Term Loans

(a) The TLB Borrowers under Facility B1 shall repay:

(i) on each Quarter Date (commencing with the last day of the first complete Financial Quarter ending after the Closing Date) an aggregate principal amount equal to 0.25% of the aggregate principal amount of Facility B1 Loans outstanding on the Closing Date; and

(ii) the outstanding aggregate Facility B1 Loans in full on the Termination Date in respect of Facility B1.

(b) The TLB Borrowers under Facility B2 shall repay the outstanding aggregate Facility B2 Loans in full on the Termination Date in respect of Facility B2.

(c) The Incremental Facility Borrowers under each Incremental Term Facility shall repay each Incremental Term Facility Loan borrowed by it under that Incremental Term Facility in the amounts and on the dates agreed between the Borrower and the relevant Lenders thereof in accordance with Clause 2.3 (Incremental Facility).

(d) The Borrowers may not reborrow any part of a Term Facility which is repaid.

10.2 Repayment of Revolving Facility Loans

(a) Subject to paragraph (d) below and to the terms of any relevant Incremental Facility Increase Notice, each Revolving Facility Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b) Without prejudice to each Revolving Facility Borrower’s obligation under paragraph (a) above, if:

(i) any Revolving Facility Loan is not repaid on the last day of its Interest Period;

(ii) the applicable Borrower (or the Parent on its behalf) has not notified the Agent that it intends to repay such Revolving Facility Loan on the last day of its Interest Period; and

(iii) no Declared Default is continuing,

a Rollover Loan shall be deemed to have been drawn on the last day of the Interest Period for that Revolving Facility Loan and applied in repayment of that Revolving Facility Loan.

(c) Without prejudice to each Revolving Facility Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans under the same Revolving Facility are to be made available to a Revolving Facility Borrower:

(i) on the same day that a maturing Revolving Facility Loan under that Revolving Facility is due to be repaid by that Revolving Facility Borrower;

(ii) in the same currency as the maturing Revolving Facility Loan, (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii) in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A) if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(I) the relevant Revolving Facility Borrower will only be required to make a payment under Clause 34.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(II) each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the relevant Revolving Facility Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B) if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(I) the relevant Revolving Facility Borrower will not be required to make a payment under Clause 34.1 (Payments to the Agent); and

(II) each Lender will be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the relevant Revolving Facility Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(d) At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans, then outstanding will be automatically extended to the Termination Date in relation to the relevant Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(e) A Revolving Facility Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (e) to the Defaulting Lender concerned as soon as practicable on receipt.

(f) Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Revolving Facility Borrower (or the Parent on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Revolving Facility Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(g) The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (d) to (f) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11. Illegality, Voluntary Prepayment and Cancellation

11.1 Illegality

(a) If after the date of this Agreement (or, if later, the date the relevant Lender became a Party) it has become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(i) that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Parent;

(ii) upon the Agent notifying the Parent, each Available Commitment of that Lender will be immediately cancelled to the extent necessary to comply with applicable laws or, at the Parent’s request, the Lender’s Commitment shall be transferred to another person pursuant to Clause 40.7 (Replacement of Lender); and

(iii) to the extent that the Lender’s participation has not been transferred pursuant to Clause 40.7 (Replacement of Lender), each Borrower shall, to the extent of that unlawfulness, repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

(b) Notwithstanding paragraph (a) above, each Lender confirms on the date that it becomes a Lender under a Facility that, based on information available to it, it or its branch or Affiliate is permitted to participate in that Facility, maintain a Commitment under that Facility and perform all of its obligations under any Finance Document in all jurisdictions in which any Borrower under that Facility is incorporated as at that date, following Brexit.

11.2 Illegality in relation to Issuing Bank

(a) If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it has become unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit:

(i) that Issuing Bank shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Parent;

(ii) upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(iii) to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(iv) unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, each Revolving Facility shall cease to be available for the issue of Letters of Credit.

(b) Notwithstanding paragraph (a) above, each Issuing Bank confirms on the date that it becomes an Issuing Bank that, based on information available to it, it or its branch or Affiliate is permitted to fund and maintain its participation in any Letter of Credit in respect of which it is an Issuing Bank and perform all of its obligations under any Finance Document in all jurisdictions in which any Borrower under any Facility in respect of which it is an Issuing Bank is incorporated as at that date, following Brexit.

11.3 Voluntary cancellation

(a) In respect of any Term Facility (other than an Incremental Term Facility), the Parent or a TLB Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Facility B Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being an amount that reduces the Base Currency equivalent of the Available Facility in respect of the relevant Term Facility by a minimum amount of $500,000 (or €500,000 in the case of Facility B2) (or, in each case, its equivalent in other currencies)).

(b) In respect of any Incremental Term Facility, the Parent or an Incremental Facility Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Incremental Term Facility Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being an amount that reduces the Base Currency equivalent of the Available Facility in respect of the relevant Incremental Term Facility by a minimum amount of $500,000 (or its equivalent in other currencies).

(c) In respect of any Revolving Facility, the Parent or a Revolving Facility Borrower may, if it gives the Agent not less than one Business Day’s (or such shorter period as the Majority Revolving Facility Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being an amount that reduces the Base Currency equivalent of the Available Facility in respect of the relevant Revolving Facility by a minimum amount of $100,000 (or its equivalent in other currencies)).

(d) Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under the relevant Facility.

11.4 Voluntary prepayment of Facility B

(a) A TLB Borrower to which a Facility B Loan has been made may, if it or the Parent gives the Agent not less than three Business Days’ (in the case of a Term Rate Loan) or five RFR Banking Days’ (in the case of a Compounded Rate Loan) (or such shorter period as the Majority Facility B Lenders may agree) prior notice, prepay the whole or any part of that Facility B Loan (but, if in part, being an amount that reduces the Base Currency equivalent of the relevant Facility B Loan by a minimum amount of $500,000 (or €500,000 in the case of Facility B2)).

(b) A Facility B Loan may only be prepaid after the last day of the Availability Period for Facility B (or, if earlier, the day on which the applicable Available Facility is zero).

11.5 Voluntary prepayment of Revolving Facility Loans

A Revolving Facility Borrower to which a Revolving Facility Loan has been made may, if it or the Parent gives the Agent not less than one Business Day’s (in the case of a Term Rate Loan) or five RFR Banking Days’ (in the case of a Compounded Rate Loan) (or such shorter period as the

Majority Lenders under the relevant Revolving Facility may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency equivalent of that Revolving Facility Loan by a minimum amount of $100,000).

11.6 Voluntary prepayment of Incremental Facility Term Loans

(a) Unless otherwise provided in the terms of the relevant Incremental Term Facility, an Incremental Facility Borrower to which an Incremental Facility Term Loan has been made may, if it or the Parent gives the Agent not less than three Business Days’ (in the case of a Term Rate Loan) or five RFR Banking Days’ (in the case of a Compounded Rate Loan) (or such shorter period as the Majority Incremental Term Facility Lenders may agree) prior notice, prepay the whole or any part of that Incremental Facility Term Loan (but, if in part, being an amount that reduces the Base Currency equivalent of the relevant Incremental Facility Term Loan by a minimum amount of $500,000).

(b) An Incremental Term Facility Loan may only be prepaid after the last day of the Availability Period for that Incremental Facility (or, if earlier, the day on which the applicable Available Facility is zero).

11.7 Voluntary prepayment at discretion of Parent

Subject to Clause 13.9 (Application of prepayments), the Parent or a Borrower may, in its sole and absolute discretion, apply any voluntary prepayment permitted under this Agreement to any Facility or Facilities and in such proportions as the Parent or such Borrower may elect.

11.8 Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a) If:

(i) any sum payable to any Lender by an Obligor is required to be increased under Clause 18.3 (Tax gross-up) or under an equivalent provision of any Finance Document;

(ii) any Lender or Issuing Bank claims indemnification or payment from the Parent or an Obligor under Clause 18.4 (Tax indemnity) or Clause 19.1 (Increased Costs) (whether or not entitled to do so in accordance with those provisions); or

(iii) any Lender becomes a Non-Consenting Lender,

the Parent may, whilst the circumstance giving rise to a Lender being a Non-Consenting Lender or the requirement for that increase or indemnification continues, give the Agent notice:

(A) (if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(B) (if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b) On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c) On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.9 Right of cancellation in relation to a Defaulting Lender

(a) If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b) On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12. Mandatory Prepayment

12.1 Change of Control

(a) For the purposes of this Agreement:

“Change of Control” means the occurrence of any of the following after the Closing Date (and excluding, for the avoidance of doubt, the Transactions):

(i) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder or any Obligor; provided that such sale, lease, transfer, conveyance or other disposition shall not constitute a Change of Control unless any Person (other than any Permitted Holder or a Holding Company) or Persons (other than any Permitted Holders or a Holding Company) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50%, on a fully diluted basis, of the total voting power of the Voting Stock of the transferee Person in such sale, lease, transfer, conveyance or other disposition of assets, as the case may be; or

(ii) the Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by:

(A) any Person (other than any Permitted Holder); or

(B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Closing Date) of more than 50%, on a fully diluted basis, of the total voting power of the Voting Stock of the Parent directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than in connection with any transaction or series of transactions in which the Parent shall become a Subsidiary of a Holding Company.

Notwithstanding sub-paragraphs (i) and (ii) above or any provision of Rule 13d-3 or 13d-5 of the Exchange Act:

(1) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement;

(2) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for the purposes of determining whether a Change of Control has occurred;

(3) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of such parent entity; and

(4) the right to acquire Voting Stock (as long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Permitted Holder” means any of:

(i) each of the Investors;

(ii) each of the Management Stockholders (including any Management Stockholders holding Equity Interests through an Equityholding Vehicle);

(iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Parent or any of its direct or indirect parent companies, acting in such capacity;

(iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) of which any of the foregoing, any Holding Company of the Parent, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in sub-paragraphs (i) to (iii) above, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Parent or any of its direct or indirect parent companies held by such group;

(v) any Holding Company; and

(vi) any Permitted Plan.

(b) If a Change of Control occurs:

(i) the Parent shall promptly notify the Agent upon becoming aware of that Change of Control (the “Change of Control Notice”) and the Agent shall promptly notify the Lenders and Issuing Bank accordingly; and

(ii) at the Parent’s option (as specified in the Change of Control Notice), unless otherwise agreed by the Majority Lenders, either:

(A) each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents and each Issuing Bank shall be entitled to require that any Letters of Credit issued by it are prepaid, in each case by notice to the Agent within 10 Business Days after the date of the Change of Control Notice (the “Change of Control Put Option Period”), whereupon:

(I) the undrawn Commitments of such Lender shall, by no less than five Business Days’ prior notice to the Parent, be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility (in each case other than (1) a Rollover Loan, (2) a Letter of Credit issued or to be issued pursuant to a Renewal Request or (3) a Utilisation or utilisation of an Ancillary Facility to refinance any amount falling due under an Ancillary Facility) and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit (other than a Letter of Credit issued or to be issued pursuant to a Renewal Request); and

(II) on the date specified by the Parent (such date falling no earlier than 10 days nor later than 60 days from the date the Change of Control

Notice is delivered to the Agent) all outstanding Utilisations provided by such Lender and Ancillary Outstandings of such Lender (and/or, in the case of an Issuing Bank, all Letters of Credit provided by that Issuing Bank), together with accrued interest, and all other amounts accrued or owing to such Lender (or Issuing Bank, as the case may be) under the Finance Documents shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is released and (unless otherwise agreed between the Parent and that Lender) any Letter of Credit provided by that Lender in its capacity as an Issuing Bank is prepaid and any Ancillary Facility provided by that Lender (or that Lender in its capacity as Issuing Bank, as the case may be) is prepaid and cancelled; or

(B) all outstanding undrawn Commitments of each Lender shall be immediately cancelled and all outstanding Utilisations and Ancillary Outstandings shall become immediately due and payable, together with accrued interest and other amounts accrued to each Lender (or that Lender in its capacity as Issuing Bank, as the case may be) under the Finance Documents.

(c) If a Lender or Issuing Bank has not notified the Agent in accordance with the provisions of paragraph (b)(ii)(A) above by the end of the Change of Control Put Option Period in respect of that Change of Control (only), without prejudice to Clause 11.3 (Voluntary cancellation), Clause 11.4 (Voluntary prepayment of Facility B), Clause 11.5 (Voluntary prepayment of Revolving Facility Loans), Clause 11.6 (Voluntary prepayment of Incremental Facility Term Loans), Clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or paragraph (b)(ii)(B) above, that Lender shall not be able to cancel its Commitments or require repayment of all or any part of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Document and an Issuing Bank shall not be entitled to require that any Letter of Credit issued by it are repaid and cancelled, in each case pursuant to paragraph (b) above.

12.2 Excess Cash Flow

(a) The Parent will ensure that within 15 Business Days after the date on which the Annual Financial Statements and accompanying Compliance Certificate for the relevant Financial Year (commencing with the first complete Financial Year ending after the Closing Date) are required to be delivered, an amount equal to: (x) the applicable percentage of the Excess Cash Flow for such Financial Year, minus (y) each of the following:

(i) the sum of (A) all voluntary prepayments, repurchases or redemptions of the Facilities or any other Indebtedness permitted to be incurred by a member of the Group under this Agreement secured on a pari passu basis with the Facilities (or any Refinancing Indebtedness that is secured on a pari passu basis with the Facilities) (and, in the case of any revolving credit facility, to the extent such prepayment, repurchase or redemption is accompanied by a permanent reduction of the corresponding commitment) which is prepaid, repurchased or redeemed on a pro rata basis or less than pro rata basis with Facility B (but, in each case, excluding prepayments, repurchases or redemptions to the extent funded with the proceeds of long-term funded indebtedness (other than revolving loans)), made during such Financial Year or after the end of the relevant Financial Year but prior to the time prepayment is due under this Clause 12.2 (including, in the case of Debt Purchase Transactions, the actual purchase price paid in cash pursuant to such Debt Purchase Transaction) (each, a “Voluntary Debt Reduction”), plus (B) any amounts in respect of a Voluntary Debt Reduction carried forward from any prior Financial Year in accordance with paragraph (g) below;

(ii) the aggregate consideration required to be paid in cash by the Parent or any of the Restricted Subsidiaries pursuant to binding contracts entered into prior to or during the relevant Financial Year, or intended to be paid in cash by the Parent or any of the Restricted Subsidiaries, in each case in respect of Investments, acquisitions, Capital Expenditures or acquisitions of intellectual property, in each case, permitted under this Agreement, to be consummated or made during the period of four consecutive Financial Quarters following the end of such Financial Year (together, the “Committed Investment Amount”); provided that:

(A) at the option of the Parent (in its sole and absolute discretion):

(I) the Committed Investment Amount shall also include any amount committed to be paid pursuant to a binding contract in any subsequent period so long as to the extent such amount is not actually paid as committed in such subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period; and

(II) the amount shall also include any payment made after such Financial Year and prior to the date on which the Excess Cash Flow payment under this Clause 12.2 is due so long as such amount will not be deducted in subsequent periods; and

(B) to the extent the aggregate amount of internally generated cash flow actually utilised to finance such Investments, acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive Financial Quarters or such subsequent period is less than the Committed Investment Amount, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Financial Quarters; and

(iii) the amount of any Restricted Payments paid in cash during the relevant Financial Year pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) (each, a “Specified Restricted Payment”) in each case to the extent such Specified Restricted Payments were financed with internally generated cash flow or borrowings under any revolving credit facility (the “Restricted Payment Amount”); provided that:

(A) at the option of the Parent (in its sole and absolute discretion):

(I) the Restricted Payment Amount shall also include any amount declared by the Parent or any relevant member of the Group to be paid in any subsequent period so long as to the extent such amount is not actually paid as declared in such subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period; and

(II) the amount shall also include any payment made after such Financial Year and prior to the date on which the Excess Cash Flow payment under this Clause 12.2 is due so long as such amount will not be deducted in subsequent periods; and

(B) to the extent the aggregate amount of internally generated cash flow actually utilised to finance such Specified Restricted Payments during such period of four consecutive Financial Quarters or such subsequent period is less than the Restricted Payment Amount, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Financial Quarters;

(iv) the sum of (I) the aggregate amount of all principal payments made in cash of Indebtedness of the Parent and the Restricted Subsidiaries made during such Financial Year or after the end of the relevant Financial Year but prior to the time prepayment is due under this Clause 12.2 (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) the amount of any prepayment or repayment of Loans pursuant to this Agreement (including any scheduled repayment of Term Loans pursuant to Clause 10.1 (Repayment of Term Loans)), and (C) the amount of any voluntary prepayments of Loans pursuant to Clause 11.4 (Voluntary prepayment of Facility B) (in an amount equal to the amount actually paid in respect of the principal amount of such Loans), but excluding: (1) all prepayments of Revolving Facility Loans (unless the Revolving Facility Commitments are permanently reduced by the amount of such payments), (2) all prepayments in respect of any other revolving credit facility (unless such other revolving credit facility commitments are permanently reduced by the amount of such payments) and (3) prepayments of any Indebtedness secured by a junior lien or subordinated or unsecured Indebtedness, made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Parent or the Restricted Subsidiaries and, in the case of (3) above, except to the extent funded by the Available Amount or made in reliance on any basket calculated by reference to the Available Amount to the extent attributable to a Financial Year of the Parent previous to the Financial Year with respect to which Excess Cash Flow is calculated) (each, a “Mandatory Debt Reduction”), plus (II) any amounts in respect of a Mandatory Debt Reduction carried forward from any prior Financial Year in accordance with paragraph (g) below;

(v) cash payments by the Parent and its Restricted Subsidiaries made (or committed to be made) during such Financial Year in respect of long-term liabilities of the Parent and its Restricted Subsidiaries other than Indebtedness, to the extent financed with internally generated cash (the “Long Term Liability Amount”), provided that:

(A) at the option of the Parent (in its sole and absolute discretion), the Long Term Liability Amount shall also include any payment made after such Financial Year and prior to the date on which the Excess Cash Flow payment under this Clause 12.2 is due so long as such amount will not be deducted in subsequent periods; and

(B) to the extent the aggregate amount of internally generated cash flow actually utilised to make such payments in respect of long-term liabilities of the Parent and its Restricted Subsidiaries other than Indebtedness during a subsequent period is less than the Long Term Liability Amount, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the subsequent Financial Year;

(vi) the aggregate amount of any premium, make-whole or penalty payments paid (or committed or required to be paid) in cash by the Parent and the Restricted Subsidiaries during such Financial Year that are paid (or committed or required to be paid) in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income (the “Make-Whole Amount”), provided that:

(A) at the option of the Parent (in its sole and absolute discretion), the Make-Whole Amount shall also include any such premium, make-whole or penalty payments paid (or committed or required to be paid) after such Financial Year and prior to the date on which the Excess Cash Flow payment under this Clause 12.2 is due so long as such amount will not be deducted in subsequent periods; and

(B) to the extent the aggregate amount of any such premium, make-whole or penalty payments actually paid as committed or required during a subsequent period is less than the Make-Whole Amount, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the subsequent Financial Year;

(vii) the amount of cash taxes paid (or committed or required to be paid) or tax reserves set aside or payable (without duplication) in such Financial Year, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (the “Tax Liability Amount”), provided that, at the option of the Parent (in its sole and absolute discretion), the Tax Liability Amount shall also include any such cash taxes paid (or committed or required to be paid) or tax reserves set aside or payable (without duplication) after such Financial Year and prior to the date on which the Excess Cash Flow payment under this Clause 12.2 is due so long as such amount will not be deducted in subsequent periods; and

(viii) the greater of $108 million and 25% of LTM EBITDA (the “ECF De Minimis Amount”),

is (to the extent not already applied in repayment or prepayment of Facility B) applied in prepayment of Facility B in accordance with Clause 12.3 (Application of prepayments), where the applicable percentage is set out in the table below opposite the applicable Consolidated First Lien Debt Ratio as demonstrated by the Annual Financial Statements for such Financial Year (and subject to any adjustments in accordance with this Clause 12.2):

Consolidated First Lien Debt Ratio	Percentage of Excess Cash Flow
Greater than 5.00:1	50%
Equal to or less than 5.00:1 but greater than 4.50:1	25%
Equal to or less than 4.50:1	0%

(b) Notwithstanding the terms of paragraph (a) above, if at the time that any prepayment required by paragraph (a) above would be required, any member of the Group is required to offer to repurchase or prepay Other Applicable Indebtedness pursuant to the terms of the documentation governing such Other Applicable Indebtedness with Excess Cash Flow, then the Borrowers may apply such Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of Facility B and Other Applicable Indebtedness at such time) to the prepayment of Facilities and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of Facility B that would otherwise have been required pursuant to this Clause 12.2 shall be reduced accordingly. For the avoidance of doubt, the portion of such Excess Cash Flow applied in repurchasing or prepaying the Other Applicable Indebtedness shall not exceed the amount of Excess Cash Flow required to be applied in repurchasing or prepaying Facility B pursuant to the terms hereof.

(c) For the avoidance of doubt, if the amount calculated under paragraph (a) above is a negative number, the Parent shall not be required to make any such prepayment.

(d) If, on applying Excess Cash Flow in prepayment of Facility B under this paragraph on any date, the Consolidated First Lien Debt Ratio as demonstrated in the then most recent Compliance Certificate received by the Agent (after taking into account such prepayment) falls into a lower threshold in the table above, then the relevant percentage shall be reduced accordingly for any further prepayments to be made under this Clause 12.2 on that date.

(e) For the purposes of this Clause 12.2, the Consolidated First Lien Debt Ratio shall be calculated pro forma for any Voluntary Debt Reduction and/or Mandatory Debt Reduction made after the end of the relevant Financial Year but prior to the time prepayment is due under this Clause 12.2 as if such Debt Reduction and/or Mandatory Debt Reduction had been made during the relevant Financial Year and Consolidated First Lien Net Debt had accordingly been reduced on a dollar-for-dollar basis.

(f) If, with respect to Excess Cash Flow attributable to an entity that is not organized in the United States but is a Subsidiary of an entity that is organized in the United States, the distribution (or deemed distribution) of such Excess Cash Flow that would occur in connection with any prepayment of the Facilities hereunder would result in material adverse Tax consequences, then the amount of such Excess Cash Flow attributable to such entity shall not be required to be prepaid hereunder and shall be permitted to be retained by the applicable entity.

(g) Notwithstanding the terms of paragraph (a) above, to the extent the aggregate amount of Voluntary Debt Reductions and/or Mandatory Debt Reductions during any relevant Financial Year exceeds the amount of any Excess Cash Flow prepayment that would have been required pursuant to paragraph (a) above (after deducting the ECF De Minimis Amount, any Committed Investment Amount and any Restricted Payment Amount), the amount of such excess shall be carried forward to subsequent Financial Years and deducted (on a dollar-for-dollar basis) from any Excess Cash Flow prepayment required in any such subsequent Financial Years (after calculating the applicable Excess Cash Flow percentage for the relevant Financial Year).

12.3 Application of prepayments

(a) Subject to Clause 12.4 (Right to refuse prepayment) below, prepayments made pursuant to this Clause 12 shall be applied in any manner as directed by the Parent (in its sole and absolute discretion) or, in the absence of such direction, in direct order of maturity; provided that to the extent that the Parent directs that prepayments made pursuant to this Clause 12 are to be applied to any Term Facility (a “Later Maturing Tranche”) which matures on a later date than the maturity applicable to any other Term Facility (an “Earlier Maturing Tranche”), such proceeds shall be applied pro rata across the Later Maturing Tranche and each Earlier Maturing Tranche.

(b) Without prejudice to paragraph (f) of Clause 12.2 (Excess Cash Flow), the Parent and each other Obligor shall use all reasonable endeavours to ensure that any transaction giving rise to a prepayment obligation is structured in such a way that it will not be unlawful for the members of the Group to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made and the proceeds lawfully applied as provided under this Clause 12, and/or to minimise the costs of making such mandatory prepayment (including using all reasonable endeavours to fund such payment from surplus cash in the Group). If, however, (A) the cost of making (or moving the funds to make) such mandatory prepayment would exceed 3% of the amount of such payment at that time; and/or (B) after the Parent and each such member of the Group has used all such reasonable endeavours and taken such reasonable steps, it will still:

(i) be unlawful (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-Group and the fiduciary and statutory duties of the directors of any member of the Group) for such a prepayment to be made and/or cash cover to be provided and the proceeds so applied; or

(ii) be unlawful (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-Group and the fiduciary and statutory duties of the directors of any member of the Group) to make funds available to a member of the Group that could make such a prepayment and/or provide such cash cover, then such prepayment and/or provision of cash cover shall not be required to be made (and, for the avoidance of doubt, the relevant amount shall be available for the working capital purposes of the Group and shall not be required to be paid to any blocked account) provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is subsequently removed, any relevant proceeds will immediately be applied in prepayment and/or the provision of cash cover in accordance with this Clause 12 at the end of the relevant Interest Period(s) to the extent that such payment has not otherwise been made.

(c) If any Term Loans are repaid or prepaid in accordance with Clause 11.4 (Voluntary prepayment of Facility B) or this Clause 12, then the Parent may, by giving not less than three Business Days’ notice to the Agent (or such shorter period agreed with the Agent) select which Borrower or Borrowers (if more than one) under the relevant Facility shall effect repayment of each Loan.

(d) Without prejudice to Clause 12.1 (Change of Control) but otherwise notwithstanding anything to the contrary in any Finance Document (including this Clause 12.3 (Application of prepayments)), if the Consolidated Total Debt Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered is equal to or less than 6.25:1 (adjusted as if any relevant prepayment and/or other application had taken place on the last day of that Relevant Period), the amount of voluntary prepayment or mandatory prepayment required to be applied under this Agreement may, at the election of the Parent, be applied in prepayment of any other Indebtedness permitted under this Agreement, in priority to the Facilities. Any application made in accordance with this paragraph (d) will satisfy in full all applicable prepayment obligations contemplated by this Agreement.

12.4 Right to refuse prepayment

(a) The Agent shall notify the Lenders as soon as practicable of any proposed prepayment of Term Loans under Clause 11.4 (Voluntary prepayment of Facility B) or Clause 12.2 (Excess Cash Flow).

(b) Any Facility B Lender or Incremental Term Facility Lender (a “Non-Accepting Lender”) to which the proposed prepayment would otherwise be made may, by giving not less than three Business Days’ (or such shorter period as the Parent and Majority Lenders may agree) notice to the Agent prior to the date of the relevant prepayment, waive its right to prepayment (in whole or in part) other than (A) in relation to a prepayment arising pursuant to Clause 11.4 (Voluntary prepayment of Facility B), (B) in relation to a prepayment arising pursuant to Clause 11.1 (Illegality), Clause 11.2 (Illegality in relation to Issuing Bank) or Clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), or (C) a prepayment or repayment in respect of which the Parent elects (in its sole and absolute discretion) that this Clause 12.4 shall not apply.

(c) If any Non-Accepting Lender delivers any notice under paragraph (b) above, the amount in respect of which that Non-Accepting Lender has waived its right to prepayment (the “Waived Amount”) may be retained by the Parent and the Restricted Subsidiaries and/or be applied by the Parent or any of the Restricted Subsidiaries for any purpose that is permitted or not prohibited by the terms of this Agreement.

12.5 Prepayments of Compounded Rate Loans

The Parent (or the relevant Borrower) shall pay to the Agent (for the account of each Lender participating in any Compounded Rate Loan prepaid pursuant to a Relevant Prepayment, pro rata to its participation in such Compounded Rate Loan) a fee of $5,000 on any Relevant Prepayment under a Facility (the “Relevant Facility”), provided that such fee shall not be payable if:

(a) including such Relevant Prepayment, no more than three Relevant Prepayments under the Relevant Facility have been made since 1 January in that calendar year; or

(b) such Relevant Prepayment is made in connection with the prepayment and cancellation in full of the Relevant Facility.

For the purposes of this Clause 12.5:

“Relevant Prepayment” shall mean a voluntary prepayment of a Relevant Compounded Rate Loan made pursuant to Clause 11.4 (Voluntary prepayment of Facility B), Clause 11.5 (Voluntary prepayment of Revolving Facility Loans) or Clause 11.6 (Voluntary prepayment of Incremental Facility Term Loans) (but not, for the avoidance of doubt, any other provision of this Agreement).

“Relevant Compounded Rate Loan” means a Compounded Rate Loan in a Relevant Currency.

“Relevant Currency” means a currency in respect of which this Clause 12.5 is specified to apply in the Compounded Rate Terms for that currency.

13. Restrictions

13.1 Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause 12.4 (Right to refuse prepayment) may be conditional or revocable and shall (subject to the terms of those Clauses or unless otherwise agreed by the Agent), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2 Interest and other amounts

Subject to Clause 17.8 (Call Premium), any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3 No reborrowing of Facility B or Incremental Term Facilities

No Borrower may reborrow any part of any Facility B or an Incremental Term Facility which is prepaid.

13.4 Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of any Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement or the relevant Incremental Facility Increase Notice (as appropriate).

13.5 Prepayment in accordance with Agreement

(a) No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(b) To the extent that any prepayment is:

(i) applied or to be applied against a Utilisation that is not denominated in the Base Currency:

(A) any pro rata entitlement of that Utilisation shall be calculated using its Base Currency Amount; and

(B) any costs of converting the relevant prepayment amount into the currency of that Utilisation shall reduce the amount to be applied against that Utilisation (and, for the avoidance of doubt, such costs shall not reduce the amount applied against other Utilisations denominated in the Base Currency or increase the amount required to be paid by any member of the Group); and

(ii) made or to be made in respect of proceeds denominated in a currency other than the Base Currency, the required prepayment amount shall be reduced by any costs of converting the relevant proceeds into the currency of the required prepayment.

13.6 No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7 Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or under Clause 12.1 (Change of Control), or an election under Clause 12.4 (Right to refuse prepayment), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

13.8 Effect of Repayment and Prepayment on Commitments

If all or part of a Lender’s participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing, an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

13.9 Timing for prepayments

Any prepayment under this Agreement shall be deemed to be made to the Agent on the proposed prepayment date immediately on receipt by the Agent, by no later than 4.00 p.m. (London time) on the proposed prepayment date, of an amount equal to the prepayment amount and the Agent shall promptly notify the Parent of receipt of such prepayment amount; if the prepayment amount is not received by the Agent on or prior to 4.00 p.m. (London time) on the proposed prepayment date, the prepayment amount shall be deemed to have been received on the next Business Day.

13.10 Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality) or Clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank)) shall be applied pro rata to each Lender’s participation in that Utilisation.

14. Interest

14.1 Calculation of interest – Term Rate Loan

The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) EURIBOR for Loans in euro, CDOR for Loans in CAD and LIBOR (or local equivalent where LIBOR is not available) for Loans in all other currencies.

14.2 Calculation of interest – Compounded Rate Loans

(a) The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i) Margin; and

(ii) the Compounded Reference Rate for that day.

(b) If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

14.3 Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and (i) for any Loan denominated in USD, if the Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of the Interest Period and (ii) for all other Loans, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period). The Parties agree that interest (if unpaid) will be compounded with the principal amount of the Loans at the end of each Interest Period, but shall remain immediately due and payable.

14.4 Default interest

(a) If an Obligor fails to pay any amount (other than non-compounded interest) payable by it under a Finance Document on its due date (or, with respect to any Compounded Rate Interest Payment, if later, on the date falling three RFR Banking Days after the date on which the Agent notifies that the relevant Borrower of the amount of that Compounded Rate Interest Payment in accordance with Clause 14.5 (Notification of rates of interest)), interest shall, to the extent permitted by law, accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.00% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.4 shall be immediately payable by the Obligor on demand by the Agent.

(b) If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00% per annum higher than the rate which would have applied if the overdue amount had not become due.

(c) Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum, but shall remain immediately due and payable.

14.5 Notification of rates of interest

(a) The Agent shall promptly notify the relevant Lenders and the relevant Borrower and the Parent of the determination of a rate of interest relating to a Term Rate Loan.

(b) The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i) (such notification to be made no later than three RFR Banking Days prior to the due date for such Compounded Rate Interest Payment) the relevant Borrower and the Parent of that Compounded Rate Interest Payment:

(ii) each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii) the relevant Lenders, the relevant Borrower and the Parent of:

(A) each applicable rate of interest and the amount of interest for each day relating to the determination of that Compounded Rate Interest Payment (including a breakdown of such rate and amount of interest as between the Margin and the Compounded Reference Rate for each such day and any other information that the relevant Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that Compounded Rate Interest Payment); and

(B) to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 16.4 (Market Disruption).

(c) The Agent shall promptly notify the relevant Borrower and the Parent of each Funding Rate relating to a Loan.

(d) The Agent shall promptly notify the relevant Lenders, the relevant Borrower and the Parent of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 16.4 (Market Disruption) applies.

14.6 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Utilisation, together with all fees, charges and other amounts which are treated as interest on such Utilisation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Utilisation in accordance with applicable law, the rate of interest payable in respect of such Utilisation, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Utilisation but were not payable as a result of the operation of this Clause 14.6 shall be cumulated and the interest and Charges payable to such Lender in respect of other Utilisation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

15. Interest Periods

15.1 Selection of Interest Periods and Terms

(a) A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b) Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c) If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months or, with respect to a Compounded Rate Loan, the period specified in the applicable Compounded Rate Terms.

(d) Subject to this Clause 15, a Borrower (or the Parent) may select an Interest Period of:

(i) if the Loan is a Term Rate Loan, one, two, three or six Months; or

(ii) if the Loan is a Compounded Rate Loan, any period specified in respect of that currency in the applicable Compounded Rate Terms,

or, in each case, any other period agreed between the relevant Borrower (or the Parent on its behalf) and the Agent (acting on the instructions of the Super Majority Lenders participating in the relevant Loan). In addition, a Borrower (or the Parent) may select an Interest Period of any other period if required to ensure that sufficient Loans have an Interest Period ending on the date of a proposed repayment, prepayment cancellation or termination under this Agreement. Notwithstanding anything to the contrary in this Agreement, no Borrower may select an Interest Period of two months in respect of any Term Rate Loans in USD or an Interest Period of six months in respect of any Term Rate Loans in CAD.

(e) An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f) Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g) A Revolving Facility Loan has one Interest Period only.

(h) A Borrower (or the Parent on its behalf) may select an Interest Period of:

(i) any period in relation to any Facility B or an Incremental Facility if necessary or desirable to implement any interest rate hedging in relation to the Facilities to align interest payment dates with payment dates under this Agreement or under hedging agreements which the Group is permitted to enter into pursuant to the terms of this Agreement; and

(ii) a time period agreed by it with the Agent for the purposes of facilitating syndication.

15.2 Non-Business Days

(a) Subject to paragraph (b) below, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar Month (if there is one) or the preceding Business Day (if there is not).

(b) If the Loan is a Compounded Rate Loan and there are rules specified as “Business Day Conventions” for the currency of that Loan in the applicable Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan.

15.3 Consolidation and division of Term Loans

(a) Subject to paragraph (c) below, if two or more Interest Periods:

(i) relate to Facility B Loans to be made to the same TLB Borrower under the same Facility B; and

(ii) end on the same date,

those Facility B Loans will, unless that TLB Borrower requests to the contrary in a Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility B Loan on the last day of the Interest Period.

(b) Subject to paragraph (c) below, if two or more Interest Periods:

(i) relate to Incremental Term Facility Loans to be made to the same Incremental Facility Borrower by the same group of Lenders under the same Incremental Term Facility;

(ii) are in the same currency; and

(iii) end on the same date,

those Incremental Term Facility Loans will, unless that Incremental Facility Borrower requests to the contrary in a Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Incremental Facility Term Loan on the last day of the Interest Period.

(c) Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if a TLB Borrower or an Incremental Facility Borrower (or, in either case, the Parent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice (in the currency of the relevant Loan), having an aggregate amount equal to the amount of the relevant Term Loan immediately before its division.

16. Changes to the Calculation of Interest

16.1 Unavailability of Screen Rate – Term Rate Loans

(a) Interpolated Screen Rate: If, in the case of a Term Rate Loan, no Screen Rate is available for EURIBOR, LIBOR or CDOR (as applicable), the applicable EURIBOR, LIBOR or CDOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b) Base Reference Bank Rate: If, in the case of a Term Rate Loan, no Screen Rate is available for EURIBOR, LIBOR or CDOR (as applicable) for:

(i) the currency of a Loan; or

(ii) the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR, LIBOR or CDOR shall be the Base Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c) Cost of funds: If, in the case of a Term Rate Loan, paragraph (b) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR, LIBOR or CDOR (as applicable) for that Loan and Clause 16.5 (Cost of funds) shall apply to that Loan for that Interest Period.

16.2 Calculation of Base Reference Bank Rate

(a) Subject to paragraph (b) below, if EURIBOR, LIBOR or CDOR (as applicable) is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time, the Base Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b) If at or about noon on the Quotation Day none or only one of the Base Reference Banks supplies a quotation, there shall be no Base Reference Bank Rate for the relevant Interest Period.

16.3 Interest calculation if no RFR or Central Bank Rate

If, in the case of a Compounded Rate Loan:

(a) there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b) “Cost of funds will apply as a fallback” is specified in respect of that Loan in the Compounded Rate Terms for that Loan,

Clause 16.5 (Cost of funds) shall apply to that Loan for that Interest Period.

16.4 Market disruption

(a) In the case of a Term Rate Loan, if before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% of that Loan) that the cost to it of funding its participation in that from the wholesale market for the relevant currency would be in excess of EURIBOR, LIBOR or CDOR (as applicable) there shall be no EURIBOR, LIBOR or CDOR for that Loan and Clause 16.5 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b) In the case of a Compounded Rate Loan, if:

(i) a Market Disruption Rate is specified in the Compounded Rate Terms for that Loan; and

(ii) before the Reporting Time for that Loan, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of that Market Disruption Rate, then Clause 16.5 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.5 Cost of funds

(a) If this Clause 16.5 applies to a Loan for an Interest Period, neither Clause 14.1 (Calculation of interest - Term Rate Loans) nor Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i) the applicable Margin; and

(ii)

(A) in relation to a Term Rate Loan, the weighted average of the rates notified to the Agent by each Lender by close of business on the date falling two Business Days after the Rate Fixing Day (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period); or

(B) in relation to a Compounded Rate Loan, by the Reporting Time for that Loan,

to be that which expresses as a percentage rate per annum the average cost to the relevant Lender (determined either on an actual or a notional basis) of funding its participation in that Loan from whatever source it may reasonably select, provided that such Lender confirms (for the benefit of the Group) to the Agent that such percentage rate per annum represents the cost to the relevant Lender of funding its participation in that currency under other syndicated credit facilities involving similarly situated borrowers under which that Lender is a lender.

(b) If this Clause 16.5 applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest in respect of any affected Loan (having regard to the prevailing market convention in London at such time with respect to the benchmark for determining interest (including the making of appropriate adjustments to such alternate benchmark rate and this Agreement (i) to preserve pricing in effect at the time of selection of such alternate benchmark rate and (ii) for duration, time and periodicity for determination of such alternate benchmark rate in relation to any applicable Interest Period) for syndicated bank loans in the relevant currency); provided that the parties shall make commercially reasonable efforts to ensure that the adoption of the replacement rate will not be treated as a deemed exchange under Section 1001 of the Code.

(c) Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Majority Lenders and the Parent, be binding on all Parties provided that:

(i) any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on a Defaulting Lender;

(ii) any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on any Lender which does not accept or reject a request for any such consent before 5.00 p.m. on the date falling five Business Days from the date of that request being made (or such other time and date as the Parent may specify, with the consent of the Agent if less than five Business Days from the date of such request being made); and

(iii) any Lender which rejects a request for any such consent shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.

(d) If this Clause 16.5 applies pursuant to Clause 16.4 (Market disruption) and:

(i) in relation to a Term Rate Loan:

(A) a Lender’s Funding Rate is less than EURIBOR in relation to any Loan in EUR, LIBOR in relation to any Loan in USD or CDOR in relation to any Loan in CAD; or

(B) a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR in relation to any Loan in EUR, LIBOR in relation to any loan in USD or CDOR in relation to any Loan in CAD; or

(ii) in relation to a Compounded Rate Loan:

(A) a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(B) a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e) If this Clause 16.5 applies pursuant to Clause 16.4 (Market disruption) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

16.6 Notification to Parent

If Clause 16.5 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Parent.

16.7 Break Costs

(a) Subject to paragraph (l)(iii)(A) of Clause 29.3 (Conditions of assignment or transfer), the Parent or each Borrower shall, within three Business Days after demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Paragraph (a) above shall only apply in respect of a Compounded Rate Loan if an amount is specified as “Break Costs” in the applicable Compounded Rate Terms.

(c) Each Lender shall, as soon as reasonably practicable after a demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Parent.

17. Fees

17.1 Commitment fee

(a) The Parent shall pay (or procure the payment) to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i) 30% of the applicable Margin per annum on that Lender’s Available Commitment under the Initial Revolving Facility for the period commencing on the Closing Date and ending on the last day of the Availability Period applicable to the Initial Revolving Facility; and

(ii) in respect of any Incremental Facility Commitments, the rate specified in the Incremental Facility Increase Notice delivered by the Parent in accordance with Clause 2.3 (Incremental Facility), on that Lender’s Available Commitment in respect of those Incremental Facility Commitments for the applicable Availability Period as set out in such Incremental Facility Increase Notice.

(b) The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c) No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.2 Agent and Security Agent fees

The Parent shall pay (or procure the payment) to the Agent and Security Agent (in each case for its own account), in each case, a fee in the amount and at the times agreed in the relevant Fee Letter.

17.3 Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the relevant Revolving Facility Borrower of that Ancillary Facility.

17.4 Issuing Bank fees

The Parent shall pay (or procure the payment) to the Issuing Bank (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

17.5 Fees payable in respect of Letters of Credit

(a) The Parent or each relevant Revolving Facility Borrower shall pay to the Issuing Bank a fronting fee in the Base Currency at the rate agreed between the relevant Issuing Bank and the Parent in a Fee Letter on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b) The Parent or each relevant Revolving Facility Borrower shall pay to the Agent (for the account of each Revolving Facility Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower) this fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c) The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on each Quarter Date. If the outstanding amount of a Letter of Credit is reduced, any fronting fee and Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

(d) If a Revolving Facility Borrower provides cash cover in respect of any part of a Letter of Credit, then no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit for which cash cover has been and continues to be provided.

17.6 Fees on Incremental Facilities

The relevant Incremental Facility Borrower or the Parent shall pay (or procure the payment) to the Incremental Facility Lenders the fees in the amount and at the times agreed in a Fee Letter relating to the Incremental Facility.

17.7 No Closing Date, no Fee

Notwithstanding any provision of this Clause 17 (Fees), Clause 22 (Costs and Expenses) or any obligations in any Fee Letter or any other Finance Documents, no fees, costs and expenses of the Finance Parties of any kind (other than reasonable legal costs (subject to any agreed caps)) shall be payable unless and until the Closing Date occurs.

17.8 Call Premium

(a) If any Re-pricing Transaction occurs at any time during the period from (but excluding) the Closing Date to (and including) the date that is six Months after the Closing Date, the Parent shall pay (or procure there is paid) to the Agent within five Business Days after the date of such Re-pricing Transaction (for the account of each Lender whose participations in Facility B are the subject of the relevant Re-pricing Transaction) a fee in an aggregate amount equal to 1.00% of that Lender’s participation in those Facility B Loans which are subject to that Re-pricing Transaction.

(b) In this clause:

“Re-pricing Transaction” means the prepayment, refinancing, substitution or replacement of all or any part of Facility B (other than in connection with any initial public offering, acquisition or similar investment, Change of Control) with the incurrence by any member of the Group of any new term loan facility that is broadly syndicated to the extent that: (i) the primary purpose of such new term loan facility is to reduce the Yield applicable to Facility B Loans being prepaid, refinanced, substituted or replaced as of the date of such prepayment, refinancing or replacement (as determined in good faith by the Parent); and (ii) such new term loan facility has a Yield (with the comparative determinations to be made by the Parent consistent with generally accepted financial practices and excluding the effect of (A) amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders), any fees not paid or payable in the primary syndication of such term loan facility or other fees not paid or payable generally to all lenders rateably; and (B) any fluctuations in LIBOR, EURIBOR or any other applicable base rate) that is less than the Yield (as determined by the Parent on the same basis) of such Facility B Loans, including, without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or Yield of, such Facility B Loans.

“Yield” means in respect of any Indebtedness, the yield thereon (taking into account interest margins, and interest rate floors and upfront fees, original issue discount, in each case incurred or payable by the Obligors generally to all lenders of such Indebtedness, with such upfront fees and original issue discount equated to interest margins based on an assumed four year life to maturity or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided that “Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders), any fees not paid or payable in the primary syndication of such Indebtedness or other fees not paid or payable generally to all lenders rateably.

18. Taxes

18.1 Tax definitions

In this Agreement:

“Change of Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than: (i) any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; or (ii) any change arising in relation to, as a consequence of or in connection with Brexit insofar as such change has not taken place at the date of this Agreement.

“DTTP2 Form” means a HM Revenue & Customs’ Form DTTP2 in relation to the DTTP Scheme (or such equivalent form as may be prescribed by HM Revenue & Customs under the DTTP Scheme from time to time).

“DTTP Scheme” means HM Revenue & Customs’ Double Taxation Treaty Passport Scheme, as modified from time to time.

“Exempt Lender” means a Finance Party which is (otherwise than by reason of being a Treaty Lender) able, to receive interest from the relevant Obligor without a Tax Deduction under the domestic law of the jurisidiction in which that Obligor is incorporated or organised.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

“Non-Original Lender” means any Lender that is a New Lender, an Increase Lender, an Incremental Facility Lender, a Substitute Affiliate Lender, an Affiliate of a Lender that is an Ancillary Lender, or (to the extent not an Original Lender) an Additional Refinancing Lender.

“Non-Original Lender Documents” means the Assignment Agreement or Transfer Certifciate (as applicable) in the case of a New Lender, the Increase Confirmation in the case of an Increase Lender, the Accession Certificate in the case of an Incremental Facility Lender, the notice under Clause 5.6(b) (Lender Affiliates and Facility Office) in the case of an Affiliate of a Lender that becomes a Substitute Affiliate Lender, in the case of an Affiliate of a Lender that becomes an Ancillary Lender, a notice given to the Parent at the time it becomes Ancillary Lender, or the Refinancing Amendment in the case of an Additional Refinancing Lender.

“Non-Original Date” means the Transfer Date in the case of a New Lender, the date on which the increase in Total Commitments described in the relevant Non-Original Lender Document takes effect in the case of an Increase Lender or an Incremental Facility Lender, in the case of an Ancillary Lender, the date on which it accedes to the Intercreditor Agreement, in the case of a Substitute Affiliate Lender, the date on which its designation by the Designating Lender becomes effective or, in the case of an Additional Refinancing Lender, the date of the relevant Refinancing Amendment.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a) in respect of a UK Obligor, a UK Qualifying Lender;

(b) in respect of a US Obligor, a US Qualifying Lender; or

(c) in respect of any Obligor which is not a UK Obligor or a US Obligor, a Lender which is beneficially entitled to interest payable to that Lender and is:

(i) an Exempt Lender; or

(ii) a Treaty Lender.

“Relevant Covered Tax Agreement” means a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Borrower Jurisdiction.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, refund of, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.3 (Tax gross-up) or a payment under Clause 18.4 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a) is treated as a resident of the relevant Treaty State for the purposes of the relevant Treaty;

(b) does not carry on a business in the jurisdiction of incorporation of the relevant Obligor through a permanent establishment with which that Lender’s participation in the Facility is effectively connected; and

(c) fulfils any other conditions which must be fulfilled under the Treaty by residents of that Treaty State for such residents to obtain full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Obligor on interest, including the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement in force (a “Treaty”) with the jurisdiction of incorporation of the relevant Obligor, which makes provision for full exemption for Tax imposed by the jurisdiction of incorporation of the relevant Obligor on payments under this Agreement.

“UK Borrower DTTP Filing” means, a DTTP2 Form duly completed and filed by the relevant UK Borrower, which:

(a) where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 4 of Schedule 1 (The Original Parties), and

(i) where the UK Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days after the date of this Agreement; or

(ii) where the UK Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days after the date on which that Borrower becomes an Additional Borrower; or

(b) where it relates to a UK Treaty Lender that is a Non-Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Non-Original Lender Document; and

(i) where the UK Borrower is a Borrower as at the relevant Non-Original Date, is filed with HM Revenue & Customs within 30 days after the relevant Non-Original Date; or

(ii) where the UK Borrower is not a Borrower under a Facility or an Ancillary Facility as at the relevant Non-Original Date, is filed with HM Revenue & Customs within 30 days after the date on which the Borrower becomes a Borrower under the Facility or that Ancillary Facility (as applicable).

“UK Non-Bank Lender” means a Non-Original Lender which gives a Tax Confirmation in its Non-Original Lender Documents.

“UK Qualifying Lender” means:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i) a Lender:

(A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B) in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a UK Treaty Lender; or

(b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“UK Treaty Lender” means a Lender which:

(a) is treated as a resident of the relevant UK Treaty State for the purposes of the relevant UK Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Facility is effectively connected; and

(c) fulfils any other conditions which must be fulfilled under the UK Treaty by residents of that UK Treaty State for such residents to obtain full exemption from Tax imposed by the United Kingdom on interest, including the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“US Borrower” means a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code (including an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States person”).

“US Obligor” means an Obligor that is a “United States person” as defined in Section 7701(a)(30) of the Code (including an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States person”).

“US Qualifying Lender” means a Lender which is beneficially entitled to payments under a Finance Document and is qualified for a complete exemption from US federal withholding Tax (other than FATCA) and US federal backup withholding with respect to payments under any Finance Document.

“Withholding Form” means whichever of the following is relevant (including, in each case, any successor form):

(a) IRS Form W-8IMY (with appropriate attachments);

(b) IRS Form W-8ECI;

(c) IRS Form W-8EXP;

(d) IRS Form W-9;

(e) IRS Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable tax treaty);

(f) in the case of a Lender relying on the so-called “portfolio interest exemption”, IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the relevant Obligor within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or

(g) any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of United States federal income tax on interest and other payments to that person.

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination (acting in good faith).

18.2 Payments to be free and clear

All payments shall be made by each Obligor under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

18.3 Tax gross-up

(a) The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives any such notification from a Lender it shall promptly notify the Parent and any relevant Obligor.

(b) If a Tax Deduction is required by law to be made by an Obligor, subject to the limitations and exclusions contained in this Agreement, the amount of the payment due from that Obligor shall be increased to an amount which, after making any Tax Deductions, leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(c) A payment shall not be increased under paragraph (b) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom or, where a Borrower incorporated elsewhere is permitted to accede to this Agreement pursuant to Clause 30.2 (Additional Borrowers), the jurisdiction of incorporation of that Borrower (other than the United States), if, on the date on which the payment falls due:

(i) the payment could have been made to the relevant Finance Party without such a Tax Deduction if the Finance Party had been a Qualifying Lender with respect to that payment, but on that date that Finance Party is not or has ceased to be a Qualifying Lender with respect to that payment other than as a result of any Change of Law; or

(ii) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and

(B) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A) the relevant Lender has not given a Tax Confirmation to the Parent; and

(B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv) the Obligor making the payment is able to demonstrate that the payment could have been made to the Finance Party without the Tax Deduction had that Finance Party complied with its obligations under paragraph (g) or (h) below (as applicable).

(d) A payment shall not be increased under paragraph (b) above by reason of a Tax Deduction on account of Tax imposed by the US, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Finance Party without such a Tax Deduction if the Finance Party had been a US Qualifying Lender with respect to that payment, but on that date that Finance Party is not or has ceased to be a US Qualifying Lender with respect to that payment other than as a result of any Change of Law; or

(ii) the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction or with the application of a reduced rate had that Finance Party complied with its obligations under paragraph (m) below.

(e) If an Obligor is required by law to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f) Within 30 days after making either a Tax Deduction or payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g) A Treaty Lender or UK Treaty Lender (as applicable) and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction or with a reduced Tax Deduction.

(h) In the case of a UK Treaty Lender which became a Party:

(i) on the day on which this Agreement is entered into that holds a passport under the DTTP Scheme, and which wishes that scheme to apply to this Agreement, such UK Treaty Lender shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 4 of Schedule 1 (The Original Parties); and

(ii) after the day on which this Agreement is entered into that holds a passport under the DTTP Scheme, and which wishes that scheme to apply to this Agreement, shall, confirm its scheme reference number and its jurisdiction of tax residence in the Non-Original Lender Documents, and, having done so, that Lender shall be under no obligation pursuant to paragraph (g) above.

(i) If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h) above and:

(i) a UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or

(ii) a UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but:

(A) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days after the date of the UK Borrower DTTP Filing; or

(C) HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or,

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.

(j) If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h) above, no Obligor shall make a UK Borrower DTTP Filing or file any other form relating to the DTTP scheme in respect of that Lender’s Commitment(s) or its participation in any advance unless the Lender otherwise agrees.

(k) A UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(l) A UK Non-Bank Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(m) If:

(i) a Tax Deduction should have been made in respect of a payment made by or on account of an Obligor to a Lender or the Agent under a Finance Document;

(ii) either:

(A) the relevant Obligor (or the Agent, if it is the applicable withholding agent) was unaware, and could not reasonably be expected to have been aware, that such Tax Deduction was required and as a result did not make the Tax Deduction or made a Tax Deduction at a reduced rate;

(B) in reliance on the notifications and confirmation provided pursuant to Clause 18.6 (Lender status confirmation), the relevant Obligor did not make such Tax Deduction or made a Tax Deduction at a reduced rate; or

(C) any Finance Party has not complied with its obligation under paragraph (a) above and as a result the relevant Obligor did not make the Tax Deduction or made a Tax Deduction at a reduced rate; and

(iii) the applicable Obligor would not have been required to make an increased payment under paragraph (c) or (d) above in respect of that Tax Deduction,

then the Lender that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate undertakes to promptly, upon a request by that Obligor, reimburse that Obligor for the amount of the Tax Deduction that should have been made and any penalty, interest and expenses payable (or incurred in connection with any failure to pay or any delay in paying any of the same) only to the extent the Tax Deduction has not already been accounted for to the tax authority by the relevant Finance Party.

(n) On or prior to the date on which a Lender (including for this purpose in this paragraph, any Issuing Bank) or an Agent to a US Borrower becomes a Party to this Agreement, such Lender or Agent shall provide to Parent and the Agent, as applicable, upon request by the Parent or the Agent, properly completed copies of applicable Withholding Forms and, in the case of an Agent, certifying to Parent that it is entitled to receive any payments for its own account without any US withholding Tax and it is either a “United States person” as defined in Section 7701(a)(3) of the Code, a “US branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or a “Qualifying Intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and for Form 1099 reporting and backup withholding) and update such Withholding Forms thereafter, to the extent it remains legally entitled to do so, at such times prescribed by applicable law or as requested by Parent or the Agent.

18.4 Tax indemnity

(a) The Parent shall (or shall procure that an Obligor will), within five Business Days after demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document as a result of any change after the date it becomes a Party to this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or concession of any relevant taxing authority.

(b) Paragraph (a) above shall not apply:

(i) with respect to any loss, liability or cost which has been directly or indirectly suffered by a Finance Party for or on account of Tax under the laws of the jurisdiction in which:

(A) that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B) that Finance Party’s Facility Office,Substitute Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction (or in respect of amounts attributed to the permanent establishment on the basis that personnel of that Finance Party are undertaking relevant functions in the jurisdiction where that permanent establishment is located), if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or by reference to net worth or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii) if and to the extent that a loss, liability or cost which has been directly or indirectly suffered by a Finance Party for or on account of Tax:

(A) is compensated for by an increased payment under Clause 18.3 (Tax gross-up); or

(B) would have been so compensated for by an increased payment under Clause 18.3 (Tax gross-up) but was not so compensated solely because one or more of the exclusions contained in Clause 18.3 (Tax gross-up) applied; or

(C) is in respect of an amount of (I) stamp duty, registration or other similar Tax, or (II) VAT (which shall be dealt with in accordance with Clause 18.7 (Stamp taxes) and Clause 18.8 (VAT) respectively); or

(D) is attributable to a Bank Levy (as defined in Clause 19 (Increased Costs)); or

(E) is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had been a Qualifying Lender in relation to the relevant Obligor at the relevant time, unless that Lender was not a Qualifying Lender at the relevant time as a result of a Change of Law;

(F) is suffered or incurred by a Lender as a result of such Lender’s failure to comply with its obligations under Clause 18.6 (Lender status confirmation);

(G) is increased as a result of the Protected Party not complying with paragraph (c) below;

(H) relates to a FATCA Deduction required to be made by a Party.

(c) A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which has given rise to the claim, following which the Agent will notify the Parent.

(d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.4, notify the Agent.

18.5 Tax Credits

If an Obligor makes a Tax Payment and the relevant Finance Party determines (in good faith) that:

(a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b) that Finance Party or any member of a tax consolidation group or unity to which the Finance Party belongs has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it or the tax consolidation group or unity to which it belongs (after that payment) in the same after-Tax position as it or the tax consolidation group or unity to which it belongs would have been in had the Tax Payment had not been required to be made by that Obligor.

18.6 Lender Status Confirmation

(a) As at the date of this Agreement each Lender confirms which of the following categories it falls in:

(i) with respect to a UK Borrower:

(A) a UK Qualifying Lender other than a UK Treaty Lender;

(B) a UK Treaty Lender; or

(C) not a UK Qualifying Lender;

(ii) with respect to a US Borrower:

(A) a US Qualifying Lender; or

(B) not a US Qualifying Lender; and

(iii) with respect to any Borrower (other than a UK Borrower or a US Borrower):

(A) a Qualifying Lender other than a Treaty Lender;

(B) a Treaty Lender; or

(C) not a Qualifying Lender.

(b) Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Non-Original Lender Document which it executes upon becoming a Party, which of the following categories it falls in:

(i) with respect to a UK Borrower:

(A) a UK Qualifying Lender other than a UK Treaty Lender;

(B) a UK Treaty Lender; or

(C) not a UK Qualifying Lender;

(ii) with respect to a US Borrower:

(A) a US Qualifying Lender; or

(B) not a US Qualifying Lender; and

(iii) with respect to any Borrower (other than a UK Borrower or a US Borrower):

(A) a Qualifying Lender other than a Treaty Lender;

(B) a Treaty Lender; or

(C) not a Qualifying Lender.

(c) If a Non-Original Lender fails to indicate its status in accordance with paragraph (b) above then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Non-Original Lender Document shall not be invalidated by any failure of a Lender to comply with this Clause 18.6.

18.7 Stamp taxes

The Parent shall (or shall procure that an Obligor will) pay and, within five Business Days after demand by the Agent (or the Security Agent, in relation to any Transaction Security Document), indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration and other similar Tax or notarial fees payable on, in respect of any Finance Document provided that this Clause 18.7 shall not apply in respect of any Tax, stamp duty, registration or similar Taxes or notarial fees payable (a) in respect of an assignment, transfer, sub-participation or sub-contract by a Finance Party, or (b) due to a voluntary registration not required to maintain, preserve or enforce rights of the Finance Parties.

18.8 VAT

(a) All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on that supply or supplies, and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying such amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, to the extent that the Finance Party reasonably determines that it is not entitled to credit for or repayment of the VAT from the relevant tax authority.

(d) Any reference in this Clause 18.8 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e) In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with (if applicable) details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.9 FATCA Information

(a) Subject to paragraph (c) below, each Party shall, within 10 Business Days after a reasonable request by another Party:

(i) confirm to that other Party whether it is:

(A) a FATCA Exempt Party; or

(B) not a FATCA Exempt Party;

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b) If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c) Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i) any law or regulation;

(ii) any fiduciary duty; or

(iii) any duty of confidentiality.

(d) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payment under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e) If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days after:

(i) where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii) where a Borrower is a US Tax Obligor on a Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date; or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase);

(iii) the date a new US Tax Obligor accedes as a Borrower; or

(iv) where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A) a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B) any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f) The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g) If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h) The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

18.10 FATCA Deduction

(a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction

(b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Agent and the Agent shall notify the other Finance Parties.

19. Increased Costs

19.1 Increased Costs

(a) Subject to Clauses 19.2 (Increased Cost claims) and Clause 19.3 (Exceptions) the Parent shall, within five Business Days after a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii) compliance with any law or regulation made,

in each case, after the date of this Agreement or, if later, after the date it became a Party, or

(iii) the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), but only to the extent such Finance Party imposes costs or charges equivalent to such Increased Costs under other syndicated credit facilities involving similarly situated borrowers under which that Finance Party is a lender.

(b) In this Agreement:

(i) “Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof and includes (without limitation):

(A) the bank levy charged pursuant to Section 73 and Schedule 19 to the Finance Act 2011 and any bank surcharge or banking corporation tax surcharge as set out in Finance (No. 2) Act 2015;

(B) the French taxe pour le financement du fonds de soutien aux collectivités territoriales set out in Article 235 ter ZE bis of the French Tax Code;

(C) the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz);

(D) the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012;

(E) the Swedish bank levy as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) (as amended);

(F) the Dutch bank levy as set out in the bank levy act (Wet bankenbelasting);

(G) the bank levy imposed by the German Government under the Bank Restructuring Fund Regulation (Restrukturierungsfonds-verordnung, Fed. Law Gazette 1 2011, p.1406) which has been issued pursuant to the provisions of the Bank Restructuring Fund Act (Restrukturierungsfondsgesetz, Fed. Law Gazette 1 2010, p.1900, 1921); and

(H) any other Tax of a similar nature or with a similar purpose in any jurisdiction or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation No. 806 / 2014 of 15 July 2014.

(ii) “Basel III” means:

(A) Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated, together with the agreements on capital requirements, a leverage ratio and liquidity standards contained therein;

(B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

(iii) “CRD IV” means EU CRD IV and UK CRD IV.

(iv) “EU CRD IV” means:

(A)

(I) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”); and

(II) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD”).

(v) “Increased Costs” means:

(A) a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliates’) overall capital;

(B) an additional or increased cost; or

(C) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

(vi) “UK CRD IV” means:

(A) CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(B) the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 (“WAA”)) implemented CRD and its implementing measures;

(C) direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(D) any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

19.2 Increased Cost claims

(a) A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b) Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower, provide to the Borrower a certificate (i) confirming the event giving rise to the claim, (ii) confirming that the Increased Costs are attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document, (iii) providing a description of the reason why such event has resulted in Increased Costs for that Finance Party (provided that such Finance Party shall not be required to disclose any calculations made by it or any information treated by it, other than for regulatory purposes, as confidential), (iv) confirming the amount of its Increased Costs and (v) confirming that such Finance Party imposes costs or charges equivalent to such Increased Costs under other syndicated credit facilities involving similarly situated borrowers under which that Finance Party is a lender.

19.3 Exceptions

(a) Clause 19.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) attributable to a FATCA Deduction required to be made by a Party;

(iii) attributable to a Bank Levy or amounts for which a Finance Party and/or its Affiliates are liable in respect of any Bank Levy;

(iv) compensated for by Clause 18.4 (Tax indemnity) (or would have been so compensated but was not so compensated solely because any of the exclusions in Clause 18.4 (Tax indemnity) applied);

(v) compensated for by Clause 18.7 (Stamp taxes) or 18.8 (VAT) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out in the relevant Clause applied);

(vi) attributable to the implementation or application of or compliance with the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement or (if later) after the date the relevant Finance Party becomes a Party to this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(vii) attributable to the implementation or application of, or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) to the extent that such Finance Party knew or could reasonably be expected to have known the amounts of such Increased Cost at the time it became a Party; or

(viii) attributable to the breach by any Finance Party or its Affiliates of any law or regulation or the terms of any Finance Document.

(b) In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Tax definitions).

20. Other Indemnities

20.1 Currency indemnity

(a) If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days after demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2 Other indemnities

(a) The Parent shall (or shall procure that an Obligor will) within three Business Days after demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i) the occurrence of any Event of Default;

(ii) a Utilisation not being made by reason of non-fulfilment by an Obligor of any of the conditions in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent);

(iii) a failure by an Obligor to pay any amount due under a Finance Document on its due date (or, with respect to any Compounded Rate Interest Payment, if later, on the date falling three RFR Banking Days after the date on which the Agent notifies the relevant Borrower and the Parent of the amount of that Compounded Rate Interest Payment in accordance with Clause 14.5 (Notification of rates of interest)), including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(iv) funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(v) issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(vi) any prepayment payable by any Borrower under the Finance Documents not being paid after the satisfaction of all conditions specified in any notice of such prepayment that was delivered to the Agent.

(b) If any event occurs in respect of which indemnification may be sought from the Parent, the relevant indemnified person shall only be indemnified if it notifies the Parent in writing within a reasonable time after the relevant indemnified person becomes aware of such event, and shall, to the extent legally permitted and only if it would not prejudice the defence or making of such claim, consult with the Parent with respect to the conduct of the relevant claim, action or proceeding, conducts such claim action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose) and does not settle any such claim, action or proceeding without the Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

(c) Notwithstanding any other provision in this Agreement, each indemnified person shall be entitled to rely on the indemnities in paragraph (a) above as it if were a party to this Agreement.

20.3 Indemnity to the Agent

Each Obligor shall within five Business Days after demand indemnify the Agent against any third party cost, loss or liability incurred by the Agent, acting reasonably, as a result of:

(a) investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders; or

(b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

in each case, other than any cost, loss or liability incurred by the Agent in connection with an Erroneous Payment or Clause 34.4 (Amounts paid in error) as a result of the Agent’s gross negligence or wilful misconduct.

20.4 Indemnity to the Security Agent

(a) Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them, acting reasonably, as a result of:

(i) any failure by the Parent to comply with its obligations under Clause 22 (Costs and Expenses);

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii) the taking, holding, protection or enforcement of the Transaction Security;

(iv) the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v) any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi) acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b) Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 20.4 will not be prejudiced by any release or disposal under Clause 13.2 (Distressed Disposals) of the Intercreditor Agreement taking into account the operation of that Clause.

(c) The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

(d) This Clause shall be subject to the provisions of Clause 23.11 (Guarantee Limitations).

21. Mitigation by the Lenders

21.1 Mitigation

(a) Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Taxes) or Clause 19 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2 Limitation of liability

(a) The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

22. Costs and Expenses

22.1 Transaction expenses

The Parent shall within five Business Days after demand pay the Agent, the Arrangers, the Issuing Bank and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all costs and expenses (including, but not limited to, legal fees (subject to agreed caps, if any)) reasonably incurred by any of them in relation to arrangement, negotiation, preparation, printing, execution and syndication and perfection of the Facilities up to a maximum amount agreed (if any).

22.2 Amendment costs

If (a) an Obligor requests an amendment, waiver or consent, or (b) an amendment is required pursuant to Clause 2.3 (Incremental Facility), Clause 34.11 (Change of currency) or Clause 40.5 (Changes to reference rates), the Parent shall, within five Business Days after demand, reimburse each of the Agent, and the Security Agent for the amount of all reasonable costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement. For the avoidance of doubt, the Parent shall reimburse all reasonable costs and expenses incurred by the Agent in negotiating and agreeing a Compounding Methodology Supplement and/or a Compounded Rate Supplement (as the case may be) within five Business Days after demand.

22.3 Enforcement and preservation costs

The Parent shall, within five Business Days after demand, pay to each Arranger and each other Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

23. Guarantees and Indemnity

23.1 Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b) undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c) agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, judicial management, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4 Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e) any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g) any insolvency or similar proceedings.

23.5 Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6 Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.

23.8 Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a) to be indemnified by an Obligor;

(b) to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d) to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e) to exercise any right of set-off against any Obligor; and/or

(f) to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment Mechanics).

23.9 Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies (other than the Parent) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a) that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b) each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11 Guarantee Limitations

This guarantee and the obligations and liabilities of each Guarantor under and in connection with the Finance Documents (including, without limitation, this Clause 23):

(a) does not apply to any liability to the extent that it would result in this guarantee being illegal, in breach of law or regulation, or constituting unlawful financial assistance in any relevant jurisdiction (including, for the avoidance of doubt, within the meaning of sections 678 or 679 of the Companies Act 2006 applicable to members of the Group incorporated in the United Kingdom) concerning the financial assistance by that company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital; and

(b) is and shall be subject to Clauses 23.12 (US Guarantee Limitations) and 23.13 (Limitations – Regulated Entities) and any limitations set out in the Intercreditor Agreement or in an Accession Deed applicable to such Guarantor or the jurisdiction of incorporation of such Guarantor, and any guarantee, indemnity, obligations and liabilities of each Guarantor shall be construed accordingly.

23.12 US Guarantee Limitations

(a) In this clause, “fraudulent transfer law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law; and terms used in this Clause are to be construed in accordance with the fraudulent transfer laws.

(b) Each Finance Party acknowledges and agrees that each US Guarantor’s liability under this Clause is limited so that no obligation of, or transfer by, any US Guarantor under any Finance Document is subject to avoidance and turnover under any fraudulent transfer law.

(c) Notwithstanding any term of any Finance Document, no Loan to a US Borrower or other obligation of a US Obligor under this Agreement or under any Finance Document may be, directly or indirectly: (i) guaranteed by a member of the Group (including, for this purpose, any direct or indirect subsidiaries acquired hereafter by the Parent) that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that has a “United States shareholder” (as defined in Section 951 of the Code) that is a member of the Group (such an entity, a “CFC”) or by an entity (a “FSHCO”) substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs or other FSHCOs, or guaranteed by a subsidiary of a CFC or FSHCO; (ii) secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO); (iii) secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO; or (iv) guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences to any member of the Group as reasonably determined by the Borrowers and the Obligors’ Agent and the Agent.

23.13 Limitations – Regulated Entities

(a) Notwithstanding anything set out to the contrary in this Agreement or any other Finance Document, the obligations and liabilities of each Regulated Entity which is a Guarantor under this Clause 23 or any other provision of this Agreement or any other Finance Document to which it is a party shall be limited:

(i) to the material Unrestricted Assets of that Regulated Entity (subject to and in accordance with the Agreed Security Principles); and

(ii) such that the Agent and any other Finance Party shall only have recourse against each Regulated Entity to the extent that such recourse does not affect the availability (immediately and without restriction) of Assets to cover, or have a result where the Regulated Entity does not satisfy, a Capital Requirement as at the date the Agent or any Finance Party takes enforcement action (however described) against such Regulated Entity under this Clause 23 or any other provision of this Agreement or any other Finance Document to which it is a party.

(b) For the purposes of this Clause 23, “Assets” means the assets of each Regulated Entity accounted for as such in each Regulated Entity’s financial statements.

24. Representations and Warranties

Each Obligor (or, in the case of Clause 24.9 (Base Case Model) and Clause 24.10 (Financial Statements) the Parent) represents and warrants to each of the Finance Parties the representations and warranties set out in this Clause 24 at the times and in the manner contemplated by Clause 24.15 (Repetition).

24.1 Status

(a) It is duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b) It has the power to own its material assets and carry on its business substantially as it is now being conducted, save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

24.2 Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a) its obligations under the Finance Documents to which it is a party are valid, legally binding and enforceable obligations; and

(b) (without limiting the generality of paragraph (a) above), each of the Transaction Security Documents to which it is party creates valid and effective security interests which that Transaction Security Document purports to make, ranking in accordance with the terms of such documents, in each case, to the extent that a failure to do so would have a Material Adverse Effect.

24.3 Non-conflict with other obligations

Subject to the Legal Reservations, the entry into and performance by it of, and the transactions contemplated by the Finance Documents to which it is a party do not contravene:

(a) any law or regulation applicable to it;

(b) its constitutional documents; or

(c) any agreement or instrument binding upon it or any of its assets,

to an extent which has or is reasonably likely to have a Material Adverse Effect.

24.4 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents to the extent failure to do so would have a Material Adverse Effect.

24.5 Validity and admissibility in evidence

All Authorisations required by it in order:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

(b) to make the Finance Documents to which it is a party, subject to the Legal Reservations, admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and, subject to the Legal Reservations, are in full force and effect (except for any Perfection Requirements in relation to the security constituted by the Transaction Security Documents which Perfection Requirements will (if required to be so satisfied) be satisfied within any applicable time limits pursuant to Schedule 10 (Agreed Security Principles)), in each case, to the extent that failure to have such Authorisations would have a Material Adverse Effect.

24.6 Governing law and enforcement

(a) Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it is a party as expressed in such Finance Document will be recognised in its jurisdiction of incorporation to the extent failure to do so would have a Material Adverse Effect.

(b) Subject to the Legal Reservations (i) any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in the jurisdiction of the governing law of that Finance Document and (ii) any judgment obtained in relation to a Transaction Security Document to which it is a party will be recognised and enforced in the jurisdiction of the governing law of that Transaction Security Document to the extent failure to do so would have a Material Adverse Effect.

24.7 Filing and stamp taxes

Under the laws of its Relevant Jurisdictions (and, in relation to Transaction Security Documents, subject to the Perfection Requirements) it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents and, subject to the Perfection Requirements, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, except for any filing, recording or enrolling which is referred to in any Legal Opinion and which will (if so required) be made within the period allowed by applicable law or the relevant Finance Document, provided that this Clause 24.7 shall not apply in respect of any stamp duty, registration or similar tax payable in respect of an assignment or transfer by a Finance Party of any of its rights or obligations under a Finance Document.

24.8 No Event of Default

No Event of Default has occurred and is continuing or could reasonably be expected to result from any Utilisation or the entry into or the performance of any Finance Document to which it is a party.

24.9 Base Case Model

The forecasts and projections contained in the Base Case Model were prepared based on assumptions believed to be reasonable by the Parent at the time made, it being understood that such projections and forecasts may be subject to significant uncertainties and contingencies which are beyond the Group’s control and that no assurance can be given that the projections and forecasts will be realised.

24.10 Financial Statements

(a) The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Clause 25.1 (Information Undertakings):

(i) give a true and fair view of the consolidated financial position of the Group as at the date to which they were prepared and for the Financial Year then ended; and

(ii) were prepared in accordance with the Accounting Principles consistently applied.

(b) The Semi-Annual Financial Statements most recently delivered pursuant to Clause 25.1 (Information Undertakings):

(i) fairly present, in all material respects, the financial position of the Group as at the date to which they were prepared and for the Semi-Annual Period to which they relate; and

(ii) were prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts),

in each case (A) having regard to the fact they were prepared for management purposes and to the extent appropriate for Semi-Annual Financial Statements not subject to audit procedures and (B) save as set out therein.

(c) The Quarterly Financial Statements most recently delivered pursuant to Clause 25.1 (Information Undertakings):

(i) fairly present, in all material respects, the financial position of the Group as at the date to which they were prepared and for the Financial Quarter to which they relate; and

(ii) were prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts),

in each case (A) having regard to the fact they were prepared for management purposes and to the extent appropriate for Quarterly Financial Statements not subject to audit procedures and (B) save as set out therein.

24.11 No litigation

(a) No litigation, arbitration, action or administrative proceeding of or before any court, arbitral body or agency which, is reasonably likely to be adversely determined, and if so adversely determined, could reasonably be expected to have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it.

(b) To the best of its knowledge and belief, there are no labour disputes current, pending or, to its knowledge, threatened against it which, are reasonably likely to be adversely determined, and which if so adversely determined, could reasonably be expected to have a Material Adverse Effect.

24.12 Tax Liabilities

No claims are being asserted against it with respect to Taxes which are reasonably likely to be determined adversely to it and which, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period) save, in each case, to the extent any such tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with the relevant Accounting Principles or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

24.13 Pari passu ranking

Subject to any applicable Legal Reservations, its payment obligations under each of the Finance Documents rank and will at all times (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

24.14 Sanctions

(a) To the extent applicable, each of the Parent, the Borrowers and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b) Neither the Borrowers nor any of their Subsidiaries nor, to the knowledge of the Borrowers and the other Obligors, any director, officer, employee, agent or controlled affiliate of the Borrowers or any of their Subsidiaries is currently the subject of any Sanctions, nor are the Borrowers or any of their Subsidiaries located, organized or resident in any country or territory that is the subject of country- or territory-wide Sanctions.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrowers (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) for the purpose of financing any activities or business (x) of or with any Person that, at the time of such financing, is the subject or target of any Sanctions or named on any sanctions lists administered by the United Nations Security Council, United States Government (including without limitation, OFAC), the European Union or Her Majesty’s Government or (y) in or with Cuba, North Korea, Iran, Syria and the region of Crimea and/or any other country or region that is subject to or the target of country- or territory-wide Sanctions at the current time or as notified in writing by the Lender to the Borrower from time to time; or (iii) or in any other way that would cause any person to violate Sanctions.

(d) This Clause 24.14 shall not apply to any German Resident or for the benefit of any Lender incorporated in the Federal Republic of Germany in so far as such compliance would result in a violation or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), and this Clause 24.14 shall not be interpreted or applied to any Party to the extent that it violates of places any Party in breach of Council Regulation (EC) 2271/1996 (as amended) or The Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2019.

24.15 Repetition

(a) The representations and warranties in this Clause 24 shall be made by the Parent on the date of this Agreement and the Closing Date except that:

(i) the representations and warranties set out in Clause 24.9 (Base Case Model) shall be made only on the date of this Agreement and not repeated thereafter;

(ii) the representations and warranties set out in Clauses 24.1 (Status) to 24.5 (Validity and admissibility in evidence) (inclusive) (such representations and warranties being the “Repeating Representations”) shall be deemed to be repeated on each Utilisation Date and the first day of each Interest Period; and

(iii) the representations and warranties set out in paragraphs (a), (b) and (c) of Clause 24.10 (Financial Statements) in respect of each set of financial statements delivered pursuant to Section 1 (Financial Statements) of Schedule 16 (Information Undertakings) shall only be made once in respect of each set of financial statements on the date such financial statements are delivered.

(b) Any representation and warranty made in this Agreement shall apply only and if to the extent that it does not result in a violation of Council Regulation (EC) No. 2271/96 of 22 November 1996 or any applicable anti-boycott laws or regulations.

25. Information Undertakings

The undertakings in this Clause 25 shall continue for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1 Information Undertakings

The Parent shall comply with the information undertakings set out in Schedule 16 (Information Undertakings); provided that the Quarterly Financial Statements (and Semi-Annual Financial Statements, to the extent applicable) for the first three Financial Quarters following the Closing Date or following the completion of any acquisition of a company, business or undertaking may be prepared on a combined or aggregated, rather than on a consolidated, basis and such accounts shall be deemed to satisfy the requirements of this Clause 25 (Information Undertakings).

25.2 Compliance Certificates

(a) The Parent shall deliver to the Agent with the Annual Financial Statements, Semi-Annual Financial Statements and the Quarterly Financial Statements, a Compliance Certificate signed by an Officer of the Parent, confirming:

(i) (if the Revolving Facility Financial Covenant Condition is satisfied) whether or not as at the relevant time the Group was in compliance with the Revolving Facility Financial Covenant and setting out (in reasonable detail) computations as to compliance with the Revolving Facility Financial Covenant (if applicable);

(ii) the calculation of the Margin ratchet set out in the definition of “Margin”; and

(iii) in any Compliance Certificate delivered together with Annual Financial Statements:

(A) (to the extent Clause 12.2 (Excess Cash Flow) applies in respect of the Financial Year to which the relevant Annual Financial Statements relate) the amount of Excess Cash Flow; and

(B) whether or not the Guarantor and Security Coverage Requirement is satisfied.

(b) In respect of any Relevant Period, whether or not a Compliance Certificate is required to be delivered pursuant to paragraph (a) above, the Parent may (in its sole discretion) elect to deliver to the Agent a voluntary Compliance Certificate signed by an Officer of the Parent to confirm the Margin as set out in the definition of “Margin” (a “Voluntary

Compliance Certificate”); provided that no Voluntary Compliance Certificate shall be required to:

(i) contain the information and computations required by the form of Compliance Certificate set out in Schedule 7 (Form of Compliance Certificate) (other than in respect of confirming the Margin);

(ii) set out or attach details of any material adjustments made for the applicable Relevant Period;

(iii) confirm the amount of Excess Cash Flow; or

(iv) confirm that the Guarantor and Security Coverage Requirement is satisfied.

(c) In respect of any Relevant Period:

(i) ending on the last day of a Financial Year; or

(ii) ending on the last day of a Semi-Annual Period,

for the purposes of confirming the Margin as set out in the definition of “Margin”, the Parent may (in it sole discretion) elect to deliver to the Agent the Quarterly Financial Statements for such Financial Quarter in that Financial Year together with any Voluntary Compliance Certificate; provided that such financial statements shall be delivered for the purposes of confirming the Margin only.

(d) For the avoidance of doubt, any confirmation in a Compliance Certificate relating to compliance with the Revolving Facility Financial Covenant (including computations as to compliance with the Revolving Facility Financial Covenant (where included)), where received by a Lender who is not an Initial Revolving Facility Lender or a Lender under an Incremental Financial Covenant Revolving Facility, shall be for information purposes only.

25.3 Notification of Events of Default

Each Obligor will, promptly after becoming aware of it, notify the Agent of the occurrence of any Event of Default which is continuing (and the steps if any being taken to remedy it).

25.4 Know your customer checks

(a) Each Obligor shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) (provided it has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c) The Parent shall, by not less than 10 Business Days’ (or such other notice period as may be agreed with the Agent) written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

(d) Following the giving of any notice pursuant to paragraph (c) above, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) (provided it has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Agent, or any Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations, pursuant to the accession of such Subsidiary to this Agreement as an additional Obligor pursuant to Clause 30 (Changes to the Obligors).

25.5 Business Days

Notwithstanding anything to the contrary in this Clause 25, in the event that any period specified in this Clause 25 for any member of the Group to deliver any financial statements, documents or other information expires on a day which is not a Business Day, that period shall be extended so as to expire on the next Business Day.

25.6 Material non-public information

This Clause 25 is subject to paragraph (d) of Clause 36.7 (Use of websites).

25.7 Notes Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 25), delivery to the Agent of a copy of each set of financial statements which are delivered to Noteholders (as defined in the Intercreditor Agreement), or the satisfaction of the relevant financial reporting requirements under the Original Senior Secured Notes Indenture by filing such reports on the SEC’s EDGAR website, shall be deemed to satisfy all requirements of this Clause 25 and Schedule 16 (Information Undertakings) (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 25, this Agreement and the other Finance Documents provided that, where applicable, the Parent shall still be required to comply with any obligation to:

(a) deliver a Compliance Certificate pursuant to and in accordance with the provisions of Clause 25.2 (Compliance Certificate); and

(b) deliver any “know your customer” information pursuant to Clause 25.4 (“Know your customer” checks).

25.8 Reporting obligations in respect of a Listed Entity

(a) Notwithstanding this Clause 25 and any other term of the Finance Documents, for so long as any member of the Group or Holding Company of the Parent remains listed on any recognised investment or other stock exchange or makes filings with an applicable securities regulatory authority (the “Listed Entity”), delivery to the Agent of a copy of each set of financial statements of the Listed Entity and (to the extent applicable) any ad hoc press release of the Listed Entity which are delivered to the relevant regulators or disclosed in accordance with the applicable stock exchange or securities regulatory rules (in each case promptly following the date on which such financial statements or ad hoc press release has been delivered to or filed with the relevant regulators or disclosed in accordance with the applicable stock exchange rules), or notice to the Agent that such information has been filed with the relevant regulators or disclosed in accordance with the applicable stock exchange or regulatory rules and confirming where the filings can be electronically assessed by the general public, shall be deemed to satisfy all reporting and other information obligations of this Agreement (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary) such that no further documents, statements or information shall be required to be delivered pursuant to this Agreement, provided that, where applicable, the Parent shall still be required to comply with any obligation to:

(i) deliver a Compliance Certificate pursuant to and in accordance with the provisions of Clause 25.2 (Compliance Certificate); and

(ii) deliver any “know your customer” information pursuant to Clause 25.4 (“Know your customer” checks).

For the avoidance of doubt, the requirements of this Clause 25.8 shall be considered to have been fulfilled if Paysafe Limited complies with the reporting requirements of the recognised investment or other stock exchange on which its common shares are at that time listed.

(b) Notwithstanding any other term of the Finance Documents, all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group or any Holding Company of the Parent and no such disclosure shall be required if as a result of such disclosure a member of the Group or any Holding Company of the Parent would be obliged to make an announcement to the relevant listing authorities and/or stock exchange (or in accordance with applicable listing, disclosure and/or stock exchange rules) which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.

26. Financial Covenant

26.1 Financial condition

(a) Subject to paragraph (b) below, with respect to the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility only, the Parent shall not permit the Consolidated First Lien Debt Ratio in respect of each Testing Period (calculated as at the Test Date in respect of such Testing Period in accordance with paragraph (b) below and as set out in the applicable Compliance Certificate for such Testing Period) to exceed 7.50:1.00 (the “Revolving Facility Financial Covenant”).

(b) Notwithstanding the foregoing, this Clause 26.1 shall be in effect (and shall only be in effect) when the outstanding principal amount of the Revolving Facility Loans (excluding for these purposes the amount of (x) any outstanding Utilisations by way of Ancillary Facilities or Letters of Credit (or bank guarantees) and (y) any Utilisations to fund any original issue discount fees in respect of Facility B or any Incremental Facility (and any Rollover Loans in respect thereof)), less any cash and Cash Equivalents of the Group, exceeds 40% of the Total Revolving Facility Commitments (disregarding any reduction of Revolving Facility Commitments following the date of this Agreement) on each Test Date (the “Revolving Facility Financial Covenant Condition”).

26.2 Financial calculations

(a) Notwithstanding anything to the contrary in this Agreement, any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof or any financial ratio, test, basket or threshold or permission based on the calculation of EBITDA, LTM EBITDA, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of a Finance Document, shall be calculated in the manner prescribed by Clause 1.3 (Calculations), this Clause 26.2, Schedule 17 (General Undertakings), Schedule 18 (Events of Default) and Schedule 19 (Certain New York Law Defined Terms).

(b) The Revolving Facility Financial Covenant will be tested on the date of delivery of, and by reference to, the Compliance Certificate for the applicable Testing Period; provided that, the Revolving Facility Financial Covenant will not be tested on the date of delivery of, or by reference to, any Voluntary Compliance Certificate.

(c) For the purposes of calculating any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof or any financial ratio, test, basket or threshold or permission based on the calculation of EBITDA, LTM EBITDA, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of a Finance Document, pro forma adjustments may be made pursuant to the definition of “Fixed Charge Coverage Ratio” and the definition of “EBITDA”.

(d) For the purposes of calculating any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof or any financial ratio, test, basket or threshold or permission based on the calculation of EBITDA, LTM EBITDA, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of a Finance Document involving a calculation of net Indebtedness, such ratio shall be tested net of all cash (being cash at bank or in hand (including money market deposits, cash in tills and in safes) or in transit, or payments made which are yet to be received in cleared funds, or any credit balance on any deposit, savings, current or other account to which a member (or members) of the Group is beneficially entitled) and Cash Equivalents.

(e) Any liabilities or obligations in connection with any lease, concession or license of property (including capital leases, finance leases and operating leases) or the interest component thereof, as applicable, shall be calculated in accordance with the definition of “GAAP”.

(f) Without prejudice to the rights of the Group under paragraphs (a) to (e) (inclusive) above, for the purposes of calculating any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof or any financial ratio, test, basket or threshold or permission based on the calculation of EBITDA, LTM EBITDA, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of a Finance Document, the exchange rates used in such calculation shall be (at the Parent’s election), as applicable:

(i) the weighted average exchange rates for the Relevant Period as determined by the Parent;

(ii) the rate at which any foreign exchange hedging arrangement has been entered into by any member of the Group;

(iii) the rate applied in the applicable Financial Statements for the Relevant Period;

(iv) the exchange rate in effect as at the last day of the Relevant Period, as determined by the Parent; or

(v) any other rate selected by the Parent in good faith.

27. General Undertakings

The undertakings and covenants in this Clause 27 and in Schedule 17 (General Undertakings) shall continue in force from the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1 Covenant to guarantee obligations and give security and further assurances

(a) Subject to the Agreed Security Principles, the Parent shall procure that:

(i) by reference to each Compliance Certificate delivered with the Annual Financial Statements (commencing with the Annual Financial Statements in respect of the first complete Financial Year ending after the Closing Date), the Guarantor and Security Coverage Requirement shall be satisfied in accordance with the Agreed Security Principles within 120 days after the date on which such Compliance Certificate is delivered to the Agent; and

(ii) by reference to each Compliance Certificate delivered with the Annual Financial Statements (commencing with the Annual Financial Statements in respect of the first complete Financial Year ending after the Closing Date), each member of the Group which has become a Material Subsidiary and that is incorporated in a Security Jurisdiction shall within 120 days after the date on which such Compliance Certificate is required to be delivered to the Agent accede as an Additional Guarantor in accordance with the Agreed Security Principles.

(b) Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall ensure that each relevant member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii) after a Declared Default which is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(c) Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall ensure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(d) Notwithstanding anything set out to the contrary above, any other term of this Agreement or any other Finance Document, no Regulated Entity or other member of the Group will be required:

(i) to give a guarantee or grant Security where, in the good faith judgment of the directors of the Parent, the creation of Security, the giving of a guarantee and/or otherwise becoming an Obligor under the Finance Documents could materially increase the regulatory capital requirements pursuant to any applicable law or regulation or the views, guidance or interpretation of the applicable law or regulation of any Relevant Regulator, or materially adversely affect the solvency capital requirements, of the Group (or any member thereof) pursuant to any applicable law or regulation applicable to such member of the Group, or where such guarantee or grant could cause the Group (or any member thereof) to breach any applicable law or regulation; or

(ii) to create Security over or otherwise encumber any Restricted Asset (including, without limitation, any bank accounts which contain or are reasonably likely to contain any Restricted Assets).

27.2 Authorisations and Consents

Each Obligor will promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all Authorisations and consents and comply with the terms of all such Authorisations and consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or regulation to enable it to enter into, and perform its obligations under the Finance Documents to which it is party and to carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and Perfection Requirements, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable and each of the Transaction Security Documents to which it is party constitutes valid security ranking, subject to the Legal Reservations and Perfection Requirements, in accordance with its terms, in each case where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

27.3 Pari passu ranking

Each Obligor will ensure that at all times any unsecured and unguaranteed claims of a Finance Party (other than any member of the Group which has entered into a Notifiable Debt Purchase Transaction) against it under each of the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application.

27.4 Centre of Main Interests

No Obligor incorporated in the European Union shall without the prior written consent of the Agent or unless otherwise required for genuine tax benefit reasons deliberately cause or allow its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) to change.

27.5 Taxes

The Parent shall, and shall ensure that its Restricted Subsidiaries shall, pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property within the time period allowed under applicable law without imposing material penalties, except, in each case, to the extent:

(a) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with the relevant Accounting Principles; or

(b) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

27.6 Compliance with Laws

The Parent shall, and shall ensure that the Obligors shall, comply in all material respects with their respective constitutional documents and the requirements of all laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except, in each case, in instances in which:

(a) such compliance would result in a violation of, conflict with, or liability under Regulation (EC) No 2271/96 or any applicable anti-boycott statute;

(b) such requirement of Law, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or

(c) the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

28. Events of Default

Each of the events or circumstances set out in this Clause 28 (save for Clause 28.5 (Acceleration), Clause 28.6 (Clean Up Period) and Clause 28.7 (Excluded Matters)) and in Section 1 (Events of Default) of Schedule 18 (Events of Default) shall constitute an Event of Default.

28.1 Financial covenant

(a) Subject to the following paragraphs of this Clause 28.1, with respect to the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility only, any requirement of Clause 26.1 (Financial condition) is not satisfied (the “Financial Covenant Event of Default”), provided that a Financial Covenant Event of Default shall not constitute a Default or an Event of Default for the purposes of any Term Loan (or any Incremental Revolving Facility that is not an Incremental Financial Covenant Revolving Facility) and shall not give the Lenders under any Term Loan any right to accelerate the relevant Term Loans (or relevant Incremental Revolving Facilities other than any Incremental Financial Covenant Revolving Facility) or take any other Enforcement Action (as defined in the Intercreditor Agreement) in respect of such Term Loan (or Incremental Revolving Facility that is not an Incremental Financial Covenant Revolving Facility) unless and until the Super Majority Financial Covenant Revolving Facility Lenders have served a notice to the Parent in accordance with paragraphs (b)(i) and (b)(ii) of Clause 28.5 (Acceleration) as a result of such Financial Covenant Event of Default and such notice has not been rescinded (a “Financial Covenant Cross-Default”).

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, for the purposes of determining whether any breach of the covenant set out in Clause 26.1 (Financial condition) has occurred or will occur as of any date, and at any time until the expiration of the twentieth Business Day after the date on which Annual Financial Statements, Semi-Annual Financial Statements or Quarterly Financial Statements are required to be delivered pursuant to Section 1 (Financial Statements) of Schedule 16 (Information Undertakings) (as applicable) with respect to the applicable Financial Quarter hereunder (the “Cure Expiration Date”):

(i) the Parent or the applicable Borrowers may by no later than the Cure Expiration Date, procure that sufficient Revolving Facility Loans are repaid or prepaid or otherwise reduced such that the Revolving Facility Financial Covenant Condition is no longer met (and the Revolving Facility Financial Covenant Condition shall then be deemed not to have been met on the applicable Quarter Date) (a “Prepayment Cure”); and/or

(ii) the Permitted Holders (or any other Person so long as no Change of Control results therefrom) may make a Specified Equity Contribution to the Parent which shall be deemed to either (at the option of the Parent, in its sole and absolute discretion):

(A) increase EBITDA with respect to such Financial Quarter, and such Specified Equity Contribution shall be included in the financial covenant calculations until such time as the Financial Quarter in respect of which such Specified Equity Contribution was made falls outside of the Relevant Period (an “EBITDA Cure”); or

(B) reduce Consolidated First Lien Net Debt on a pro forma basis as of the last day of the Relevant Period and on the last day of each subsequent Relevant Period until such time as the Financial Quarter in respect of which such Specified Equity Contribution was made falls outside of the Relevant Period; provided that there shall be no requirement to actually use the proceeds of any Specified Equity Contribution to reduce Consolidated First Lien Net Debt or prepay any Facility (a “Net Debt Cure”).

(c) The right to make an EBITDA Cure or a Net Debt Cure pursuant to paragraph (b)(ii) above or a Recalculation pursuant to paragraph (e) below is subject to the following conditions (and the right to effect a Prepayment Cure pursuant to paragraph (b)(i) above is subject to paragraph (iv) below only):

(i) no more than two EBITDA Cures, Net Debt Cures or Recalculations may be made in any period of four consecutive Financial Quarters;

(ii) no more than five EBITDA Cures, Net Debt Cures or Recalculations in total will be made after the Closing Date;

(iii) in the case of an EBITDA Cure, there shall be no pro forma reduction in Consolidated First Lien Net Debt with the proceeds of such Specified Equity Contribution for determining compliance with Clause 26.1 (Financial condition) for any Financial Quarter in which such Specified Equity Contribution is included in EBITDA; and

(iv) any Specified Equity Contribution pursuant to a Prepayment Cure, an EBITDA Cure or a Net Debt Cure shall be disregarded for the purposes of determining the Margin, Excess Cash Flow and any financial ratio-based conditions or baskets with respect to covenants contained in the Finance Documents (other than the Revolving Facility Financial Covenant), provided that:

(A) any reduction in indebtedness funded with a Specified Equity Contribution shall be taken into account for the purposes of determining the Margin, Excess Cash Flow and any financial ratio-based conditions or baskets with respect to covenants contained in the Finance Documents; and

(B) subject to sub-paragraph (iii) above and without double counting the amount by which the Consolidated First Lien Net Debt is deemed to be reduced for the purposes of financial covenant calculations in the case of any Net Debt Cure, the amount of any Specified Equity Contribution which is held by any member of the Group as cash or Cash Equivalents on the last day of any applicable Relevant Period shall constitute cash or Cash Equivalents (as applicable) for all purposes under this Agreement (including, for the avoidance of doubt, for the purposes of cash netting purposes in any financial calculation).

(d) For the avoidance of doubt, there shall be no cap on the amount of any Specified Equity Contribution.

(e) Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above, the Parent may cure or prevent a breach of the Revolving Facility Financial Covenant in respect of any Relevant Period at any time by electing to recalculate:

(i) the Revolving Facility Financial Covenant Condition for that Relevant Period or any subsequent date (notwithstanding that such date is not a Quarter Date) for which the Parent has sufficient available information to effect such recalculation; or

(ii) the Revolving Facility Financial Covenant for that Relevant Period or any subsequent Relevant Period (notwithstanding that such Relevant Period is not a

Testing Period) for which the Parent has sufficient available information to effect such recalculation,

(a “Recalculation”) and if, taking into account such Recalculation:

(A) the Revolving Facility Financial Covenant Condition would not be met as at the last day of such Relevant Period or on any subsequent date; or

(B) the Revolving Facility Financial Covenant would be complied with for such Relevant Period or if calculated for any subsequent Relevant Period (notwithstanding that such Relevant Period is not a Testing Period), the relevant failure to comply with the Revolving Facility Financial Covenant shall be treated as having been cured or prevented, provided that, in relation to any Recalculation effected:

(I) on or prior to the delivery of the relevant Compliance Certificate for such Relevant Period, the Compliance Certificate for such Relevant Period shall set out the revised Revolving Facility Financial Covenant for the Relevant Period following such Recalculation (or shall confirm that the Revolving Facility Financial Covenant Condition is not met following such Recalculation); and

(II) following the delivery of the relevant Compliance Certificate for such Relevant Period, the Parent shall deliver to the Agent a revised Compliance Certificate which shall set out the revised Revolving Facility Financial Covenant for such Relevant Period following such Recalculation (or shall confirm that the Revolving Facility Financial Covenant Condition was not met for such Relevant Period following such Recalculation).

Any Recalculation pursuant to this paragraph (e) may, at the Parent’s option, give pro forma effect to any Investment, acquisition, disposition, sale, merger, joint venture, consolidation or other business combination transaction, Incurrence, assumption, commitment, issuance, repayment, repurchase or refinancing of Indebtedness (including, for the avoidance of doubt, an Incremental Facility), Disqualified Stock or Preferred Stock and the use of proceeds thereof, any creation of a Lien, any Restricted Payment, any Affiliate Transaction, any designation of a Restricted Subsidiary or Unrestricted Subsidiary, any Asset Disposition or any other transaction (and any permitted adjustments to any baskets, thresholds or exceptions in connection therewith) for which has been consummated following the end of such Relevant Period or any subsequent Relevant Period as if such Relevant Transaction had been consummated on the first day of such Relevant Period or subsequent Relevant Period (as applicable).

(f) Notwithstanding anything to the contrary contained in paragraphs (b) and (c) above:

(i) upon repayment of the Revolving Facility Loans pursuant to paragraph (b)(i) above or receipt of the net cash proceeds of such Specified Equity Contribution by the Parent or any other Obligor, the Revolving Facility Financial Covenant shall be deemed satisfied and complied with as of the end of the applicable Relevant Period with the same effect as though there had been no failure to comply with Clause

26.1 (Financial condition) and any Default or Event of Default related to any failure to comply with Clause 26.1 (Financial condition) shall be deemed not to have occurred for any purpose under the Finance Documents; and

(ii) neither the Agent nor any Lender shall exercise any rights or remedies under this Clause 28 (or under any other Finance Document) available during the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with Clause 26.1 (Financial condition) until the Cure Expiration Date, provided that such Default or Event of Default has not been cured by the Cure Expiration Date in accordance with this Clause 28.1.

(g) Without prejudice to paragraph (f)(i) above, if the Revolving Facility Financial Covenant has been breached and such breach has not been cured by the Cure Expiration Date in accordance with this Clause 28.1, but is complied with when tested, or the Revolving Facility Financial Covenant Condition is not met, on any subsequent Quarter Date (the “Second Period”), then, the prior breach of such financial covenant or any Default or Event of Default arising therefrom shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless the Super Majority Financial Covenant Revolving Facility Lenders have served a notice to the Parent in accordance with paragraphs (b)(i) and (b)(ii) of Clause 28.5 (Acceleration) as a result of such breach and such notice has not been rescinded before delivery of the Compliance Certificate in respect of the Second Period.

28.2 Misrepresentation

(a) Any representation, warranty or written statement made (or deemed to be made under Clause 23.12 (Representations and Warranties)) by any Obligor in Clause 23.12 (Representations and Warranties) is or proves to be incorrect or misleading in a respect that is materially prejudicial to the interests of the Finance Parties (taken as a whole) under the Finance Documents when made or deemed to be made (or when repeated or deemed to be repeated).

(b) No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 60 days after the earlier of: (i) the Parent becoming aware of the relevant Default; and (ii) the giving of notice by the Agent to the Parent in respect of such Default.

28.3 Invalidity and Unlawfulness

(a) Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable for any reason or shall be repudiated or rescinded or the validity or enforceability of any provision of any Finance Document shall at any time be contested by any Obligor and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents.

(b) At any time it is or becomes unlawful for any Obligor or any other member of the Group to perform any of its obligations under any of the Finance Documents or any Transaction Security created or expressed to be created by the Transaction Security Documents ceases to be effective or any subordination under the Intercreditor Agreement is or becomes unlawful, and this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents.

(c) Any obligation or obligations of any Obligor or any other Restricted Subsidiary under any Finance Document is not or are not, or cease or ceases to be, (subject to the Legal Reservations and Perfection Requirements) legal, valid, binding or enforceable and the cessation individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents.

(d) No Event of Default will occur under paragraph (a), (b) or (c) above if the circumstances giving rise to that unlawfulness or invalidity are capable of remedy and are remedied within 60 days after the earlier of: (i) the Parent becoming aware of the relevant Default; and (ii) the giving of notice by the Agent to the Parent in respect of such Default.

28.4 Intercreditor Agreement

(a) Any member of the Group fails to comply in any material respect with the provisions of, or does not perform its obligations under, the Intercreditor Agreement and where such failure to comply or perform materially and adversely affects the interests of the Finance Parties (taken as a whole) under the Finance Documents.

(b) No Event of Default will occur under paragraph (a) above if such failure is capable of remedy and is remedied within 60 days after the earlier of: (i) the Parent becoming aware of the relevant Default; and (ii) the giving of notice by the Agent to the Parent in respect of such Default.

28.5 Acceleration

(a) Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), at any time after the occurrence of an Event of Default which is continuing (other than any Financial Covenant Event of Default that has not become a Financial Covenant Cross-Default), the Agent may, and shall if so directed by the Super Majority Lenders, by written notice to the Parent:

(i) terminate the availability of the Facilities and cancel the Total Commitments whereupon the Facilities shall cease to be available for utilisation, the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Loans under this Agreement; and/or

(ii) declare that all or part of the Utilisations together with accrued interest thereon and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii) declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Super Majority Lenders; and/or

(iv) declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable; and/or

(v) declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Super Majority Lenders; and/or

(vi) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facility(s) be immediately due and payable, at which time it shall become immediately due and payable; and/or

(vii) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facility(s) be payable on demand, whereupon it shall immediately become due and payable on demand by the Agent on the instructions of the Super Majority Lenders; and/or

(viii) exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b) Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), if a Financial Covenant Event of Default has occurred and is continuing, the Agent may, and shall if so directed by the Super Majority Financial Covenant Revolving Facility Lenders, by written notice to the Parent:

(i) cancel the Total Financial Covenant Revolving Facility Commitments, at which time they shall immediately be cancelled; and/or

(ii) declare that all or part of the Revolving Facility Loans under the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents to the Revolving Facility Lenders under the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii) declare that all or part of the Revolving Facility Loans under the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Super Majority Financial Covenant Revolving Facility Lenders.

(c) Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), if any Event of Default occurs under Section 1 (Events of Default) of Schedule 18 (Events of Default) in relation to a US Obligor all of the Loans made to that US Obligor, together with accrued interest and all other amounts accrued and then payable by that US Obligor under the Finance Documents, shall be immediately due and payable, in each case automatically and without any direction, notice, declaration or other act.

(d) Notwithstanding any other term of the Finance Documents, none of the steps or matters in connection with a Permitted Transaction (or the actions taken to implement a Permitted Transaction) shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

28.6 Clean Up Period

(a) For the period commencing on the Closing Date and ending on (and including) the date falling 180 days after the Closing Date (the “Clean Up Period”), the occurrence of any Default or Event of Default will be deemed not to be a breach of representation or warranty or a breach of covenant or an Event of Default (as the case may be), and will not have any of the consequences that such a misrepresentation, breach of warranty, breach of covenant or Event of Default (as the case may be) would ordinarily have under this Agreement, if it would have been (but for this provision) a breach of representation or warranty or a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the Target or any of its Subsidiaries, and provided that such breach or Event of Default:

(i) is capable of being remedied within the Clean Up Period;

(ii) does not have a Material Adverse Effect; and

(iii) was not knowingly procured by or approved by the Parent.

Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Clean Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(b) In respect of any acquisition permitted under this Agreement, for the period commencing on the date on which such acquisition is completed and ending on (and including) the date falling 120 days thereafter (the “Permitted Acquisition Clean Up Period”), the occurrence of any Default or Event of Default will be deemed not to be a breach of representation or warranty or a breach of covenant or an Event of Default (as the case may be), and will not have any of the consequences that such a misrepresentation, breach of warranty, breach of covenant or Event of Default (as the case may be) would ordinarily have under this Agreement, if it would have been (but for this provision) a breach of representation or warranty or a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the target of the relevant acquisition or any of its Subsidiaries, and provided that such breach or Event of Default:

(i) is capable of being remedied within the Permitted Acquisition Clean Up Period;

(ii) does not have a Material Adverse Effect; and

(iii) was not knowingly procured by or approved by the Parent.

Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Permitted Acquisition Clean Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(c) The Parent shall promptly notify the Agent upon becoming aware of the occurrence or existence of any event or circumstance which, but for this Clause 28.6 would constitute an Event of Default and the steps, if any, being taken to remedy it.

28.7 Excluded Matters

(a) Notwithstanding any other term of the Finance Documents:

(i) none of the steps, actions or events set out in or contemplated by the Tax Structure Memorandum or the intermediate steps, actions or events necessary to implement any of those steps events or actions;

(ii) no Permitted Transaction;

(iii) prior to the end of the Certain Funds Period, no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any document relating to the Existing Facilities Agreement or any other existing financing arrangements of any member of the Group arising as a direct or indirect result of any person entering into and/or performing its obligations under any Transaction Document (or carrying out any transaction contemplated by the Transaction Documents) or otherwise, or carrying out the Transaction or any other transactions otherwise disclosed to the Arrangers prior to the date of this Agreement (including, in each case, all steps, transactions and arrangements entered into in connection with or to give effect to such transactions);

(iv) other than in the case of any payment default under an Ancillary Document constituting an Event of Default under Section 1 (Events of Default) of Schedule 18 (Events of Default), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) an Ancillary Document;

(v) no breach of any obligation in respect of which it is expressly provided in this Agreement that a breach shall not constitute a Default and/or Event of Default; and

(vi) no Withdrawal Event,

shall (or shall be deemed to) constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

(b) For these purposes, “Withdrawal Event” means:

(i) the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union (being the euro);

(ii) the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union; and/or

(iii) the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union, including Brexit.

(c) Notwithstanding any other term of the Finance Documents, no Default or Event of Default shall occur and no notice of Default or Event of Default (or any acceleration in respect of such Default or Event of Default) may be given, in either case, with respect to any action, circumstance or matter taken or which occurred or ceased to subsist more than two years after the date on which (i) the Parent has disclosed the Default or the Event of Default or the circumstances giving rise to such Default or Event of Default in any of its reporting or, if earlier, (ii) the Agent has given notice to the Parent in respect of the Default or Event of Default or the circumstances giving rise to such Default or Event of Default.

29. Changes to the Lenders

29.1 Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender.

29.2 Assignments by Lenders

(a) Subject to this Clause 29, any Lender (an “Existing Lender”) may assign any of its rights or transfer its rights and obligations (it being understood that an assignment as referred to in this Clause 29 or in this Agreement shall, where the context so requires or permits, include a transfer of its rights and obligations) under any Finance Document to a bank or financial institution or to any fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets (an “New Lender”).

(b) Each Party agrees that in case of a transfer pursuant to this Clause 29.2 (Assignments by Lenders), the Transaction Security and the guarantees granted by each Obligor under the Finance Documents shall be preserved for the benefit of the Security Agent, the New Lender and the remaining Secured Parties.

29.3 Conditions of assignment or transfer

(a) An assignment of part of a Lender’s Commitments shall be in a minimum amount of $1,000,000 (or its equivalent in other currencies), and must be in an amount such that the amount of that Lender’s remaining Commitments (when aggregated with its Affiliates’ and Related Funds’ Commitments) is in a minimum amount of $2,000,000 (or its equivalent in other currencies), unless the relevant assignment relates to the whole of that Lender’s Commitments under the relevant Facility.

(b) On and prior to the expiry of the Certain Funds Period, no Existing Lender may assign any of its rights or transfer by novation any of its rights and obligations, nor enter into any sub-participation or sub-contract in respect of the same, without the prior written consent of the Parent (in its sole and absolute discretion).

(c) After the expiry of the Certain Funds Period, other than with respect to any Revolving Facility, the prior written consent of the Parent (not to be unreasonably withheld or delayed) is required for any assignment, transfer, sub-participation or sub-contract unless such assignment, transfer, sub-participation or sub-contract is:

(i) to another Lender or an Affiliate of a Lender or, in the case of a Lender which is a fund, a Related Fund of such Lender; or

(ii) made at a time when a Material Event of Default is continuing,

provided that if the Parent fails to respond to a request for consent to a transfer, assignment, sub participation or sub-contract within 15 Business Days after such request, such consent shall be deemed as granted provided that the request was communicated to the Parent, and only to the extent so, notified to the Agent by or on behalf of the Parent, at least 15 Business Days prior to such consent being deemed granted.

(d) With respect to any Revolving Facility, the prior written consent of the Parent (in its sole and absolute discretion) is required for any assignment, transfer, sub-participation or sub-contract unless such assignment, transfer, sub-participation or sub-contract is to another Lender or an Affiliate of a Lender or, in the case of a Lender which is a fund, a Related Fund of such Lender.

(e) Notwithstanding anything to the contrary in this Agreement, no assignment or transfer or sub-participation or sub-contract shall be permitted at any time without the prior written consent of the Parent (in its sole and absolute discretion and never deemed given) to any person that:

(i) is a Disqualified Lender;

(ii) is a Defaulting Lender (or would, upon becoming a Lender, be a Defaulting Lender);

(iii) is a Net Short Lender (or would, upon becoming a Lender, be a Net Short Lender);

(iv) (unless a Material Event of Default is continuing) a person whose principal investment strategy is investing in distressed debt or the pursuance of loan to own strategies; or

(v) with respect to any Revolving Facility only, is not a regulated deposit taking financial institution with a long term corporate credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd.

(f) Any assignment, and any sub-participation or sub-contract referred to in paragraph (c) above, and the identity of the proposed New Lender (or, as the case may be, sub-participant or sub‑contractor) shall be notified to the Parent by the Agent (or, in respect of a sub-participation or a sub-contract, by the relevant Lender) promptly upon completion.

(g) Notwithstanding any assignment, transfer, sub-participation or sub-contract by an Existing Lender which is an Original Lender, if the assignee or transferee (or any subsequent assignee or transferee) defaults in its obligation to fund its pro rata portion of any Certain Funds Utilisation or Agreed Certain Funds Utilisation by the required time on the applicable Utilisation Date (or has confirmed that it will not be able to fund), that Existing Lender shall, by 9:30am on that Utilisation Date, fund an amount of proceeds to the relevant Borrower equal to the amount the defaulting assignee/transferee was required to fund in respect of that Certain Funds Utilisation or Agreed Certain Funds Utilisation (as applicable) and (i) the Commitments of the Existing Lender under each relevant Facility shall be increased by an amount equal to the additional amount that it funded on the relevant Utilisation Date in accordance with this paragraph and (ii) the Commitments under the relevant Facility of any such Lender defaulting in its obligation to fund on that Utilisation shall be reduced by an equivalent amount for all purposes of this Agreement.

(h) Other than in the case of an assignment or transfer effected in accordance with paragraph (a) of Clause 29.15 (Notifiable Debt Purchase Transactions) and subject to paragraph (l) below, an assignment under Clause 29 (Changes to the Lenders) will only be effective upon:

(i) receipt by the Agent (in the Assignment Agreement, Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender;

(ii) the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii) performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender, and no assignment or transfer will be effective until recorded in the Register.

(i) Without prejudice to this Clause 29.3, each Obligor hereby expressly consents to each assignment of rights or obligations under this Clause 29. Each Obligor also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(j) If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Taxes) or Clause 19 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under the relevant Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(k) Each New Lender, by executing the Assignment Agreement, Transfer Certificate or Increase Confirmation, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any consent, amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer, assignment or assumption becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(l) Unless otherwise consented to by the Parent (which consent, for the avoidance of doubt, shall not be deemed given even if not expressly refused within 15 Business Days after the relevant request), if any assignment, transfer, sub-participation or sub-contract occurs in breach of the provisions of this Clause 29, such assignment, transfer, sub-participation or sub-contract shall be void and deemed to have not occurred for all purposes under this

Agreement and the Parent or any Borrower shall be entitled to seek specific performance to unwind any such assignment, transfer, sub-participation or sub-contract in addition to any other remedies available to the Parent or any Borrower at law or in equity. Without prejudice to the foregoing:

(i) the interests or purported interests of the assignee, transferee, sub-participant or sub-contractor (as the case may be) (each a “Transferee”) shall be ignored for the purposes of ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments (or the Total Commitments under any Facility) has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents;

(ii) for the purposes of Clause 40.2 (Exceptions), such Transferee shall be deemed not to be a Lender;

(iii) the Parent may:

(A) cancel the Commitments of such Transferee and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Transferee paid to acquire such Loans, without premium, penalty, prepayment fee or breakage costs; and/or

(B) require such Transferee to assign or transfer its rights and obligations in accordance with Clause 40.9 (Replacement of a Defaulting Lender), at the price indicated in paragraph (A) above (which assignment shall not be subject to any processing and recordation fee) and if such Transferee does not execute and deliver to the Agent a duly executed Assignment Agreement or Transfer Certificate reflecting such assignment or transfer within five Business Days after the date on which the assignee Replacement Lender executes and delivers such Assignment Agreement or Transfer Certificate (as applicable) to such Transferee, then such Transferee shall be deemed to have executed and delivered such Assignment Agreement or Transfer Certificate (as applicable) without any action on its part;

(iv) no such Transferee shall receive any information or reporting provided by the Parent or any of its Restricted Subsidiaries, the Agent or any other Finance Party;

(v) such Transferee shall not be entitled to any expense reimbursement or indemnification rights under any Finance Documents (including Clauses 22 (Costs and Expenses) and 20 (Other Indemnities)),

and the Parent expressly reserves all rights against such Transferee under contract, tort or any other theory; it being understood and agreed that the foregoing provisions shall only apply to such Transferee and not to any assignee or transferee of such Transferee that becomes a Lender so long as such assignment or transfer does not occur in breach of the provisions of this Clause 29.

29.4 Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

29.5 Assignment fee

Subject to paragraph (l)(iii)(B) of Clause 29.3 (Conditions of assignment or transfer), unless the Agent otherwise agrees to waive such fees and excluding an assignment (i) by an Existing Lender to an Affiliate of that Existing Lender, (ii) by an Existing Lender to a fund which is a Related Fund of that Existing Lender or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on or before the date upon which an assignment to it takes effect pursuant to this Clause 29.5, pay to the Agent (for its own account) a fee of $2,500 in relation to any assignment under any Facility.

29.6 Limitation of responsibility of Existing Lenders and the Agent

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii) the financial condition of any Obligor or any other member of the Group;

(iii) the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv) the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c) Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 29.6; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

(d) For the avoidance of doubt, the Agent shall assume no responsibility for, and nothing in any Finance Document shall oblige the Agent to monitor, whether any New Lender is a Disqualified Lender.

29.7 Procedure for assignment

(a) Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (d) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.

(b) The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(c) The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(d) Subject to Clause 29.12 (Pro rata interest settlement), on the Transfer Date:

(i) the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii) the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii) the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

29.8 Procedure for transfer

(a) Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) a transfer may be effected in accordance with paragraph (d) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.

(b) The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(c) The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d) Subject to Clause 29.12 (Pro rata interest settlement), on the Transfer Date:

(i) to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Company or the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Bank shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (the “Relevant Rights and Obligations”);

(ii) the Company and each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Relevant Rights and Obligations only insofar as the Company or that Obligor and that New Lender have assumed and/or acquired the same in place of the Company, that Obligor and such Existing Lender;

(iii) the Agent, the Arrangers, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arrangers and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents; and

(iv) such New Lender shall become a party hereto as a Lender.

29.9 Sub-participation and sub-contracts

(a) Subject to paragraphs (b), (c) and (d) of Clause 29.3 (Conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to sub-participate or sub-contract any or all of its obligations hereunder provided that:

(i) the proposed sub-participation is permitted by 29.3 (Conditions of assignment or transfer);

(ii) such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement and the other Finance Documents in relation to those obligations;

(iii) such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant sub-participation, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations);

(iv) the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(v) the applicable sub-participation agreement states that the conditions above are applicable to further sub-participations (and such provision must be capable of being relied upon and directly enforceable by the Parent against the relevant sub-participant); and

(vi) if the sub-participation in respect of an Incremental Facility, the restrictions (if any) specified in the relevant Incremental Facility Notice establishing such Incremental Facility Commitments are complied with, and, for the avoidance of doubt, paragraph (l) of Clause 29.3 (Conditions of assignment or transfer) shall apply to any sub-participation which occurs in breach of these provisions.

(b) Each Lender that sells a participation, sub-participation or sub-contract shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each such participant and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except the Parent or any Person to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (and, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary, a Lender shall promptly notify the Parent of any sub-participation or sub-contract entered into by it, including the identity of the entity to which the Lender has sub-contracted or sub-participated.

29.10 The Register

(a) The Agent, acting for this purpose as the non-fiduciary agent of the Obligors, shall maintain at its address referred to in Clause 36.2 (Addresses):

(i) each Assignment Agreement referred to in Clause 29.7 (Procedure for assignment), each Transfer Certificate referred to in Clause 29.8 (Procedure for transfer), each Increase Certificate and each Incremental Facility Increase Notice; and

(ii) with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest)

owing to, each Lender from time to time (the “Register”) under such Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agents and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Parent with a copy of the Register within five Business Days after request. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(b) Each Party irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 29.10 without any further consent of, or consultation with, such Party.

(c) The Agent shall, upon request by an Existing Lender (as defined in Clause 29.2 (Assignments by Lenders) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

(d) The Register is intended to cause the extensions of credit to the Obligors under this Agreement to be at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and shall be interpreted and applied in a manner consistent with such intent.

29.11 Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29.11 each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b) in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii) require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.12 Pro rata interest settlement

(a) If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment pursuant to Clause 29.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i) any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A) when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.12,

have been payable to it on that date, but after deduction of the Accrued Amounts.

(b) In this Clause 29.12 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

29.13 Accession of Incremental Facility Lender

Any person which provides Incremental Facility Commitments or an Incremental Facility Loan (to the extent not already a Lender) shall become a party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement) and shall, at the same time, become a Party to this Agreement as a Lender by executing an Accession Certificate.

29.14 Debt Purchase Transactions

(a) Notwithstanding any other term of this Agreement or the other Finance Documents, any member of the Group may purchase by way of a Debt Purchase Transaction a participation in any Utilisation and/or any Commitment.

(b) A member of the Group (or the Parent on behalf of the relevant member of the Group) (a “Purchaser”) may purchase by way of assignment, pursuant to this Clause, a participation in any Term Loan and any related Commitment.

(c) Any Debt Purchase Transaction entered into by a member of the Group may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows:

(i) Prior to 11:00am on a given Business Day (the “Solicitation Day”) the relevant Purchaser or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the Facilities or an Incremental Facility (as applicable) to invite them to offer to sell to the relevant

Purchaser, an amount of their participation in that Facility. Any Lender wishing to make such an offer shall, by 11:00am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11:00am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11:00am on the fourth Business Day following such Solicitation Day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of such Lenders to which they relate. The Agent shall disclose such information to any Lender that requests such disclosure.

(ii) If it chooses to accept any offers made pursuant to a Solicitation Process, the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that, in relation to a participation in a particular Facility it accepts, offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(iii) Any purchase of participations in any Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv) In accepting any offers made pursuant to a Solicitation Process the Purchaser shall be free to select which offers and in which amounts it accepts.

(d) A Debt Purchase Transaction entered into by a member of the Group may be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows:

(i) A Purchaser may, by itself or through the same or another Purchase Agent, place an open order (an “Open Order”) to purchase participations in one or more of the Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11:00am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11:00am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Parent on behalf of the relevant Borrower(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(ii) Any purchase of participations in the Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Borrower(s) on or before the fourth

Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iii) If in respect of participations in a Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Facility to which an Open Order relates would be exceeded, the Parent shall only accept such offers on a pro rata basis. For the avoidance of doubt and notwithstanding the foregoing, the Parent shall be entitled to disregard any offers which come with conditions or terms that are not satisfactory to it.

(iv) The Parent shall, by 11:00am on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Facilities to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e) A Debt Purchase Transaction may be entered into pursuant to a bilateral process (a “Bilateral Process”) which is carried out as follows:

(i) A Purchaser may, by itself or through the same or another Purchase Agent, at any time, purchase participations and/or Commitments from the Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit.

(ii) Any purchase of participations in any Facility pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser(s) on or before the second Business Day after the expiry of the Bilateral Process period referred to in paragraph (i) above.

(iii) The Parent (on behalf of the relevant member of the Group) shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of such Lenders to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(f) For the avoidance of doubt:

(i) there is no requirement for any Debt Purchase Transaction by a member of the Group to be entered into pursuant to a Solicitation Process, Open Order Process or a Bilateral Process;

(ii) there is no limit on the number of occasions a Solicitation Process, Open Order Process or Bilateral Process may be implemented; and

(iii) any source of funding may be used to effect any Debt Purchase Transaction (including, for the avoidance of doubt, any Revolving Facility Utilisation).

(g) In relation to any Debt Purchase Transaction entered into pursuant to this Clause, notwithstanding any other term of this Agreement or the other Finance Documents (in the case of a Lender that is a member of the Group):

(i) on completion of the relevant assignment pursuant to this Clause, the portions of the Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be extinguished if the purchaser is the relevant Borrower;

(ii) such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii) the member of the Group or Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of a New Lender;

(iv) no member of the Group shall be deemed to be in breach of any provision of this Agreement or any other provisions of the Finance Documents solely by reason of such Debt Purchase Transaction;

(v) Clause 33 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi) for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any consent, amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

29.15 Notifiable Debt Purchase Transactions

(a) Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Schedule 13 (Form of Notice on entering into Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(b) A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group, such notification to be substantially in the form set out in Schedule 13 (Form of Notice on Termination of Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(c) Unless otherwise agreed by the Majority Lenders, each member of the Group agrees that (in its capacity as a Lender):

(i) in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same if so requested by the Agent or be entitled to receive the agenda or any minutes of the same;

(ii) in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders;

(iii) in ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the agreement of any specified group of Lenders has been obtained to give an instruction or approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment owned by that Lender shall be deemed to be zero; and

(iv) subject to paragraph (iii) above, for the purposes of Clause 40.2 (Exceptions), it shall be deemed not to be a Lender.

30. Changes to the Obligors

30.1 Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2 Additional Borrowers

(a) Subject to compliance with Clause 25.3 (Know your customer checks), the Parent may request that any of its Restricted Subsidiaries becomes an Additional Borrower. That Subsidiary shall become a Borrower if:

(i) in the case of Facility B1, it is approved by all the Lenders under Facility B1;

(ii) in the case of Facility B2, it is approved by all the Lenders under Facility B2;

(iii) in the case of a Revolving Facility, it is incorporated in:

(A) the United Kingdom or the United States (each an “Approved Jurisdiction”);

(B) any jurisdiction in which an existing Borrower under a Revolving Facility is incorporated; or

(C) any other jurisdiction approved by all of the Lenders under the relevant Revolving Facility in respect of which the relevant Subsidiary is to be a Borrower (acting reasonably);

(iv) in the case of an Incremental Term Facility, it is incorporated in:

(A) an Approved Jurisdiction;

(B) any jurisdiction in which an existing Borrower under an Incremental Facility is incorporated; or

(C) any other jurisdiction approved by all of the Incremental Facility Lenders in respect of that Incremental Facility (acting reasonably);

(v) the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(vi) the Subsidiary is (or becomes) a Guarantor prior to or contemporaneously with becoming a Borrower; and

(vii) the Agent has received (or otherwise waived the requirement to receive) all of the documents and other evidence set out in Part 2 (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b) The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all of the documents and other evidence set out in Schedule 2 (Conditions Precedent) in relation to that Additional Borrower.

(c) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d) Upon the Agent’s confirmation to the Parent that it has received (or otherwise waived the requirement to receive) all documents referred to in paragraph (b) above in respect of an Additional Borrower, such Additional Borrower, the other Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Additional Borrower been an original Party to this Agreement as a Borrower and a Guarantor and to the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Borrower shall become a Party to this Agreement as a Borrower and as a Guarantor and to the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement).

30.3 Resignation of a Borrower

(a) The Parent may request that a Borrower (other than the TLB Borrowers) ceases to be a Borrower by delivering to the Agent a resignation letter to that effect.

(b) The Agent shall accept such resignation letter and notify the Parent and the Lenders of its acceptance if:

(i) no Event of Default is continuing or would result from the acceptance of the resignation letter (and the Parent has confirmed this is the case); and

(ii) the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii) where the Borrower is also a Guarantor (unless its resignation has been or is contemporaneously accepted in accordance with Clause 30.5 (Resignation of a Guarantor), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and (other than by reason of law) the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case).

(c) Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that entity shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

30.4 Additional Guarantors

(a) Subject to compliance with Clause 25.3 (Know your customer checks), the Parent may request that any of its Restricted Subsidiaries becomes a Guarantor. That Subsidiary shall become a Guarantor if:

(i) the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed; and

(ii) the Agent has received (or otherwise waived the requirement to receive) all of the documents and other evidence set out in Part 2 (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(b) The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all of the documents and other evidence set out in Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor.

(c) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d) Upon the Agent’s confirmation to the Parent that it has received (or otherwise waived the requirement to receive) all documents referred to in paragraph (a) above in respect of an Additional Guarantor, such Additional Guarantor, the other Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Subsidiary been an original Party to this Agreement as a Guarantor and to the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Guarantor shall become a Party to this Agreement as a Guarantor and to the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement).

30.5 Resignation of a Guarantor

(a) The Parent may request that a Guarantor (other than the Parent and the Company) ceases to be a Guarantor by delivering to the Agent a resignation letter if:

(i) that Guarantor is being disposed (directly or indirectly) pursuant to a Disposition permitted (or not prohibited) pursuant to Schedule 17 (General Undertakings) (including a disposal made with the approval of the Majority Lenders) or is subject to or part of a Permitted Transaction (and the Parent has confirmed this is the case);

(ii) that Guarantor is not a Material Subsidiary that is incorporated in a Security Jurisdiction (and the Parent has confirmed this is the case) and the Guarantor and Security Coverage Requirement would still be satisfied after the resignation; or

(iii) the Majority Lenders have consented to the resignation of that Guarantor.

(b) The Agent shall accept such resignation letter and notify the Parent and the Lenders of its acceptance if:

(i) no Event of Default is continuing or would result from the acceptance of the resignation letter (and the Parent has confirmed this is the case);

(ii) no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity); and

(iii) where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower under any Finance Documents and has resigned and ceased to be a Borrower under Clause 30.3 (Resignation of a Borrower).

(c) The resignation of that Guarantor shall not be effective until the date of (i) in the case of (a)(i) above, the relevant disposal or Permitted Transaction, (ii) in the case of (a)(ii) above, the resignation letter’s acceptance by the Agent in accordance with paragraph (b) above or (iii) in the case of (a)(iii) above, resignation agreed by the Majority Lenders, at which time that entity shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d) If a Guarantor (a “Merging Guarantor”) is merged into another Guarantor pursuant to a transaction which is permitted or not prohibited by this Agreement, that Merging Guarantor shall cease to be a Guarantor as at the date on which the merger is effective and from (and including) such date shall have no further rights or obligations under the Finance Documents as a Guarantor (to the extent consistent with applicable law), without any requirement for a resignation letter or other document to be delivered to any Finance Party.

30.6 Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that all the Repeating Representations applicable to it are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.7 Release

(a) If any member of the Group disposes of any asset (or any member of the Group disposes of shares in any member of the Group or any Holding Company of any member of the Group) as permitted by and in accordance with the terms of this Agreement or the Intercreditor Agreement (including pursuant to a Structural Adjustment or the implementation of other actions permitted under the Finance Documents) or with the prior consent of the Agent (pursuant to the terms of this Agreement) or pursuant to the Intercreditor Agreement, and such asset (or shares) is subject to Transaction Security, the Security Agent shall, and is hereby authorised and instructed by the Secured Parties to, at the cost and request of the Parent, release (or amend) the Transaction Security over that asset (or shares) and, in the case of any such disposal of shares in a member of the Group or a Holding Company of a member of the Group to a person who is not a member of the Group, over the respective assets of such member of the Group and its Subsidiaries (and the shares in any such member of the Group and/or Subsidiary) and issue any certificate of non-crystallisation of any floating charge that may reasonably be required or considered necessary or desirable in connection with that disposal, provided that to the extent such disposal is not completed for any reason within a reasonable timeframe following such release, any Transaction Security that has been released shall be promptly reinstated.

(b) If a member of the Group whose shares and/or assets are subject to Transaction Security is to be merged into another member of the Group or is being liquidated and such merger or liquidation is permitted by this Agreement, the Security Agent shall (and is irrevocably so authorised by the Secured Parties), upon the request and at the cost of the Parent, execute all documents necessary to release that Transaction Security in order to allow that merger or liquidation to be completed and issue any certificate of non-crystallisation of any floating charge that may reasonably be required or considered necessary or desirable in connection with that merger or liquidation, provided that the Secured Parties (or the Security Agent on their behalf) will, after such merger or liquidation, continue to have the same or substantially equivalent guarantees and security (ignoring for the purpose of assessing the foregoing any limitations required in accordance with the Agreed Security Principles and other than guarantees and security from any entity which has ceased to exist as contemplated by this paragraph (b)) over the same or substantially equivalent assets and over the shares (or other interests) in the transferee other than over any shares (or other interests) which have ceased to exist as contemplated by this paragraph (b), in each case to the extent such assets, shares or other interests are not disposed of or used as permitted under, but subject to, the terms of this Agreement.

(c) In relation to any Transaction Security over a bank account of an Obligor, the Security Agent is hereby authorised and instructed by the Secured Parties to release any Security granted in favour of the Security Agent and, where applicable, any other Finance Party and held over any bank account of an Obligor (a “Pledged Account”) which, in accordance with the Agreed Security Principles is no longer to be the subject of such Transaction Security.

(d) If a member of the Group is or becomes a Regulated Entity, the Security Agent and/or the relevant Secured Parties (as applicable) shall, at the cost and request of the Parent, promptly release Transaction Security over any asset of (or shares in) such Regulated Entity to the extent required to ensure that such Regulated Entity is not in breach of a Capital Requirement and issue any certificate of non-crystallisation of any floating charge accordingly.

31. Role of the Agent, the Arrangers and Others

31.1 Appointment of the Agent

(a) Each other Finance Party appoints the Agent to act as its Agent under and in connection with the Finance Documents.

(b) Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent, as applicable, under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c) For the purpose of acting as their Agent, in accordance with this Clause 31.1, each other Finance Party hereby releases, to the extent legally possible, the Agent from any restrictions of self dealing under any applicable law. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

(d) Each of the Arrangers and the Lenders hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Agent accordingly and, upon request of the Agent, either act in accordance with the terms of this Agreement and/or any other Finance Document as required pursuant to this Agreement and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

31.2 Instructions

(a) The Agent shall:

(i) unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B) the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision;

(C) the Majority Revolving Facility Lenders if the relevant Finance Document stipulates the matter is a Majority Revolving Facility Lender decision;

(D) the Majority Facility B Lenders if the relevant Finance Document stipulates the matter is a Majority Facility B Lender decision;

(E) the Majority Incremental Term Facility Lenders if the relevant Finance Document stipulates the matter is a Majority Incremental Term Facility Lender decision;

(F) the Super Majority Revolving Facility Lenders if the relevant Finance Document stipulates the matter is a Super Majority Revolving Facility Lender decision;

(G) the Majority Financial Covenant Revolving Facility Lenders if the relevant Finance Document stipulates the matter is a Majority Financial Covenant Revolving Facility Lender decision;

(H) the Super Majority Financial Covenant Revolving Facility Lenders if the relevant Finance Document stipulates the matter is a Super Majority Financial Covenant Revolving Facility Lender decision; and

(I) in all other cases, the Majority Lenders; and

(ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b) The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c) Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d) The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e) In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

31.3 Duties of the Agent

(a) Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b) Without prejudice to Clause 29.10 (The Register), and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), paragraph (a) above shall not apply to any Assignment Agreement, any Transfer Certificate or any Increase Confirmation.

(c) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and the Parent.

(e) If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, each Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f) The Agent shall provide to the Parent, within five Business Days after a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g) The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(h) Upon the Agent becoming an Impaired Agent the Parent shall provide a copy of the list of all the Lenders to each Finance Party.

(i) The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.4 Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

31.5 No fiduciary duties

(a) Nothing in any Finance Document constitutes the Agent, the Issuing Bank, any Arranger and/or any Bookrunner as a trustee or fiduciary of any other person.

(b) None of the Agent, the Issuing Bank, the Security Agent, the Arrangers or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6 Business with the Group

The Agent, the Security Agent, the Issuing Bank, the Arrangers and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.7 Rights and discretions

(a) The Agent and the Issuing Bank may:

(i) rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii) assume that:

(A) any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B) unless it has received notice of revocation, those instructions have not been revoked; and

(iii) rely on a certificate from any person:

(A) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B) to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Section 1 (Events of Default) of Schedule 18 (Events of Default));

(ii) any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii) any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

(c) The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d) Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e) The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f) The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i) be liable for any error of judgment made by any such person; or

(ii) be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g) Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h) Without prejudice to the generality of paragraph (g) above, the Agent:

(i) may disclose; and

(ii) on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

(i) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j) Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8 Responsibility for documentation

None of the Agent, any Issuing Bank, the Arrangers or any Ancillary Lender is responsible or liable for:

(a) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document, the Tax Structure Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c) any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9 No duty to monitor

The Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c) whether any other event specified in any Finance Document has occurred.

31.10 Exclusion of liability

(a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender), none of the Agent, the Issuing Bank, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(iii) without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A) any act, event or circumstance not reasonably within its control; or

(B) the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b) No Party (other than the Agent, an Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, any Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, an Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, any Issuing Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d) Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i) any “know your customer” or other checks in relation to any person; or

(ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e) Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

31.11 Lenders’ indemnity to the Agent

(a) Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities then outstanding) indemnify the Agent, within three Business Days after demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b) If the Available Facilities are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations and utilisations of the Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities then outstanding.

(c) Subject to paragraph (d) below, the Parent shall promptly on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(d) Paragraph (c) above shall not apply to the extent:

(i) that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor; or

(ii) that the Parent has already reimbursed the Agent for the same cost, loss or liability pursuant to Clause 20.3 (Indemnity to the Agent).

31.12 Resignation of the Agent

(a) The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or Federal Republic of Germany (or any other jurisdiction agreed by the Parent) as its successor by giving notice to the Lenders and the Parent.

(b) Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent may appoint a successor Agent (acting through an office in the United Kingdom or Federal Republic of Germany).

(d) If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 31.12 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f) The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 31.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h) The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i) the Agent fails to respond to a request under Clause 18.9 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Agent, pursuant to Clause 18.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent if applicable, requires it to resign.

31.13 Replacement of the Agent

(a) After consultation with the Parent the Majority Lenders may, by giving 30 days’ notice to the Agent and the Parent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or Federal Republic of Germany).

(b) The Parent may, provided it gives not less than 30 days’ prior notice, at any time while the Agent is an Impaired Agent replace the Agent by appointing a successor (acting through an office in the United Kingdom or Federal Republic of Germany).

(c) The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d) The appointment of the successor, Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent and the Parent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 31.13 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e) Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.14 Confidentiality

(a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

31.15 Relationship with the Lenders

(a) Subject to Clause 29.12 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i) entitled to or liable for any payment due under any Finance Document on that day; and

(ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c) Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and paragraph (a) of Clause 36.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.16 Credit appraisal by the Lenders, Issuing Banks and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, each Issuing Bank and Ancillary Lender confirms to the Agent, each Arranger, each Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c) whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any

Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d) the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e) the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.17 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.18 Reliance and Engagement Letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any reports (including the Tax Structure Memorandum) or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.19 Role of Base Reference Banks

(a) No Base Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b) No Base Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c) No Party (other than the relevant Base Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank in respect of any claim it might have against that Base Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank may rely on this Clause 31.19, subject to Clause 1.6 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

31.20 Third party Base Reference Banks

A Base Reference Bank which is not a Party may rely on Clause 31.19 (Role of Base Reference Banks), paragraph (g) of Clause 40.2 (Exceptions) and Clause 42 (Confidentiality of Funding Rates) subject to Clause 1.6 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

32. Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33. Sharing among the Finance Parties

33.1 Payments to Finance Parties

(a) Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii) the Recovering Finance Party shall, within three Business Days after demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.7 (Partial payments).

(b) Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

33.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties) in accordance with Clause 34.7 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3 Recovering Finance Party’s rights

On a distribution by the Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

33.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a) each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5 Exceptions

(a) This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified the other Finance Party of the legal or arbitration proceedings; and

(ii) the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.6 Ancillary Lenders

(a) This Clause 33 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.5 (Acceleration).

(b) Following service of notice under Clause 28.5 (Acceleration), this Clause 33 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

34. Payment Mechanics

34.1 Payments to the Agent

(a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that the relevant currency (or, in relation to a payment in euro, in the principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

34.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.5 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than three Business Days’ notice (or such shorter period as the Agent may agree (acting reasonably)) with a bank specified by that Party in the principal financial centre of the country of that the relevant currency (or, in relation to a payment in euro, in the principal financial centre of such Participating Member State or London, as specified by that Party).

34.3 Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4 Amounts paid in error

(a) If the Agent pays an amount to another Finance Party and the Agent notifies that Finance Party that such payment was an Erroneous Payment then the Finance Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(b) The obligations of any Finance Party to the Agent (whether arising under this Clause 34.4 or otherwise) which relate to an Erroneous Payment will not be affected by any act, omission, matter or thing which, but for this paragraph (b) would reduce, release or prejudice any such obligations (whether or not known by the Agent or any other Finance Party).

(c) All payments to be made by a Finance Party to the Agent (whether made pursuant to this Clause 34.4 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d) In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Finance Party which the Agent determines (in its reasonable discretion) was made in error.

34.5 Clawback and pre-funding

(a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent, as the case may be, is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent, as the case may be, had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent, as the case may be, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c) If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i) the Agent, as the case may be, shall notify the Parent of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii) the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.6 Impaired Agent

(a) If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent, as the case may be, in accordance with Clause 34.1 (Payments to the Agent) may instead either:

(i) pay that amount direct to the required recipient(s); or

(ii) if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b) All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

(c) A Party which has made a payment in accordance with this Clause 34.6 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d) Promptly upon the appointment of a successor Agent, as the case may be, in accordance with Clause 31.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 34.2 (Distributions by the Agent).

(e) A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i) that it has not given an instruction pursuant to paragraph (d) above; and

(ii) that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

34.7 Partial payments

(a) If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a Claim (as defined in Clause 7 (Letters of Credit) or Clause 7.3 (Indemnities) under those Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.8 Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.9 Business Days

(a) Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.10 Currency of account

(a) Subject to paragraphs (b) to (e)(inclusive) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.11 Change of currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

34.12 Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a) the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b) the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c) the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d) any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, consent to or waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(e) the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.12; and

(f) the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35. Set-Off

(a) Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), a Finance Party may, at any time while an Event of Default is continuing and the Super Majority Lenders so direct, or if a notice has been delivered by the Agent pursuant to paragraph (a) of Clause 28.5 (Acceleration), or, in the case of set-off by the Lenders under a Revolving Facility, paragraph (b) of Clause 28.5 (Acceleration), set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b) Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

36. Notices

36.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

36.2 Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of each Original Obligor, that identified on its signature page to this Agreement;

(b) in the case of each Lender, the Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent and the Security Agent, that identified on its signature page to this Agreement,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

36.3 Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of electronic mail, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer specified for this purpose).

(c) All notices from or to an Obligor shall be sent through the Agent.

(d) Any communication or document made or delivered to the Parent in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors.

(e) Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

36.4 Notification of address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address or changing its own address or electronic mail address, the Agent shall notify the other Parties.

36.5 Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

36.6 Electronic communication

(a) Any communication to be made under or in connection with the Finance Documents may be made by electronic mail or other electronic means if the Parties:

(i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given under this Agreement by each person which is a Party unless otherwise notified to the contrary by the Agent or the Security Agent and the Parent);

(ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii) notify each other of any change to their address or any other such information supplied by them.

(b) Any electronic communication made between Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c) Any reference in a Finance Document to a Communication being sent or received shall be construed to include that Communication being made available in accordance with this Clause 36.6.

36.7 Use of websites

(a) The Parent acknowledges and agrees that any information under this Agreement may be delivered to a Lender (through the Agent) onto an electronic website (a “Platform”) if:

(i) the Agent so agrees;

(ii) the Agent appoints a website provider and designates an electronic website for this purpose;

(iii) the designated website is used for communication between the Agent and the Lenders;

(iv) the Agent notifies the Lenders and the Parent of the address and password for the website;

(v) the information can only be posted on the website by the Agent; and

(vi) the information posted is in a format agreed between the Parent and the Agent.

(b) If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c) The cost of the website shall be borne by the Parent, subject to such cost being agreed by the Parent beforehand. Any website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the designated website. The Parent shall at its own cost comply with any such request within 10 Business Days.

(d) The Parent:

(i) acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) or inside information (within the meaning of Regulation (EU) No 596/2014 of the European Parliament and of the Council (the “Market Abuse Regulation”)) with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities; and

(ii) agrees that, if reasonably requested by the Agent, it will use commercially reasonable efforts to identify that portion of the information provided by or on behalf of the Parent under this Agreement (the “Borrower Materials”) that may be distributed to the Public Lenders and that:

(A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof;

(B) by marking Borrower Materials “PUBLIC SIDE,” the Parent shall be deemed to have authorised the Agent and each other Finance Party to treat such Borrower Materials as not containing any material non-public information or inside information (although it may be sensitive and proprietary) with respect to the Parent or its Affiliates, or their respective securities for purposes of United States federal and state securities laws or the Market Abuse Regulation (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated in accordance with Clause 41 (Confidential Information));

(C) all Borrower Materials marked “PUBLIC SIDE” and all Finance Documents are permitted to be made available through a portion of the Platform designated “Public Side Information”; and

(D) any Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) or inside information (within the meaning of the Market Abuse Regulation) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information”.

36.8 English language

(a) Subject to paragraph (c) below, any notice given under or in connection with any Finance Document must be in English.

(b) Subject to paragraph (c) below, all other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(c) This Clause 36.8 shall not apply in respect of constitutional documents or statutory documents (or similar) or corporate authorisations in respect of or provided by any member of the Group incorporated outside of England and Wales.

37. Calculations and Certificates

37.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

37.3 Day count convention

(a) Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:

(i) on the basis of the actual number of days elapsed and a year of 360 days in relation to euro or an Optional Currency (other than sterling) and 365 days in relation to sterling or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice; and

(ii) subject to paragraph (b) below, without rounding.

(b) The aggregate amount of any interest, commission or fee that becomes payable by an Obligor under any Finance Document shall be rounded to two decimal places.

38. Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39. Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40. Amendments and Waivers

40.1 Required consents

(a) This Clause 40 is subject to the terms of the Intercreditor Agreement.

(b) Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such consent, amendment or waiver will be binding on all Parties.

(c) The Agent may effect, on behalf of any Finance Party, any consent, amendment or waiver permitted by this Clause 40.

(d) Each Obligor agrees to any such consent, amendment or waiver permitted by this Clause 40 which is agreed to by the Parent. This includes any consent, amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

(e) Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 31.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

40.2 Exceptions

(a) In this Clause 40, “Structural Adjustment” means:

(i) a consent, amendment or waiver that has the effect of changing or which relates to:

(A) an extension to the availability or date of payment of or redenomination of any amount under the Finance Documents (other than as a result of an Extension pursuant to Clause 40.3 (Loan Modifications) or a Refinancing Amendment pursuant to Clause 40.4 (Refinancing Amendments));

(B) a reduction in the Margin or a reduction in the amount of any payment of principal (other than by way of waiver of a mandatory prepayment), interest, fees or commission or other amount payable;

(C) the currency of payment of any amount under the Finance Documents;

(D) a re-tranching of any or all of the Facilities (other than as a result of an Extension pursuant to Clause 40.3 (Loan Modifications) or a Refinancing Amendment pursuant to Clause 40.4 (Refinancing Amendments));

(E) a redenomination of a Commitment into another currency;

(F) an increase in, addition of, or an extension of any Commitment or the Total Commitments (other than in respect of an increase in Commitments under Clause 2.2 (Increase), Incremental Facility Commitments up to the limit provided for in Clause 2.3 (Incremental Facility), an Extension pursuant to Clause 40.3 (Loan Modifications) or a Refinancing Amendment pursuant to Clause 40.4 (Refinancing Amendments)) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility; or

(G) the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu or subordinate to (or, with the consent of the Super Majority Lenders, senior to) the Facilities (other than as a result of an Extension pursuant to Clause 40.3 (Loan Modifications) or a Refinancing Amendment pursuant to Clause 40.4 (Refinancing Amendments)); or

(ii) a consent, amendment or waiver of a term of a Finance Document that is consequential on, incidental to, or required to implement or reflect any of the consents, amendments or waivers listed in paragraph (i) above.

(b) A consent, amendment or waiver that has the effect of changing or which relates to:

(i) the definitions of “Majority Lenders”, “Majority Financial Covenant Revolving Facility Lenders”, “Super Majority Financial Covenant Revolving Facility Lenders” and “Super Majority Lenders” in Clause 1.1 (Definitions) and “Structural Adjustment” in paragraph (a) above;

(ii) any provision which expressly requires the consent of all the Lenders;

(iii) the order of priority or subordination under the Intercreditor Agreement in a manner adverse to the interests of the Lenders (taken as a whole) under the Finance Documents;

(iv) the manner in which the proceeds of enforcement of any Transaction Security created pursuant to any Transaction Security Document are distributed;

(v) Clause 2.4 (Finance Parties’ rights and obligations), Clause 12.2 (Application of prepayments), Clause 29 (Changes to the Lenders), Clause 33 (Sharing among the Finance Parties), this Clause 40, Clause 44 (Governing Law) or Clause 45.1 (Jurisdiction of English courts); or

(vi) an accession of a Borrower or Guarantor other than in accordance with Clause 30 (Changes to the Obligors) or as a result of a merger or combination which is permitted by the terms of this Agreement, in each case other than as a result of a Structural Adjustment or as required in order to give effect to an Incremental Facility as set out in Clause 2.3 (Incremental Facility), an Extension pursuant to Clause 40.3 (Loan Modifications) or a Refinancing Amendment pursuant to Clause 40.4 (Refinancing Amendments), shall not be made, or given, without the prior consent of all the Lenders.

(c) A consent, amendment or waiver that has the effect of changing or which relates to:

(i) the guarantee and indemnity granted under Clause 23 (Guarantees and Indemnity);

(ii) the nature or scope of the Charged Property or the release of any Transaction Security created pursuant to any Transaction Security Document except to the extent that (A) it is, or relates to the sale or disposal of Charged Property where that sale or disposal is, permitted (or not prohibited by) this Agreement or the Intercreditor Agreement or (B) has been consented to by the Majority Lenders or (C) where any Transaction Security is required to be released in connection with a Structural Adjustment, where such release is coupled with an immediate re-take of Security and where the initial release is itself specifically approved in the vote in relation to that Structural Adjustment or (D) where it is necessary to amend any Transaction Security in order to ensure that (to the extent lawful) any Indebtedness permitted to be incurred and secured by the Charged Property in accordance with the provisions of Schedule 17 (General Undertakings) to this Agreement has the benefit of such Transaction Security with the ranking that it is permitted to have under this Agreement and the Intercreditor Agreement where, for the avoidance of doubt, no consent shall be required from the Secured Parties for such release or amendment, which shall be made promptly by the Security Agent following the request of the Parent; or

(iii) any provision which expressly requires the consent of the Super Majority Lenders,

in each case other than as a result of a Structural Adjustment shall not be made without the prior consent of the Super Majority Lenders.

(d) A Structural Adjustment shall not be made without the prior consent of each Lender that is participating in that existing or additional tranche or facility or increasing, extending or re-denominating or re-tranching its commitments or, as applicable, extending or redenominating or reducing any amount due to it (an “Affected Lender”), in each case as contemplated within the definition of “Structural Adjustment” set out in paragraph (a) above, unless such Structural Adjustment is to increase the Total Commitments (other than as required in order to give effect to an Incremental Facility as set out in Clause 2.3 (Incremental Facility), an Extension pursuant to Clause 40.3 (Loan Modifications) or a Refinancing Amendment pursuant to Clause 40.4 (Refinancing Amendments)), in which case, such Structural Adjustment shall also require the consent of the Majority Lenders.

(e) No consent from any Lenders shall be required in connection with an Incremental Facility pursuant to an Incremental Facility Increase Notice (other than the consent of the relevant Incremental Facility Lender(s)).

(f) The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent (including, where Security has been granted to any other Finance Party, for and on behalf of that other Finance Party to that Transaction Security Document), acting in accordance with this Agreement or the Intercreditor Agreement.

(g) A consent, amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, the Issuing Bank, the Security Agent, Base Reference Bank or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, each Arranger, the Issuing Bank, the Security Agent, that Base Reference Bank or that Ancillary Lender, as the case may be.

(h) Subject to paragraph (e) of Clause 40.5 (Changes to reference rates), if any Lender does not accept or reject a written request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within five Business Days (unless the Parent and the Agent agree to a longer time period in relation to that written request) of that written request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

(i) The Agent may agree with the Parent at any time any amendment to or modification of a name or other details of a Lender as set out in the Register, which is technical in nature or which is necessary to correct a manifest error.

(j) Any consent, amendment or waiver which:

(i) relates to the rights or obligations applicable to a particular Utilisation or Facility; and

(ii) does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility,

may be made in accordance with this Clause 40 but as if references in this Clause 40 to the specified proportion of Lenders (including, for the avoidance of doubt, each Affected Lender) whose consent would, but for this paragraph (j), be required for that consent, amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility.

(k) Any consent, amendment or waiver which has the effect of changing or which relates to:

(i) Clause 28.1 (Financial covenant) or Clause 26.1 (Financial condition);

(ii) a waiver of any Financial Covenant Event of Default;

(iii) paragraph (b) of Clause 28.5 (Acceleration); or

(iv) the definition of “Financial Covenant Event of Default” or “Revolving Facility Financial Covenant Condition”,

in each case, excluding any consent, amendment or waiver which has the effect of changing or which relates to Clause 25 (Information Undertakings) or Schedule 16 (Information Undertakings) (including, without limitation, the timing for delivery of any Financial

Statements, Compliance Certificate or other information), shall require only the consent of the Parent and the Majority Financial Covenant Revolving Facility Lenders (and no consent of any other Finance Party shall be required).

(l) Any consent, amendment or waiver which has the effect of changing or which relates to the definition of “Majority Facility B Lenders” shall require only the consent of the Parent and all the Facility B Lenders (and no consent of any other Finance Party shall be required).

(m) Any consent, amendment or waiver which has the effect of changing or which relates to the definition of “Majority Revolving Facility Lenders” or “Super Majority Revolving Facility Lenders” shall require only the consent of the Parent and all the Revolving Facility Lenders (and no consent of any other Finance Party shall be required).

(n) Any consent, amendment or waiver which has the effect of changing or which relates to the definition of “Majority Financial Covenant Revolving Facility Lenders” or “Super Majority Financial Covenant Revolving Facility Lenders” shall require only the consent of the Parent and all the Revolving Facility Lenders under the Initial Revolving Facility and any Incremental Financial Covenant Revolving Facility Lenders (and no consent of any other Finance Party shall be required).

(o) Any consent, amendment or waiver which has the effect of changing or which relates to the definition of “Majority Incremental Term Facility Lenders” shall require only the consent of the Parent and all the Incremental Term Facility Lenders (and no consent of any other Finance Party shall be required).

(p) Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the the Majority Lenders, the Majority Facility B Lenders, the Majority Financial Covenant Revolving Facility Lenders, the Majority Incremental Term Facility Lenders, the Majority Incremental Term Facility Lenders, the Majority Revolving Facility Lenders, the Super Majority Lenders, the Super Majority Financial Covenant Revolving Facility Lenders or the Super Majority Revolving Facility Lenders or all Lenders (as applicable) as if references in this paragraph (p) to Majority Lenders, Majority Facility B Lenders, Majority Financial Covenant Revolving Facility Lenders, Majority Incremental Term Facility Lenders, Majority Incremental Term Facility Lenders, Majority Revolving Facility Lenders, the Majority Lenders, Super Majority Financial Covenant Revolving Facility Lenders or Super Majority Revolving Facility Lenders or all Lenders (as applicable) were only to Lenders participating in that Utilisation, Facility or forming part of that affected class.

(q) Any amendment to Clause 12.1 (Change of Control) or Clause 12.2 (Excess Cash Flow) or waiver thereof may be approved with the consent of the Majority Lenders, provided that if the Company has specified in a Change of Control Notice that paragraph (b)(ii)(A) of Clause 12.1 (Change of Control) shall apply in relation to a Change of Control, any waiver of that Change of Control shall be at the option of each individual Lender.

(r) Each Finance Party authorises and instructs the Agent to enter into any consent, amendment or waiver of any term of any Finance Document requested by the Parent for the purpose of granting additional rights and benefits to the Lenders, any group of Lenders and/or any Issuing Bank and which does not impose material additional liabilities or obligations on such Lenders, group of Lenders and/or Issuing Bank (as applicable), in each case without the requirement for any consent of any other Finance Party.

(s) Notwithstanding anything in this Agreement to the contrary, to the extent the Original Senior Secured Notes have been issued, at the request of the Parent, the Agent and the Parent will promptly enter into any amendments to the New York Law Provisions (and any other terms of this Agreement that are consequential on, incidental to, or required to implement or reflect any such amendments to the New York Law Provisions) as the Parent considers necessary (acting reasonably and in good faith) to ensure that the New York Law Provisions (and any other relevant terms of this Agreement) accurately reflect the equivalent terms of the Original Senior Secured Notes Indenture and the Agent shall be authorised and instructed by each Finance Party (without any further consent, sanction, authority or further confirmation from them) to enter into such documentation as is reasonably required by the Parent to make any such conforming changes and shall promptly enter into such documentation on the request and at the cost of the Parent.

40.3 Loan Modifications

(a) Extension of Term Loans

(i) Notwithstanding anything in this Agreement to the contrary, the Parent may at any time and from time to time, in its sole and absolute discretion, request that all or a portion of the Term Loans, Incremental Term Facility Commitments and/or Facility B Commitments (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans, Incremental Term Facility Commitments and/or Facility B Commitments (any such Term Loans, Incremental Term Facility Commitments and/or Facility B Commitments which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Clause 40.3.

(ii) In order to establish any Extended Term Loans, the Parent shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that:

(A) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment (as defined in paragraph (d) below);

(B) the principal amount and/or tranching of the Extended Term Loans may be different than the principal amount or tranching (as applicable) of the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment;

(C) the Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment;

(D) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and

(E) Extended Term Loans may have prepayment premiums or call protection as may be agreed by the Parent and the Lenders thereof,

provided that (1) subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date of any Extended Term Loans at the time of establishment thereof shall not be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (2) subject to the Permitted Earlier Maturity Indebtedness Exception, the Weighted Average Life to Maturity of any Extended Term Loans at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche and (3) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement, in each case as specified in the respective Term Loan Extension Request.

(iii) Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated as a new extended facility (each, an “Extended Term Facility”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extended Term Facility with respect to such Existing Term Loan Tranche.

(b) Extension of Revolving Facility Commitments

(i) Notwithstanding anything in this Agreement to the contrary, the Parent may at any time and from time to time, in its sole and absolute discretion, request that all or a portion of the Revolving Facility Commitments (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the Termination Date with respect to all or a portion of any principal amount of such Revolving Facility Commitments (any such Revolving Facility Commitments which have been so amended, “Extended Revolving Facility Commitments”) and to provide for other terms consistent with this Clause 40.3.

(ii) In order to establish any Extended Revolving Facility Commitments, the Parent shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Facility Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Facility Commitments under the Existing Revolver Tranche from which such Extended Revolving Facility Commitments are to be amended, except that:

(A) the Termination Date of the Extended Revolving Facility Commitments may be delayed to a later date than the Termination Date of the Revolving Facility Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment;

(B) the principal amount and/or tranching of the Extended Revolving Facility Commitments may be different than the principal amount or tranching (as applicable) of the Revolving Facility Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment;

(C) the Yield with respect to extensions of credit under the Extended Revolving Facility Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, original issue discount or otherwise) may be different than the Yield for extensions of credit under the Revolving Facility Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment;

(D) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Facility Commitments); and

(E) all borrowings under the applicable Existing Revolver Tranche and the Extended Revolving Facility Commitments, and repayments thereunder, shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Facility Commitments (and related outstandings) and (II) repayments required upon the Termination Date of the non-extending Revolving Facility Commitments);

provided that (1) in no event shall the final maturity date of any Extended Revolving Facility Commitments at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Facility Commitments hereunder and (2) any such Extended Revolving Facility Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement.

(iii) Any Extended Revolving Facility Commitments amended pursuant to any Revolver Extension Request shall be designated as a new extended facility (each, an “Extended Revolving Facility”) of Extended Revolving Facility Commitments for all purposes of this Agreement; provided that any Extended Revolving Facility Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extended Revolving Facility with respect to such Existing Revolver Tranche.

(c) Extension Request

(i) The Parent shall provide the applicable Extension Request at least three Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche (as applicable) are requested to respond and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Clause 40.3.

(ii) No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Facility Commitments amended into Extended Revolving Facility Commitments (as applicable) pursuant to any Extension Request.

(iii) Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Facility Lender”) wishing to have all or a portion of its Revolving Facility Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Facility Commitments (as applicable) shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Facility Commitments under the Existing Revolver Tranche (as applicable) which it has elected to request be amended into Extended Term Loans or Extended Revolving Facility Commitments (as applicable).

(iv) In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Facility Commitments under the Existing Revolver Tranche (as applicable) in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Facility Commitments (as applicable) requested to be extended pursuant to the Extension Request, Term Loans or Revolving Facility Commitments (as applicable) subject to Extension Elections shall be amended to Extended Term Loans or Extended Revolving Facility Commitments (as applicable) on a pro rata basis (subject to rounding by the Agent, which shall be conclusive absent manifest error) based on the aggregate principal amount of Term Loans or Revolving Facility Commitments (as applicable) included in each such Extension Election.

(d) Extension Amendment

(i) Extended Term Loans and Extended Revolving Facility Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Parent, the Agent and each Extending Term Lender or Extending Revolving Facility Lender (as applicable) providing an Extended Term Loan or Extended Revolving Facility Commitment (as applicable) thereunder, which shall be consistent with the provisions set forth in paragraph (a) or (b) above, respectively (but which shall not require the consent of any other Finance Party).

(ii) The Agent or the Security Agent, as the case may be, on behalf of the Secured Parties shall (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party will) enter into any Extension Amendment and any other amendment to or replacement of the Finance Documents and/or take such other action (if any) (including entering into any additional Transaction Security Documents and/or any supplemental agreements, confirmations and/or any other similar or equivalent documents) as is necessary as determined by the Parent and the Agent, each acting reasonably, in order to facilitate the establishment of any Extended Term Loans or Extended Revolving Facility Commitments (as applicable) (including in relation to any changes to, the taking of, or (to the extent necessary under local law) the release coupled with the retaking of, Transaction Security as may be required in order to ensure that the relevant Extended Term Loans or Extended Revolving Facility Commitments (as applicable) share the benefit of that Transaction Security pari passu with the Facilities).

(iii) The Agent and Security Agent are irrevocably authorised and instructed by each other Finance Party (without the requirement for any further authorisation or consent from any other Finance Party) to enter into such documentation as is necessary as determined by the Parent and the Agent, each acting reasonably, to amend this Agreement and any other Finance Document (including the Transaction Security Documents) to which each is party and/or any additional security documents and/or to enter into any supplemental agreements, confirmations and/or any other similar or equivalent documents to reflect the terms of any Extension Amendment, Extended Term Loans and/or Extended Revolving Facility Commitments (as applicable) and shall (unless a Finance Party is required under applicable law to do so in its own name, in which case the relevant Finance Party shall) enter into such documentation on the request and at the cost of the Parent.

(iv) No consent of any Finance Party (other than the applicable Extending Term Lender or Extending Revolving Facility Lender) will be required in connection with any Extension Amendment.

(v) The Parent may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Parent’s sole and absolute discretion and as may be waived by the Parent) of Term Loans or Revolving Facility Commitments (as applicable) of any or all applicable tranches or series be tendered.

(vi) The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.

(vii) Each of the Parties hereby agrees that this Agreement and the other Finance Documents may be amended pursuant to an Extension Amendment, without the consent of any other Finance Party, to the extent necessary to:

(A) reflect the existence and terms of the Extended Term Loans or Extended Revolving Facility Commitments (as applicable) incurred pursuant thereto;

(B) modify the scheduled repayments set forth in Clause 10.1 (Repayment of Term Loans) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable

Extension (with such amount to be applied rateably to reduce scheduled repayments of such Term Loans required pursuant to Clause 10.1 (Repayment of Term Loans));

(C) modify the prepayments set forth in Clause 10.1 (Repayment of Term Loans) to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto; and

(D) effect such other amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Parent, to effect the provisions of this Clause 40.3, and the Majority Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Clause 40.3 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) This Clause 40.3 shall supersede any provisions in Clause 33 (Sharing among the Finance Parties) or Clause 40 (Amendments and Waivers) to the contrary.

40.4 Refinancing Amendments

(a) On one or more occasions after the Closing Date, the Parent may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Term Loans or Other Revolving Facility Commitments pursuant to a Refinancing Amendment in accordance with this Clause 40.4 (each, an “Additional Refinancing Lender”), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any tranche or series, as selected by the Parent in its sole and absolute discretion, of Term Loans or Revolving Facility Loans (or unused Revolving Facility Commitments) then outstanding under this Agreement (and, in the case of any Revolving Facility Loans or unused Revolving Facility Commitments, accompanied by a permanent reduction and cancellation of the corresponding commitment) in the form of Refinancing Term Loans or Refinancing Term Commitments or, solely in respect of Revolving Facility Commitments or Revolving Facility Loans, Other Revolving Facility Commitments or Other Revolving Facility Loans, in each case, pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Clause 40.4 or otherwise, assignments and participations of Other Revolving Facility Commitments and Other Revolving Facility Loans shall be governed by the same assignment and participation provisions applicable to Revolving Facility Commitments and Revolving Facility Loans at such time.

(b) The Agent or the Security Agent, as the case may be, on behalf of the Secured Parties shall (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party will) enter into any Refinancing Amendment and any other amendment to or replacement of the Finance Documents and/or take such other action (if any) (including entering into any additional Transaction Security Documents and/or any supplemental agreements, confirmations and/or any other similar or equivalent documents) as is necessary as determined by the Parent, the Agent or the Security Agent, each acting reasonably, in order to facilitate the establishment of any Refinancing Term Loans or Other Revolving Facility Commitments (as applicable) (including in relation to any changes to, the taking of, or (to the extent necessary under local law) the release coupled with the retaking of, Transaction Security as may be required in order to ensure that the relevant Refinancing Term Loans or Other Revolving Facility Commitments (as applicable) share the benefit of that Transaction Security pari passu with the Facilities).

(c) The Agent and Security Agent are irrevocably authorised and instructed by each other Finance Party (without the requirement for any further authorisation or consent from any other Finance Party) to enter into such documentation as is necessary as determined by the Parent and the Agent, each acting reasonably, to amend this Agreement and any other Finance Document (including the Transaction Security Documents) to which each is party and/or any additional security documents and/or to enter into any supplemental agreements, confirmations and/or any other similar or equivalent documents to reflect the terms of any Refinancing Amendment, Refinancing Term Loans and/or Other Revolving Facility Commitments (as applicable) and shall (unless a Finance Party is required under applicable law to do so in its own name, in which case the relevant Finance Party shall) enter into such documentation on the request and at the cost of the Parent.

(d) No consent of any Finance Party (other than the Lenders and/or Additional Refinancing Lenders providing the relevant Refinancing Term Loans or Other Revolving Facility Commitments (as applicable)) will be required in connection with any Refinancing Amendment.

(e) Each of the Parties hereby agrees that this Agreement and the other Finance Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Finance Party, to the extent (but only to the extent) necessary to:

(i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto; and

(ii) effect such other amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Parent, to effect the provisions of this Clause 40.4, and each Finance Party hereby expressly authorises the Agent to enter into any such Refinancing Amendment.

(f) Notwithstanding anything to the contrary in this Agreement, this Clause 40.4 shall supersede any of the other provisions of this Clause 40 or in Clause 33 (Sharing among the Finance Parties) to the contrary.

40.5 Changes to reference rates

(a) Subject to Clause 40.2 (Exceptions) and paragraphs (b) and (d) below, if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any consent, amendment or waiver which relates to:

(i) providing for the use of a Replacement Benchmark in relation to that currency in place of (or in addition to) the affected Published Rate; and

(ii)

(A) aligning any provision of any Finance Document (including, without limitation, for duration, time and periodicity for determination of such Successor Benchmark Rate in relation to any applicable Interest Period) to the use of that Replacement Benchmark;

(B) enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C) implementing market conventions applicable to that Replacement Benchmark;

(D) providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), together with any change which is consequential on, incidental to, or required to implement or effect or reflect any of the consents, amendments or waivers listed above, may be made with the consent of:

(I) the Agent and the Parent; or

(II) upon not less than 10 Business Days’ prior written notice to the Agent, the Relevant Currency Majority Lenders and the Parent, provided that it is reasonably practicable for the Agent to administer such Replacement Benchmark (such practicability being determined by the Agent in its reasonable discretion), in each case, having regard to the prevailing market convention in London at such time with respect to the benchmark for determining interest for syndicated bank loans in the relevant currency, and the Agent shall apply the Replacement Benchmark in a manner that is administratively feasible to the Agent, giving due regard to then-prevailing market practice (determined by the Agent in consultation with the Parent).

(b) If, as at 15 January 2023, this Agreement provides that the rate of interest for a Term Rate Loan denominated in USD is to be determined by reference to a Screen Rate for LIBOR:

(i) a Published Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate for LIBOR for USD; and

(ii) the Agent (acting on the instructions of the Relevant Currency Majority Lenders) and the Parent shall enter into negotiations in good faith with a view to agreeing the Replacement Benchmark in accordance with paragraph (a) above in place of that Screen Rate from and including a date no later than 31 March 2023.

(c) Subject to paragraphs (d) and (e) below, a consent, amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body (provided that, for the purposes of this paragraph (c), the Relevant Nominating Body with respect to LIBOR for GBP shall be the Bank of England and/or the Working Group on Sterling Risk-Free Reference Rates and, in each case, any successor thereto, rather than the Federal Reserve Bank of New York and/or the Alternative Reference Rates Committee) which:

(i) relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii) is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Relevant Currency Majority Lenders) and the Parent.

(d) The Parties acknowledge that certain provisions of this Agreement relating to Compounded Rate Loans, including, without limitation, Schedule 20 (Compounded Rate Terms), Schedule 21 (Daily Non-Cumulative Compounded RFR Rate) and Schedule 22 (Cumulative Compounded RFR Rate) (the “RFR Provisions”), have been drafted with regard to the LMA exposure recommended form of multicurrency compounded rate/term rate term and revolving facilities agreement (lookback without observation shift) dated 31 March 2021 (the “LMA Exposure Draft”). The Parties agree that, at the request of the Parent, the Agent will promptly enter into any amendments to this Agreement reasonably requested by the Parent and agreed by the Agent (acting reasonably) to ensure that the terms of this Agreement relating to Compounded Rate Loans, including, without limitation, the RFR Provisions, reflect the equivalent terms of any subsequent version of the LMA Exposure Draft or any recommended form of multicurrency term and revolving facilities agreement incorporating rate switch provisions (lookback without observation shift) published by the LMA, whilst preserving, to the extent reasonably practicable, any negotiated deviations from, or supplements to, the LMA Exposure Draft, and any election of drafting options set out in the LMA Exposure Draft, in each case agreed between the Parties and reflected in this Agreement as of the date of this Agreement (“Conforming RFR Changes”), provided that, to the extent that a Conforming RFR Change materially and adversely affects the rights or interests of Lenders in respect of a particular Utilisation, Facility or class of Lenders, such Conforming RFR Change shall not be made in relation to that Utilisation, Facility or affected class (but may, for the avoidance of doubt, be made with respect to other Utilisations, Facilities or classes of Lenders) without the consent of the Agent and the Relevant Currency Majority Lenders with respect to that particular Utilisation, Facility or affected class.

(e) A Compounded Rate Supplement that amends the Compounded Rate Terms for a currency in a manner which the Parent has determined is necessary or desirable in order to implement any interest rate or cross-currency hedging arrangements in respect of any Relevant Currency Facility (including in order to amend the methodology set out in Schedule 21 (Daily Non-Cumulative Compounded RFR Rate) and Schedule 22 (Cumulative Compounded RFR Rate) or in any relevant Compounded Rate Supplement in order to align such methodology to the corresponding methodology used for the purposes of the relevant hedging arrangements, including to implement an “observation shift” in such methodology) may be implemented with the consent of the Agent (acting reasonably) and the Parent.

(f) If any Lender does not accept or reject a written request for a consent, amendment or waiver described in this Clause 40.5 within five Business Days (unless the Parent and the Agent agree to a longer time period in relation to that written request) of that written request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

(g) Any Lender which rejects a request for consent under this Clause 40.5 shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.

(h) Any Conforming RFR Change or Replacement Benchmark agreed pursuant to this Clause 40.5 shall automatically be binding on a Defaulting Lender.

(i) In this Clause 40.5:

“Published Rate” means:

(i) an RFR; or

(ii) the Screen Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(i) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Parent, materially changed;

(ii)

(A)

(I) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(II) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(B) the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(C) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(D) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(iii) the administrator of that Published Rate determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Parent) temporary; or

(B) that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 10 days; or

(iv) in the opinion of the Agent (acting reasonably) and the Parent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

For the avoidance of doubt, the Parties agree that no Published Rate Replacement Event shall be deemed to have occurred on or prior to the date of this Agreement in respect of any Published Rate in respect of USD.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(i) formally designated, nominated or recommended as the replacement for a Published Rate by:

(A) the administrator of that Published Rate; or

(B) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii) in the opinion of the Agent (acting reasonably) and the Parent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(iii) in the opinion of the Agent (acting on the instructions of the Relevant Currency Majority Lenders under the Facilities to which the relevant Replacement Benchmark will apply (acting reasonably)) and the Parent, an appropriate successor to a Published Rate.

40.6 Technical amendments

Notwithstanding any other provision of this Clause 40, the Agent may at any time without the consent or sanctions of the other Finance Parties, concur with the Parent in making any modifications to any relevant Finance Document:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency; or

(b) which in the opinion of the Agent would otherwise be proper to make provided that the Agent is of the opinion that such modification would not be prejudicial to the position of any Finance Party or in the opinion of the Agent such modification is of a formal, minor or technical nature or is to correct a manifest error.

Any such modification shall be made on such terms as the Agent and the Parent may determine, shall be binding upon the other Finance Parties, and shall be notified by the Agent to the other Finance Parties as soon as practicable thereafter.

40.7 Replacement of Lender

(a) In the event that:

(i) the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a consent, waiver or amendment of, any provisions of the Finance Documents;

(ii) the consent, waiver or amendment in question:

(A) requires the approval of the Super Majority Lenders or all the Lenders (or all the Lenders under a Facility, as the case may be); or

(B) is being made pursuant to paragraph (b) of Clause 16.5 (Cost of funds) or Clause 40.5 (Changes to reference rates); and

(iii) in the case of a consent, waiver or amendment to which paragraph (a)(ii)(A) above applies, the Majority Lenders (or the Majority Lenders participating in that Utilisation, Facility or forming part of that affected class, as the case may be) have consented or agreed to such consent, waiver or amendment, then any Lender who does not consent or agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

(b) If at any time:

(i) any Lender becomes a Non-Consenting Lender; or

(ii) any Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or becomes entitled to repay any amount in accordance with paragraph (a) of Clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or becomes obliged to pay any amounts pursuant to Clause 18.3 (Tax gross-up), 18.4 (Tax indemnity) or 19.1 (Increased Costs) to any Lender, then the Parent may, provided it gives at least five Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring

Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 29.12 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(c) The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i) in the event of a replacement of a Non-Consenting Lender pursuant to paragraph (b) above, such replacement may occur at any time during a period of 90 days commencing on the date on which the relevant consent is requested;

(ii) the Parent shall have no right to replace the Agent or Security Agent;

(iii) neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender; and

(iv) in no event shall the Lender replaced under this paragraph (c) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

40.8 Disenfranchisement of Defaulting Lenders

(a) In ascertaining the Majority Lenders, the Majority Facility B Lenders, the Majority Financial Covenant Revolving Facility Lenders, the Majority Incremental Term Facility Lenders, the Majority Incremental Term Facility Lenders, the Majority Revolving Facility Lenders, the Super Majority Lenders, the Super Majority Financial Covenant Revolving Facility Lenders or the Super Majority Revolving Facility Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments or the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of the Lenders under the Finance Documents, a Defaulting Lender’s Commitments and participations under the relevant Facility/ies will be deemed to be zero.

(b) For the purposes of this Clause 40.8, the Agent may assume that the following Lenders are Defaulting Lenders:

(i) any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.9 Replacement of a Defaulting Lender or a Net Short Lender

(a) The Parent may, at any time a Lender has become and continues to be a Defaulting Lender or a Net Short Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(i) replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii) require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of any undrawn Revolving Facility Commitments of the Lender; or

(iii) require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of a Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, which (unless the replacement Lender is already a Lender or the Agent is an Impaired Agent) has satisfied all the Agents ‘know your client’ and other similar checks, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price:

(A) in the case of a Lender which is a Defaulting Lender by virtue of paragraph (a), (b), (c) or (d) of the definition of “Defaulting Lender” or a Net Short Lender, in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 29.12 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B) in the case of a Lender which is a Defaulting Lender by virtue of (e) or (f) of the definition of “Defaulting Lender”, determined in accordance with paragraph (l)(iii)(B) of Clause 29.3 (Conditions of assignment or transfer).

(b) Any transfer of rights and obligations of a Defaulting Lender or a Net Short Lender pursuant to this Clause 40 shall be subject to the following conditions:

(i) neither the Agent nor the Defaulting Lender or Net Short Lender (as applicable) shall have any obligation to the Parent to find a Replacement Lender;

(ii) the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above; and

(iii) in no event shall the Defaulting Lender or Net Short Lender (as applicable) be required to pay or surrender to the Replacement Lender any of the fees received by that Defaulting Lender or Net Short Lender (as applicable) pursuant to the Finance Documents.

41. Confidential Information

41.1 Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2 Disclosure of Confidential Information

Any Finance Party may disclose:

(a) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b) to any person:

(i) to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii) appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 31.15 (Relationship with the Lenders));

(iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.11 (Security over Lenders’ rights);

(vii) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii) who is a Party; or

(ix) with the consent of the Parent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A) in relation to paragraphs (b)(i) and (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B) in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C) in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Parent within 10 Business Days after request by the Parent;

(c) to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) and (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Parent within 10 Business Days after request by the Parent; and

(d) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3 Disclosure to numbering service providers

(a) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i) names of Obligors;

(ii) country of domicile of Obligors;

(iii) place of incorporation of Obligors;

(iv) the date of this Agreement or the Closing Date;

(v) Clause 44 (Governing Law);

(vi) the names of the Agent, the Arrangers and the Bookrunners;

(vii) date of each amendment and restatement of this Agreement;

(viii) amounts of, and names of, the Facilities;

(ix) amount of Total Commitments;

(x) currencies of the Facilities;

(xi) type of Facilities;

(xii) ranking of Facilities;

(xiii) Termination Date for Facilities;

(xiv) changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv) such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c) Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d) The Agent shall notify the Parent and the other Finance Parties of:

(i) the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii) the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4 Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5 Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6 Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.

41.7 Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a) the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b) the date on which such Finance Party otherwise ceases to be a Finance Party.

42. Confidentiality of Funding Rates

42.1 Confidentiality and disclosure

(a) The Agent and each Obligor agree to keep each Funding Rate (and in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b) The Agent may disclose:

(i) any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.5 (Notification of rates of interest); and

(ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank, as the case may be.

(c) The Agent may disclose any Funding Rate, or any Reference Bank Quotation and each Obligor may disclose any Funding Rate, to:

(i) any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii) any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv) any person with the consent of the relevant Lender or Base Reference Bank, as the case may be.

(d) The Agent’s obligations in this Clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 14.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2 Related obligations

(a) The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b) The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i) of the circumstances of any disclosure made pursuant to paragraph (c)(i) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii) upon becoming aware that any information has been disclosed in breach of this Clause 42.

42.3 No Event of Default

No Event of Default will occur under Clause 28 (Events of Default) or Section 1 (Events of Default) of Schedule 18 (Events of Default) by reason only of an Obligor’s failure to comply with this Clause 42.

43. Execution

43.1 Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

43.2 Electronic signature

Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, E-pencil or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of the Finance Documents.

44. Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law; provided that the New York Law Provisions and any non-contractual obligations arising out of or in connection with those New York Law Provisions shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

45. Enforcement

45.1 Jurisdiction of English courts

(a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.2 Service of process

(a) Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than any Obligor incorporated in England & Wales):

(i) irrevocably appoints the Parent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Parent, by its execution of this Agreement, accepts that appointment); and

(ii) agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b) If the Parent is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must within 10 Business Days after such event taking place appoint another agent on terms acceptable to the Agent (acting reasonably). Failing this, the Agent may appoint another agent for this purpose.

(c) An Obligor may irrevocably appoint another person located in England & Wales as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document on terms acceptable to the Agent (acting reasonably), subject to notifying the Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

46. WAIVER OF RIGHT TO TRIAL BY JURY

To the extent permitted by applicable law, each Party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under any Finance Document or in any way connected with or related or incidental to the dealings of the Parties hereto or any of them with respect to any Finance Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise, and each Party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any Party to this Agreement may file an original counterpart or a copy of this Clause 46 with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

47. USA PATRIOT ACT

Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name, address and tax identification number of such Obligor and other information regarding such Obligor that will allow such Lender or the Agent, as applicable, to identify such Obligor in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agent.

48. Contractual Recognition of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Finance Document or any other agreement, arrangement or understanding between the Parties to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

Schedule 1

The Original Parties

Part 1
The Original TLB Borrower

Name of Original TLB Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Paysafe Holdings (US) Corp.	Delaware	5551109

Part 2
The Original RCF Borrowers

Name of Original RCF Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Paysafe Holdings UK Limited	England & Wales	03202517
Paysafe Finance PLC	England & Wales	13437058
Paysafe Holdings (US) Corp.	Delaware	5551109
Paysafe Payment Processing Solutions LLC	Delaware	6422322

Part 3
The Original Guarantors

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Paysafe Group Holdings II Limited	England & Wales	10880277
Paysafe Group Holdings III Limited	England & Wales	10869332
Paysafe Finance PLC	England & Wales	13437058
Paysafe Holdings (US) Corp.	Delaware	5551109
Paysafe Holdings UK Limited	England & Wales	03202517
Paysafe Merchant Services Corp.	Delaware	4904974
Paysafe Direct, LLC	Delaware	4593725
Paysafe Payment Processing Solutions LLC	Delaware	6422322

Part 4
The Original Lenders

Name of Original Lender	Facility B1 Commitment (USD)	Facility B2 Commitment (EUR)	Revolving Facility Commitment (USD)	HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A.	$628,000,000	-	-	13/M/0268710/DTTP
JPMorgan Chase Bank, N.A., London Branch	-	€435,000,000	$45,000,000	13/M/0268710/DTTP
Credit Suisse AG, London Branch	-	-	$45,000,000	N/A
Bank of Montreal, London Branch	-	-	$45,000,000	N/A
Goldman Sachs Bank USA	-	-	$45,000,000	13/G/351779/DTTP
Bank of America, N.A.	-	-	$45,000,000	13/B/7418/DTTP
PNC Bank, National Association	-	-	$25,000,000	13/P/63904/DTTP
Royal Bank of Canada	-	-	$25,000,000	3/R/70780/DTTP
Intesa Sanpaolo S.p.A., London Branch	-	-	$15,000,000	41/I/370506
KeyBank National Association	-	-	$15,000,000	13/K/216374/DTTP
Total	$628,000,000	€435,000,000	$305,000,000

Schedule 2

Conditions Precedent

Part 1
Conditions Precedent to Initial Utilisation

1. Each original Obligor

(a) A copy of the constitutional documents of each Original Obligor.

(b) Where required or appropriate under local law, resolutions of the board of directors or managers (as applicable) and/or shareholder resolutions of each Original Obligor approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party, authorising a specified person (or persons) to execute the Finance Documents to which it is a party on its behalf and authorising such persons to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed under or in connection with the Finance Documents to which it is a party.

(c) A specimen of the signature of each person authorised as referred to in paragraph (b) above.

(d) A certificate of each Original Obligor (signed by an authorised signatory):

(i) confirming that borrowing, guaranteeing or securing (as appropriate) the total amount of the Facilities would not cause any borrowing, guaranteeing, securing or similar limit binding on it (as appropriate) to be exceeded; and

(ii) certifying that each copy document relating to it and referred to in paragraphs (a) and (b) above is correct, complete and in full force and effect as at a date no earlier than the original date of this Agreement.

2. Legal opinions

The following legal opinions:

(a) Linklaters LLP, legal advisers to the Agent and the Arrangers as to English law;

(b) Latham & Watkins LLP, legal advisers to the Parent as to certain matters of New York law; and

(c) Callin Wild, legal advisers to the Agent and the Arrangers as to law of the Isle of Man.

3. Other documents and evidence

The Base Case Model, save that, for the avoidance of doubt, the Base Case Model may be revised, updated and/or amended to incorporate such other changes or additions approved by the Arrangers (such approval not to be unreasonably withheld, made subject to any condition or delayed).

4. Finance Documents

(a) A copy of the Intercreditor Agreement duly executed and delivered by each of the Original Obligors.

(b) Each of the following Transaction Security Documents duly executed and delivered by the relevant Original Obligors and Third Party Security Providers (as applicable):

Security Provider(s)	Transaction Security Document	Governing law
Parent, Company, Paysafe Finance PLC and Paysafe Holdings UK Limited	Debenture (the “Original Debenture”)	English
Paysafe Holdings (US) Corp., Paysafe Merchant Services Corp., Paysafe Direct, LLC and Paysafe Payment Processing Solutions, LLC	Security agreement in respect of any intercompany loan receivables and shares in Paysafe Merchant Services Corp., Paysafe Direct, LLC and Paysafe Payment Processing Solutions, LLC	New York
Paysafe Group Limited	Third party, limited recourse security agreement in respect of the entire issued share capital of Paysafe Holdings UK Limited	English
Paysafe US Holdco Limited	Third party, limited recourse security agreement in respect of the entire issued share capital of Paysafe Holdings (US) Corp.	New York

5. Fees

Evidence that the fees which are due and payable by the Original Obligors under the Arrangement Fee Letter to the relevant Finance Party (excluding legal fees) on or prior to the Closing Date have been paid or will be paid on or prior to the Closing Date, provided that this condition may be satisfied by a reference to the payment of such fees in a funds flow statement or Utilisation Request.

Part 2
Conditions Precedent required to be delivered by an Additional Obligor

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1. An Accession Deed executed by the Additional Obligor and the Parent.

2. A copy of the constitutional documents of the Additional Obligor.

3. If required by law in the jurisdiction of incorporation, or by the articles of association, of the Additional Obligor, a copy of a resolution of the board of directors or management board (or equivalent) of the Additional Obligor:

(a) approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party;

(b) where applicable, authorising a specified person or persons to execute the Accession Deed and other Finance Documents to which it is a party on its behalf;

(c) where applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d) where applicable, authorising the Parent to act as its agent in connection with the Finance Documents.

4. If and to the extent applicable and necessary or appropriate as a matter of law in the jurisdiction of incorporation, or by the articles of association, of an Additional Obligor, a copy of a resolution of the supervisory board or the shareholders of that Additional Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

5. If necessary, a copy of the power of attorney granted by a duly authorised representative of each Additional Obligor:

(a) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(b) authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

6. A specimen of the signature of each person authorised to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

7. A certificate of the Additional Obligor (signed by an authorised signatory):

(a) confirming that the borrowing, guaranteeing or securing (as appropriate) the Total Commitments would not cause any borrowing, guaranteeing, securing or similar limit binding on such Additional Obligor to be exceeded; and

(b) certifying that each copy document relating to that Additional Obligor and referred to in paragraphs 2, 3 and 4 above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of that certificate.

8. Legal opinion(s) addressed to the Finance Parties from the advisers to the Agent relating to entry into the Finance Documents by the Additional Obligor and, where customary in the relevant jurisdiction of such Additional Obligor and with respect to capacity and authority, from the legal advisers to such Additional Obligor.

9. A copy of each Transaction Security Document reasonably required by the Agent in order to provide security in accordance with the Agreed Security Principles (taking into account and subject to the Agreed Security Principles), each duly executed and delivered by the Additional Obligor(s) (and, to the extent applicable, the Obligor(s) party thereto).

10. All necessary filings, registrations and similar matters (i) if required to perfect the security to be given under the terms of the applicable Transaction Security Document(s), and (ii) if, under the law of the relevant jurisdiction, required to be delivered and/or taken on the date of execution of the relevant Transaction Security Document(s), in each case in accordance with the Agreed Security Principles.

Schedule 3

Requests and Notices

Part 1
Utilisation Request Loans

From: [Borrower] [  ]

To: [Agent]

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to borrow a Loan on the following terms:

(a) Borrower: [  ]

(b) Proposed Utilisation Date: [  ] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised: [Facility B1] / [Facility B2] / [Initial Revolving Facility] / [Incremental Term Facility] / [Incremental Revolving Facility]

(d) Currency of Loan: [  ]

(e) Amount: [  ] or, if less, the Available Facility

(f) Interest Period: [  ]

3. [We confirm that each condition specified in [Clause 4.2 (Further conditions precedent)] / [Clause 4.5 (Utilisations during the Certain Funds Period)]/ [Clause 4.6 (Utilisations during an Agreed Certain Funds Period)] will be satisfied on the Utilisation Date.]

4. [The proceeds of this Loan should be credited to [account].]/[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan.]]

5. This Utilisation Request is [irrevocable]/[subject to the satisfaction of the following conditions: [specify conditions]].

Yours faithfully

……………………………………….

authorised signatory for

[the Parent on behalf of

[insert name of relevant Borrower]]/[insert name of Borrower]

Part 2
Letters of Credit

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From: [Borrower] [Paysafe Group Holdings II Limited]

To: [Agent]

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a) Borrower: [  ]

(b) Issuing Bank: [  ]

(c) Proposed Utilisation Date: [  ] (or, if that is not a Business Day, the next Business Day)

(d) Currency of Letter of Credit: [  ]

(e) Amount: [  ] or, if less, the Available Facility in relation to the relevant Revolving Facility

(f) Term: [  ]

(g) Beneficiary: [  ]

(h) Revolving Facility: [  ]

3. We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) will be satisfied on the Utilisation Date.

4. We attach a copy of the proposed Letter of Credit.

5. The purpose of this proposed Letter of Credit is [  ].

6. This Utilisation Request is [irrevocable and unconditional]/[subject to the satisfaction of the following conditions: [specify conditions]].

7. [Specify delivery instructions].

Yours faithfully,

……………………………………….

authorised signatory for

[the Parent on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]

Part 3
Selection Notice

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From: [Borrower] [Paysafe Group Holdings II Limited]

To: [Agent]

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2. We refer to the following [Facility B1] / [Facility B2] / [Initial Revolving Facility] / [Incremental Term Facility] / [Incremental Revolving Facility] Loan[s] in [identify currency] with an Interest Period ending on [  ].

3. [We request that the above Facility Loan[s] be divided into [  ] Facility Loans with the following amounts and Interest Periods:]

Or

[We request that the next Interest Period for the above [Facility B1] / [Facility B2] / [Initial Revolving Facility] / [Incremental Term Facility] / [Incremental Revolving Facility] Loan[s] is [  ]].

4. This Selection Notice is irrevocable.

Yours faithfully

……………………………………….

authorised signatory for

[the Parent on behalf of] [insert name of relevant Borrower]

Schedule 4

Form of Assignment Agreement

To: [  ] as Agent and [  ], [  ] as Security Agent, [  ] as Parent, for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 29.7 (Procedure for assignment) of the Facilities Agreement:

(a) The Existing Lender [assigns absolutely]/[transfers by novation] to the New Lender all the rights [and obligations] of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b) The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c) The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3. The proposed Transfer Date is [  ].

4. On the Transfer Date the New Lender becomes:

(a) Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) Party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5. The Facility Office and address, electronic mail address and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

6. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.6 (Limitation of responsibility of Existing Lenders).

7. The New Lender hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible. If the New Lender cannot grant such an exemption, it shall notify the Agent accordingly and, upon request of the Agent, either act in accordance with the terms of this Agreement and/or any other Finance Document as required pursuant to this Agreement and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

8. The New Lender confirms that it is:

(a) [with respect to a UK Borrower:

(i) a UK Qualifying Lender other than a UK Treaty Lender;

(ii) a UK Treaty Lender; or

(iii) not a UK Qualifying Lender;]

(b) [with respect to a US Borrower:

(i) a US Qualifying Lender; or

(ii) not a US Qualifying Lender;]

(c) [with respect to any Borrower (other than a UK Borrower or US Borrower)]:

(i) a Qualifying Lender other than a Treaty Lender;

(ii) a Treaty Lender; or

(iii) not a Qualifying Lender.]

[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

[The New Lender confirms that it [is]/[is not]5 a Disqualified Lender.]

[The New Lender confirmed that, it [is]/[is not] a regulated deposit taking financial institution with a long term corporate credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd.]

9. [With respect to any UK Borrower, the New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA)

the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

10. [With respect to any UK Borrower, the New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [  ]) and is tax resident in [  ]*, so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each UK Borrower which is an Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]

11. [We refer to Clause 19.3 (Change of Senior Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor) of the Intercreditor Agreement:

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender and each other Lender.]

12. The New Lender confirms that its entry into this Agreement is permitted by the terms of Clause 29.3 (Conditions of assignment or transfer) of the Facilities Agreement.

13. This Agreement acts as notice to the Agent (on behalf of each Finance Party) and to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

14. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

16. This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.]

The Schedule

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [  ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

Schedule 5

Form of Transfer Certificate

To: [  ] as Agent and [  ], [  ] as Security Agent, [  ] as Parent, for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This agreement shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate

2. We refer to Clause 29.7 (Procedure for assignment) of the Facilities Agreement:

(a) The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the Intercreditor Agreement and the Transaction Security Documents which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the schedule to this Transfer Certificate (the “Schedule”).

(b) The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c) The New Lender becomes a Lender under the Facilities Agreement and assumes and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (a) above.

3. The proposed Transfer Date is [  ].

4. The New Lender hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible. If the New Lender cannot grant such an exemption, it shall notify the Agent accordingly and, upon request of the Agent, either act in accordance with the terms of this Transfer Certificate and/or any other Finance Document as required pursuant to this Transfer Certificate and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

5. The New Lender confirms that it is:

(a) [with respect to a UK Borrower:

(i) a UK Qualifying Lender other than a UK Treaty Lender;

(ii) a UK Treaty Lender; or

(iii) not a UK Qualifying Lender;]

(b) [with respect to a US Borrower:

(i) a US Qualifying Lender; or

(ii) not a US Qualifying Lender;]

(c) [with respect to any Borrower (other than a UK Borrower or US Borrower)]:

(i) a Qualifying Lender other than a Treaty Lender;

(ii) a Treaty Lender; or

(iii) not a Qualifying Lender.]

[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

[The New Lender confirms that it [is]/[is not]5 a Disqualified Lender.]

[The New Lender confirmed that, it [is]/[is not] a regulated deposit taking financial institution with a long term corporate credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd.]

6. [With respect to any UK Borrower, the New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

7. [With respect to any UK Borrower, the New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [  ]) and is tax resident in [  ]*, so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each UK Borrower which is an Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]

8. [We refer to Clause 19.3 (Change of Senior Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor) of the Intercreditor Agreement:

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender and each other Lender.]

9. The New Lender confirms that its entry into this Transfer Certificate is permitted by the terms of Clause 29.3 (Conditions of assignment or transfer) of the Facilities Agreement.

10. The Facility Office and address, electronic mail address and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

11. This Transfer Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

12. This Transfer Certificate has been executed and delivered as a deed on the date stated at the beginning of this Transfer Certificate. This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

13. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

14. This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

15. This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in security in all jurisdictions. It is the responsibility of each individual New Lender to ascertain whether any other documents or other formalities are required to perfect transfer of such share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender] [New Lender]

By: By:

By:_________________________________]

This Transfer Certificate is accepted by the Agent and the Security Agent and the Transfer Date is confirmed as [  ].

[Agent]

By:

[Security Agent]

By:

[Agent]

By:

[Security Agent]

By:

Schedule 6

Form of Accession Deed

To: [  ] as Agent and [  ] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From: [Subsidiary] and

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Deed (other than paragraph 6 below) unless given a different meaning in this Accession Deed.

2. [Subsidiary] agrees to become an Additional [Borrower as [an Incremental Facility Borrower/a Revolving Facility Borrower/a TLB Borrower] under [specify the relevant Facility]]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to Clause [30.2 (Additional Borrowers)]/[30.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered under number [  ].

3. [Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address: [  ]

Email: [  ]

Attention: [  ]

4. [Subsidiary] (for the purposes of this paragraph 4, the Additional Debtor and for the purposes of paragraph 6, the Acceding Debtor) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]: [  ] (the “Relevant Documents”).

5. Pursuant to Clause 30.6 (Repetition of Representations) of the Facilities Agreement, [Subsidiary] makes all the Repeating Representations to the Finance Parties on the date of this Accession Deed.

6. IT IS AGREED as follows:

(a) Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 6.

(b) The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i) [any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii) all proceeds of that Security; and]

(iii) all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee, agent, representative or otherwise for the benefit of the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee, agent, representative or otherwise for the benefit of the Secured Parties,

[on trust / as agent and/or on behalf of] for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c) The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d) [In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].

7. This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph (b) above only), signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

Signatories

Subsidiary

SIGNED as a DEED )
for and on behalf of )
[  ] )

By: [  ] )

Director

in the presence of

Witness

The Parent

[  ]

By: [  ]

The Security Agent

[  ]

By: [  ]

Schedule 7

Form of Compliance Certificate

To: [  ] as Agent

From: Paysafe Group Holdings II Limited

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that:

(a) [the outstanding principal amount of the Revolving Facility Loans (excluding for these purposes the amount of (x) any outstanding Utilisations by way of Ancillary Facilities or Letters of Credit (or bank guarantees) and (y) any Utilisations to fund any original issue discount fees in respect of Facility B or any Incremental Facility and any other payments and any fees and expenses in respect of any Facilities (and any Rollover Loans in respect thereof)), less any cash and Cash Equivalents of the Group, is $[  ], which equals [  ]% of the Total Revolving Facility Commitments (disregarding any reduction of Revolving Facility Commitments following the date of this Agreement) and therefore the Revolving Facility Financial Covenant Condition [is] [is not] satisfied;]

(b) in respect of the Relevant Period ended on [  ] (the “Test Date”) Consolidated First Lien Net Debt on the Test Date was [  ] and EBITDA of the Parent and the Restricted Subsidiaries for such Relevant Period was [  ]. Therefore Consolidated First Lien Debt Ratio at such time was [  ]:1.00 as at the Test Date and therefore:

(i) [the Revolving Facility Financial Covenant [has] [has not] been complied with]; and

(ii) the Facility B1 Margin should be [  ]% p.a., the Facility B2 Margin should be [  ]% p.a. and the Initial Revolving Facility Margin should be [  ]% p.a. [and the Margin applicable to [any Incremental [Term/[Revolving] Facility] should be [  ]% p.a.]][.][; and]

(c) [[Excess Cash Flow for the Financial Year of the Parent ending on the Test Date was [  ]. As the Consolidated First Lien Debt Ratio is [  ], the Excess Cash Flow to be applied in prepayment pursuant to Clause 12.2 (Excess Cash Flow) of the Facilities Agreement, after deducting any amounts permitted to be deducted pursuant to paragraph (a) of Clause 12.2 (Excess Cash Flow) and/or applied in repurchasing or prepaying any Other Applicable Indebtedness in accordance with paragraph (b) of Clause 12.2 (Excess Cash Flow), will be [  ].]

3. [We confirm that the Material Subsidiaries are: [  ].]

4. [We confirm that as at the Test Date subject to the Agreed Security Principles, the aggregate Relevant EBITDA (calculated on the same basis as EBITDA, taking each entity on an unconsolidated basis and excluding all intra-Group items) of the Guarantors represents not less than 80% of the EBITDA of the Group (disregarding (i) in the calculation of Relevant EBITDA of the Guarantors, the Relevant EBITDA of any Guarantor generating negative Relevant EBITDA (which shall be deemed to have zero Relevant EBITDA) and (ii) in the calculation of the EBITDA of the Group, the Relevant EBITDA of (x) to the extent positive, any Regulated Entity (unless such Regulated Entity is a Guarantor), and (y) to the extent positive, any other entity which, in each case, is not required to become a Guarantor in accordance with the Agreed Security Principles)) and therefore the Guarantor and Security Coverage Requirement [has/has not been/will be] met.]

5. [For the avoidance of doubt, the confirmation in paragraph 2(a) above relating to compliance with the Revolving Facility Financial Covenant (including computations as to compliance with the Revolving Facility Financial Covenant (where included)), where received by a Lender who is not an Initial Revolving Facility Lender or a Lender under an Incremental Financial Covenant Revolving Facility, shall be for information purposes only.]

SIGNED

[Officer] [  ]

Schedule 8

Form of Letter of Credit

To: [Beneficiary] (the “Beneficiary”)

Date [  ]

Irrevocable Standby Letter of Credit no. [  ]

At the request of [  ], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1. Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [  ].

“Total L/C Amount” means [  ].

2. Issuing Bank’s agreement

(a) The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [  ]pm ([London] time) on the Expiry Date.

(b) Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days after receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c) The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3. Expiry

(a) The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b) Unless previously released under (a) above, on [  ]pm ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c) When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. Payments

All payments under this Letter of Credit shall be made in [  ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5. Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows: [  ].

6. Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8. Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9. Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

Schedule

Form of Demand

To: [Issuing Bank]

[Date]

Dears Sirs, Madams

Standby Letter of Credit no. [  ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1. We certify that the sum of [  ] is due [and has remained unpaid for at least [  ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [  ].

2. Payment should be made to the following account:

Name: [  ]

Account Number: [  ]

Bank: [  ]

3. The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory) (Authorised Signatory)

For [BENEFICIARY]

Schedule 9

Timetables

Part 1
Loans

	Loans in EUR	Loans in GBP	Loans in USD	Loans in other currencies
Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	-	U-3 5:00pm
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 15.1 (Selection of Interest Periods and Terms))	U-2 (U-1 for utilisations on or prior to the Closing Date) 11:00am	U-1 11:00am	U-3 (U-1 for utilisations on or prior to the Closing Date) 11:00am	U-2 (U-1 for utilisations on or prior to the Closing Date) 11:00am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-1 Noon	U-1 Noon	-	U-1 Noon
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-2 (U-1 for utilisations on or prior to the Closing Date) promptly	U-1 promptly	U-3 (U-1 for utilisations on or prior to the Closing Date) promptly	U-2 (U-1 for utilisations on or prior to the Closing Date) promptly
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	-	-	-	U-2 (U-1 for utilisations on or prior to the Closing Date) 5:00pm
Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	-	-	-	U-1 (U for utilisations on or prior to the Closing Date) 9:30am

Agent determines amount of the Loan in Optional Currency in accordance with Clause 34.11 (Change of currency)	U 11:00am	U 11:00am	-	U-1 11:00am
LIBOR or EURIBOR is fixed	Quotation Day as of 11:00am (CET) in respect of EURIBOR	-	Quotation Day as of 11:00am (London time) in respect of LIBOR	Quotation Day as of 11:00am (London Time).
CDOR is fixed	-	-	-	Quotation Day as of 10:00am (Toronto time).
“U” =			date of utilisation
“U” – “X” =			Business Days prior to date of utilisation

Part 2
Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))		U-1 11:00am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (f) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (f) of Clause 6.5 (Issue of Letters of Credit).

U-1 Noon
Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))		U-1 Noon
“U”	=

date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U” – “X”	=	Business Days prior to date of utilisation

Schedule 10

Agreed Security Principles

1. Security Principles

(a) The guarantees and security to be provided will be given in accordance with the Agreed Security Principles set out in this Schedule. This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b) The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Obligors in every jurisdiction in which Obligors are located. In particular:

(i) general legal and statutory limitations (including, but not limited to, with respect to the relevant jurisdictions for which guarantee limitation language is set out in Clauses 23.11 (Guarantee Limitations) to 23.13 (Limitations – Regulated Entities), such limitations as set out therein), financial assistance, corporate benefit, fraudulent preference, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and “capital maintenance” rules, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

(ii) the relevant Obligor will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each relevant Obligor and to overcome any such other limitations to the extent reasonably practicable;

(iii) the Transaction Security and extent of its perfection will be agreed taking into account the cost to the Group of providing such security (including any increase to the tax and/or regulatory costs of the Group) so as to ensure that it is proportionate to the benefit accruing to the Finance Parties and the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

(iv) any assets subject to third party arrangements which are permitted by this Agreement and which prevent those assets from being charged, and any cash constituting regulatory capital or customer cash, will be excluded from any relevant Transaction Security Document;

(v) members of the Group will not be required to give guarantees or enter into security documents if: (1) they are not incorporated in a Security Jurisdiction or not wholly-owned by another member of the Group, or if it is not within the legal capacity of the relevant member of the Group, (2) in the good faith judgment of the directors of the Parent, the creation of Transaction Security and/or the giving of a guarantee and/or otherwise becoming an Obligor could materially increase a Capital Requirement, or materially adversely affect the solvency capital requirements, of the Group (or any member thereof) pursuant to any applicable law or regulation applicable to such member of the Group, (3) if it would conflict with the fiduciary duties of their directors or managers, or (4) contravene any legal, contractual or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer;

(vi) if there are third party arrangements in place in respect of any asset, business or entity acquired by the Group (where those third party arrangements were not entered into in contemplation of that acquisition) as a result of which the consent of a third party is required for that acquired entity to provide a guarantee or to secure any acquired asset, such guarantee and/or security will not be required to be granted;

(vii) the granting or perfection of Transaction Security, when required, and other legal formalities will be completed within the time periods specified in the Finance Documents therefore or (to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection, in each case taking into account the Agreed Security Principles;

(viii) the granting or perfection of Transaction Security will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of such security to any third party);

(ix) in respect of all assets security (other than share security over (and receivables owed by) its guarantor company subsidiaries), the Transaction Security Document shall be governed by the law of and secure assets located in or otherwise governed or expressed to be governed by the laws of the jurisdiction of incorporation of that Obligor;

(x) no perfection action will be required in jurisdictions that are not Security Jurisdictions;

(xi) the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties;

(xii) no guarantee or Transaction Security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated 15 February 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xiii) other than filing an MR01 form with the Registrar of Companies (England and Wales) with respect to a global Transaction Security Document governed by English law (a “Debenture”), no perfection action will be required with respect to assets of a type not owned by members of the Group; and

(xiv) the Security Agent will hold one set of Transaction Security for the Secured Parties (subject to applicable law).

(c) The Security Agent (upon request or instruction, as applicable, in accordance with this Agreement) or the other Finance Parties, as the case may be, shall promptly discharge any guarantees and release any Transaction Security which is or are subject to any transaction permitted by this Agreement, subject to any legal or regulatory prohibition as is referred to in paragraph (b)(v) above or which is contrary to these Agreed Security Principles.

2. Guarantors and Security

(a) Subject to due execution of all relevant documents, completion of all relevant formalities, the Legal Reservations, the Perfection Requirements, the application of the Agreed Security Principles and any qualifications or limitations which may be set out in any Finance Documents, guarantees will be provided by members of the Group to the extent required pursuant to Clause 27.1 (Covenant to guarantee obligations and give security and further assurances) of Schedule 17 (General Undertakings) to this Agreement.

(b) Each guarantee will, to the extent legally possible and subject to Clause 23 (Guarantees and Indemnity) of this Agreement and the Agreed Security Principles, be an upstream, cross-stream and downstream guarantee and for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, local law requirements and the requirements of the Agreed Security Principles in each relevant jurisdiction.

(c) Transaction Security Documents will, to the extent legally possible and subject to the Agreed Security Principles, incorporate the defined terms used in the Intercreditor Agreement and secure the Secured Obligations (as defined in the Intercreditor Agreement) of the relevant Obligor to the Secured Parties, in each case in accordance with, and subject to, local law requirements and the requirements of the Agreed Security Principles in each relevant jurisdiction and, in no circumstances, shall impose any obligation more onerous than those contained in this Agreement other than to the extent required by local law in order to create, enforce or perfect the security interest expressed to be created thereby.

(d) Where an Obligor secures shares, the Security Document will be governed by the laws of the company whose shares are being charged or pledged and not by the law of the country of the Obligor. Subject to these principles the shares in each Guarantor shall be secured. For the avoidance of doubt, the shares held by an Obligor in a Subsidiary that is not an Obligor shall not be required to be the subject of Transaction Security other than in the case of Obligors incorporated in England and Wales that execute a Debenture, pursuant to an all-asset floating charge to be set out in that Debenture.

(e) To the extent legally effective, all security shall be given in favour of the Security Agent and not the Secured Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual Security Documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or Transaction Security when any Lender assigns or transfers any of its participation in the Facilities to a New Lender.

(f) The Obligors will not be required to pay any third party costs of any re-execution, notarisation, re‑registration, amendment or other perfection requirement for any Transaction Security on any assignment to a New Lender.

(g) Any Transaction Security Document shall only be required to be notarised or notarially certified if required by law in order for the relevant Transaction Security to become effective or admissible in evidence.

(h) No Regulated Entity or other member of the Group will be required to create Transaction Security over or otherwise encumber any Restricted Asset (including, without limitation, any bank accounts which contain or are reasonably likely to contain any Restricted Assets).

(i) To the extent that any Regulated Entity becomes a Guarantor pursuant to the terms of this Agreement, the recourse under the guarantee and Transaction Security undertaken by it of any beneficiary of any such guarantee and Transaction Security will be strictly and expressly limited:

(i) to the material Unrestricted Assets of that Regulated Entity; and

(ii) to the extent that such recourse does not affect the availability (immediately and without restriction) of Assets (as defined in Clause 23 (Guarantees and Indemnity) of this Agreement) to cover or have a result where the Regulated Entity does not satisfy a Capital Requirement as at the date the Security Agent or any Finance Party takes enforcement action (however described) against such Regulated Entity under any provision of this Agreement or any other Finance Document to which it is a party, in each case, in accordance with and subject to the principles set out in this Schedule and the other provisions of this Agreement.

(j) Notwithstanding any term of any Finance Document, no Loan to a US Borrower or other obligation of a US Obligor under this Agreement or under any Finance Document may be, directly or indirectly: (i) guaranteed by a member of the Group (including, for this purpose, any direct or indirect subsidiaries acquired hereafter by the Parent) that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that has a “United States shareholder” (as defined in Section 951 of the Code) that is a member of the Group (such an entity, a “CFC”) or by an entity (a “FSHCO”) substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs or other FSHCOs, or guaranteed by a subsidiary of a CFC or FSHCO; (ii) secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO); (iii) secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO; or (iv) guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences to any member of the Group as reasonably determined by the Borrowers and the Obligors’ Agent and the Agent.

3. terms of Transaction Security Documents

(a) Subject to due execution of all relevant security documents, completion of all relevant formalities, the Legal Reservations, the Perfection Requirements, the application of the Agreed Security Principles and any qualifications or limitations which may be set out in any Finance Documents, the Security Agent (and, where applicable, each of the other Finance Parties) shall receive the benefit of:

(i) a guarantee from each Obligor (including each Borrower, the Parent and each Restricted Subsidiary required pursuant to Clause 27.1 (Covenant to guarantee obligations and give security and further assurances) (and for the avoidance of doubt no guarantee or Transaction Security will be provided by any Holding Company of the Parent);

(ii) Transaction Security over, and limited in each case to, the shares (or equivalent) in any Obligor and material intercompany loan receivables of each Obligor, and, solely in the case of each Obligor incorporated in England and Wales, all material assets of such Obligor (subject to the principles set out in this Schedule) pursuant to the Original Debenture or a Debenture on terms substantially consistent with the Original Debenture;

(iii) in respect of any Obligor incorporated in England and Wales only, Transaction Security pursuant to an all-asset floating charge to be set out in a Debenture, subject to customary exclusions;

(iv) trade receivables that are part of a receivables or payables financing or factoring facility (or equivalent) shall not be pledged or secured as security in respect of the Secured Obligations (as defined in the Intercreditor Agreement);

(v) the Security Agent shall (and is irrevocably authorised and instructed to) promptly enter into and deliver any documentation and/or take such other action as may be required by the Parent to give effect to these Agreed Security Principles; and

(vi) for the avoidance of doubt: (i) no guarantee or Transaction Security shall be required to be provided by any person who is not an Obligor or in any jurisdiction other than a Security Jurisdiction; and (ii) Transaction Security shall not be granted over any assets (including, without limitation, over trade receivables, intellectual property, bank accounts, insurance policies, hedging agreements and real estate) other than as set out in paragraphs (i) to (v) (inclusive) above.

(b) In addition to the above, the following principles will be reflected in the terms of any Transaction Security taken as part of this transaction:

(i) the Transaction Security will be first ranking, to the extent possible;

(ii) Transaction Security will not be enforceable until the occurrence of an Enforcement Event which is continuing and will be enforceable only subject to the terms of the Intercreditor Agreement;

(iii) the Security Agent shall only be able to exercise a power of attorney following the occurrence of an Enforcement Event which is continuing;

(iv) the provisions of each Transaction Security Document will not be unduly burdensome on the Obligor or interfere unreasonably with the operation of its business, will be limited to those required by local law to create, enforce or perfect security and will not impose commercial obligations and shall not contain additional representations and undertakings (such as in respect of insurance, maintenance of assets, information or the payment of costs) or otherwise repeat any such representations or undertakings given in this Agreement, other than those which are strictly required as a matter of law for the creation and perfection of the Transaction Security;

(v) in the Transaction Security Documents there will be no repetition or extension of clauses set out in this Agreement (or the Intercreditor Agreement) including, without limitation, those relating to notices, costs and expenses, indemnities, tax gross up, distribution of proceeds and release of Transaction Security;

representations and undertakings shall be included in the Transaction Security Documents only to the extent required by local law in order to create, enforce or perfect the security interest expressed to be created thereby;

(vi) information, such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to perfect, enforce or register the Transaction Security and, when required, shall be provided no more frequently than annually following an Enforcement Event which is continuing, on the Security Agent’s written request;

(vii) the Transaction Security Documents should not and will not operate so as to prevent transactions which are not prohibited under the other Finance Documents; and

(viii) Transaction Security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental charges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental charges shall be provided at intervals no more frequently than annually, in each case on the Security Agent’s reasonable written request; and

(ix) each Transaction Security Document must contain a clause which records that if there is a conflict between the Transaction Security Document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the relevant Transaction Security Document.

4. Shares

(a) If an Obligor grants Transaction Security over shares held by it, until notified in writing by the Security Agent following an Enforcement Event which is continuing, the Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it and the company whose shares have been charged will be permitted to pay dividends upstream on charged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Parent and its Restricted Subsidiaries.

(b) Where customary and applicable as a matter of law, on or within 20 Business Days following execution of any Transaction Security over shares, to the extent applicable, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and, where required by law, the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent; provided that if any stock and share certificates and other documents of title to the such shares or stock transfer forms have been sent to HM Revenue and Customs or any other regulatory or government body then the Obligor shall deposit with the Security Agent (or procure the deposit of) such certificates, other documents of title or stock transfer forms (executed in blank by it or on its behalf) as soon as reasonably practicable following their return to the relevant company by HM Revenue and Customs or such other regulatory or government body. To the extent that any relevant share certificates cannot be located, the relevant member of the Group shall use reasonable efforts to obtain replacements.

(c) Unless the restriction is required by law or regulation (or as expressly contemplated in any Transaction Security Document), the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the Transaction Security granted over them.

(d) If required under local law, Transaction Security over shares will be registered subject to the general principles set out in these Agreed Security Principles.

5. Intercompany Receivables

(a) If an Obligor grants Transaction Security over its material intercompany receivables it shall be free to deal with those receivables in the course of its business until notified by the Agent following an Enforcement Event which is continuing.

(b) If required by local law to perfect the Transaction Security, notice of the Transaction Security will be served on the relevant borrower in respect of material intercompany receivables within 20 Business Days after an Enforcement Event which is continuing and the Obligor shall use its commercially reasonable endeavours (not involving the payment of money or incurrence of external expenses) to obtain an acknowledgement of that notice within 20 Business Days after service. If the Obligor has used its commercially reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that 20 Business Day period.

(c) Irrespective of whether notice of the Transaction Security is required for perfection, if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until required by the Agent following an Enforcement Event which is continuing.

(d) If required under local law, Transaction Security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

6. Bank Accounts

(a) No Regulated Entity or other member of the Group will be required to create Transaction Security over or otherwise encumber any bank accounts which contain or are reasonably likely to contain Restricted Assets.

(b) If, pursuant to a Debenture, an Obligor grants Transaction Security over its bank accounts it shall be free to deal with those accounts in the course of its business (including exercising the ability to close such charged accounts) until notified in writing by the Security Agent following an Enforcement Event which is continuing.

(c) If required by local law to perfect the Transaction Security, notice of the Transaction Security will be served on the account bank within 20 Business Days after an Enforcement Event which is continuing and the Obligor shall use its commercially reasonable endeavours (not involving the payment of money or incurrence of external expenses) to obtain an acknowledgement of that notice with 20 Business Days after service. If the Obligor has used its commercially reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

(d) Irrespective of whether notice of the Transaction Security is required for perfection, if the service of notice would prevent the Obligor from retaining control over and using a bank account in the ordinary course of its business no notice of security shall be served until required in writing by the Security Agent following an Enforcement Event which is continuing. For the avoidance of doubt, subject to the provisions of this Agreement, there will be no restriction on the movement and dealing with cash and receivables into and out of any secured bank accounts until an Enforcement Event has occurred and is continuing.

(e) Any Transaction Security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of Transaction Security may request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

(f) If required under local law, Transaction Security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

7. Release of Security

Unless required by local law, the circumstances in which the Transaction Security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall provide that such Transaction Security will be released in accordance with this Agreement and the Intercreditor Agreement.

Schedule 11

Form of Increase Confirmation

To: [  ] as Agent, [  ] as Security Agent, [  ] as Issuing Bank] and Paysafe Group Holdings II Limited as Parent, for and on behalf of each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [  ].

5. On the Increase Date, the Increase Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

6. The Facility Office and address, electronic mail address and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

7. The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8. The Increase Lender hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible. If the Increase Lender cannot grant such an exemption, it shall notify the Agent accordingly and, upon request of the Agent, either act in accordance with the terms of this Agreement and/or any other Finance Document as required pursuant to this Agreement and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

9. The Increase Lender confirms that it is:
(a) [with respect to a UK Borrower:

(i) a UK Qualifying Lender other than a UK Treaty Lender;

(ii) a UK Treaty Lender; or

(iii) not a UK Qualifying Lender;]

(b) [with respect to a US Borrower:

(i) a US Qualifying Lender; or

(ii) not a US Qualifying Lender;]

(c) [with respect to any Borrower (other than a UK Borrower or US Borrower)]:

(i) a Qualifying Lender other than a Treaty Lender;

(ii) a Treaty Lender; or

(iii) not a Qualifying Lender.]

[The Increase Lender confirms that it [is]/[is not]5 a Disqualified Lender.]

10. [With respect to any UK Borrower, the Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

11. [With respect to any UK Borrower, the Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [  ]) and is tax resident in [  ]*, so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each UK Borrower which is an Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]

12. We refer to Clause 19.3 (Change of Senior Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

15. This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.]

The Schedule

Relevant commitment/rights and obligations to be assumed by the increase Lender

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [  ].

Agent

By:

Security Agent

By:

Schedule 12

Incremental Facility Increase Notice

Part 1
Form of Incremental Facility Accession Certificate

To: [  ] as Agent, [  ] as Security Agent

From: [  ]

Date: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Accession Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. The proposed Accession Effective Date is [  ].

3. On the Accession Effective Date the Acceding Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

4. The Acceding Lender agrees to assume all the rights and obligations of a Lender in relation to the Commitments specified in the Schedule to this Agreement (the “Schedule”) in accordance with the terms of the Facilities Agreement and the Intercreditor Agreement.

5. The administrative details of the Acceding Lender for the purposes of the Facilities Agreement are set out in the Schedule.

6. The Acceding Lender hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible. If the Acceding Lender cannot grant such an exemption, it shall notify the Agent accordingly and, upon request of the Agent, either act in accordance with the terms of this Agreement and/or any other Finance Document as required pursuant to this Agreement and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

7. The Acceding Lender confirms that it is:

(a) [with respect to a UK Borrower:

(i) a UK Qualifying Lender other than a UK Treaty Lender;

(ii) a UK Treaty Lender; or

(iii) not a UK Qualifying Lender;]

(b) [with respect to a US Borrower:

(i) a US Qualifying Lender; or

(ii) not a US Qualifying Lender;]

(c) [with respect to any Borrower (other than a UK Borrower or US Borrower)]:

(i) a Qualifying Lender other than a Treaty Lender;

(ii) a Treaty Lender; or

(iii) not a Qualifying Lender.]

[The Acceding Lender confirms that it [is]/[is not]5 a Disqualified Lender.]

8. [With respect to any UK Borrower, the Acceding Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

9. [With respect to any UK Borrower, the Acceding Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [  ]) and is tax resident in [  ]*, so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a) each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each UK Borrower which is an Additional Borrower which becomes an Additional Borrower after the Accession Effective Date,

that it wishes that scheme to apply to the Facilities Agreement.]

10. We refer to Clause 19.3 (Change of Senior Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor) of the Intercreditor Agreement:

In consideration of the Acceding Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Acceding Lender confirms that, as from the Accession Effective Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11. This Accession Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

12. This Accession Certificate has been executed and delivered as a deed on the date stated at the beginning of this Accession Certificate.

13. This Accession Certificate and any non-contractual obligations arising out if it are governed by English law.

The Schedule
Commitment to be Assumed

Administrative details of the New Lender [insert details of Facility Office, address for notices and payment details etc.]

EXECUTED AS A DEED by [Acceding Lender]

acting by [  ]

and

[  ]

This Agreement is accepted as an Accession Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Accession Effective Date is confirmed as [  ].

acting under the authority of that company,

in the presence of:

Witness’s signature:

Name: [  ]

Address: [  ]

The Accession Effective Date is confirmed by the Agent as [  ].

[Agent]

By:

As Agent

and for and on behalf of each of the parties to the Facilities Agreement (other than the Obligors and the Acceding Lender)

Acknowledged and agreed

By:

As Security Agent

and for and on behalf of each of the parties to the Facilities Agreement (other than the Obligors and the Acceding Lender)

Part 2
Form of Incremental Facility Increase Notice

To: [  ] as Agent

From: Paysafe Group Holdings II Limited (the “Parent”)

[  ] (the “Borrower”)

[  ] (the “Lender”)

Date: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This is an Incremental Facility Increase Notice in respect of an Incremental Facility. Terms defined in the Facilities Agreement have the same meaning in this Incremental Facility Increase Notice unless given a different meaning in this Incremental Facility Notice.

2. We have agreed with the institutions set out in the Schedule (Incremental Facility Lenders and Incremental Facility Commitments) to this Incremental Facility Increase Notice (the “Incremental Facility Lenders”) in respect of the Incremental Facility Commitments detailed in this Incremental Facility Increase Notice that they will provide Incremental Facility Commitments as set out in the Schedule (Incremental Facility Lenders and Incremental Facility Commitments).

3. The Incremental Facility shall be established as [set out basis (e.g. a new facility commitment, existing facility commitment, additional tranche, increase of an existing Facility)] and on the following terms:

Borrower(s):	[  ]
Guarantor(s):	[  ]
Base Currency:	[  ]
Other available/Optional Currencies (if any, as applicable):	[  ]
Purpose:	[  ]
Additional conditions to drawdown (including any Agreed Certain Funds Period and related conditions if any):	[  ]
Margin and margin ratchet:	[  ]
Interest Period:	[  ]
Commitment Fees:	[  ]
Incremental Facility Commencement Date:	[  ]
Availability Period:	[  ]
Maximum number of Utilisation(s):	[  ]
Termination Date:	[  ]
Amortisation schedule (if any):	[  ]
Financial Covenant:	[  ]
Mandatory prepayment provisions (if any):	[  ]

4. The Incremental Facility Increase Notice may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Incremental Facility Increase Notice. Delivery of a counterpart of this Incremental Facility Increase Notice by email attachment or telecopy shall be an effective mode of delivery.

5. This Incremental Facility Increase Notice and any non-contractual obligations arising out of, or in connection with, it are governed by English law. The provisions of Clause 45 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated into this Incremental Facility Increase Notice in full, mutatis mutandis.

This Incremental Facility Increase Notice has been entered into on the date stated at the beginning of this Incremental Facility Increase Notice.

SCHEDULE
INCREMENTAL FACILITY LENDERS AND INCREMENTAL FACILITY COMMITMENTS

Name of Incremental Facility Lender	Existing Lender (yes/no)	Incremental Facility Commitment ([CURRENCY])
[  ]	[Yes / No]	[  ]
[  ]	[Yes / No]	[  ]
[  ]	[Yes / No]	[  ]
	Total	[  ]

Yours faithfully

_________________________________
For and on behalf of
[  ]
as the Parent

_________________________________
For and on behalf of
[  ]
as Borrower

_________________________________
For and on behalf of
[  ]
as Incremental Facility Lender

Schedule 13

Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on entering into Notifiable Debt Purchase Transaction

To: [  ] as Agent

From: [The Lender]

Dated: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to paragraph (a) of Clause 29.15 (Notifiable Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2. We have entered into a Notifiable Debt Purchase Transaction.

3. The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (EUR/USD/GBP)
[Facility B1 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Facility B2 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Incremental Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction

DO NOT DELETE PLACEHOLDER

Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To: [  ] as Agent

From: [The Lender]

Dated: [  ]

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to paragraph (a) of Clause 29.15 (Notifiable Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2. A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [  ] has [terminated]/ [ceased to be with a member of the Group].

3. The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (EUR/USD/GBP)
[Facility B1 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Facility B2 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Incremental Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

The Parent

By:

Name: [  ]

Schedule 14

Form of Resignation Letter

To: [  ] as Agent

From: [resigning Obligor] and Paysafe Group Holdings II Limited

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2. Pursuant to [Clause 30.3 (Resignation of a Borrower)]/[Clause 30.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3. We confirm that:

(a) no Event of Default is continuing or would result from the acceptance of this request; and

(b) [this request is given in relation to a Disposition of [resigning Obligor] permitted (or not prohibited) pursuant to Schedule 17 (General Undertakings) of the Facilities Agreement;]

(c) [[resigning Obligor] is not a Material Subsidiary that is incorporated in a Security Jurisdiction;]

(d) [  ].

4. This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]
By:	By:

Schedule 15

Form of Substitute Affiliate Lender Designation Notice

To: [  ] as Agent); and

[[  ] as Security Agent]

for itself and each of the other parties to the Facilities Agreement [and the Intercreditor Agreement] referred to below.

Cc: Paysafe Group Holdings II Limited

From: [Designating Lender] (the “Designating Lender”)

Dated: [  ]

Dear Sirs, Madams

Paysafe Group Holdings II Limited – Senior Facilities Agreement dated [  ] (the “Facilities Agreement”)

1. We refer to the Facilities Agreement [and to the Intercreditor Agreement]. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.

2. We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any [Term/Revolving] Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (“Designated Loans”).

3. The details of the Substitute Affiliate Lender are as follows:

(a) Name: [  ]

(b) Facility Office: [  ]

(c) Email: [  ]

(d) Attention: [  ]

(e) Jurisdiction of Incorporation: [  ]

4. By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facilities Agreement [and the Intercreditor Agreement] accordingly.

5. This Designation Notice [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

………………………………………………

For and on behalf of

[Designating Lender]

We acknowledge and agree to the terms of the above.

………………………………………………

For and on behalf of

[Substitute Affiliate Lender]

We acknowledge the terms of the above.

………………………………………………

For and on behalf of

The [Agent] and the [Security Agent]

Dated

Schedule 16

INFORMATION UNDERTAKINGS

Words and expressions in this Schedule 16 shall have the meaning ascribed to them in Schedule 19 (Certain New York Law Defined Terms) save that if a word or expression is not given a meaning in Schedule 19 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1 (Interpretation) or otherwise pursuant to the recitals in this Agreement. Unless expressly stated herein, Section references in this Schedule 16 are to the sections of this Schedule 16.

1. Financial Statements

Following the Closing Date, the Parent shall provide to the Agent the following reports:

(a) within 120 days after the end of each Financial Year of the Parent thereafter, annual reports (the “Annual Financial Statements”) containing, to the extent applicable, an audited consolidated balance sheet of the Parent or its predecessor as of the end of the most recent Financial Year and audited consolidated income statements and statements of cash flow of the Parent or its predecessor for the most recent Financial Year;

(b) within 90 days following the end of the Semi-Annual Period in each Financial Year of the Parent, half-year reports in respect of the Semi-Annual Period in each Financial Year of the Parent (the “Semi-Annual Financial Statements”) containing, to the extent applicable, an unaudited condensed consolidated balance sheet as of the end of such Semi-Annual Period and unaudited condensed statements of income and cash flow for the most recent half-year-to-date period ending on the unaudited condensed balance sheet date; and

(c) within 60 days following the end of each applicable Financial Quarter of the Parent, quarterly reports in respect of the first and third Financial Quarters in each Financial Year of the Parent (the “Quarterly Financial Statements”) beginning with the quarter ending 30 September 2021, a trading statement containing (i) revenue, operating profit/loss, adjusted EBITDA, net debt, cash and cash equivalents and capital expenditures for the current period; and (ii) a discussion of any material recent developments.

2. Requirements as to Financial Statements

(a) All financial statements and pro forma financial information to be delivered pursuant to Section 1 (Financial Statements) above shall, at the election of the Parent, be prepared in accordance with IFRS or U.S. GAAP.

(b) If, for any period to which any Annual Financial Statements or Semi-Annual Financial Statements relate:

(i) any of the Parent’s Subsidiaries are Unrestricted Subsidiaries; and

(ii) any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Parent,

then the applicable Annual Financial Statements and Semi-Annual Financial Statements shall include a presentation of selected financial metrics (in the Parent’s sole discretion) of such Unrestricted Subsidiaries as a group.

(c) Except as provided for in Section 3 (Alternative Reporting) below, no Annual Financial Statements, Semi-Annual Financial Statements, Quarterly Financial Statements or other financial information provided under this Schedule 16 shall be required to include separate financial statements for any Subsidiaries of the Parent.

3. Alternative Reporting

(a) At the Parent’s election, it may comply with the provisions of this Schedule 16 by furnishing the applicable financial statements and/or other financial information of an indirect or direct parent company of the Parent (an “Alternative Reporting Entity”), in each case, in lieu of those for the Parent and as if references to “the Parent” in this Schedule 16 were to such Alternative Reporting Entity, provided that if such Alternative Reporting Entity is not an Obligor then the same is accompanied by selected financial metrics that show the differences (in the Parent’s sole discretion) between the information relating to such Alternative Reporting Entity, on the one hand, and the information relating to the Parent and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(b) The requirements of this Schedule 16 shall be considered to have been fulfilled if Paysafe Ltd. complies with the reporting requirements of the principal stock exchange on which its common shares are then listed.

(c) The Parent will be deemed to have furnished the reports referred to in Section 1 above if the Parent or any parent entity of the Parent has filed reports containing substantially such information (or any such information of a parent entity of the Parent pursuant to paragraph (a) or (b) above) with the SEC. The Parent expects to rely on this paragraph to utilize the reports of Paysafe Ltd. to satisfy the requirements of this Schedule 16.

4. Constructive Notice

Delivery of Annual Financial Statements, Semi-Annual Financial Statements, Quarterly Financial Statements and other reports, information and documents pursuant to this Schedule 16 to the Agent shall be for informational purposes only, and the Agent’s receipt thereof shall not constitute constructive notice of any information contained therein, including compliance by the Parent or any of its Restricted Subsidiaries with any of the liabilities, obligations and/or requirements of this Agreement.

Schedule 17
GENERAL UNDERTAKINGS

Words and expressions in this Schedule 17 shall have the meaning ascribed to them in Schedule 19 (Certain New York Law Defined Terms) save that if a word or expression is not given a meaning in Schedule 19 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1 (Interpretation) or otherwise pursuant to the recitals in this Agreement. Unless expressly stated herein, Section references in this Schedule 17 are to the sections of this Schedule 17.

1. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Parent shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Borrower or a Guarantor to issue Preferred Stock; provided that the Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and any Restricted Subsidiary that is not a Borrower or a Guarantor may issue shares of Preferred Stock, if:

(i) the Fixed Charge Coverage Ratio on a consolidated basis of Parent and its Restricted Subsidiaries for, at the option of the Parent, (A) the most recently ended four Financial Quarters or (B) the most recently ended 12 months, in each case, for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00; or

(ii) the Consolidated Total Debt Ratio of Parent and its Restricted Subsidiaries for, at the option of the Parent, (A) the most recently ended four Financial Quarters or (B) the most recently ended 12 months, in each case, for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been equal to or less than 6.75 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such consecutive 12 month period.

(b) Paragraph (a) above shall not apply to:

(i) Indebtedness incurred pursuant to any Credit Facilities by the Parent or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’’ acceptances thereunder (with letters of credit and bankers’’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance

(including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this paragraph (i) does not exceed:

(A) the sum of:

(1) €435 million and $628 million; plus

(2) $305.0 million; plus

(B) an amount equal to the greater of (x) $430.0 million and (y) 100.0% of LTM EBITDA; plus

(C) an additional amount after all amounts have been incurred under paragraphs (A) and (B):

(1) if such additional Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the Facilities, if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), the Consolidated First Lien Debt Ratio would have been equal to or less than 4.70 to 1.00 or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated First Lien Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment; or

(2) if such additional Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Facilities, the Consolidated Secured Debt Ratio would have been equal to or less than 6.75 to 1.00 or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated Secured Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment; provided that for purposes of determining the amount that may be incurred under this paragraph (C)(2) only, all Indebtedness incurred under this paragraph (C)(2) shall be deemed to be included in paragraph (a) of the definition of “Consolidated Secured Debt Ratio”;

(ii) the incurrence by any Borrower and any Guarantor of Indebtedness represented by (A) the Original Senior Secured Notes and the guarantees thereof and (B) any Indebtedness (other than Indebtedness described in paragraph (i) above, sub-paragraph (ii)(A) above and paragraphs (vi) and (vii) below), Disqualified Stock and Preferred Stock of Parent and its Restricted Subsidiaries outstanding on the Closing Date and any guarantee thereof;

(iii) (a) Attributable Indebtedness relating to any transaction, (b) other Indebtedness (including, to the extent applicable in accordance with the terms of this Agreement and GAAP, Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Parent or any of its Restricted Subsidiaries to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (in each case, determined at the date of incurrence or issuance) and (c) Indebtedness arising out of dispositions with respect to real property, including sale-leaseback transactions, not to exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA (in each case, determined at the date of incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this paragraph (b)(iii) shall cease to be deemed incurred or outstanding for purposes of this paragraph (b)(iii) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this paragraph (b)(iii);

(iv) Indebtedness incurred by the Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers, customers or trade creditors or in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(v) Indebtedness, Disqualified Stock and Preferred Stock arising from:

(A) Permitted Intercompany Activities; and

(B) agreements of the Parent or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs (including contingent earn-outs) or similar obligations, payment obligations in respect of any non-compete, consulting or similar arrangement or progress payments for property or services or other similar adjustments, in each case, incurred or assumed in connection with the acquisition or disposition of any business (including the Transactions), assets, a Subsidiary or Investment and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing performance of the Parent or any Subsidiary pursuant to such agreements;

(vi) Indebtedness, Disqualified Stock and Preferred Stock of the Parent to a Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a Borrower or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, is subordinated in right of payment (to the extent permitted by applicable law) to the Guarantee of the Facilities by the Parent (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a Borrower or a Guarantor shall be deemed to be expressly subordinated in right of payment to the Guarantee of the Facilities by the Parent unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Parent or a Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this paragraph (vi);

(vii) Indebtedness, Disqualified Stock and Preferred Stock of a Restricted Subsidiary to the Parent or another Restricted Subsidiary; provided that if a Borrower or a Guarantor incurs such Indebtedness, Disqualified Stock or Preferred Stock to a Restricted Subsidiary that is not a Borrower or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment (to the extent permitted by applicable law) to the Facilities or the Guarantee of the Facilities by such Guarantor, as applicable (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a Borrower or a Guarantor shall be deemed to be expressly subordinated in right of payment to the Facilities or the Guarantee of such Guarantor, as applicable, unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this paragraph (vii);

(viii) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(ix) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, bid, indemnity, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance and completion guarantees and similar obligations provided by the Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(x)

(A) Indebtedness or Disqualified Stock of the Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 200% of the Net Cash Proceeds received by the Parent or any Restricted Subsidiary since immediately after the Closing Date from the issue or sale of Equity Interests or Subordinated Shareholder Funding of the Parent or cash contributed to the capital of the Parent (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests or Subordinated Shareholder Funding to the Parent or any of its Subsidiaries) as determined in accordance with paragraphs (a)(B)(2) and (a)(B)(3) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) to the extent such Net Cash Proceeds or cash have not been applied pursuant to such paragraph to make Restricted Payments pursuant to paragraph (a) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) or to make Permitted Investments specified in paragraphs (h), (k), (m), (bb) or (cc) of the definition thereof; and

(B) Indebtedness or Disqualified Stock of the Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this paragraph (B), does not at any time outstanding exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this paragraph (x)(B) shall cease to be deemed incurred or outstanding for purposes of this paragraph (x)(B) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this paragraph (x)(B);

(xi) the incurrence or issuance by the Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under paragraph (a) of this Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) and paragraphs (b)(ii) and (x)(A), this paragraph (xi) and paragraphs (b)(xii) and (xxv) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness

(or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, accrued interest or dividends, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) other than in the case of Refinancing Indebtedness of Indebtedness (or unutilized commitments in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under paragraphs (iii) and (x)(A) above, and paragraph (xii) below and Customary Bridge Loans, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the latest Termination Date of the Facilities);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Term Facilities or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Term Facilities or any Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Parent that is not a Borrower or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Original Senior Secured Notes Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Parent that is not a Borrower or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3) Indebtedness or Disqualified Stock of the Parent or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xii) (A) Indebtedness, Disqualified Stock or Preferred Stock of the Parent or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or Investment; or (B) Indebtedness, Disqualified Stock or

Preferred Stock of Persons that are acquired by the Parent or any Restricted Subsidiary or merged into or consolidated or amalgamated with the Parent or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that in the case of paragraphs (A) and (B), after giving effect to such transaction, acquisition, merger, amalgamation or consolidation or Investment:

(1) the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock incurred under this sub-paragraph (1), together with any Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA at any time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this sub-paragraph (1) shall cease to be deemed incurred or outstanding for purposes of this sub-paragraph (1) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the paragraph (a) of this Section 1);

(2) either (w) the Parent would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, (x) the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, (y) the Parent would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the test Consolidated Total Debt Ratio set forth in the first paragraph of this covenant or (z) the Consolidated Total Debt Ratio or the Parent and its Restricted Subsidiaries is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment); or

(3) either (w) in the case of Indebtedness which is (or once incurred will be) included in the calculation of Consolidated First Lien Debt Ratio, the Consolidated First Lien Debt Ratio is no greater than either (I) 4.70 to 1.00 or (II) the Consolidated First Lien Debt Ratio immediately prior to such transaction, acquisition, merger, amalgamation, consolidation or Investment determined on a pro forma basis as of, at the option of the Parent, (A) the last day of the most recently ended period of four consecutive Financial Quarters or (B) the last day of the most recently ended period of the last 12 months, in each case, for which financial statements are internally available; or (x) in the case of Indebtedness which is (or once incurred will be) included in the calculation of the Consolidated Secured Debt Ratio and is secured by the Collateral on a junior lien basis to the Liens securing the Facilities, the Consolidated Secured Debt Ratio is no greater than either (I) 6.75 to 1.00 or (II) the Consolidated Secured Debt Ratio immediately prior to such acquisition, merger, amalgamation, consolidation or Investment determined on a pro forma basis as of, at the option of Parent, (A) the last day of the most recently ended period of four consecutive fiscal quarters or (B) the last day of the most recently ended period of the last twelve months, in each case, for which financial statements are internally available, (y) in the case of Indebtedness which is (or once incurred will be) included in the calculation of Consolidated Total Indebtedness but is not Consolidated Secured Indebtedness, either (I) the Consolidated Total Debt Ratio is no greater than either (aa) 6.75 to 1.00 or (bb) the Consolidated Total Debt Ratio immediately prior to such acquisition, merger, amalgamation or consolidation determined on a pro forma basis as of, at the option of the Parent, (A) the last day of the most recently ended period of four consecutive Financial Quarters or (B) the last day of the most recently ended period of the last 12 months, in each case, for which financial statements are internally available or (II) the Fixed Charge Coverage Ratio is no less than either (aa) 2.00 to 1.00 or (bb) the Fixed Charge Coverage Ratio immediately prior to such acquisition, merger, amalgamation or consolidation determined on a pro forma basis as of the last day of, at the option of the Parent, (A) the last day of the most recently ended period of four consecutive Financial Quarters or (B) the last day of the most recently ended period of the last 12 months, in each case, for which financial statements are internally available;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice;

(xiv) Indebtedness of the Parent or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xv) Indebtedness incurred pursuant to:

(A) any guarantee or co-issuance by the Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by such Restricted Subsidiary is permitted under the terms of this Agreement; or

(B) any guarantee or co-issuance by a Restricted Subsidiary of Indebtedness or other obligations of the Parent so long as the incurrence of such Indebtedness or other obligations by the Parent is permitted under or is not prohibited by the terms of this Agreement;

(xvi)

(A) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Parent or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Parent or any direct or indirect parent company of the Parent to the extent described in paragraph (b)(iv) of Section 2 (Limitation on Restricted Payments); and

(B) Indebtedness representing deferred compensation or similar arrangements (1) to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or (2) incurred in connection with any Investment or acquisition (by merger, consolidation, amalgamation or otherwise) or other transaction;

(xvii) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xviii)

(A) Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Parent and its Restricted Subsidiaries; and

(B) Indebtedness in respect of Bank Products;

(xix) Indebtedness incurred by the Parent or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business;

(xx) Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of:

(A) the financing of insurance premiums;

(B) take-or-pay obligations contained in supply arrangements; or

(C) obligations to reacquire assets or inventory in connection with customer financing arrangements,

in each case incurred in the ordinary course of business or consistent with past practice;

(xxi) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries of the Parent that are not Borrowers or Guarantors in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this paragraph (xxi), does not at any time outstanding exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA; it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this paragraph (xxi) shall cease to be deemed incurred or outstanding for purposes of this paragraph (xxi) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent or its Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this paragraph (xxi);

(xxii) Indebtedness of the Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business or consistent with past practice;

(xxiii) Indebtedness consisting of obligations of the Parent or any of its Restricted Subsidiaries under deferred purchase price, earn-outs or other arrangements incurred by such Person in connection with any acquisition permitted under this Agreement or any other Investment permitted under this Agreement;

(xxiv) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to any transaction permitted under this Agreement;

(xxv) Indebtedness or Disqualified Stock of the Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this paragraph (xxv), does not at any time outstanding exceed an amount equal to 200% of the Available RP Capacity Amount (determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this paragraph (xxv) shall cease to be deemed incurred or outstanding for purposes of this paragraph (xxv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this paragraph (xxv);

(xxvi) Indebtedness incurred by Parent or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the trustee in respect of the Original Senior Secured Notes at or promptly after the funding of such Indebtedness to satisfy and discharge the Original Senior Secured Notes or exercise the Original Senior Secured Notes Issuers’ legal defeasance or covenant option under and in accordance with the Original Senior Secured Notes Indenture; and

(xxvii) Indebtedness under local credit facilities in an aggregate principal amount not to exceed, at any time outstanding, the greater of (x) $75.0 million and (y) 15.0% of LTM EBITDA.

(c) For purposes of determining compliance with this Section 1:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in paragraphs (b)(i) through (xxvii) of this Section 1 or is entitled to be incurred pursuant to paragraph (a) of this Section 1, the Parent, in its sole discretion, may divide or classify, and may from time to time re-divide and re-classify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the paragraphs under paragraphs (a) and/or (b) of this Section 1; provided that all Facility B Loans in respect of Facility B Commitments outstanding on the Closing Date (excluding for the avoidance of doubt any Indebtedness under any Incremental Facility) shall be treated as incurred on the Closing Date under paragraph (b)(i)(A) of this Section 1 (and Parent shall not be permitted to reclassify all or a portion of such Indebtedness incurred on the Closing Date under the Facilities);

(ii) the Parent shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in paragraph (a) or (b) of this Section 1;

(iii) guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to paragraph (a) or any sub-paragraph of paragraph (b) of this Section 1 and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, Disqualified Stock or Preferred Stock, then such other Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(v) the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(vi) for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to the first or second paragraph above or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens”, the Parent may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder), including any portion of any committed amount of any Indebtedness of Persons that are acquired by the Person or any Restricted Subsidiary or merged into or consolidated or amalgamated with the Parent or a Restricted Subsidiary, which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied or, in the case of paragraph (b)(xii)(B) of this Section 1, is no worse in accordance with the terms thereof, with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder), shall be deemed to be permitted under this Section 1 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Parent revokes an election of a Reserved Indebtedness Amount.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 1. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of LTM EBITDA under this Section 1 is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing shall nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock shall be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred under this Agreement to refinance Indebtedness incurred pursuant to paragraphs (b)(i), (iii), (viii), (x)(B) and (xxi) of this Section 1 shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

(e) For purposes of determining compliance with any restriction, as applicable, on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock denominated in a given currency, the Currency Equivalent of the aggregate principal amount of Indebtedness or liquidation preference of Disqualified Stock or Preferred Stock denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, or, at the option of the Parent, first committed or first incurred or upon execution of the definitive documentation in respect thereof (whichever yields the lower Currency Equivalent); provided that:

(i) if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable currency denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such currency denominated restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount or liquidation preference of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference set forth in sub-paragraph (A) of the definition of “Refinancing Indebtedness”;

(ii) the Currency Equivalent of the aggregate principal amount of any such Indebtedness and the aggregate liquidation preference of any such Disqualified Stock or Preferred Stock outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and

(iii) if and for so long as any such Indebtedness, Disqualified Stock or Preferred Stock is subject to any Currency Agreement with respect to the currency in which such Indebtedness, Disqualified Stock or Preferred Stock is denominated covering principal amounts and interest payable on such Indebtedness or the liquidation preference and preferred equity returns on such Disqualified Stock or Preferred Stock, the amount of such Indebtedness, Disqualified Stock or Preferred Stock if denominated in a given currency will be the amount of the principal payment or the liquidation preference required to be made under such Currency Agreement and, otherwise, the Currency Equivalent of such amount plus the Currency Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(f) This Agreement shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by different collateral or issued or guaranteed by other obligors. Indebtedness incurred pursuant to this Section 1 (or pursuant to any other permission to incur Indebtedness under this Agreement), may be incurred by way of any Incremental Facility.

2. Limitation on Restricted Payments

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries, to directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Parent’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than (x) dividends, payments and distributions by the Parent payable solely in Equity Interests (other than Disqualified Stock) of the Parent or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or in Subordinated Shareholder Funding; or (y) dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent or any direct or indirect parent company of the Parent, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by a Person other than the Parent or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) Indebtedness permitted under paragraphs (b)(vi) and (vii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) above; or (y) the payment, redemption, purchase, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, purchase, repurchase, defeasance or acquisition or retirement;

(iv) make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v) make any Restricted Investment;

(all such payments and other actions set forth in paragraphs (i) through (v) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) in the case of a Restricted Payment under paragraphs (i), (ii) and (iv) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Payment under paragraphs (iii) and (v) above, no Event of Default described under paragraph (a), (b), (f) or (g) of Section 1 of Schedule 18 (Events of Default) shall have occurred and be continuing or would occur as a consequence thereof; and

(B) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by paragraphs (i) (without duplication) and (vi)(C) of paragraph (b) of this Section 2, but excluding all other Restricted Payments permitted by paragraph (b) of this Section 2), is less than the sum of (without duplication):

(1) the greater of (i) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period and including any predecessor of the Parent) from the beginning of the Financial Quarter in which the Closing Date occurs to the end of either, at the option of the Parent, (x) the Parent’s most recently ended Financial Quarter of (y) the Parent’s most recently ended month, in each case, for which internal financial statements are available at the time of such Restricted Payment; and (ii) the Cumulative Retained Excess Cash Flow Amount at the time of such Restricted Payment, provided that such amount shall not be less than zero; plus

(2) 100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by the Parent or its Restricted Subsidiaries after the Closing Date (other than Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to paragraph (b)(x)(A) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)) from the issue or sale of:

(i) Equity Interests or Subordinated Shareholder Funding of the Parent, including Treasury Capital Stock (as defined below), but excluding Net Cash Proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests or Subordinated Shareholder Funding of the Parent to any future, present or former employees, directors, officers, managers, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any direct or indirect parent company of the Parent or any of the Parent’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with paragraph (b)(iv) of this Section 2; and

(y) Designated Preferred Stock; and

(ii) to the extent such Net Cash Proceeds, marketable securities or other property are actually contributed to the Parent or any of its Restricted Subsidiaries, Equity Interests of the Parent or any of the Parent’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with paragraph (b)(iv) of this Section 2); or

(iii) Indebtedness of the Parent or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests or Subordinated Shareholder Funding of the Parent or a parent company of the Parent, provided that this paragraph (2) shall not include the proceeds from:

(w) Refunding Capital Stock applied in accordance with paragraph (b)(ii) of this Section 2;

(x) Equity Interests or convertible debt securities of the Parent or a Restricted Subsidiary sold to a Restricted Subsidiary or to the Parent;

(y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; or

(z) Excluded Contributions; plus

(3) 100% of the aggregate amount of Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Parent or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Parent or a Restricted Subsidiary contributed to the Parent or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Parent or a Restricted Subsidiary through consolidation, amalgamation or merger following the Closing Date, (other than (i) Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to paragraph (b)(x)(A) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), (ii) contributions by a Restricted Subsidiary or the Parent and (iii) any Excluded Contributions); plus

(4) 100% of the aggregate amount received in Cash Equivalents and the fair market value of marketable securities or other property received by the Parent or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Parent or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent or its Restricted Subsidiaries, in each case after the Closing Date; or

(ii) the issuance, sale or other disposition (other than to the Parent or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution (other than an Excluded Contribution) from, an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Parent or a Restricted Subsidiary pursuant to paragraph (b)(vii) of this Section 2 or to the extent such Investment constituted a Permitted Investment, but including such Cash Equivalents and fair market value to the extent exceeding the amount of such Investment), in each case, after the Closing Date; or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment or an Investment classified as a Restricted Payment subject to a dollar-denominated or Ratio-based Basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus

(5) in the case of the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary after the Closing Date, the fair market value (as determined by the Parent in good faith) of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent or a Restricted Subsidiary pursuant to paragraph (b)(vii) of this Section 2 hereof or to the extent such Investment constituted a Permitted Investment made after the Closing Date, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of fair market value; plus

(6) the aggregate amount of Declined Proceeds since the Closing Date; plus

(7) the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA.

(b) Paragraph (a) above shall not prohibit any of the following (collectively, “Permitted Payments”):

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)

(A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, Subordinated Shareholder Funding or Subordinated Indebtedness of the Parent or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Parent, in exchange for, or in an amount not to exceed the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of Equity Interests or Subordinated Shareholder Funding of the Parent or any direct or indirect parent company of the Parent to the extent contributed to the Parent (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Parent or to an employee stock ownership plan or any trust established by the Parent or any of its Subsidiaries) of Refunding Capital Stock; and

(C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under paragraphs (b)(vi)(A) or (vi)(B) of this Section 2, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (1) Subordinated Indebtedness of a Borrower or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, new Indebtedness of a Borrower or a Guarantor or Disqualified Stock of a Borrower or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (2) Disqualified Stock of a Borrower

or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of Disqualified Stock of a Borrower or a Guarantor made within 120 days of such issuance of Disqualified Stock, that, in each case, is incurred or issued, as applicable, in compliance with Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) paid on the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Facilities or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the latest Termination Date of the Facilities); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the latest Termination Date of the Facilities);

(iv) Restricted Payments to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent company of the Parent held by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any employee, director, officer, manager, member, partner, independent contractor or consultant equity plan or stock option plan or any other employee, director, officer, manager, member, partner, independent contractor or consultant benefit plan or agreement, or any equity subscription or equityholder agreement or any termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Parent or any direct or indirect parent company of the Parent in connection with such repurchase, retirement or other acquisition), including any Equity Interest received or rolled over by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent, any of its Subsidiaries or any direct or indirect parent company of the Parent in connection with the Transactions or any other transaction; provided that the aggregate amount of Restricted Payments made under this paragraph (iv) does not exceed in any calendar year an amount equal to the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA in any calendar year); provided further, that such amount in any calendar year under this paragraph may be increased by an amount not to exceed:

(A) the cash proceeds from the sale or issuance of Equity Interests (other than Disqualified Stock and other than to a Restricted Subsidiary) or Subordinated Shareholder Funding of the Parent and, to the extent contributed to the Parent or its Subsidiaries, the cash proceeds from the sale or issuance of Equity Interests or Subordinated Shareholder Funding of any of the Parent’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale or issuance of such Equity Interests or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of paragraph (a)(B) of this Section 2; plus

(B) the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of its Subsidiaries or any of its direct or indirect parent companies that are foregone in exchange for the receipt of Equity Interests of the Parent or any of its direct or indirect parent companies pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C) the cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries (or any direct or indirect parent company of the Parent to the extent contributed to the Parent or one of its Subsidiaries) after the Closing Date; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in sub-paragraphs (iv)(A), (B) and (C);

provided that the Parent may elect to apply all or any portion of the aggregate increase contemplated by sub-paragraphs (iv)(A), (B) and (C) in any calendar year; and provided further that (i) cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of the Parent’s direct or indirect parent companies or any of the Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Parent or any of its direct or indirect parent companies and (ii) the repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon or in connection with the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of sub-paragraphs (i) and (ii), shall not be deemed to constitute a Restricted Payment for purposes of this Section 2 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(vi)

(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Parent after the Closing Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Parent, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Closing Date; provided that the amount of dividends paid pursuant to this sub-paragraph (B) shall not exceed the aggregate amount of cash actually contributed to the Parent from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to paragraph (b)(ii) of this Section 2;

provided, in the case of each of paragraph (vi)(A) and (C), that for, at the option of the Parent, (i) the most recently ended four full Financial Quarters or (ii) the most recently ended 12 months, in each case, for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Parent could incur $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) above;

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of Cash Equivalents or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this paragraph (vii) is made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this paragraph (vii);

(viii) payments made or expected to be made by the Parent or any Restricted Subsidiary in respect of withholding or similar taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, member of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent or any Restricted Subsidiary or any direct or indirect parent company of the Parent and any repurchases or withholdings of Equity Interests in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar equity-based awards or payments in lieu of the issuance of fractional Equity Interests with respect to stock options, warrants, restricted stock units or similar equity-based awards;

(ix) Restricted Payments in an amount not to exceed the sum of:

(A) up to 7% per annum of the amount of Net Cash Proceeds from any Equity Offering received by or contributed to the Parent or any of its Restricted Subsidiaries; and

(B) an aggregate amount per annum not to exceed 7% of the greater of Market Capitalization;

(x) Restricted Payments that are made (a) in an amount that does not exceed the aggregate amount of Excluded Contributions received following the Closing Date or (b) without duplication with sub-paragraph (a) above, in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi)

(A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this paragraph (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (x) $150.0 million and (y) 35.0% of LTM EBITDA at such time (in the case of a Restricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments); provided, however, that if any Restricted Payment pursuant to this paragraph (xi)(A) consists of an Investment made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this paragraph (xi)(A); and

(B) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Debt Ratio shall be no greater than 5.25 to 1.00;

(xii) distributions or payments of Securitization Fees;

(xiii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed in connection with the Transactions (including dividends or distributions to any direct or indirect parent company of the Parent to permit payment by such parent company of such amounts), including the settlement of claims or actions in connection with the Transactions or to satisfy indemnity or other similar obligations or any other earnouts, purchase price adjustments, working capital adjustments or any other payments under the Merger Agreement;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or Preferred Stock pursuant to the provisions similar to those described under Clause 12.1 (Change of Control) and Section 5 (Asset Sales), but only if (and to the extent required) the Parent shall have first complied with the terms of Clause 12.1 (Change of Control) or Section 5 (Asset Sales) below; as applicable, and prepaid all relevant amounts pursuant to that Clause 12.1 (Change of Control) or Section 5 (Asset Sales) below, as applicable, prior to repurchasing, redeeming, acquiring or retiring for value such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(xv) the declaration and payment of dividends or distributions by the Parent to, or the making of loans to, any direct or indirect parent entity of the Parent or any other Restricted Payment in amounts required for any direct or indirect parent entity of the Parent to pay, in each case without duplication:

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(B) salary, bonus, severance, indemnity and other benefits payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of any direct or indirect parent company of the Parent to the extent such salaries, bonuses, severance, indemnity and other benefits are attributable to the ownership or operation of the Parent and its Restricted Subsidiaries;

(C) general organizational, operating, administrative, compliance, overhead, insurance and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters) and any costs, expenses and liabilities incurred in connection with any litigation or arbitration attributable to the ownership or operations of the Parent or its Restricted Subsidiaries and Public Company Costs;

(D) fees and expenses related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction (whether or not successful) of such parent entity; provided that any such transaction was in the good faith judgment of the Parent intended to be for the benefit of the Parent and its Restricted Subsidiaries;

(E) amounts payable pursuant to the Support and Services Agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Parent to the Lenders when taken as a whole, as compared to the Support and Services Agreement as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Parent or its Subsidiaries;

(F) (i) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Parent or any direct or indirect parent company of the Parent and any dividend, split or combination thereof or any transaction permitted under this Agreement and (ii) any conversion request by a holder of convertible Indebtedness and cash payments in lieu of fractional shares or interests in connection with any such conversion and payments on convertible Indebtedness in accordance with its terms;

(G) to finance Investments that would otherwise be permitted to be made pursuant to this Section 2 if made by the Parent or its Restricted Subsidiaries; provided that (1) such Restricted Payment shall be made within 180 days of the closing of such Investment; (2) such direct or indirect parent company shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Parent or its Restricted Subsidiaries or (y) the merger, consolidation or amalgamation of the Person formed or acquired into the Parent or its Restricted Subsidiaries (to the extent not prohibited by Section 7 (Merger, Consolidation or Sale of All or Substantially All Assets) below) in order to consummate such Investment; (3) any property received by Parent shall not increase amounts available for Restricted Payments pursuant to paragraph (a)(B) of this Section 2; and (4) such Investment shall be deemed to be made by Parent or such Restricted Subsidiary pursuant to another provision of this Section 2 (other than pursuant to paragraph (b)(x) of this Section 2) or pursuant to the definition of “Permitted Investments” (other than paragraph (a) thereof);

(H) amounts that would be permitted to be paid by the Parent or its Restricted Subsidiaries under paragraphs (b)(iii), (iv), (viii), (ix), (xiii) and (xiv) of Section 6 (Transactions with Affiliates) below; provided that the amount of any dividend or distribution under this paragraph (xv)(H) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Parent to the extent, if any, that such payment would have reduced Consolidated Net Income of the Parent if such payment had been made directly by the Parent and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this paragraph (xv)(H) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Parent, in each case, in the period such payment is made;

(I) amounts in respect of Indebtedness of such direct or indirect parent company of the Parent which is guaranteed by the Parent or a Restricted Subsidiary; and

(J) to finance Investments in Skrill USA and its subsidiaries, including for purposes of funding Skrill USA’s operations and capital expenditures pending the consummation of the acquisition of Skrill USA pursuant to the Skrill USA Acquisition Agreement.

(xvi) the distribution, by dividend or otherwise, or other transfer of Capital Stock of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Parent or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents received as an Investment from the Parent or a Restricted Subsidiary;

(xvii) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, merger or transfer of assets that complies with, or is not prohibited by, Section 7 (Merger, Consolidation or Sale of All or Substantially All Assets);

(xix) the repurchase, redemption or other acquisition of Equity Interests of the Parent or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent or any Restricted Subsidiary, in each case, permitted under this Agreement; and

(xx) payments by the Parent to any direct or indirect parent of the Parent for any taxable period in which the Parent and/or any of its Subsidiaries is a member of a consolidated, combined or similar national, regional or local income or similar tax group that includes the Parent and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Parent, to the extent such income or similar Taxes are attributable to the income of the Parent and/or its Restricted Subsidiaries and, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries, to pay the portion of such national, regional and/or local income or similar Taxes (as applicable) that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Parent and/or its applicable Subsidiaries; provided that in each case the amount of such payments in respect of any taxable year does not exceed the amount that the Parent and/or its applicable Restricted Subsidiaries (and, to the extent permitted above, its applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant national, regional or local income or similar Taxes for such taxable year had the Parent and/or its applicable Subsidiaries (including its Unrestricted Subsidiaries to the extent described above), as applicable, paid such Taxes separately from any such parent company, provided that at the time of and after giving effect to, (x) any Restricted Payment other than a Restricted Investment permitted under paragraph (b)(xi)(B) of this Section 2, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof or (y) any Restricted Investment permitted under paragraph (b)(xi)(B) of this Section 2, no Event of Default under sub-paragraphs (a), (b) or (f) of Section of Schedule 18 (Events of Default) shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 2, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of paragraphs (b)(i) through (xx) of this Section 2 and/or one or more of the paragraphs contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to paragraph (a) of this Section 2, the Parent shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such paragraphs (b)(i) through (xx) of this Section 2 and such paragraph (a) of this Section 2 and/or one or more of the paragraphs contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 2.

(d) The Parent shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 2 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

(e) For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of Parent or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement.

3. Liens

(a) The Parent shall not, and shall not permit any Obligor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of any Borrower or any Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(i) in the case of Subject Liens on any Collateral, the Facilities and the Guarantees are secured by a Lien on such asset, property, income or profits that is senior in priority to such Subject Lien; and

(ii) in all other cases, the Facilities and the Guarantees are equally and ratably secured.

(b) Any Lien created for the benefit of the Lenders pursuant to paragraph (a)(ii) of this Section 3 shall be deemed automatically and unconditionally released and discharged upon (i) the release and discharge of the Subject Lien that gave rise to the obligation to secure the Facilities and/or (ii) otherwise as set forth in any of the Secured Debt Documents.

(c) In addition, the Parent may, at its option and without consent from any Secured Party, elect to release and discharge any Lien created for the benefit of the Lenders pursuant to paragraph (a)(i) or (a)(ii) of this Section 3 in respect of such Subject Lien.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

4. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries that is not a Borrower or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Borrower or a Guarantor to:

(i) (A) pay dividends or make any other distributions to any Borrower or any Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or (B) pay any Indebtedness owed to any Borrower or any Guarantor;

(ii) make loans or advances to any Borrower or any Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to any Borrower or any Guarantor.

(b) Paragraph (a) above shall not apply to encumbrances or restrictions existing under or by reason of:

(i) (A) the Debt Documents; or (B) any other agreement or instrument, in each case, in effect at or entered into on the date of this Agreement or on the Closing Date;

(ii) Purchase Money Obligations and Financing Lease Obligations that impose restrictions of the nature described in paragraph (a)(iii) above on the property so purchased, leased, expanded, constructed, developed, installed, replaced, relocated, renewed, maintained, upgraded, repaired or improved;

(iii) applicable law or any applicable rule, regulation or order;

(iv) (A) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof); and (B) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Parent or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Parent or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(v) contracts for the sale or disposition of assets, including sale-leaseback agreements, including customary restrictions with respect to a Subsidiary of the Parent pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(vi) Indebtedness otherwise permitted to be incurred pursuant to Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) and Section 3 (Liens), that limits the right of the debtor to dispose of or incur Liens on the assets securing such Indebtedness;

(vii) restrictions on Cash Equivalents or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or arising in connection with any Permitted Liens;

(viii) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not a Borrower or a Guarantor permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) above;

(ix) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(x) provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with industry practices or that in the judgment of the Parent would not materially impair the Borrowers’ ability to make payments on the Utilisations made to them under this Agreement when due;

(xi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice, provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary or the assignment of any license or sub-license agreement;

(xiii) provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(xiv) restrictions arising in connection with cash or other deposits permitted under Section 3 (Liens);

(xv) any agreement or instrument relating to any Indebtedness, Disqualified or Preferred Stock permitted to be incurred, assumed or issued subsequent to the Closing Date pursuant to, or that is not prohibited by, Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) above if either:

(A) the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Parent);

(B) the encumbrances and restrictions are not materially more restrictive, taken as whole, with respect to such Restricted Subsidiaries, than the restrictions or encumbrances (x) contained in any Debt Document as of the Closing Date or (y) otherwise in effect on the Closing Date; or

(C) either (x) the Parent determines that such encumbrance or restriction will not materially impair the Borrowers’ ability to make principal and interest payments on the Utilisations made to them under this Agreement as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xvi) restrictions created in connection with any Qualified Securitization Facility; and

(xvii) any encumbrances or restrictions of the type referred to in paragraphs (a)(i), (ii) and (iii) of this Section 4, imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in paragraphs (b)(i) through (xvi) of this Section 4, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c) For purposes of determining compliance with this Section 4, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (y) the subordination of (including the application of any standstill requirements to) loans and advances made to the Parent or a Restricted Subsidiary to other Indebtedness incurred by the Parent or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

5. Asset Sales

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Parent or such Restricted Subsidiary, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sale) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Parent at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, with respect to any Asset Sale in excess of the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis), received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) the greater of the principal amount and the carrying value of any liabilities (as reflected on the Parent’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Parent) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Facilities (other than intercompany liabilities owing to a Restricted Subsidiary being disposed of), that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the Parent or such Restricted Subsidiary from such liabilities or (ii) otherwise cancelled or terminated in connection with the transaction;

(B) any securities, notes or other obligations or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Parent acting in good faith to be converted by the Parent or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received or expected to be received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this sub-paragraph (C) that is at that time outstanding, not to exceed the greater of (x) $110.0 million and (y) 25.0% of LTM EBITDA (net of any non-cash consideration converted into Cash Equivalents) at the time of the receipt of such Designated Non-cash Consideration (or, at the Parent’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 18 months after the later of (x) the date of any Asset Sale of Collateral pursuant to the foregoing paragraph and (y) the receipt of any Net Proceeds of such Asset Sale of Collateral, the Parent or such Restricted Subsidiary, at its option, may apply an amount not to exceed the Applicable Asset Sale Percentage of the Net Proceeds from such Asset Sale of Collateral (the “Applicable Proceeds”):

(i) to reduce or offer to reduce Indebtedness (through a redemption, prepayment, repayment or purchase, as applicable) as follows:

(A) Obligations under this Agreement;

(B) Obligations under any Pari Passu Indebtedness (other than the Obligations under this Agreement) and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility or any revolving facility used for working capital purposes), to correspondingly reduce commitments with respect thereto; provided that if the Parent or any Restricted Subsidiary shall so reduce any Pari Passu Indebtedness (other than the Obligations under this Agreement), the Parent or such Restricted Subsidiary will either (a) reduce the Term Loans on a pro rata basis with such other Pari Passu Indebtedness, by at its option, (x) prepaying the Term Loans pursuant to Clause 11.4 (Voluntary prepayment of Facility B) or Clause 11.6 (Voluntary prepayment of Incremental Facility Term Loans) (as applicable) or (y) through a Debt Purchase Transaction entered into in accordance with Clause 29.14 (Debt Purchase Transactions) or (b) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to each Lender under a Term Facility to prepay outstanding Term Loans (and only to the extent any Term Loans are outstanding) held by any such Lender on a ratable basis with such other Pari Passu Indebtedness for no less than 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon up to principal amount of Term Loans to be prepaid;

(C) Obligations of a Restricted Subsidiary that is not an Obligor, other than Indebtedness owed to the Parent or any Restricted Subsidiary; or

(D) to the extent such Applicable Proceeds are from an Asset Sale of property or assets of a Restricted Subsidiary that is not an Obligor or of property or assets not constituting Collateral, Obligations of an Obligor other than Subordinated Indebtedness and other than Indebtedness owed to the Parent or any Restricted Subsidiary and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility or any revolving credit facility used for working capital purposes), to correspondingly reduce commitments with respect thereto;

provided that to the extent the Parent or any Restricted Subsidiary makes an offer to redeem, prepay, repay or purchase any amount of Obligations pursuant to any of the foregoing paragraphs (A) to (E) at a price of no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offering, the Parent and the Restricted Subsidiaries will be deemed to have applied an amount of the Applicable Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Excess Proceeds (and such amount shall be deemed to be Declined Proceeds); or

(ii) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Parent or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other properties or assets that, in each of (A), (B) and (C), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Parent may elect to deem Investments, capital expenditures or acquisitions within the scope of the foregoing paragraphs (A), (B) or (C), as applicable, that occur prior to the receipt of the Applicable Proceeds to have been made in accordance with this paragraph (ii) so long as such deemed Investments, capital expenditures or acquisitions shall have been made no earlier than the earliest of (x) the notice of such Asset Sale to the Agent, (y) the execution of a definitive agreement relating to such Asset Sale or (z) the consummation of such Asset Sale; or

(iii) any combination of the foregoing;

provided that a binding commitment or letter of intent entered into not later than the end of such 18-month period shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as the Parent or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds shall be applied to satisfy such commitment or letter of intent within six months of the end of such 18-month period (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Applicable Proceeds are applied in connection therewith, the Parent or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within six months of such cancellation or termination; provided further, that if any Second Commitment is later cancelled or terminated for any reason before such Applicable Proceeds are applied, then such Applicable Proceeds shall constitute Excess Proceeds.

(c) Notwithstanding any other provisions of this Section 5, (i) to the extent that the application of any or all of the Applicable Proceeds of any Asset Sale by the Parent or a Subsidiary is (x) prohibited or delayed by or would violate or conflict with applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated under applicable local law (including for the avoidance of doubt restrictions, prohibitions or impediments relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming and/or cross-streaming of Cash Equivalents intra-group and relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of the Parent and/or any of its Subsidiaries) or would conflict with the fiduciary and/or statutory duties of such Subsidiary’s directors (or equivalent Persons), or (B) would result in, or could reasonably be expected to result in, a risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Subsidiary, an amount equal to the portion of such Applicable Proceeds so affected shall not be required to be applied in compliance with this Section 5, and such amounts may be retained by the Parent or the applicable Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Applicable Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Applicable Proceeds so permitted to be repatriated shall be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 5 and (ii) to the extent that the Parent has determined in good faith that repatriation of any or all of the Applicable Proceeds of any Asset Sale could have a material adverse tax or cost consequence with respect to such Applicable Proceeds (which, for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Parent, any Restricted Subsidiary or any of their respective Affiliates and/or their equityholders would incur a tax liability, including as a result of a tax dividend, a deemed dividend pursuant to Code Section 956 or a withholding tax), the Applicable Proceeds so affected may be retained by the Parent or the applicable Subsidiary and an amount equal to such Applicable Proceeds shall not be required to be applied in compliance with this Section 5. The non-application of any prepayment amounts as a consequence of the foregoing provisions shall not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Agreement shall be construed to require the Parent or any Subsidiary to repatriate cash.

(d) Any Applicable Proceeds (other than any amounts excluded from this covenant as set forth in paragraph (c) of this Section 5) that are not invested or applied as provided and within the time period set forth in paragraph (b) of this Section 5 will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to the Lenders pursuant to paragraph (b)(i)(B) of this Section 5 shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Lenders and any amount of Applicable Proceeds offered to Lenders pursuant to paragraph (b)(i)(B) of this Section 5 that are not accepted shall be deemed to be Declined Proceeds. When the aggregate amount of Excess Proceeds exceeds the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (the “Excess Proceeds Threshold”), the Parent shall make an offer (an “Asset Sale Offer”) to each Lender under each Term Facility; and if required or permitted by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness, to prepay outstanding Term Facilities (and only to the extent any Term Facilities are outstanding) held by any such Lender at par, and to purchase the maximum aggregate principal amount (or accreted value, as applicable) of any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness.

(e) The Parent shall commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering to the Agent the notice required pursuant to the terms of this Agreement. The Parent may satisfy the foregoing obligations with respect to any Applicable Proceeds by making an Asset Sale Offer with respect to such Applicable Proceeds prior to the time period that may be required by this Agreement with respect to all or a part of the available Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Agreement (an “Advance Offer”).

(f) To the extent that the aggregate amount (or accreted value, if applicable) of outstanding Term Loans prepaid and such other Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion) (the “Declined Proceeds”), the Parent may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) for any purposes not otherwise prohibited under this Agreement.

(g) If the aggregate principal amount (or accreted value, if applicable) of Term Loans elected to be repaid or other Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the relevant Borrower or the Parent shall repay the Term Loans and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Term Loans offered to be repaid or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Term Loans to be repaid or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Parent may, at its option, make an Asset Sale Offer using Applicable Proceeds at any time after the consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer (or Advance Offer), any remaining Applicable Proceeds shall not be deemed Excess Proceeds and the Parent may use such Applicable Proceeds for any purpose not otherwise prohibited under this Agreement.

(h) Pending the final application of the amount of any Applicable Proceeds pursuant to this Section 5, the Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness, or otherwise use such Applicable Proceeds in any manner not prohibited by this Agreement.

6. Transactions with Affiliates

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA at such time, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Parent or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA at such time, the terms of such transaction have been approved by a majority of the members of the Board of the Parent or any direct or indirect parent of the Parent. Any Affiliate Transaction shall be deemed to have satisfied the requirements of paragraph (a)(ii) of this Section 6 if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Parent or any direct or indirect parent of the Parent, if any.

(b) Paragraph (a) above shall not apply to:

(i) (A) transactions between or among the Parent or any of its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger, amalgamation or consolidation of the Parent into any direct or indirect parent company, provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Agreement;

(ii) Restricted Payments permitted by Section 2 (Limitation on Restricted Payments) above (including any transaction specifically excluded from the definition of

“Restricted Payments”) (other than pursuant to paragraphs (b)(xiii) and (xv)(H) of Section 2 (Limitation on Restricted Payments) above) and Permitted Investments;

(iii) (A) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public equity offering) pursuant to the Support and Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Parent to the Lenders when taken as a whole, as compared to the Support and Services Agreement as in effect immediately prior to such amendment or replacement and (B) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors;

(iv) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including in connection with the Transactions;

(v) transactions in which the Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Closing Date, or any amendment or replacement thereto (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Parent to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Closing Date);

(vii) any Intercompany License Agreements;

(viii) the existence of, or the performance by the Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Parent) is a party as of the Closing Date and any similar agreements which it (or any parent company of the Parent) may enter into thereafter; provided that the existence of, or the performance by the Parent or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this paragraph (viii) to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, materially disadvantageous in the good faith judgment of the Parent to the Lenders than those in effect on the Closing Date;

(ix) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Agreement which are fair to the Parent and its Restricted Subsidiaries, in the reasonable determination of the Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) the issuance or transfer of (A) Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Parent to any direct or indirect parent company of the Parent or to any Permitted Holder or to any employee, director, officer, manager, member, partner or consultants (or their respective Affiliates or Immediate Family Members) of the Parent, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and (B) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xii) sales of accounts receivable, or participations therein, or Securitization Assets or related assets, or other transactions, in connection with any Qualified Securitization Facility;

(xiii) payments by the Parent or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or financing transactions which payments are approved by the Parent in good faith;

(xiv) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Parent and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, member, partner or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Parent in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Parent in good faith;

(xv) (A) investments by Affiliates in securities or loans or other Indebtedness of the Parent or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Parent or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans or other Indebtedness of the Parent or any of its Restricted Subsidiaries contemplated in the foregoing sub-paragraph (A) or that were acquired from Persons other than the Parent and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xvi) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);

(xvii) payments by the Parent (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to, or the entry into, tax sharing agreements among the Parent (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under paragraph (b)(xx) of Section 2 (Limitation on Restricted Payments) above;

(xviii) any lease entered into between the Parent or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent, as lessor, which is approved by the Parent in good faith;

(xix) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xx) the payment of all reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Parent or any direct or indirect parent thereof pursuant to any equityholders, registration rights or similar agreements;

(xxi) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(xxii) Permitted Intercompany Activities and related transactions;

(xxiii) (A) any transactions with a Person which would constitute an Affiliate Transaction solely because the Parent or its Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person or (B) transactions with a Person which would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Parent or any direct or indirect parent company; provided that such director abstains from voting as a director of the Parent or such direct or indirect parent company, as the case may be, on any matter including such other Person;

(xxiv) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(xxv) the Debt Documents;

(xxvi) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of “Subordinated Shareholder Funding”;

(xxvii) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of a disposition made in accordance with or not prohibited by this Agreement; and

(xxviii) transactions with Skrill USA pending the consummation of the Skrill USA Acquisition Agreement.

If the Parent or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Parent of an interest in all or portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Parent or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Parent of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Parent or a Restricted Subsidiary to be deemed an Affiliate Transaction).

7. Merger, Consolidation or Sale of All or Substantially All Assets

(a) Neither the Parent nor any Original Senior Secured Notes Issuer may consolidate or merge with or into or wind up into (whether or not the Parent or an Original Senior Secured Notes Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)

(A) the Parent or such Original Senior Secured Notes Issuer is the surviving Person, or

(B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent or such Original Senior Secured Notes Issuer as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Company”), (1) expressly assumes, in the case of the Parent, all the obligations of the Parent under this Agreement and the related Guarantee, or in the case of an Original Senior Secured Notes Issuer, all of the obligations of the relevant Original Senior Secured Notes Issuer under this Agreement, in each case, pursuant to a confirmation of the same addressed to the Agent (if already an Obligor) and an Accession Deed (if not already an Obligor) and (2) is a Person organized or existing under the laws of a member country of the Organization for Economic Cooperation and Development (or any successor), the United Kingdom, Luxembourg, any member of the

European Union, the Cayman Islands or the United States, any state thereof, the District of Columbia, or any, territory thereof;

(ii) immediately after such transaction, no Event of Default exists;

(iii) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable consecutive 12 month period:

(A) the Parent or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock); or

(B) either (x) the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be equal to or greater than the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Parent and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be equal to or less than the Consolidated Total Debt Ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction;

(iv) the Parent or, if applicable, the Successor Company shall have delivered to the Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement; and

(v) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Parent or an Original Senior Secured Notes Issuer, as applicable, are assets of the type which would constitute Collateral under the Security Documents in accordance with the Agreed Security Principles, the Parent, such Original Senior Secured Notes Issuer or the Successor Company, as applicable, shall take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in accordance with the Finance Documents (including the Agreed Security Principles).

(b) The Successor Company shall succeed to, and be substituted for, the Parent or the relevant Original Senior Secured Notes Issuer, as the case may be, under this Agreement and the Guarantees thereof, as applicable, and the Parent or the relevant Original Senior Secured Notes Issuer, as applicable, shall automatically be released and discharged from their respective obligations under the Finance Documents, any applicable Security Documents and the other Debt Documents, as applicable.

(c) Notwithstanding paragraphs (a)(ii) and (iii) above:

(i) the Parent may consolidate or amalgamate with or merge with or into or wind up into, or sell, assign, or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to an Original Senior Secured Notes Issuer or a Guarantor;

(ii) any Original Senior Secured Notes Issuer may consolidate or amalgamate with or merge with or into wind up into, or sell, assign, or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Original Senior Secured Noted Issuer or a Guarantor;

(iii) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or wind up into, or sell, assign, or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to an Original Senior Secured Notes Issuer or a Guarantor; and

(iv) any Original Senior Secured Notes Issuer may consolidate or amalgamate with or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its assets to an Affiliate of the Parent or an Original Senior Secured Notes Issuer solely for the purpose of reorganizing the Parent or the relevant Original Senior Secured Notes Issuer in any other jurisdiction so long as the amount of Indebtedness of the Parent and its Restricted Subsidiaries is not increased thereby.

(d) Unless otherwise permitted by Clause 30 (Changes to the Obligors) or the Intercreditor Agreement, no Guarantor shall, and the Parent shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A)(1) such Guarantor is the surviving Person or (2) the Person formed by or surviving any such consolidation or merger or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Person”) expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s related Guarantee pursuant to a confirmation of the same addressed to the Agent, or such other applicable documents or instruments; and (B) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Transaction Security Documents in accordance with the Agreed Security Principles, such Guarantor or the Successor Person shall take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Transaction Security Documents in the manner and to the extent required in accordance with the Finance Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Agreed Security Principles; or

(ii) the transaction is not prohibited by paragraph (a) of Section 5 (Asset Sales); or

(iii) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(e) Unless otherwise permitted by Clause 30 (Changes to the Obligors) or the Intercreditor Agreement, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under this Agreement and such Guarantor’s Guarantee.

(f) Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or dispose of all or part of its properties and assets to a Guarantor or the Parent or an Original Senior Secured Notes Issuer (or a Restricted Subsidiary that is not a Guarantor if that Restricted Subsidiary becomes a Guarantor), (2) consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to an Affiliate of the Parent solely for the purpose of reorganizing the Guarantor in another jurisdiction, (3) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Guarantor or (4) liquidate, wind up or dissolve or change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent, in each case, without regard to the requirements set forth in paragraph (d) of this Section 7.

(g) Notwithstanding anything to the contrary in this Section 7, the Parent may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor. Notwithstanding the foregoing, paragraph (a) above will not apply with respect to the sale, assignment, transfer, lease, conveyance or other disposition of substantially all property or assets of the Parent if such sale, assignment, transfer, lease, conveyance or other disposition also constitutes a Change of Control in respect of which a Change of Control Notice (as defined in paragraph (b) of Clause 12.1 (Change of Control)) has been delivered by the Parent.

8. Suspension of Covenants

(a) If on any date following the Closing Date, (i) the outstanding Term Loans have achieved an Investment Grade Rating from either of the Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing sub-paragraphs (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then, beginning on that day and continuing until the Reversion Date, the covenants set out in the following Sections of this Schedule 17 shall not apply (together, the “Suspended Covenants”):

(i) Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(ii) Section 2 (Limitation on Restricted Payments);

(iii) Section 4 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

(iv) Section 5 (Asset Sales);

(v) Section 6 (Transactions with Affiliates); and

(vi) paragraphs (a)(iii) and (d) of Section 7 (Merger, Consolidation or Sale of All or Substantially All Assets).

(b) During any period that the foregoing covenants have been suspended, the Parent may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c) In the event that the Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Term Loans no longer have an Investment Grade Rating or the Rating Agency withdraws its Investment Grade Rating or downgrade the rating assigned to the Term Loans below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency), then the Parent and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Agreement with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Agreement as the “Suspension Period.” The Guarantees of the Guarantors shall be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, the Parent and its Restricted Subsidiaries shall be entitled to incur Liens to the extent provided for under Section 3 (Liens) above (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 3 (Liens) above and the definition of “Permitted Liens” and for no other covenant).

(e) Notwithstanding the foregoing, in the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Parent or any of its Restricted Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under this Agreement, and no Default or Event of Default shall be deemed to exist or have occurred as a result of any failure by the Parent or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments shall be calculated as though Section 2 (Limitation on Restricted Payments) above had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (ii) all Indebtedness incurred or committed, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) shall be classified to have been incurred or issued pursuant to paragraph (ii)(B) of paragraph (b) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) above; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to paragraph (b)(vi) of Section 6 (Transactions with Affiliates) above; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Borrower or a Guarantor to take any action described in paragraphs (a)(i) through (iii) of Section 4 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) above that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to paragraph (b)(i) of Section 4 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) above; (v) [reserved]; and (vi) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) shall be classified to have been made under paragraph (e) of the definition of “Permitted Investments”.

(f) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind shall be deemed to exist under this Agreement with respect to the Suspended Covenants, and none of the Parent or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Parent and each Restricted Subsidiary shall be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(g) The Agent shall have no duty to (i) ascertain whether a Covenant Suspension Event or Reversion Date has occurred or (ii) notify the Lenders of any of the foregoing.

9. Additional Intercreditor Agreements

(a) At the written request of the Parent or an Original Senior Secured Notes Issuer, in connection with the incurrence of any Indebtedness by the Parent or any of its Restricted Subsidiaries that is permitted to share in the Collateral (and which the Parent elects shall share in the Collateral), the Agent and the Security Agent shall enter into with the Parent and the relevant Restricted Subsidiaries and the holders of such Indebtedness (or their duly authorized representatives) one or more intercreditor agreements or deeds (including a restatement, replacement, amendment or other modification of the Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms that are not materially less favourable to the Lenders) and substantially similar as applies to sharing of the proceeds of security and enforcement of security, priority and release of security; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or Security Agent or adversely affect the personal rights, protections, duties, liabilities, indemnifications or immunities of the Agent or the Security Agent under this Agreement or the Intercreditor Agreement.

(b) In connection with the foregoing, the Parent or an Original Senior Secured Notes Issuer shall furnish to the Agent and the Security Agent such documentation in relation thereto as they may reasonably require. As used in this Agreement, a reference to the Intercreditor Agreement will also include any Additional Intercreditor Agreement.

(c) In relation to the Intercreditor Agreement, the Agent shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Facilities thereby; provided that such transaction would comply with Section 2 (Limitation on Restricted Payments) above.

(d) Subject to paragraphs (b)(iii) and (b)(iv) of Clause 40.2 (Exceptions), at the written direction of the Parent and without the consent of the Lenders, the Agent and the Security

Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to:

(i) cure any ambiguity, omission, defect or inconsistency of any such agreement;

(ii) increase the amount or types of Indebtedness covered by any such Intercreditor Agreement that may be incurred by the Parent or its Restricted Subsidiaries that is subject to any such Intercreditor Agreement (provided that such Indebtedness is incurred in compliance with this Agreement);

(iii) add Guarantors or other Restricted Subsidiaries or their Affiliates to the Intercreditor Agreement in any applicable capacity;

(iv) further secure the Facilities and the Original Senior Secured Notes;

(v) make provision for pledges of the Collateral to secure the Facilities and the Original Senior Secured Notes or to implement any Permitted Liens; or

(vi) make any other change to any such agreement that does not adversely affect the Lenders (taken as a whole) in any material respect,

provided that the Security Agent shall not be obliged to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement that adversely impacts the personal rights, protections, duties, liabilities, indemnifications, immunities or obligations of the Security Agent under the Intercreditor Agreement.

(e) Each Secured Party shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have authorized, directed and instructed the Agent and the Security Agent to enter into the Intercreditor Agreement and any such Additional Intercreditor Agreement (without any further instruction, consultation or consent from or with the other Secured Parties).

Schedule 18
EVENTS OF DEFAULT

Words and expressions in this Schedule 18 shall have the meaning ascribed to them in Schedule 19 (Certain New York Law Defined Terms) save that if a word or expression is not given a meaning in Schedule 19 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1 (Interpretation) or otherwise pursuant to the recitals in this Agreement. Unless expressly stated herein, Section references in this Schedule 18 are to the sections of this Schedule 18.

1. Events of Default

Subject to Sections 2, 3 and 4 below, each of the following is an Event of Default:

(a) default in payment, when due and payable, of the principal amount of any Loan, the amount of any claim in respect of a Letter of Credit pursuant to paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) or the principal amount of any Ancillary Outstanding:

(i) on the Termination Date of the applicable Facility (or, in respect of any Ancillary Outstanding, the expiry date of the applicable Ancillary Facility); or

(ii) when required pursuant to Clause 11.1 (Illegality), Clause 12 (Mandatory Prepayment) or Clause 28.5 (Acceleration),

in each case continued for five Business Days;

(b) default in payment of:

(i) interest in respect of the Loans under the Facilities; or

(ii) fees referred to in the Arrangement Fee Letter, Clause 17.1 (Commitment fee), Clause 17.3 (Interest, commission and fees on Ancillary Facilities), paragraph (b) of Clause 17.5 (Fees payable in respect of Letters of Credit) or Clause 17.8 (Call Premium), in each case continued for 30 days or more from:

(A) (other than in respect of a Compounded Rate Interest Payment) the date of such amounts becoming due and payable; or

(B) (in respect of a Compounded Rate Interest Payment) the later of (x) the date of such amounts becoming due and payable; and (y) the date falling three RFR Banking Days after the date on which the Agent has notified the Parent and the relevant Borrower of the amount of that Compounded Rate Interest Payment in accordance with paragraph (b) of Clause 14.5 (Notification of rates of interest);

(c) failure by an Obligor to comply with any of its obligations under the Finance Documents (other than those described in Clause 26 (Financial Covenant), Clause 28.1 (Financial covenant) and paragraph (a) or (b) above), continued for 60 days or more from the date of receipt by the Parent of written notice given by the Agent (acting on the instructions of the Majority Lenders) of such failure to comply;

(d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to the Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the date hereof, if both:

(i) such default has not been remedied or waived and either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate the greater of (i) $150.0 million (or its foreign currency equivalent) and (ii) 35.0% of LTM EBITDA or more outstanding;

(e) failure by the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent for a Financial Quarter end provided as required under Schedule 16 (Information Undertakings)) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of (i) $150.0 million (or its foreign currency equivalent) and (ii) 35.0% of LTM EBITDA (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) the Parent, any TLB Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent for a Financial Quarter end provided as required under Schedule 16 (Information Undertakings)) would constitute a Significant Subsidiary) (each a “Material Entity”), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against any Material Entity, in a proceeding in which such Material Entity is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Material Entity, or for all or substantially all of the property of any Material Entity;

(iii) orders the liquidation of any Material Entity;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(h) the Guarantee of the Parent or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that together (as of the latest consolidated financial statements of the Parent for a Financial Quarter end provided as required under Schedule 16 (Information Undertakings)) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Parent or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Guarantors that together (as of the latest consolidated financial statements of the Parent for a Financial Quarter end provided as required under Schedule 16 (Information Undertakings) would constitute a Significant Subsidiary)), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement and any such Default continues for 10 days;

(i) only to the extent required in accordance with the Agreed Security Principles, the Liens created by the Transaction Security Documents cease to constitute valid and perfected Liens on any material portion of the Collateral (taken as a whole) and:

(i) such cessation occurs other than:

(A) in accordance with the terms of the relevant Transaction Security Document and the other Finance Documents;

(B) following the satisfaction in full of all Obligations under this Agreement; or

(C) as a result of any failure by the Security Agent to exercise its right for delivery of documents or otherwise; and

(ii) such default continues for 60 days after receipt of written notice given by the Agent (acting on the instructions of the Majority Lenders).

2. Subject to the foregoing, the Majority Lenders, by notice to the Agent may on behalf of all Finance Parties waive any existing Default and its consequences under the Finance Documents and rescind any acceleration with respect to any amount or Commitment and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Loan held by a Non-Consenting Lender).

3. In the event of any Event of Default specified in paragraph (d) of Section 1 of this Schedule 18, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Loans) shall be annulled, waived and rescinded, automatically and without any action by the Agent or the Lenders, if within 30 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(b) the Majority Lenders have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

4. Any Default or Event of Default resulting from the failure to deliver a notice, report or certificate under this Agreement shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice, report or certificate requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph). For the avoidance of doubt, each of the Parties agrees that any court of competent jurisdiction may (x) extend or stay any grace period set forth in this Agreement prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Agent or the other Finance Parties contemplated by this Agreement or otherwise upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

Schedule 19

Certain New York Law Defined Terms

If a word or expression is used, but not given a meaning, in this Schedule 19, it shall be given the meaning ascribed to it in Clause 1 (Interpretation), or otherwise pursuant to the recitals in this Agreement. Unless expressly stated herein, Section references in this Schedule 19 are to the sections of this Schedule 19.

“Accounting Change” has the meaning given to that term in the definition of “GAAP.”

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Intercreditor Agreement” has the meaning given to that term in para (a) of Section 9 (Addiitonal Intercreditor Agreements) of Schedule 17 (General Undertakings).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. No Person shall be an “Affiliate” of Parent or any Subsidiary solely because it is an unrelated portfolio operating company of an Investor. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning given to that term in paragraph (a) of Section 6 (Transactions with Affiliates) of Schedule 17 (General Undertakings).

“Alternative Reporting Entity” has the meaning given to that term in paragraph (a) of Section 3 (Alternative Reporting) of Schedule 16 (Information Undertakings).

“Annual Financial Statements” has the meaning given to that term in paragraph (a) of Section 1 (Financial Statements) of Schedule 16 (Information Undertakings).

“Applicable Asset Sale Percentage” means, (1) 100.0% if the Consolidated First Lien Debt Ratio of the Parent and its Restricted Subsidiaries shall be greater than 4.20 to 1.00 for, at the option of the Parent, (A) the Parent’s most recently ended four full Financial Quarters or (B) the Parent’s most recently ended 12 months, in each case, for which internal financial statements are available immediately preceding the date of the applicable Asset Sale, (2) 50.0% if the Consolidated First Lien Debt Ratio of the Parent and its Restricted Subsidiaries shall be less than or equal to 4.20 to 1.00 and greater than 3.70 to 1.00 for, at the option of the Parent, (A) the Parent’s most recently ended four full Financial Quarters or (B) the Parent’s most recently ended 12 months, in each case, for which internal financial statements are available immediately preceding the date of the applicable Asset Sale and (3) 0.0%, if the Consolidated First Lien Debt Ratio of the Parent and its Restricted Subsidiaries shall be less than or equal to 3.70 to 1.00, in each case, for, at the option of the Parent, (A) the Parent’s most recently ended four full Financial Quarters or (B) the Parent’s most recently ended 12 months, in each case, for which internal financial statements are available immediately preceding the date of the applicable Asset Sale, and, in each case, calculated after giving pro forma effect to such Asset Sale.

“Applicable Proceeds” has the meaning given to that term in paragraph (b) of Section 5 (Asset Sales) of Schedule 17 (General Undertakings).

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with, or in a manner not prohibited by, Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings)), whether in a single transaction or a series of related transactions;

in each case, other than:

(i) (x) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, non-core, surplus, damaged, unnecessary, unsuitable or worn out equipment, inventory or other property or any disposition of inventory, goods or other assets held for sale or no longer used or useful, or economically practical to maintain in the conduct of the business of the Parent or any of its Restricted Subsidiaries and (y) write-off or write-down of any recoupable loans or advances;

(ii) the disposition of all or substantially all of the assets of the Parent or any Restricted Subsidiary in a manner permitted pursuant to or not prohibited by Section 7 (Merger, Consolidation or Sale of All or Substantially All Assets) of Schedule 17 (General Undertakings) or any disposition that constitutes a Change of Control pursuant to this Agreement;

(iii) (x) any Permitted Investment and the making of any Restricted Payment that is permitted to be made, and is made, under Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) and the making of any Permitted Payment or (y) any disposition, the proceeds of which are used to fund or make Restricted Payments, Permitted Payments or Permitted Investments;

(iv) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with a fair market value of less than the greater of (x) $25.0 million and (y) 5.0% of LTM EBITDA;

(v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(vi) any swap or exchange of like property for use in a Similar Business;

(vii) (x) the lease, assignment, sub-lease, license, sub-license or cross-license of any real or personal property in the ordinary course of business or consistent with industry practices or (y) any dispositions and/or terminations of leases, sub-leases, licenses or sub-licenses (including the provision of software under an open source license), which (A) do not materially interfere with the business of the Parent and its Subsidiaries (taken as a whole) or (B) relate to closed facilities or the discontinuation of any product or service line;

(viii) any issuance, disposition or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(ix) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Agreement, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such Casualty Event;

(x) dispositions or discounts without recourse of accounts receivable, or participations therein, or Securitization Assets or related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof;

(xi) any financing transaction with respect to property built or acquired by the Parent or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(xii) the sale, discount or other disposition of inventory, accounts receivable, notes receivable, equipment or other assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;

(xiii) the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practices;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practices;

(xv) the unwinding or termination of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures or non-Wholly Owned Subsidiary to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) the lapse, cancellation or abandonment of intellectual property rights, which in the reasonable good faith determination of the Parent are not material to the conduct of the business of the Parent and its Restricted Subsidiaries taken as a whole, or are no longer used or useful or economically practicable or commercially reasonable to maintain;

(xviii) the granting of a Lien that is permitted under Section 3 (Liens) of Schedule 17 (General Undertakings);

(xix) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(xx) dispositions in connection with or that constitute Permitted Intercompany Activities and related transactions;

(xxi) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any net Cash Equivalents received by the Parent or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 5 (Asset Sales) of Schedule 17 (General Undertakings);

(xxii) any disposition to a Captive Insurance Subsidiary;

(xxiii) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to paragraph (b)(x)(b) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings);

(xxiv) the disposition of any assets (including Equity Interests) (i) acquired in a transaction after the Closing Date, which assets are not used or useful in the core or principal business of the Parent and its Restricted Subsidiaries; or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Parent to consummate any acquisition;

(xxv) any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Parent or any Restricted Subsidiary to such Person;

(xxvi) any sale, transfer or other disposition to effect the formation of any Subsidiary that has been formed upon the consummation of a Division; provided that any disposition or other allocation of assets (including any Equity Interests of such Subsidiary) in connection therewith is otherwise not prohibited by this Agreement;

(xxvii) dispositions of real estate assets and related assets in the ordinary course of business or consistent with past practice in connection with relocation activities for employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent, any direct or indirect parent entity of the Parent or Subsidiary;

(xxviii) any dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Parent and its Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office;

(xxix) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(xxx) dispositions with respect to real property built or acquired by the Parent or any Restricted Subsidiary, including pursuant to any Sale and Lease-Back Transaction or lease-leaseback transaction; provided that the fair market value of all real property so disposed of after the Closing Date shall not exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA at any time.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment, Permitted Payment or Permitted Investment, the Parent, in its sole discretion, shall be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments, Permitted Payments or Permitted Investments.

In the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories of permitted Asset Sale described in paragraphs (i) through (xxx) above or the Net Proceeds of which are being applied in accordance with Section 5 (Asset Sales) of Schedule 17 (General Undertakings), the Parent, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such permitted Asset Sale (or any portion thereof) and will only be required to include the amount and type of such permitted Asset Sale in one or more of the above paragraphs or to apply the Net Proceeds of which in accordance with Section 5 (Asset Sales) of Schedule 17 (General Undertakings).

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Closing Date.

“Available RP Capacity Amount” means:

(a) the amount of Restricted Payments that may be made at the time of determination pursuant to paragraph (a)(B), (b)(iv), (b)(ix), (b)(x) or (b)(xi)(A) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings); minus

(b) the sum of the amount of the Available RP Capacity Amount utilized by the Parent or any Restricted Subsidiary to:

(i) make Restricted Payments in reliance on paragraph (a)(B), (b)(iv), (b)(ix), (b)(x) or (b)(xi) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings);

(ii) incur Indebtedness pursuant to paragraph (b)(xxv) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings); and

(iii) make Permitted Investments in reliance on paragraph (kk) of the definition thereof; plus

(c) the aggregate principal amount of Indebtedness prepaid prior to or substantially concurrently at such time, solely to the extent such Indebtedness was incurred pursuant to paragraph (b)(xxv) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) (it being understood that the amount under this paragraph (c) shall only be available for use pursuant to paragraph (b)(xxv) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings)).

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transactions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, electronic funds transfer and other cash management or similar arrangements, including any Operating Facility.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code (as may be amended from time to time) or (b) any other law of the United States, England or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by The Blackstone Group Inc. or one or more of its Affiliates, or any of their respective successors.

“Board” with respect to a Person means the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “director” means a member of the applicable Board.

“Business Expansion” means (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Parent or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Parent operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Parent or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes or other national, regional or local tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in paragraph (i) above.

“Card Scheme” means any credit, debit, charge card or other similar scheme.

“Cash Equivalents” means:

(a) United States dollars;

(b)

(i) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(ii) such other currencies held by the Parent or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with industry practice;

(c) securities or other direct obligations, issued or directly and fully and unconditionally guaranteed or insured by the United States of America, Canadian, Japanese, Australian, Swiss, Norwegian or United Kingdom governments, the European Union or any member state of the European Union or, in each case, any political subdivision, agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having combined capital and surplus of not less than $100 million (or the foreign currency equivalent as of the date of determination);

(e) repurchase obligations for underlying securities of the types described in paragraphs (c), (d), (g), (h) and (i) of this definition and entered into with any financial institution or recognized securities dealer meeting the qualifications specified in paragraph (d) above;

(f) commercial paper and variable or fixed rate notes rated at least “P-2” by Moody’s or at least “A-2” by S&P or at least “F-2” by Fitch (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency), if each of the three named Rating Agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar funds having a rating of at least “P-2” or “A-2” or “F-2” from Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision, agency, public instrumentality or taxing authority thereof with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by, or unconditionally guaranteed by, any other nation or government or any political subdivision, agency, public instrumentality or taxing authority thereof, in each case (other than in the case of such obligations issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “A” (or the equivalent thereof) or better by S&P or Fitch or “A2” (or the equivalent thereof) or better by Moody’s (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency);

(k) securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in paragraph (d) above;

(l) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or Fitch or “Baa3” or higher from Moody’s (or, in each case, if at the time, neither is issuing comparable ratings, then a comparable rating of another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(m) bills of exchange issued in the United States of America (or any state or commonwealth thereof or the District of Columbia), Canada (or any province thereof), Japan, Australia, Switzerland, Norway, the United Kingdom, the European Union or any member state of the European Union or, in each case, any political subdivision, agency or instrumentality thereof, eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(n) interests in any investment company, money market, enhanced high yield fund or other investment fund investing at least 90% of its assets in currencies, instruments or securities of the types described in paragraphs (a) through (m) above.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Fitch or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of paragraphs (a) through (n) of this definition or paragraph (a) above, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in paragraphs (a) and (b) above, provided that such amounts are converted into any currency listed in paragraphs (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition shall be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Parent or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given to the term “Charged Property” in Clause 1.1 (Definitions).

“consolidated” unless otherwise specifically indicated, when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including, without limitation, the amortization of capitalized fees or costs related to any Qualified Securitization Facility of such Person and the amortization of media, site and software development costs, intangible assets, content databases, internal labor costs, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate of:

(i) Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the Facilities as of such date of determination; plus

(ii) in connection with the incurrence of any Indebtedness pursuant to paragraph (a) or (b) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens”, the Reserved Indebtedness Amount of the Parent and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the Facilities as of such date of determination; minus

(iii) cash and Cash Equivalents that would be stated on the balance sheet of the Parent and its Restricted Subsidiaries as of such date of determination,

in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (and subject, for the avoidance of doubt, to Clause 1.3 (Calculations)) and as determined in good faith by Parent; to

(b) LTM EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including:

(i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par;

(ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP);

(iv) the interest component of Financing Lease Obligations; and

(v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding:

(A) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facilities;

(B) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities;

(C) costs associated with obtaining Hedging Obligations;

(D) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase or acquisition accounting;

(E) in connection with the Transactions or any acquisition or other transaction, penalties and interest relating to taxes, any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest;

(F) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date or other transaction;

(G) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility;

(H) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost;

(I) interest expense attributable to a parent entity resulting from push-down accounting; and

(J) any lease, rental or other expense in connection with a Non-Financing Lease Obligation; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalized, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) any after tax effect of extraordinary, exceptional, infrequently occurring, non-recurring or unusual gains or losses (less all fees and expenses relating thereto, but including any extraordinary, exceptional, infrequently occurring, non-recurring or unusual operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, exceptional, infrequently occurring, non-recurring or unusual items), charges or expenses (including relating to any strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, restructuring charges or reserves, relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Parent or a Subsidiary or a parent entity of the Parent had entered into with any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent, a Subsidiary or a parent entity of the Parent, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, litigation and arbitration costs, charges, fees and expenses (including settlements), expenses in connection with one-time rate changes, costs incurred in connection with acquisitions, investments and dispositions (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions, retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and costs, charges or expenses attributable to the implementation of cost-savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives and other expenses relating to the realization of synergies, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) at the election of the Parent with respect to any quarterly period, the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12 Revenue from Contracts with Customers (Topic 606), IFRS 15 (Revenue from Contracts with

Customers) or similar revenue recognition policies promulgated or that become effective after the Closing Date) during any such period shall be excluded;

(c) any net after tax effect of gains or losses on (i) disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations as applicable, and any accretion or accrual of discontinued liabilities on the disposal of such disposed, abandoned and discontinued operation and (ii) facilities or distribution centers that have been closed during such period, as applicable, shall be excluded;

(d) any net after tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to (i) asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person or (ii) returned surplus assets of any pension plan, in each case other than in the ordinary course of business shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions pursuant to paragraph (b) of the definition of “Excluded Contribution”) that are actually paid in Cash Equivalents (or to the extent converted, or having the ability to be converted, into Cash Equivalents), or that could, in the reasonable determination of the Parent, have been distributed, to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) solely for the purpose of determining the amount available for Restricted Payments under paragraph (a)(B)(1) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement, the Original Senior Secured Notes Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release) or such restriction is not prohibited pursuant to Section 4 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) of Schedule 17 (General Undertakings); provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted, or having the ability to be converted, into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans and leases, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or other transaction or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any after tax effect of income (loss) from the extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations, (iii) Non-Financing Lease Obligations or (iv) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any:

(i) equity-based or non-cash compensation or similar charge or expense or reduction of revenue including any such charge, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”);

(ii) any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan, any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Parent or any of its direct or indirect parent entities or subsidiaries), roll-over, acceleration, or payout of Equity Interests by future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Parent or any of its direct or indirect parent entities or subsidiaries; and

(iii) any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Parent and its Subsidiaries or any of its direct or indirect parent entities in replacement for forfeited awards, shall be excluded;

(k) any fees, costs, expenses, premiums or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses, premiums or charges related to (i) the offering and/or issuance of the Original Senior Secured Notes and other securities and the syndication and incurrence of any Credit Facilities (including the Facilities) and (ii) the rating of the Facilities, the Original Senior Secured Notes, other securities or any Credit Facilities by the Rating Agencies), issuance of Equity Interests of the Parent or its direct or indirect parent entities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Facilities, the Original Senior Secured Notes and other securities and any Credit Facilities (including the Facilities)) or other transaction and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, any Public Company Costs and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards

Board Accounting Standards Codification Topic No. 805, Business Combinations and IFRS 3 (Business Combinations)), shall be excluded;

(l) accruals and reserves that are established or adjusted in connection with the Transactions or within 24 months after the closing of any acquisition or transaction that are so required to be established or adjusted as a result of such acquisition or transaction in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation, IFRS 2 (Share-based Payment) or any other applicable accounting principle relating to the expensing of equity-related compensation, shall be excluded;

(o) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, IAS 19 (Employee Benefits) and any other items of a similar nature, shall be excluded;

(p) the following items shall be excluded:

(i) any realized or unrealized net gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, IFRS 9 (Financial Instruments) or any other comparable applicable accounting standard;

(ii) any realized or unrealized net gain or loss (after any offset) resulting in such period from currency translation or transaction gains or losses including those related to currency remeasurements of Indebtedness and Non-Financing Lease Obligations (including any net loss or gain resulting from Hedging Obligations for currency exchange risk and those resulting from intercompany Indebtedness) and any other foreign currency translation or transaction gains and losses to the extent such gains or losses are non-cash items;

(iii) in the sole election of the Parent, any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), IFRS 9 (Financial Instruments), IFRS 15 (Revenue from Contracts with Customers) or any comparable applicable accounting standard;

(iv) at the sole election of the Parent, with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

(v) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(vi) the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding; and

(q) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with paragraph (b)(xx) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) only (other than paragraph (a)(B)(4) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Parent and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Parent and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Parent or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to paragraph (a)(B)(4) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate of:

(i) Consolidated Secured Indebtedness of the Parent and its Restricted Subsidiaries as of such date of determination; plus

(ii) in connection with the incurrence of any Indebtedness pursuant to paragraph (a) or paragraph (3) of the proviso to paragraph (b)(xii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings), the Reserved Indebtedness Amount of the Parent and its Restricted Subsidiaries in respect of Indebtedness that would be included in the definition of “Consolidated Secured Indebtedness” once incurred, as of such date of determination; minus

(iii) cash and Cash Equivalents that would be stated on the balance sheet of the Parent and its Restricted Subsidiaries as of such date of determination,

in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (and subject, for the avoidance of doubt, to Clause 1.3 (Calculations)) and as determined in good faith by Parent; to

(b) LTM EBITDA.

“Consolidated Secured Indebtedness” means Consolidated Total Secured Indebtedness of the Parent and its Restricted Subsidiaries that is Secured Indebtedness.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate of:

(i) Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries as of such date of determination; plus

(ii) in connection with the incurrence of any Indebtedness pursuant to paragraph (a) or paragraph (3) of the proviso to paragraph (b)(xii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings), the Reserved Indebtedness Amount of the Parent and its Restricted Subsidiaries in respect of Indebtedness that would be included in the definition of “Consolidated Total Indebtedness” once incurred, as of such date of determination; minus

(iii) cash and Cash Equivalents that would be stated on the balance sheet of the Parent and its Restricted Subsidiaries as of such date of determination,

in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (and subject, for the avoidance of doubt, to Clause 1.3 (Calculations)) and as determined in good faith by Parent; to

(b) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of:

(a) the aggregate amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis, consisting of:

(i) Indebtedness for borrowed money;

(ii) Obligations in respect of Financing Lease Obligations; and

(iii) debt obligations evidenced by bonds, notes, debentures, promissory notes and similar instruments,

as determined in accordance with GAAP (excluding, for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, all obligations relating to Qualified Securitization Facilities and Non-Financing Lease Obligations and excluding (i) any Settlement Debt and Settlement Liabilities or any other liabilities in connection with Settlement Cash Balances or other Settlement Assets which would be treated as Indebtedness of the Group and (ii) the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase or acquisition accounting in connection with the Transactions or any acquisition or other transaction); and

(b) in connection with the incurrence of any Indebtedness pursuant to paragraphs (a) or (b)(xii) Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings), the aggregate amount of all outstanding Disqualified Stock of the Parent and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit, provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn and (B) Hedging Obligations. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if:

(i) such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and

(ii) such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Parent.

The Currency Equivalent principal amount of any Indebtedness denominated in a foreign currency may (at the election of the Parent) reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Currency Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Investors, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent and/or other companies.

“Credit Facilities” means, with respect to the Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Facilities, the Original Senior Secured Notes, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings)) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis (since the Closing Date) of Excess Cash Flow not required to be applied to prepay the Loans pursuant to Clause 12.2 (Excess Cash Flow).

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that, subject to customary conditions, such bridge loans would either be converted into or required to be exchanged for permanent financing in the form of a loan, note, security or other Indebtedness (a) the Weighted Average Life to Maturity of which is not shorter than the Weighted Average Life to Maturity of the Term Facilities and (b) the final maturity date of which is not earlier than the latest Termination Date in respect of the Facilities, in each case, on the date of the incurrence of such bridge loans.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Currency Equivalent” means, with respect to any monetary amount in a currency (the “second currency”) other than a specified currency (the “first currency”), at any time for determination thereof, the amount of the first currency obtained by converting the amount of the second currency into the first currency at, at the sole election of the Parent:

(a) the spot rate for the purchase of the first currency with the second currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination;

(b) the spot rate for the purchase of the first currency with the second currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the Closing Date;

(c) the average exchange rate for the purchase of the first currency with the second currency over any period reasonably selected by the Parent and not exceeding 12 months; or

(d) for purposes of determining compliance with any restriction on the incurrence of Indebtedness, Disqualified Stock, Preferred Stock or other financing liabilities or determining the principal amount outstanding of Indebtedness, Disqualified Stock, Preferred Stock or other financing liabilities:

(i) such rate reflecting:

(A) the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Currency Equivalent principal amount of such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability; or

(B) the relevant currency exchange rate in effect on the date:

(1) such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability was committed;

(2) such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability was incurred; or

(3) the definitive documentation in respect of such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability was executed,

in each case as determined in good faith by the Parent; or

(ii) to the extent refinancing or replacing any existing or previous Indebtedness, Disqualified Stock, Preferred Stock or financing liability, such rate as used to permit the incurrence or issuance of the Indebtedness, Disqualified Stock, Preferred Stock or financing liability being refinanced or replaced.

“custodian” means the any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“CVC Funds” means, individually or collectively, any investment fund, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by CVC or one or more of its Affiliates, or any of their respective successors.

“Debt Documents” has the meaning given to that term in the Intercreditor Agreement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default, provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default shall be deemed to be cured if such previous Default is cured or waived prior to becoming an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, conversion or repurchase of or collection or payment on such Designated Non-cash Consideration.

A particular item of Designated Non-cash Consideration shall no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash Equivalents in compliance with Section 5 (Asset Sales) of Schedule 17 (General Undertakings).

“Designated Preferred Stock” means Preferred Stock of the Parent or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in paragraph (a)(B) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of the Parent or any direct or indirect parent of the Parent having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of the Parent or any direct or indirect parent of the Parent shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Parent or any direct or indirect parent of the Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any direct or indirect parent entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person or as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the latest Termination Date in respect of the Facilities or the date the Facilities are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent or its Subsidiaries or by any such plan to such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries or a direct or indirect parent entity of the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability or otherwise in accordance with any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement; provided further, that any Capital Stock held by any future, current or former employee, director, officer, member, partner, manager or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Parent or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Parent or any direct or indirect parent of the Parent, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries or any direct or indirect parent of the Parent or in order to satisfy applicable statutory or regulatory obligations.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“E-Money Directive” means Directive 2009/110/EC of the European Parliament and of the Council of 16 September 2009 on the taking up, pursuit and prudential supervision of the business of electronic money institutions amending Directives 2005/60/EC and 2006/48/EC and repealing Directive 2000/46/EC.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case (other than with respect to paragraphs (viii), (xi) and the applicable pro forma adjustments in paragraph (xv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) (A) provision for taxes based on income, profits or capital, including, without limitation, federal, state, municipal, foreign, franchise and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations); (B) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with paragraph (b)(xx) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) and (C) the net tax expense associated with any adjustments made pursuant to paragraphs (a) through (q) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on Hedging Obligations or other derivative instruments, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in paragraphs (a)(A) through (J) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(v) any other non-cash charges, expenses or losses, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Parent may elect not to add back such non-cash charge in the current period and (B) to the extent the Parent elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vi) the amount of any non-controlling interest or minority interest expense or any expense or deduction attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii) the amount of (x) Board fees, management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities, costs and expenses paid or accrued in such period to the Investors or otherwise to any member of the Board of the Parent, any Subsidiary of the Parent or any direct or indirect parent of the Parent, any Permitted Holder or any Affiliate of a Permitted Holder, (y) the amount of payments made to option holders of the Parent or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Agreement and (z) any fees and other compensation paid to the members of the Board of the Parent or any of its parent entities; plus

(viii) the amount of pro forma “run rate” (it being understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) related to mergers, amalgamations and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements and expense reductions, cost savings initiatives, new or revised contracts, discontinued operations, operational changes, Business Expansions and other similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements) that are reasonably identifiable and factually supportable and projected by the Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in each case, including from any steps or actions taken in whole or in part prior to the Closing Date or the applicable consummation date of such transaction, initiative or event) or are expected to be taken (in the good faith determination of the Parent) within 36 months after any such transaction, initiative, contract or event is consummated or entered into, net of the amount of actual benefits realized during such period from such actions; in each case, calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) shall be added pursuant to this paragraph (viii) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; plus

(ix) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(x) any costs or expense incurred by the Parent or a Restricted Subsidiary or a parent entity of the Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xii) any losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto):

(A) from disposed, abandoned or discontinued operations;

(B) in respect of facilities no longer used or useful in the conduct of the business of the Parent or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations; and

(C) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Parent; plus

(xiii) at the option of the Parent with respect to any applicable period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(xiv) compensation expense attributable to positive investment income with respect to funded deferred compensation account balances; plus

(xv) adjustments, exclusions and add-backs (x) used in connection with or reflected in the calculation of “Pro Forma EBITDA” (or any similar or equivalent term) as set forth in the offering memorandum in respect of the Original Senior Secured Notes, the Base Case Model or any quality of earnings report delivered to the Agent to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated and other adjustments, exclusions and add-backs of a similar nature to the foregoing, in each case applied in good faith by the Parent and (y) identified or set forth in any quality of earnings report or analysis prepared by independent registered public accountants of recognized national or international standing or any other accounting or valuation firm in connection with any acquisition, merger, consolidation, Investment or other transaction not prohibited by this Agreement; plus

(xvi) the amount of any gains or losses arising from embedded derivatives in the customer contracts of the Parent or a Restricted Subsidiary and any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) any Net Income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Parent; plus

(iii) the reduction in compensation expense attributable to investment loss with respect to funded deferred compensation account balances; plus

(iv) claims paid by the Parent or any Captive Insurance Subsidiary and administrative expenses paid to any Captive Insurance Subsidiary; and

(c) increased or decreased (without duplication) by, as applicable, any non-cash adjustments resulting from the application of FASB Interpretation No. 45 Guarantees, IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), IFRS 9 (Financial Instruments) or any comparable applicable accounting standard.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“End Users” means any person holding or otherwise beneficially entitled to the proceeds of any e-wallet or other account provided or otherwise made available by any members of the Group (including, without limitation, any customer which has accepted the terms and conditions, from time to time, in respect of such account), but excluding any merchant selling any product and/or service which utilizes the payment processing services provided by any member of the Group.

“Equityholding Vehicle” means any direct or indirect parent entity of the Parent and any equityholder thereof through which future, present or former employees, directors, officers, managers, members or partners of the Parent or any of its Subsidiaries or direct or indirect parent entities hold Capital Stock of the Parent or such parent entity.

“equity incentives” has the meaning set forth in the definition of “Consolidated Net Income.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock (excluding Disqualified Stock) of the Parent or any of its direct or indirect parent companies, other than:

(a) public offerings with respect to the Parent or any direct or indirect parent company’s common equity registered on Form S-8;

(b) issuances to any Subsidiary of the Parent; and

(c) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Excess Proceeds” has the meaning given to that term in paragraph (d) of Section 5 (Asset Sales) of Schedule 17 (General Undertakings).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Closing Date).

“Excluded Contribution” means Net Cash Proceeds, marketable securities or Qualified Proceeds received by the Parent after the Closing Date from:

(a) contributions to its common equity capital;

(b) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries;

(c) Subordinated Shareholder Funding; and

(d) the sale (other than to a Subsidiary of the Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent or any direct or indirect parent entity of the Parent to the extent contributed as common equity capital to the Parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, which are (or were) excluded from the calculation set forth in paragraph (a)(B) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Parent in good faith.

“Financing Lease Obligation” means an obligation that is accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP, subject in each case to paragraph (iii) of the definition of “GAAP”. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP, subject in each case to paragraph (iii) of the definition of “GAAP.”

“Fitch” means Fitch Ratings Ltd and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit, working capital or letter of credit facility) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the Net Proceeds therefrom), as if the same had occurred at the beginning of the applicable consecutive 12 month reference period, subject, for the avoidance of doubt, to Clause 1.3 (Calculations); provided that the pro forma calculation of Fixed Charges for purposes of paragraph (a) or paragraph (3) of the proviso to paragraph (b)(xii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of

Schedule 17 (General Undertakings) (and for the purposes of other provisions of this Agreement that refer to paragraph (a) or paragraph (3) of the proviso to paragraph (b)(xii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings)) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to paragraph (b) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) (other than Indebtedness incurred pursuant to paragraph (3) of the proviso to paragraph (b)(xii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings)).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations (as determined in accordance with GAAP), operational changes, Business Expansions, new or revised contracts and other transactions that have been made by or involving the Parent or any of its Restricted Subsidiaries during the consecutive 12 month reference period or subsequent to such reference period and on or prior to or substantially concurrently with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions, new or revised contracts and other transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the consecutive 12 month reference period; provided that at the election of Parent, such pro forma adjustments shall not be required to be determined to the extent the aggregate consideration paid in connection with such acquisition or other transaction was less than $25.0 million. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction had occurred at the beginning of the applicable consecutive 12 month reference period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent or its Restricted Subsidiaries (and may include, for the avoidance of doubt, cost savings, operating improvements and expense reductions and product margin and other synergies resulting from such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction (including the Transactions) which is being given pro forma effect) calculated in accordance with and permitted by this Agreement, including paragraphs (a)(viii) and (a)(xv) of the definition of “EBITDA.” If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to in this definition, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth under the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“GAAP” means, at the election of the Parent (1) the accounting standards and interpretations adopted by the International Accounting Standard Board (“IFRS”), if the Parent’s financial statements are at such time prepared in accordance with IFRS or (2) generally accepted accounting principles in the United States of America (“U.S. GAAP”), if the Parent’s financial statements are at such time prepared in accordance with U.S. GAAP, as in effect on the date of delivery of any applicable financial statements or other financial information and/or calculations (including pro forma financial information and/or calculations) or, at the election of the Parent, as in effect on the date of this Agreement; or the Closing Date; or during all or part of the period to which any applicable financial statements or other financial information and/or calculations (including pro forma financial information and/or calculations) relate, provided that (a) all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, (b) neither IFRS nor U.S. GAAP shall be required to include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies and (c) neither IFRS nor U.S. GAAP shall be required to be calculated using the same accounting standard across multiple quarters.

For the purpose of making any calculation or determination (including the calculation of any restriction, basket, threshold or permission) under this Agreement (i) any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter (ii) all calculations or determinations in this Agreement shall be made without giving effect to any election under FASB Accounting Standards Topic 825, Financial Instruments, IFRS 9 (Financial Instruments) or any successor thereto or comparable accounting principle, to value any Indebtedness or other liabilities at “fair value” (as defined therein), (iii) any liabilities or obligations in connection with any lease, concession or license of property (including capital leases, finance leases and operating leases) shall be (A) subject to paragraph (B) of this definition and unless otherwise elected by the Parent (I) excluded for the purpose of the calculation of “Financing Lease Obligations”, “Fixed Charges”, “Indebtedness” and any ratios, defined terms, calculations and/or determinations under the Finance Documents (or any element thereof) and (II) deemed to constitute Non-Financing Lease Obligations and (B) calculated so as to disregard the impact of any element of IFRS 16 (Leases) and any successor standard thereto (or any equivalent under U.S. GAAP) for the purpose of the calculation of “EBITDA” and “LTM EBITDA” (including to the extent used in the calculation of any related ratio, defined term, calculation and/or determination under the Finance Documents (or any element thereof)); provided that for such purposes, the Parent may elect to calculate

“EBITDA” and “LTM EBITDA” as EBITDA or LTM EBITDA, as the case may be, less rents, in lieu of disregarding the impact of IFRS 16 (Leases) and any successor standard thereto (or any equivalent under U.S. GAAP). For the avoidance of doubt, none of the financial statements delivered pursuant to Schedule 15 (Information Undertakings) will be required to include any of the adjustments in the foregoing paragraphs (i) to (iii).

If there occurs a change in IFRS or U.S. GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Agreement (an “Accounting Change”), then the Parent may elect, from time to time, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Group” means the Parent and each of its Restricted Subsidiaries from time to time.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor under Clause 23 (Guarantees and Indemnity).

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holding Company” means any Person so long as the Parent is a direct or indirect Subsidiary of such Person, and at the time the Parent became a Subsidiary of such Person, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IFRS” has the meaning set forth in the definition of “GAAP”.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified partners, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, trust or fund that is controlled by any of the foregoing individuals or any donor-advised foundation, trust or fund of which any such individual is the donor.

“Increased Amount” has the meaning given to that term in paragraph (d) of Section 3 (Liens) of Schedule 17 (General Undertakings).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness of such Person, whether or not contingent:

(i) representing the principal in respect of borrowed money;

(ii) representing the principal in respect of obligations evidenced by bonds, notes, debentures or similar instruments or ‘letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof, except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) any earn-out obligations or purchase price adjustments (x) until 60 days after such obligation becomes due and payable or (y) is otherwise not treated as a liability on the balance sheet, (C) accruals for payroll and other liabilities accrued in the ordinary course of business, and (D) liabilities associated with customer prepayments and deposits; or

(iv) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Parent appearing upon the balance sheet of the Parent solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in paragraph (a) of a third Person (whether or not such items would appear upon the balance sheet of such first Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in paragraph (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, provided that the amount of any such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such third Person;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include:

(A) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice;

(B) Non-Financing Lease Obligations, Financing Lease Obligations (unless otherwise elected pursuant to the terms of this Agreement), Qualified Securitization Facilities, straight-line leases, operating leases, Sale and Lease-Back Transactions or lease lease-back transactions;

(C) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(D) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(E) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller;

(F) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(G) accrued expenses and royalties;

(H) Capital Stock and Disqualified Stock;

(I) any obligations in respect of workers’ compensation claims, unemployment insurance, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions;

(J) deferred or prepaid revenues;

(K) any asset retirement obligations;

(L) any liability for taxes; or

(M) Subordinated Shareholder Funding;

provided further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, IFRS 9 (Financial Instruments) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally or internationally recognized standing that is, in the good faith judgment of the Parent, qualified to perform the task for which it has been engaged.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or other similar agreements, in each case where all parties to such agreement are one or more of the Parent or a Restricted Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) securities issued or directly and fully guaranteed or insured by the United States of America (or any state or commonwealth thereof or the District of Columbia), Japan, Australia, Switzerland, Norway, the United Kingdom, the European Union or any member state of the European Union on the Closing Date or, in each case, any political subdivision, agency or instrumentality thereof (other than Cash Equivalents);

(c) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries;

(d) investments in any fund that invests at least 90% of its assets in investments of the type described in paragraphs (a) to (c) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(e) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings):

(a) “Investments” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and

(c) if the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time;

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Parent or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Agreement.

“Investors” means the Sponsor Funds and any of their respective Affiliates.

“letter of credit” means any letter of credit, stand-by letter of credit, bank guarantee, bankers’ acceptance, performance bond or similar instrument.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) or other transaction, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock (3) any Restricted Payment and (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale”.

“LTM EBITDA” means EBITDA of the Parent measured for the period of, at the option of the Parent, (i) the most recent four consecutive Financial Quarters or (ii) the most recent 12 consecutive months ending prior to the date of such determination for which internal consolidated financial statements of the Parent are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions or other transaction, as applicable, since the start of such consecutive 12 month reference period and on or prior to or substantially concurrently with the date of determination as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Stockholders” means the future, present or former employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of the Parent (or its direct or indirect parent entities) or any Restricted Subsidiary who are or become direct or indirect holders of Equity Interests of the Parent or any direct or indirect parent companies of the Parent, including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of the Parent (or any direct or indirect parent entity of the Parent) on the date of the declaration of a Restricted Payment permitted pursuant to paragraph (b)(ix) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings), multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning given to that term in the definition of “Hedging Obligations.”

“Merger Agreement” means the agreement and plan of merger made and entered into as of 7 December 2020, by and among Foley Trasimene Acquisition Corp. II, a Delaware corporation, Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda, Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Paysafe Limited, Paysafe Bermuda Holding LLC, a Bermuda exempted limited liability company, Pi Jersey Holdco 1.5 Limited, a private limited company incorporated under the laws of Jersey, Channel Islands, and Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means the aggregate Cash Equivalents proceeds received in respect of any Subordinated Shareholder Funding, Equity Offering, sale of Equity Interests or other applicable transaction, in each case net of underwriting fees or discounts in respect of any such Equity Offering, sale or other transaction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions and fees, any relocation expenses incurred as a result thereof, other fees and expenses, including survey costs, title, search and recordation expenses and title insurance premiums, (2) taxes, including tax distributions paid pursuant to paragraph (b)(xx) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings) paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than required by paragraph (b)(i) of Section 5 (Asset Sales) of Schedule 17 (General Undertakings)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this paragraph (4)) attributable to minority interests and not available for distribution to or for the account of the Parent and its Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by the Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale, provided that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds shall be increased by any portion of funds in the escrow that are released to the Parent or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Facilities) directly associated with such asset being sold and retained by the Parent or any of its Restricted Subsidiaries; provided further, that (i) the proceeds realized in any single transaction or series of related transactions shall not constitute Net Proceeds unless the amount of such proceeds exceeds the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA, and (ii) only the aggregate amount of proceeds (excluding, for the avoidance of doubt, Net Proceeds described in the preceding paragraph (i)) in excess of the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA in any Financial Year shall constitute “Net Proceeds” under this definition. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

“Non-Financing Lease Obligation” means any lease obligation which is determined not to be a Financing Lease Obligation in accordance with the terms of this Agreement and GAAP.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, any member of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals. Unless otherwise specified, reference to an “Officer” means an Officer of the Parent.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person. Unless otherwise specified, reference to an “Officer’s Certificate” means a certificate signed on behalf of the Parent by an Officer of the Parent.

“Operating Facility” means any facility or financial accommodation (including, without limitation, any overdraft or other current account facility, any foreign exchange facility, any guarantee, bonding, documentary or standby letter of credit facility, any credit card or automated payments facility, any short-term loan facility, any derivatives facility, any cash pooling arrangement or other cash management arrangement, chequing or note encashment facility) provided to a member of the Group by an Operating Facility Lender (as defined in the Intercreditor Agreement) which is notified to the Security Agent by the Parent in writing as a facility or financial accommodation to be treated as an “Operating Facility” for the purposes of the Intercreditor Agreement (as defined herein).

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who is reasonably acceptable to the Agent. The counsel may be an employee of, or outside counsel to, the Parent or a Guarantor.

“Pari Passu Indebtedness” means Indebtedness of an Obligor which is secured by Liens on the Collateral on a pari passu basis with the Facilities.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Parent or any of its Restricted Subsidiaries and another Person, provided that any Cash Equivalents received must be applied in accordance with Section 5 (Asset Sales) of Schedule 17 (General Undertakings).

“Permitted Intercompany Activities” means any transactions (A) between or among the Parent and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Parent and its Restricted Subsidiaries and, in the good faith judgment of the Parent are necessary or advisable in connection with the ownership or operation of the business of the Parent and its Restricted Subsidiaries, including, but not limited to, (a) payroll, cash management, purchasing, insurance and hedging arrangements; (b) management, technology and licensing arrangements; and (c) customer loyalty and rewards programs; and (B) between or among the Parent, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investments” means:

(a) any Investment in the Parent or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Parent or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product or other assets) if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary (including by means of a Division); or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or substantially all of its assets (or such division, business unit or product line or other assets) to, or is liquidated into, the Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 5 (Asset Sales) of Schedule 17 (General Undertakings) or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date (including for the avoidance of doubt, Investments pursuant to the Skrill USA Acquisition Agreement) or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Parent or any of its Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor, supplier or customer); or

(iii) in satisfaction of judgments against other Persons; or

(iv) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under paragraph (b)(viii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings);

(h) any Investment in a Similar Business having an aggregate fair market value taken together with all other Investments made pursuant to this paragraph (h) that are at that time outstanding not to exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this paragraph (h) is made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) above and shall cease to have been made pursuant to this paragraph (h);

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Parent or any of its direct or indirect parent companies, provided that such Equity Interests shall not increase the amount available for Restricted Payments under paragraph (a)(B)(2) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings);

(j) guarantees of Indebtedness permitted under Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings), performance guarantees and Contingent Obligations and the creation of Liens on the assets of the Parent or any Restricted Subsidiary in compliance with Section 3 (Liens) of Schedule 17 (General Undertakings);

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of Section 6 (Transactions with Affiliates) of Schedule 16 (General Undertakings) (except transactions described in paragraphs (b)(ii), (v), (x) and (xxiii) of Section 6 (Transactions with Affiliates) of Schedule 17 (General Undertakings));

(l) Investments consisting of:

(i) purchases or other acquisitions of inventory, supplies, material or equipment;

(ii) the leasing, sub-leasing, licensing, sub-licensing, cross-licensing or contribution of intellectual property in the ordinary course of business or consistent with past practice or pursuant to joint marketing arrangements with other Persons; or

(iii) the contribution, assignment, licensing, sub-licensing or other Investment of intellectual property or other general intangibles pursuant to any Intercompany License Agreement and any other Investments made in connection therewith;

(m) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (m) that are at that time outstanding not to exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this paragraph (m) is made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) above and shall cease to have been made pursuant to this paragraph (m);

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Parent are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(o) loans and advances to, or guarantees of Indebtedness of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or other service providers not in excess of $20.0 million outstanding at any one time;

(p) loans and advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors, consultants or other service providers:

(i) for business-related travel or entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with industry practices; or

(ii) to fund such Person’s purchase of Equity Interests of the Parent or any direct or indirect parent company thereof or in any management equity vehicle so investing in such Equity Interests;

(q) (i) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Parent or any of its Restricted Subsidiaries and (ii) Investments constituting deposits, prepayments and/or other credits to suppliers;

(r) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(s) (i) Investments made as part of, or in connection with, the Transactions and (ii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(t) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contacts;

(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(v) Investments in Indebtedness of the Parent and the Restricted Subsidiaries;

(w) repurchases of the Original Senior Secured Notes or any other notes;

(x) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(y) Investments consisting of promissory notes issued by the Parent or any Restricted Subsidiary to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings);

(z) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(aa) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Parent or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(bb) Investments made in connection with Permitted Intercompany Activities and related transactions;

(cc) Investments made after the Closing Date in joint ventures of the Parent or any of its Restricted Subsidiaries existing on the Closing Date;

(dd) Investments in joint ventures or non-Wholly Owned Subsidiaries of the Parent or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this paragraph (dd) that are at that time outstanding not to exceed the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments;

(ee) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(ff) earnest money deposits required in connection with any acquisition permitted under this Agreement (or similar Investments);

(gg) Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made in order to avoid any early warning or notice requirements under such rules or requirements;

(hh) contributions to a “rabbi” trust for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or other service providers or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Parent or any of its Restricted Subsidiaries;

(ii) pension fund and other employee benefit plan obligations and liabilities;

(jj) any other Investment, so long as, after giving pro forma effect to such Investment, the Consolidated Total Debt Ratio shall be no greater than 5.50 to 1.00 or the Consolidated Total Debt Ratio is equal to or less than immediately prior to such investment; and

(kk) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (kk) that are at that time outstanding not to exceed the Available RP Capacity Amount (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this paragraph (kk) is made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) above and shall cease to have been made pursuant to this paragraph (kk).

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of paragraphs (a) through (kk) of this definition, the Parent shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such paragraphs (a) through (kk) in any manner that otherwise complies with this definition.
“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or consistent with past practice;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) not yet overdue for a period of more than 60 days or not yet payable or subject to penalties for non-payment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring Liens granted on any collateral;

(f) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to paragraph (b)(iii), (x), (xi), (xii), (xv), (xxi) or (xxv) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) or any Non-Financing Lease Obligations; provided that:

(i) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to paragraph (b)(iii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) or Non-Financing Lease Obligations extend only to the assets so purchased, leased, expanded, constructed, installed, replaced, repaired or improved (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided further, that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders or their affiliates;

(ii) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to paragraph (b)(xi) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced; provided further that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders or their affiliates or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under paragraph (b)(ii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (b)(iii), (iv), (x) or (xxv) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings);

(iii) Liens securing Indebtedness permitted to be incurred pursuant to paragraph (b)(xii)(B) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Parent or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(iv) Liens securing Indebtedness permitted to be incurred pursuant to paragraph (b)(xv) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) shall only be permitted to the extent such guarantee or co-issuance is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of “Permitted Liens”; and

(v) Liens securing Indebtedness permitted to be incurred pursuant to paragraph (b)(xxi) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Parent that are not a Borrower or a Guarantor (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof);

(g) Liens existing on the Closing Date (excluding Liens securing this Agreement, the Facilities, the Hedging Obligations and the Original Senior Secured Notes), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further, that such Liens may not extend to any other property or other assets owned by the Parent or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time the Parent or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent or any of its Restricted Subsidiaries, provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation provided further, that the Liens may not extend to any other property owned by the Parent or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of the Parent or a Restricted Subsidiary owing to the Parent or a Restricted Subsidiary permitted to be incurred in accordance with Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings);

(k) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with past practice which do not materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries, taken as a whole;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute or practice) financing statements or similar public filings;

(o) Liens in favor of the Parent or any Guarantor;

(p) Liens on vehicles or equipment of the Parent or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(q) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatements, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing paragraphs (f), (g), (h) and (i) of this definition, this paragraph (r) and paragraphs (oo), (pp) and (ss) of this definition, provided that:

(i) such new Lien shall be limited to all or a part of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the original Lien; and

(ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under paragraphs paragraphs (f), (g), (h) and (i) of this definition, this paragraph (r) and paragraphs (oo), (pp) and (ss) of this definition at the time the original Lien became a Permitted Lien under this Agreement; and

(B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums) and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement,

(s) deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(t) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (in each case, determined as of the date of such incurrence);

(u) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(v) Liens securing judgments, awards, attachments or decrees for the payment of money not constituting an Event of Default under paragraph (e) of Section 1 (Events of Default) of Schedule 18 (Events of Default);

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice;

(x) Liens:

(i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection;

(ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice; and

(iii) in favour of banking or other financial institutions arising as a matter of law or under general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings);

(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are contractual rights of set-off or netting or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations owed by the Parent or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc) any encumbrance or restriction (including put and call arrangements, rights of first refusal, tag, drag and similar rights) with respect to Capital Stock of any joint venture, non-Wholly Owned Subsidiary or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(ee) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Agreement;

(ff) ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Subsidiaries are located;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii) Liens constituting (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(jj) Liens on property or assets under construction (and related rights) in favour of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(kk) Liens on the assets and Equity Interests of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that was permitted by the terms of this Agreement to be incurred;

(ll) Liens on (i) cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or (y) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property in a disposition, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(mm) any interest or title of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice or, with respect to intellectual property, software and other technology licenses that is not material to the conduct of the business of the Parent or its Restricted Subsidiaries, taken as a whole;

(nn) deposits of cash with the owner or lessor of premises leased and operated by the Parent or any of its Subsidiaries in the ordinary course of business of the Parent and such Subsidiary or consistent with past practice to secure the performance of the Parent’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(oo) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) (including Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens, (x) if such Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the Facilities, the Consolidated First Lien Debt Ratio would have been equal to or less than 4.70 to 1.00 or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated First Lien Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment or (y) if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Facilities, the Consolidated Secured Debt Ratio shall be equal to or less than 6.75 to 1.00 or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated Secured Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, in each case for, at the option of the Parent, (A) the Parent’s most recently ended four full Financial Quarters or (B) the Parent’s most recently ended period of 12 months, in each case, for which internal financial statements are available immediately preceding the date on which such Lien is incurred;

(pp) Liens securing obligations in respect of (1) Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be incurred pursuant to paragraph (b)(i) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) and (2) obligations of the Parent or any Subsidiary in respect of any Bank Product or Hedging Obligation;

(qq) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Agreement;

(rr) Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by the Parent or any of its Restricted Subsidiaries issued after the Closing Date, together with any additional funds required in order to fund any payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness), mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(ss) Liens securing (1) the Original Senior Secured Notes and related guarantees and (2) Liens pursuant to the Intercreditor Agreement and the Security Documents;

(tt) Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Parent or any Restricted Subsidiary; and

(uu) Liens given pursuant to Section 8a of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Parent in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the paragraph or paragraphs of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Payments” has the meaning given to that term in paragraph (b) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“Permitted Plan” means any employee benefits plan of the Parent or any of its Affiliates (including any Equityholding Vehicle) and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Company Costs” means costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising solely as a result of becoming or being a public company.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (i) constituting a securitization financing facility that meets the following conditions: (A) the Board or management of the Parent or any direct or indirect parent entity of the Parent shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Parent, and (B) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary or another Person are made at fair market value (as determined in good faith by the Parent) or (ii) constituting a receivables or payables financing or factoring facility.

“Quarterly Financial Statements” has the meaning given to that term in paragraph (c) of Section 1 (Financial Statements) of Schedule 16 (Information Undertakings).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or any combination thereof shall not make a rating on the Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent which shall be substituted for Moody’s or S&P or any combination thereof, as the case may be.

“Ratio-based Basket” has the meaning given to that term in paragraph (d) of Clause 1.3 (Calculations).

“Refinancing Indebtedness” has the meaning given to that term in paragraph (b)(xi) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings).

“Refunding Capital Stock” has the meaning given to that term in paragraph (b)(ii)(A) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by the Parent or a Restricted Subsidiary in exchange for assets transferred by the Parent or a Restricted Subsidiary.

“Relevant Regulator” means the Isle of Man Financial Services Authority, the Swiss Financial Market Supervisory Authority (FINMA), the UK Financial Conduct Authority, the UK Payment Systems Regulator, the UK Competition and Markets Authority, the Financial Services Commission of Mauritius or any other entity, agency, governmental authority or person that has regulatory authority over the business or operations of any member of the Group.

“Reserved Indebtedness Amount” has the meaning given to that term in paragraph (c)(vi) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning given to that term in paragraph (a) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Parent.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing (or similar arrangement) by the Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing (or similar arrangement).

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Secured Debt Documents” has the meaning given to that term in the Intercreditor Agreement.

“Secured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Parent or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary that engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” has the meaning given to that term in the Intercreditor Agreement.

“Segregated Accounts” means a segregated, safeguarding or other similar account established by a member of the Group from time to time into which monies of merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person are paid pending payment on to the relevant merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person, in accordance with the terms of a license, order, rule, principle, guideline or guidance issued by a Relevant Regulator and/or the Payment Services Directive (PSD, 2007/64/EC), the Second Payment Services Directive (PSD 2, (EU) 2015/2366) or the E-Money Directive or any relevant implementing regulation or legislation (including but not limited to the Electronic Money Regulations 2011, the Payment Services Regulations 2009 and/or the Payment Services Regulations 2017), as amended and/or replaced from time to time.

“Semi-Annual Financial Statements” has the meaning given to that term in paragraph (b) of Section 1 (Financial Statements) of Schedule 16 (Information Undertakings).

“Settlement Cash Balances” means, in the case of each relevant member of the Group, cash in hand or credited to any account with a bank, financial institution or other similar entity and which has been received from an End User, Card Scheme, merchant or cardholder of a Card Scheme or a bank, financial institution or other similar entity or person under Settlement Contracts and is held by or on behalf of a member of the Group (including, without limitation, in Segregated Accounts) or by a person who has entered into a sponsorship agreement with a member of the Group and is holding such cash on behalf of that member of the Group in each case, for onward payment to End Users, Card Schemes, merchants, cardholders, banks, financial institutions or other similar entities or persons.

“Settlement Contracts” means, in the case of each relevant member of the Group, contracts entered into between the relevant member of the Group and (i) merchants or other parties who may refer or introduce merchants for the provision of point of sale, e-commerce gateway, merchant acquiring or related payment processing services (or a combination of such services) or (ii) End Users, Card Schemes, cardholders, banks, financial institutions or other similar entities or persons for the provision of issuer services/processing activities or related issuer services/processing activities (or a combination of such services).

“Settlement Debt” means any indebtedness of a member of the Group (including, without limitation, any intra-day or clearing facility) which together with Settlement Assets are used directly or indirectly to pay Settlement Liabilities.

“Settlement Liabilities” means in the case of each relevant member of the Group:

(a) any amounts due from a member of the Group to an End User, Card Scheme, merchant, cardholder of a Card Scheme, bank, financial institution or other similar entities or persons (including, without limitation, by way of any e-wallet or other account provided or otherwise made available by any member of the Group) under Settlement Contracts; and

(b) any Settlement Payables.

“Settlement Payables” means, in the case of each relevant member of the Group, the amounts payable to an End User, Card Scheme, merchant, cardholder of a Card Scheme, bank, financial institution or other similar entities or persons under Settlement Contracts in respect of transactions which have been notified to the relevant member of the Group including, for the avoidance of doubt, amounts held as deferred settlement or withheld for any other reason from such merchants, End Users, Card Schemes, cardholders, banks, financial institutions or other similar entities or persons.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02, clauses (w)(1) or (2) of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means:

(a) any business conducted or proposed to be conducted by the Parent or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof; or

(b) any business or other activities that are reasonably similar, ancillary, incidental, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“Skrill USA” means Skrill USA, Inc., a Delaware corporation.

“Skrill USA Acquisition Agreement” means that certain Sale and Purchase Agreement, dated 30 March 2021, by and between Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda and Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales, pursuant to which Paysafe Limited agreed to acquire 100% of the outstanding common stock of Skrill USA.

“Sponsor Funds” means the Blackstone Funds and the CVC Funds.

“Subject Lien” has the meaning given to that term in paragraph (a) of Section 3 (Liens) of Schedule 17 (General Undertakings).

“Subordinated Indebtedness” means, with respect to the Facilities:

(a) any Indebtedness of a Borrower which is by its terms subordinated in right of payment to the Facilities; and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Facilities.

“Subordinated Shareholder Funding” means collectively, any funds provided to the Parent or any Restricted Subsidiary by a direct or indirect parent entity of the Parent or a Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a direct or indirect parent entity of the Parent or a Permitted Holder, together with any security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding, provided that such Subordinated Shareholder Funding:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six months after the Termination Date of Facility B on the Closing Date (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent or any direct or indirect parent entity of the Parent or any funding meeting the requirements of this definition);

(b) does not require, prior to the date that is six months after the Termination Date of the Facilities, payment of cash, interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;

(c) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Termination Date of Facility B on the Closing Date;

(d) does not provide for or require any security interest or encumbrance over any asset of the Parent or any of its Subsidiaries; and

(e) pursuant to its terms or pursuant to the Intercreditor Agreement and any Additional Intercreditor Agreement, is fully subordinated and junior in right of payment to the Facilities pursuant to any subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding, provided further, that, for the avoidance of doubt, any Indebtedness shall constitute Subordinated Shareholder Funding hereunder if such Indebtedness constitutes “Investor Liabilities” (as defined in the Intercreditor Agreement).

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50% or less level (as described in this definition) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Parent’s or any Restricted Subsidiary’s financial statements. For all purposes under this Agreement, no pooled investment vehicle, investment company (or series thereof), collective investment scheme, investment fund, managed account or société d’investissement à capital variable for collective investment by bona fide third parties for which and for so long as the Parent or any of its Subsidiaries or Affiliates serves as general partner, managing member, investment manager, investment adviser or sub-adviser or sponsor, as applicable, shall be considered a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Parent’s or any Restricted Subsidiary’s financial statements. Unless the context otherwise requires, any references to Subsidiary refer to a Subsidiary of the Parent.

“Support and Services Agreement” means the management services or similar agreements or the management services provisions contained in an investor rights agreement or other equityholders’ agreement, as the case may be, between certain of the management companies associated with one or more of the Investors or their advisors or Affiliates, if applicable, and the Parent (and/or its direct or indirect parent companies or Subsidiaries), as in effect from time to time.

“Taxes” shall mean all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, the Parent or any of its (or their) Affiliates in connection with the Transactions (including payments to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock option or other equity-based awards, expenses in connection with hedging transactions related to this Agreement and any original issue discount or upfront fees), the Support and Services Agreement, the Finance Documents, the Original Senior Secured Notes Indenture, the Original Senior Secured Notes and the transactions contemplated hereby and thereby.

“Transactions” means

(a) the entrance into and borrowings under the Facilities and/or the Original Senior Secured Notes;

(b) the entry into the Finance Documents, the Original Senior Secured Notes Indenture and any related documents;

(c) the Permitted Transactions and any other transactions in connection with the foregoing (including as contemplated in Clause 3 (Purpose) of this Agreement);

(d) the refinancing of the Existing Senior Facilities;

(e) other associated transactions taken in relation to any of the foregoing;

(f) the entry into, closing of, and transactions contemplated by, the Merger Agreement; and

(g) the payment or incurrence of any fees, expenses, taxes or charges associated with any of the foregoing.

“Treasury Capital Stock” has the meaning given to that term in paragraph (b)(ii)(A) of Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings).

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York; or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Agreement and the Security Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Closing Date. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in paragraph (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Parent which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary of the Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Parent or any Subsidiary of the Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that either (x) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (y) if the Subsidiary to be so designated has total consolidated assets in excess of $1,000, such designation complies with Section 2 (Limitation on Restricted Payments) of Schedule 17 (General Undertakings). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings), the Parent shall be in Default of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings).

The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) (x) any outstanding Indebtedness of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) (including pursuant to paragraph (b)(xii) of Section 1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 17 (General Undertakings) treating such re-designation as an acquisition for the purpose of such paragraph) and shall be deemed to be incurred thereunder and (y) all Liens encumbering the assets of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 3 (Liens) of Schedule 17 (General Undertakings) and shall be deemed to be incurred thereunder, in each case calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period.

Any such designation by the Parent shall be notified by the Parent or an Original Senior Secured Notes Issuer to the Agent by promptly filing with the Agent a copy of the resolution of the Board of the Parent or any direct or indirect parent of the Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Schedule 20

Compounded Rate Terms

CURRENCY:	GBP.
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	None specified. Clause 12.5 (Prepayments of Compounded Rate Loans) shall apply.
Business Day Conventions:

(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time, or any successor rate thereto.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees with the Parent to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees the Parent to do so in place of the Agent) of:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	The percentage rate per annum specified below in respect of the relevant Interest Period, as determined in accordance with the table below:
	Length of Interest Period	Credit Adjustment Spread (percentage rate per annum)
	One week	0.0168%
	One Month or less but greater than one week	0.0326%
	Two Months or less but greater than one Month	0.0633%
	Three Months or less but greater than two Months	0.1193%
	Six Months or less but greater than three Months	0.2766%
	12 Months or less but greater than six Months	0.4644%
Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
	(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan.
Relevant Interbank Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 15.1 (Selection of Interest Periods)):	Three Months.
Periods capable of selection as Interest Periods (paragraph (d) of Clause 15.1 (Selection of Interest Periods)):	One, two, three or six Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 16.4 (Market disruption)	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 16.5 (Cost of funds)

Close of business on the date falling one Business Day after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Schedule 21

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose and except as otherwise provided below) calculated as set out below:

(UCCDRi-UCCDRi-1)×dccni

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 365 for a Compounded Rate Loan denominated in GBP (or for Compounded Rate Loans in any other currency, the number for quoting the number of days in a year in accordance with the market practice in that Relevant Market);

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is calculated as set out below (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

ACCDR×tnidcc

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

ⅈ=1d01+DailyRatei-LP×nidcc-1× dcctni

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

Schedule 22

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 21 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

ⅈ=1d01+DailyRatei-LP×nidcc-1× dccd

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Interbank Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

Signatories to Senior Facilities Agreement

The Parent

For and on behalf of

PAYSAFE GROUP HOLDINGS II LIMITED

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

The Company

For and on behalf of

PAYSAFE GROUP HOLDINGS III LIMITED

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

[Signature page to Senior Facilities Agreement]

The Original TLB Borrower

For and on behalf of

PAYSAFE HOLDINGS (US) CORP.

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President and Secretary

[Signature page to Senior Facilities Agreement]

The Original RCF Borrowers

For and on behalf of

PAYSAFE HOLDINGS (US) CORP.

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President and Secretary

[Signature page to Senior Facilities Agreement]

The Original RCF Borrowers

For and on behalf of

PAYSAFE HOLDINGS UK LIMITED

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

[Signature page to Senior Facilities Agreement]

The Original RCF Borrowers

For and on behalf of

PAYSAFE PAYMENT PROCESSING SOLUTIONS, LLC

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President and Secretary

[Signature page to Senior Facilities Agreement]

The Original RCF Borrowers

For and on behalf of

PAYSAFE FINANCE PLC

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE GROUP HOLDINGS II LIMITED

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE GROUP HOLDINGS III LIMITED

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE HOLDINGS (US) CORP.

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President and Secretary

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE HOLDINGS UK LIMITED

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE FINANCE PLC

/s/ Elliott Wiseman

_________________________________________

By: Elliott Wiseman

Title: General Counsel & Chief Compliance Officer`

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE MERCHANT SERVICES CORP.

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President and Secretary

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE DIRECT, LLC

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President

[Signature page to Senior Facilities Agreement]

The Original Guarantors

For and on behalf of

PAYSAFE PAYMENT PROCESSING SOLUTIONS, LLC

/s/ Philip Ragona

_________________________________________

By: Philip Ragona

Title: Senior Vice President and Secretary

[Signature page to Senior Facilities Agreement]

The Arrangers

For and on behalf of:

J.P. MORGAN SECURITIES PLC

/s/ Noah Roth

_________________________________________

Name: Noah Roth

Title: Executive Director

Notice Details

Address: N/A

Attention: N/A

Telephone: N/A

Email: N/A

[Signature page to Senior Facilities Agreement]

The Arrangers

For and on behalf of:

CREDIT SUISSE AG, LONDON BRANCH

/s/ Gintautas Jankauskas

_________________________________________

Name: Gintautas Jankauskas

Title: Director

/s/ Erkin Yildiz

_________________________________________

Name: Erkin Yildiz

Title: Managing Director

Notice Details

Address: 1 Cabot Square, London E14 4QJ

Attention: Loan Operations

Telephone: N/A

Email: list.csfbi-loans-grp@credit-suisse.com

[Signature page to Senior Facilities Agreement]

The Arrangers

For and on behalf of:

CREDIT SUISSE LOAN FUNDING LLC

/s/ Matthew Fishman

_________________________________________

Name: Matthew Fishman

Title: Managing Director

Notice Details

Address: Eleven Madison Avenue, New York, NY 10010

Attention: N/A

Telephone: N/A

Email: N/A

[Signature page to Senior Facilities Agreement]

The Bookrunners

For and on behalf of:

J.P. MORGAN SECURITIES PLC

/s/ Robert S. Cascarino

_________________________________________

Name: Robert S. Cascarino

Title: Managing Director

Notice Details

Address: N/A

Attention: N/A

Telephone: N/A

Email: N/A

[Signature page to Senior Facilities Agreement]

The Bookrunners

For and on behalf of:

CREDIT SUISSE AG, LONDON BRANCH

/s/ Gintautas Jankauskas

_________________________________________

Name: Gintautas Jankauskas

Title: Director

/s/ Erkin Yildiz

_________________________________________

Name: Erkin Yildiz

Title: Managing Director

Notice Details

Address: 1 Cabot Square, London E14 4QJ

Attention: Loan Operations

Telephone: N/A

Email: list.csfbi-loans-grp@credit-suisse.com

[Signature page to Senior Facilities Agreement]

The Bookrunners

For and on behalf of:

CREDIT SUISSE LOAN FUNDING LLC

/s/ Matthew Fishman

_________________________________________

Name: Matthew Fishman

Title: Managing Director

Notice Details

Address: Eleven Madison Avenue, New York, NY 10010

Attention: N/A

Telephone: N/A

Email: N/A

[Signature page to Senior Facilities Agreement]

The Syndication Agents

For and on behalf of:

BANK OF MONTREAL, LONDON BRANCH

/s/ Richard Pittam

_________________________________________

Name: Richard Pittam

Title: Managing Director

/s/ Scott Matthews

_________________________________________

Name: Scott Matthews

Title: Managing Director

Notice Details

Address: 95 Queen Victoria Street, London EC4V 4HG

Attention: Richard Pittam

Telephone: N/A

Email: Richard.pittam@bmo.com, Bruno.jarry@bmo.com, Vincent.roy@bmo.com, Gavin.black@bmo.com

[Signature page to Senior Facilities Agreement]

The Syndication Agents

For and on behalf of:

GOLDMAN SACHS BANK USA

/s/ Thomas M. Manning

_________________________________________

Name: Thomas M. Manning

Title: VP, Chief Underwritting Office

Notice Details

Address: Goldman, Sachs & Co., 2001 Ross Ave, 29th Floor, Dallas, TX 75201

Attention: Jamie Minieri

Telephone: N/A

Email: gsd.link@gs.com

[Signature page to Senior Facilities Agreement]

The Documentation Agents

For and on behalf of:

BANK OF AMERICA, N.A.

/s/ Matt Lynn

_________________________________________

Name: Matt Lynn

Title: Managing Director

Notice Details

Address: One Bryant Park, New York, NY 10036, United States of America

Attention: Perumalla Suman

Telephone: +44 (0) 20 7651 3282

Email: bank_of_america_as_lender_2@bofa.com

Fax: 972-728-6160

[Signature page to Senior Facilities Agreement]

The Documentation Agents

For and on behalf of:

INTESA SANPAOLO S.P.A - LONDON BRANCH

/s/ Roberto Ravaziol

_________________________________________

Name: Roberto Ravaziol

Title: Authorized Signatory

/s/ Luigi Napolano

_________________________________________

Name: Luigi Napolano

Title: Authorized Signatory

Notice Details

Address: 90 Queen Street London EC4N 1SA

Attention: Roberto Buonerba/ ISPUK-group_loans / MiddleOfficeLIQ

Telephone: +44 (0) 20 7651 3282

Email: roberto.buonerba@intesasanpaolo.com / ISPUK-group_loans@intesasanpaolo.com / MiddleOfficeLIQ@intesasanpaolo.com

[Signature page to Senior Facilities Agreement]

The Documentation Agents

For and on behalf of:

KeyBank National Association

/s/ Allyn A. Coskun

_________________________________________

Name: Allyn A. Coskun

Title: Vice President

Notice Details

Address: 127 Public Square / Cleveland, OH 44114

Attention: allyn_coskun@keybank.com

Telephone: N/A

Email: Ali Coskun

[Signature page to Senior Facilities Agreement]

The Documentation Agents

For and on behalf of:

PNC BANK, CAPITAL MARKETS LLC

/s/ John Broeren

_________________________________________

Name: John Broeren

Title: Managing Director

Notice Details

Address: 609 Main Street, Suite 2700, Houston, TX 77002

Attention: Patrick Greene

Fax: 877-733-1128

Email: patrick.greene@pnc.com

[Signature page to Senior Facilities Agreement]

The Documentation Agents

For and on behalf of:

ROYAL BANK OF CANADA

/s/ Kamran Khan

_________________________________________

Name: Kamran Khan

Title: Authorized Signatory

Notice Details

Address: 100 Bishopsgate - London, EC2N 4AA

Attention: Ahmed Awad, Maggie Weiyan Tang, Henrique Bruno, Suraj Nair, David Wiltshire, Sheryll Arguna

Telephone: N/A

Email: RBCLondonGLA@rbc.com; Kamran.Khan@rbccm.com; Megan.Montero@rbccm.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

JPMORGAN CHASE BANK, N.A.

/s/ Juan A. Afan Rosa

_________________________________________

Name: Juan A. Afan Rosa

Title: Executive Director

Notice Details

Address: JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713

Attention: Loan & Agency Services Group

Telephone: N/A

Email: stephanie.polukis@jpmchase.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

/s/ Juan A. Afan Rosa

_________________________________________

Name: Juan A. Afan Rosa

Title: Executive Director

Notice Details

Address: 25 Bank Street, Canary Wharf, London E14 5JP

Attention: N/A

Telephone: N/A

Email: N/A

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

CREDIT SUISSE AG, LONDON BRANCH

/s/ Gintautas Jankauskas

_________________________________________

Name: Gintautas Jankauskas

Title: Director

/s/ Erkin Yildiz

_________________________________________

Name: Erkin Yildiz

Title: Managing Director

Notice Details

Address: 1 Cabot Square, London E14 4QJ

Attention: Loan Operations

Telephone: N/A

Email: list.csfbi-loans-grp@credit-suisse.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

BANK OF MONTREAL, LONDON BRANCH

/s/ Richard Pittam

_________________________________________

Name: Richard Pittam

Title: Managing Director

/s/ Scott Matthews

_________________________________________

Name: Scott Matthews

Title: Managing Director

Notice Details

Address: 95 Queen Victoria Street, London EC4V 4HG

Attention: Richard Pittam

Telephone: N/A

Email: Richard.pittam@bmo.com, Bruno.jarry@bmo.com, Vincent.roy@bmo.com, Gavin.black@bmo.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

GOLDMAN SACHS BANK USA

/s/ Thomas M. Manning

_________________________________________

Name: Thomas M. Manning

Title: VP, Chief Underwritting Office

Notice Details

Address: Goldman, Sachs & Co., 2001 Ross Ave, 29th Floor, Dallas, TX 75201

Attention: Jamie Minieri

Telephone: N/A

Email: gsd.link@gs.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

BANK OF AMERICA, N.A.

/s/ Matt Lynn

_________________________________________

Name: Matt Lynn

Title: Managing Director

Notice Details

Address: One Bryant Park, New York, NY 10036, United States of America

Attention: Perumalla Suman

Telephone: +44 (0) 20 7651 3282

Email: bank_of_america_as_lender_2@bofa.com

Fax: 972-728-6160

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

PNC BANK, NATIONAL ASSOCIATION

/s/ Andrew Fraser

_________________________________________

Name: Andrew Fraser

Title: Vice President

Notice Details

Address: 609 Main Street, Suite 2700, Houston, TX 77002

Attention: Patrick Greene

Fax: 877-733-1128

Email: patrick.greene@pnc.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

ROYAL BANK OF CANADA

/s/ Kamran Khan

_________________________________________

Name: Kamran Khan

Title: Authorized Signatory

Notice Details

Address: 100 Bishopsgate - London, EC2N 4AA

Attention: Ahmed Awad, Maggie Weiyan Tang, Henrique Bruno, Suraj Nair, David Wiltshire, Sheryll Arguna

Telephone: N/A

Email: RBCLondonGLA@rbc.com; Kamran.Khan@rbccm.com; Megan.Montero@rbccm.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

INTESA SANPAOLO S.P.A - LONDON BRANCH

/s/ Roberto Ravaziol

_________________________________________

Name: Roberto Ravaziol

Title: Authorized Signatory

/s/ Luigi Napolano

_________________________________________

Name: Luigi Napolano

Title: Authorized Signatory

Notice Details

Address: 90 Queen Street London EC4N 1SA

Attention: Roberto Buonerba/ ISPUK-group_loans / MiddleOfficeLIQ

Telephone: +44 (0) 20 7651 3282

Email: roberto.buonerba@intesasanpaolo.com / ISPUK-group_loans@intesasanpaolo.com / MiddleOfficeLIQ@intesasanpaolo.com

[Signature page to Senior Facilities Agreement]

The Lenders

For and on behalf of:

KeyBank National Association

/s/ Allyn A. Coskun

_________________________________________

Name: Allyn A. Coskun

Title: Vice President

Notice Details

Address: 127 Public Square / Cleveland, OH 44114

Attention: allyn_coskun@keybank.com

Telephone: N/A

Email: Ali Coskun

[Signature page to Senior Facilities Agreement]

The Agent

For and on behalf of

J.P. MORGAN AG

/s/ Grant Keith

_________________________________________

Name: Grant Keith

Title: Authorized Signatory

Address: 25 Bank Street, Canary Wharf, London E14 5JP

Telephone: +44 (0) 20 7742 1000

Fax: +44 (0)20 7777 2360 (E-Fax 12016395145@tls.ldsprod.com)

Email: emea.london.agency@jpmorgan.com

Attention: Loan Agency Group

[Signature page to Senior Facilities Agreement]

The Security Agent

For and on behalf of

LUCID TRUSTEE SERVICES LIMITED

/s/ Caroline Horvath-Franco

_________________________________________

Name: Caroline Horvath-Franco

Title: Authorized Signatory

[Signature page to Senior Facilities Agreement]